     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997


                                                      REGISTRATION NO. 333-20491

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1

                                      S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CENTURA SOFTWARE CORPORATION
            (Exact Name of Registrants as Specified in Its Charter)

             CALIFORNIA                               7372                               94-2874178
  (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)               Identification No.)

                                1060 MARSH ROAD
                              MENLO PARK, CA 94025
                                 (415) 321-9500
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                                SAMUEL M. INMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CENTURA SOFTWARE CORPORATION
                                1060 MARSH ROAD
                              MENLO PARK, CA 94025
                                 (415) 321-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

               MARK A. MEDEARIS                                 SCOTT C. DETTMER
               JOHN V. BAUTISTA                                 DOUGLAS T. SHEEHY
               VENTURE LAW GROUP                       GUNDERSON DETTMER STOUGH VILLENEUVE
          A PROFESSIONAL CORPORATION                        FRANKLIN & HACHIGIAN, LLP
              2800 SAND HILL ROAD                            155 CONSTITUTION DRIVE
         MENLO PARK, CALIFORNIA 94025                         MENLO PARK, CA 94025

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:


    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a subsidiary of the Registrant with and into InfoSpinner, Inc. ("InfoSpinner"), as described in the Agreement and Plan of Reorganization dated as of January 6, 1997, attached as ANNEX A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.



    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy to vote in favor of the Merger.


    If the securities being registered on this Form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
                  OF SECURITIES                       AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                TO BE REGISTERED                       REGISTERED          PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $0.001 per share               4,500,000           $      (1)        $1,567,200(2)            $541

(1) Not applicable.


(2) There is no established trading market for the securities of InfoSpinner which are to be converted into shares of Common Stock of the Registrant pursuant to the Merger described herein. In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, the Proposed Maximum Aggregate Offering Price has been calculated on the basis of the book value of the InfoSpinner securities as of December 31, 1996.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                          CENTURA SOFTWARE CORPORATION

                                1060 MARSH ROAD
                          MENLO PARK, CALIFORNIA 94025

Dear Shareholder:


    You are cordially invited to attend a special meeting of the shareholders of Centura Software Corporation, a California corporation ("Centura"), to be held at 1:30 p.m. local time, on March 31, 1997, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065 (the "Special Meeting").



    At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization dated January 6, 1997 (the "Merger Agreement") by and among Centura, IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Centura ("Merger Sub"), and InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), and to approve the Merger (the "Merger") of Merger Sub with and into InfoSpinner pursuant to the Merger Agreement. As a result of the Merger, InfoSpinner will become a wholly owned subsidiary of Centura and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately 0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be 0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock ("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio.


    After the Merger, current Centura securityholders will own approximately 77% of the outstanding shares of Common Stock of the combined company. The Merger will not result in any change or conversion of outstanding Common Stock of Centura. Ten percent of the shares of Centura Common Stock issuable in the Merger will be deposited into an escrow fund to secure certain indemnification obligations.

    CENTURA'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CENTURA AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSALS CONTAINED HEREIN.


    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy to vote in favor of the Merger. Details of the proposed Merger and other important information concerning Centura and InfoSpinner are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.


    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ SAMUEL M. INMAN
                                          Samuel M. Inman

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Menlo Park, California


March 18, 1997

                          CENTURA SOFTWARE CORPORATION

                                1060 MARSH ROAD

                          MENLO PARK, CALIFORNIA 94025
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 31, 1997

                            ------------------------

TO:  THE SHAREHOLDERS OF CENTURA SOFTWARE CORPORATION


    NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Centura Software Corporation, a California corporation ("Centura"), will be held at 1:30 p.m. local time, on March 31, 1997, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065 (the "Special Meeting"), to consider and vote upon the following proposals:



    1. To approve and adopt the Agreement and Plan of Reorganization dated as of January 6, 1997 (the "Merger Agreement") by and among Centura, IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Centura ("Merger Sub"), and InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), and to approve the Merger (the "Merger") of Merger Sub with and into InfoSpinner pursuant to the Merger Agreement. As a result of the Merger, InfoSpinner will become a wholly owned subsidiary of Centura and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately 0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be 0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock ("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange

Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio.


    After the Merger, current Centura securityholders will own approximately 77% of the outstanding shares of Common Stock of the combined company. The Merger will not result in any change or conversion of outstanding Common Stock of Centura. Ten percent of the shares of Centura Common Stock issuable in the Merger will be deposited into an escrow fund to secure certain indemnification obligations. A copy of the Merger Agreement is attached as ANNEX A to the Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") accompanying this Notice.


    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy to vote in favor of the Merger.


    2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.


    The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of the holders of Centura Common Stock entitled to notice of, and to vote at, the Special Meeting. Accordingly, only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of the shares of Centura Common Stock outstanding on the record date is necessary for approval and adoption of proposal 1. Details of the proposed Merger and other important information concerning Centura and InfoSpinner are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.


    You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/ Prospectus at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ RICHARD A. GELHAUS
                                          Richard A. Gelhaus

                                          CHIEF FINANCIAL OFFICER AND SENIOR
                                          VICE PRESIDENT OF FINANCE AND
                                          OPERATIONS

Menlo Park, California


March 18, 1997


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE CENTURA BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                     [LOGO]

                               INFOSPINNER, INC.

                              1222 E. ARAPAHO ROAD
                                   SUITE 320
                            RICHARDSON, TEXAS 75081

Dear Stockholder:


    You are cordially invited to attend a special meeting of the stockholders of InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), to be held at 1:30 p.m. local time, on March 31, 1997, at InfoSpinner's executive offices, 1222 E. Arapaho Road, Suite 320, Richardson, Texas (the "Special Meeting").



    At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization dated January 6, 1997 (the "Merger Agreement") by and among Centura Software Corporation, a California corporation ("Centura"), IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Centura ("Merger Sub"), and InfoSpinner, and to approve the Merger (the "Merger") of Merger Sub with and into InfoSpinner pursuant to the Merger Agreement. As a result of the Merger, InfoSpinner will become a wholly owned subsidiary of Centura and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately
0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be
0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock ("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio.


    After the Merger, InfoSpinner securityholders will own approximately 23% of the outstanding shares of Common Stock of the combined company. The Merger will not result in any change or conversion of outstanding Common Stock of Centura. Ten percent of the shares of Centura Common Stock issuable in the Merger will be deposited into an escrow fund to secure certain indemnification obligations.

    INFOSPINNER'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF INFOSPINNER AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSALS CONTAINED HEREIN.


    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy to vote in favor of the Merger. Details of the proposed Merger and other important information concerning Centura and InfoSpinner are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.


    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ ROBERT L. WEST
                                          Robert L. West

                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHIEF FINANCIAL OFFICER

Richardson, Texas


March 18, 1997

                               INFOSPINNER, INC.

                        1222 E. ARAPAHO ROAD, SUITE 320

                            RICHARDSON, TEXAS 75081
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 31, 1997

                            ------------------------

TO: THE STOCKHOLDERS OF INFOSPINNER, INC.


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), will be held at 1:30 p.m. local time, on March 31, 1997, at InfoSpinner's executive offices, 1222 E. Arapaho Road, Suite 320, Richardson, Texas (the "Special Meeting"), to consider and vote upon the following proposals:



    1. To approve and adopt the Agreement and Plan of Reorganization dated as of January 6, 1997 (the "Merger Agreement") by and among Centura Software Corporation, a California corporation ("Centura"), IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Centura ("Merger Sub"), and InfoSpinner, and to approve the Merger (the "Merger") of Merger Sub with and into InfoSpinner pursuant to the Merger Agreement. As a result of the Merger, InfoSpinner will become a wholly owned subsidiary of Centura and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately
0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be
0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock ("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio.


    After the Merger, InfoSpinner securityholders will own approximately 23% of the outstanding shares of Common Stock of the combined company. The Merger will not result in any change or conversion of outstanding Common Stock of Centura. Ten percent of the shares of Centura Common Stock issuable in the Merger will be deposited into an escrow fund to secure certain indemnification obligations. A copy of the Merger Agreement is attached as ANNEX A to the Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") accompanying this Notice.


    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy to vote in favor of the Merger.


    2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.


    The Board of Directors has fixed the close of business on February 28, 1997 as the record date for the determination of the holders of InfoSpinner Common Stock and Preferred Stock entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of the shares of InfoSpinner Common Stock and a majority of the shares of InfoSpinner Preferred Stock outstanding on the record date, voting as separate classes, is necessary for approval and adoption of proposal 1 above. Details of the proposed Merger and other important information concerning Centura and InfoSpinner are more fully described in the accompanying Joint Proxy Statement/Prospectus. Please give this material your careful attention.


    You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/ Prospectus at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ ROBERT L. WEST
                                          Robert L. West
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHIEF FINANCIAL OFFICER

Richardson, Texas


March 18, 1997


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE INFOSPINNER BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                          CENTURA SOFTWARE CORPORATION
                                      AND
                               INFOSPINNER, INC.

                             JOINT PROXY STATEMENT
                             ---------------------

                          CENTURA SOFTWARE CORPORATION

                                   PROSPECTUS


    This Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share (the "Centura Common Stock"), of Centura Software Corporation, a California corporation ("Centura"), in connection with the solicitation of proxies by the Centura Board of Directors for use at the Special Meeting of Shareholders of Centura to be held on March 31, 1997 at 1:30 p.m., and at any and all adjournments or postponements thereof (the "Centura Meeting").



    This Proxy Statement/Prospectus is also being furnished to the holders of Common Stock (the "InfoSpinner Common Stock") and Series A Preferred Stock and Series B Preferred Stock (collectively the "InfoSpinner Preferred Stock") of InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), in connection with the solicitation of proxies by the InfoSpinner Board of Directors for use at the Special Meeting of Stockholders of InfoSpinner to be held on March 31, 1997 at 1:30 p.m., and at any and all adjournments or postponements thereof (the "InfoSpinner Meeting").



    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of IS Acquisition Corporation ("Merger Sub") with and into InfoSpinner, Inc. ("InfoSpinner"), pursuant to which InfoSpinner will become a wholly owned subsidiary of Centura pursuant to an Agreement and Plan of Reorganization dated as of January 6, 1997 by and among Centura, Merger Sub and InfoSpinner (the "Merger Agreement"). In the Merger, and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately 0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be 0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock



                                                        (CONTINUED ON NEXT PAGE)

                            ------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY CENTURA AND INFOSPINNER SHAREHOLDERS.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OR THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MARCH 18, 1997.

(CONTINUED FROM PREVIOUS PAGE)



("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio." Cash will be paid in lieu of any fractional share of Centura Common Stock. After the Merger, current Centura securityholders will own approximately 77% of the outstanding shares of Common Stock of the combined company. The Merger will not result in any change or conversion of outstanding Centura Common Stock. Pursuant to the Merger Agreement, 10% of the shares of Centura Common Stock issuable in the Merger will be deposited into an escrow fund to secure certain indemnification obligations.



    Holders of 5,090,000 shares of InfoSpinner capital stock, or 70.5% of all outstanding shares of InfoSpinner capital stock (including holders of 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock and holders of 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock) have executed a Stockholders Agreement and Irrevocable Proxy requiring them to vote in favor of the Merger.



    This Proxy Statement/Prospectus also constitutes the Prospectus of Centura with respect to up to 4,500,000 shares of Centura Common Stock to be issued in connection with the Merger. Centura Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CNTR." On February 28, 1997, the closing sale price for Centura Common Stock as reported on Nasdaq was $4.25 per share.



    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the shareholders of Centura and InfoSpinner on or about March 18, 1997.

                             AVAILABLE INFORMATION


    Centura is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. In addition, material filed by Centura can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1935 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other reports and information filed electronically by Centura.


    Centura has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

    No person has been authorized to give any information or to make any representations not contained or incorporated in this Proxy Statement/Prospectus in connection with the matters referred to herein and, if given or made, such information or representations must not be relied upon as having been so authorized by Centura or by InfoSpinner. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to date hereof.

                            ------------------------

                                   TRADEMARKS

    Centura, the Centura logo, Centura Ranger, Gupta, the Gupta logo, Gupta Powered, the Gupta Powered logo, Fast Facts, Quest, QuickObjects, SQL/API, SQLBase, SQLBase Ranger, SQLConsole, SQLGateway, SQLHost, SQLNetwork, SQLRouter and SQLTalk are trademarks of Centura Software Corporation and may be registered in certain jurisdictions. SQLWindows, TeamWindows, ReportWindows and EditWindows are trademarks exclusively used and licensed by Centura Software Corporation.

    InfoSpinner, the InfoSpinner logo, PageBuilder, PageServer, PageMonitor, PageTester, ForeSite, Dynabot, PageDispatcher and PageAdaptor are trademarks of InfoSpinner, Inc. and may be registered in certain jurisdictions.

    This Joint Proxy Statement/Prospectus also includes trade names and trademarks of companies other than Centura or InfoSpinner. The use of any such third party trade name or trademark herein is an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS


    This Prospectus/Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made to the particular discussions set forth under "Centura Management's Discussion and Analysis of Financial Condition and Results of Operations" and "InfoSpinner Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these disclosures, shareholders of Centura and InfoSpinner should carefully review the factors set forth in this Joint Proxy Statement/Prospectus under "Risk Factors."

                             TABLE OF CONTENTS FOR
                           PROXY STATEMENT/PROSPECTUS


                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................        iii
TRADEMARKS.................................................................................................        iii
FORWARD-LOOKING STATEMENTS.................................................................................         iv
TABLE OF CONTENTS..........................................................................................          v
SUMMARY....................................................................................................          1
  The Companies............................................................................................          1
  Date and Place of the Meetings...........................................................................          2
  Purposes of the Meetings; The Merger.....................................................................          2
    The Centura Meeting....................................................................................          2
    The InfoSpinner Meeting................................................................................          2
    Merger Consideration...................................................................................          2
    Effects of Merger......................................................................................          3
    Escrow Fund............................................................................................          3
    Effective Time.........................................................................................          3
    Closing Date...........................................................................................          3
    Exchange of Shares.....................................................................................          4
    Conditions to Merger...................................................................................          4
    Termination............................................................................................          4
    No Solicitation........................................................................................          4
  Shareholders Entitled to Vote; Voting Agreement..........................................................          4
  Accounting Treatment.....................................................................................          5
  Appraisal Rights; Dissenters' Rights.....................................................................          5
  Recommendations of the Boards of Directors; Reasons for the Merger.......................................          5
  Fairness Opinion.........................................................................................          6
  Operations Following the Merger..........................................................................          6
  Interests of Certain Persons in the Merger...............................................................          6
  Certain Federal Income Tax Consequences..................................................................          6
SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........          7
COMPARATIVE PER SHARE DATA AND DIVIDEND HISTORY............................................................         10
COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY..........................................................         11
GENERAL INFORMATION........................................................................................         11
RISK FACTORS...............................................................................................         12
THE CENTURA MEETING........................................................................................         25
  Date, Time and Place of Meeting..........................................................................         25
  Purposes of the Centura Meeting..........................................................................         25
  Record Date; Voting at the Meeting; Proxies..............................................................         25
  Solicitation of Proxies..................................................................................         25
  Quorum...................................................................................................         26
  Required Vote............................................................................................         26
THE INFOSPINNER MEETING....................................................................................         27
  Date, Time and Place of Meeting..........................................................................         27
  Purpose of the InfoSpinner Meeting.......................................................................         27
  Record Date; Voting at the Meeting; Proxies..............................................................         27
  Solicitation of Proxies..................................................................................         27
  Quorum...................................................................................................         27
  Required Vote............................................................................................         28

                                                                                                               PAGE
                                                                                                             ---------
THE MERGER.................................................................................................         29
  Description..............................................................................................         29
  Background of the Merger.................................................................................         29
  Recommendation of Centura Board of Directors; Reasons for Merger.........................................         29
  Recommendation of InfoSpinner Board of Directors; Reasons for Merger.....................................         31
  Opinion of Financial Advisor to Centura..................................................................         33
  Effective Time of the Merger.............................................................................         36
  Manner and Basis of Converting InfoSpinner Securities....................................................         37
  Management and Operations Following the Merger...........................................................         40
  Interests of Certain Persons in the Merger...............................................................         40
  Voting and Affiliate Agreements..........................................................................         41
  Delaware Appraisal Rights................................................................................         42
  California Dissenters' Rights............................................................................         44
  Certain Federal Income Tax Consequences of the Merger....................................................         46
  Resale of Centura Common Stock by InfoSpinner Affiliates.................................................         48
  Accounting Treatment.....................................................................................         48
  Regulatory Matters.......................................................................................         49
THE MERGER AGREEMENT.......................................................................................         50
  Effective Time of the Merger.............................................................................         50
  Conversion and Exchange of Shares........................................................................         50
  Business of InfoSpinner and Centura Pending the Merger...................................................         50
  Solicitation of Alternative Transactions.................................................................         51
  Corporate Structure and Related Matters After the Merger.................................................         51
  Certain Covenants........................................................................................         52
  Escrow and Indemnification...............................................................................         52
  Conditions to the Merger.................................................................................         54
  Termination or Amendment of the Merger Agreement.........................................................         55
  Fees and Expenses........................................................................................         55
  Confidentiality Agreements...............................................................................         55
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................         56
CENTURA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............         60
  Overview.................................................................................................         60
  Results of Operations....................................................................................         61
  Liquidity and Capital Resources..........................................................................         65
  Factors That May Affect Future Results...................................................................         66
INFORMATION CONCERNING CENTURA SOFTWARE CORPORATION........................................................         67
  Business Overview........................................................................................         67
  Industry Overview........................................................................................         67
  Company Strategies.......................................................................................         69
  Products.................................................................................................         71
  End Users and Applications...............................................................................         71
  Marketing, Distribution and Product Support..............................................................         72
  Research and Product Development.........................................................................         74
  Competition..............................................................................................         75
  Intellectual Property....................................................................................         75
  Employees................................................................................................         76
  Facilities...............................................................................................         76
MANAGEMENT OF CENTURA SOFTWARE CORPORATION.................................................................         77
  Directors and Executive Officers.........................................................................         77

                                                                                                               PAGE
                                                                                                             ---------
  Director Compensation....................................................................................         79
COMPENSATION OF EXECUTIVE OFFICERS.........................................................................         80
  Summary Compensation Table...............................................................................         80
  Option Grants in Fiscal Year 1996........................................................................         81
  Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.........................         81
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL CENTURA SHAREHOLDERS AND MANAGEMENT................         82
CERTAIN TRANSACTIONS.......................................................................................         84
INFOSPINNER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........         85
  Overview.................................................................................................         85
  Results of Operations....................................................................................         85
  Liquidity and Capital Resources..........................................................................         86
  Information Regarding Beneficial Ownership of Principal InfoSpinner Stockholders and Management..........         86
INFORMATION CONCERNING INFOSPINNER, INC....................................................................         87
  Business Overview........................................................................................         87
  Industry Overview........................................................................................         87
  Products.................................................................................................         87
  Marketing, Distribution and Product Support..............................................................         88
  Target Markets...........................................................................................         89
  Customer Support and Service.............................................................................         90
  Research and Product Development.........................................................................         90
  Competition..............................................................................................         91
  Intellectual Property....................................................................................         91
  Employees................................................................................................         92
  Facilities...............................................................................................         92
DESCRIPTION OF CENTURA COMMON STOCK........................................................................         93
  Common Stock.............................................................................................         93
  Preferred Stock..........................................................................................         93
  Certain Anti-Takeover Provisions.........................................................................         93
  Transfer Agent and Registrar.............................................................................         94
COMPARISON OF RIGHTS OF HOLDERS OF CENTURA COMMON STOCK AND
  INFOSPINNER COMMON STOCK.................................................................................         94
EXPERTS....................................................................................................         99
LEGAL MATTERS..............................................................................................         99
OTHER MATTERS..............................................................................................         99
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1
ANNEX A  Agreement and Plan of Reorganization..............................................................        A-1
ANNEX B  Opinion of Hambrecht & Quist LLC..................................................................        B-1
ANNEX C  Delaware Appraisal Rights Provisions..............................................................        C-1
ANNEX D  California Dissenters' Rights Provisions..........................................................        D-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS, AND THE ACCOMPANYING EXHIBITS IN THEIR ENTIRETY. SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE SHAREHOLDERS OF CENTURA AND INFOSPINNER.

THE COMPANIES

    CENTURA SOFTWARE CORPORATION


    Centura is a leading provider of enterprise-scale client/server and Internet application development and deployment software. Centura offers four product lines: CENTURA a product line that helps customers develop and deploy 32-bit, next generation client/server applications in traditional two and multi-tiered client/server environments as well as the Internet and corporate Intranet environments. (The Internet is also referred to in this Proxy Statement/Prospectus as the "World Wide Web" or the "Web" and corporate internal webs are referred to as "Intranets). Created specifically to meet the needs of organizations seeking the power to move from workgroup and enterprise pilot projects into large enterprise applications, Centura delivers client/server application scalability, Internet integration, and drag and drop data replication facilities. SQLWINDOWS is an open client/server development environment for creating multi-database applications on desktop platforms. SQLBASE consists of small-footprint database products that help businesses deploy decentralized applications easily and cost-effectively. SQLHOST allows organizations to integrate DB2 or legacy data into a client/server environment without compromising performance, control, or security.



    Centura's products enable customers to obtain the benefits of PC client/server computing, while preserving their investments in corporate data sources. Centura has established stratified distribution channels that provide broad market coverage for its products and address the specific needs of its varied customer segments worldwide. Centura's products are used in at least 75 countries by organizations including Automatic Data Processing (ADP), Citibank, Daimler-Benz, Ford Motor Company, Illinois Power, Mobil Oil, Mutualite Fonction Publique, NASA, New Zealand Post, Norfolk Southern, Ontario Hydro, ORE-IDA Foods, Siemens-Nixdorf, The Southern Company, United Airlines, United Parcel Service, Westinghouse, and the States of Alaska and Delaware.


    Centura was incorporated in California in February 1983. Centura's principal executive offices are located at 1060 Marsh Road, Menlo Park, California 94025, and its telephone number is (415) 321-9500.

    INFOSPINNER, INC.

    InfoSpinner is a privately held company that develops technologies which uniquely address the challenges of open, scaleable Internet computing. InfoSpinner designs, develops and markets a server, authoring and management tools that allow organizations to build and deploy high-volume sites on the World Wide Web (the "Web") that integrate legacy data and applications with client requests for information. InfoSpinner's products provide high performance through-put, scalability, content extensibility, and Web site management and maintenance across a distributed network environment. The unique architecture of the products provides near-fault tolerant reliability and enables the retrieval and management of static and dynamic information, including video, audio, and graphics.

    InfoSpinner markets and distributes its products through an indirect sales channel program. InfoSpinner's sales strategy is to achieve rapid growth and market penetration by partnering with established technology companies seeking a data access component to their Internet and corporate Intranet solutions. To date, InfoSpinner has entered into strategic distribution agreements, with Software AG of North America, Inc., Beacon Information Technology Ltd. of Japan and Centura.

    InfoSpinner was incorporated in Delaware in November 1995. InfoSpinner's principal executive offices are located at 1222 E. Arapaho Road, Suite 320, Richardson, Texas 75081, and its telephone number is (972) 479-0135.

    IS ACQUISITION CORPORATION

    Merger Sub is a Delaware corporation recently organized by Centura for the purpose of effecting the acquisition of InfoSpinner. It has no material assets and has not engaged in any activities except in connection with the proposed acquisition. Its executive offices are located at 1060 Marsh Road, Menlo Park, California 94025.

DATE AND PLACE OF THE MEETINGS


    The Centura Meeting will be held on March 31, 1997 at 1:30 p.m., local time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065.



    The InfoSpinner Meeting will be held on March 31, 1997 at 1:30 p.m., local time, at InfoSpinner's executive offices, 1222 E. Arapaho Road, Suite 320, Richardson, Texas 75081.


PURPOSES OF THE MEETINGS; THE MERGER

    THE CENTURA MEETING. At the Centura Meeting, the shareholders of Centura will consider and vote upon the proposals to (i) to approve and adopt the Merger Agreement and to approve the Merger and (ii) to transact such other business as may properly come before the Centura Meeting or any adjournments or postponements thereof. See "The Centura Meeting."

    THE INFOSPINNER MEETING. At the InfoSpinner Meeting, the stockholders of InfoSpinner will consider and vote upon the proposal (i) to approve and adopt the Merger Agreement and to approve the Merger and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. See "The InfoSpinner Meeting."


    MERGER CONSIDERATION. Under the Merger Agreement, at the Effective Time (as defined below) of the Merger, and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock ("Full Conversion")) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 shares by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming Full Conversion). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on February 28, 1997, 7,223,265 shares, and assuming Full Conversion, the maximum Exchange Ratio would be approximately 0.6230. The Exchange Ratio is subject to reduction by up to 10% as a result of the hold-back of shares by Centura pursuant to the escrow provisions of the Merger Agreement, in which case the minimum effective Exchange Ratio would be 0.5607. In addition, the Exchange Ratio for InfoSpinner Common Stock is subject to reduction in the event the average 30-day price of Centura Common Stock ending three days prior to the effective time of the Merger (the "Certificate Average Price") falls below certain threshold levels (approximately $2.92 for the conversion of InfoSpinner Series B Preferred Stock ("Series B") and approximately $0.32 for the conversion of InfoSpinner Series A Preferred Stock ("Series A")). In such event, the holders of Series B and, as applicable, Series A, will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation, the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B liquidation preference is $1.82 per share, plus an amount equal to declared but unpaid dividends per share, and the Series A liquidation preference is $0.20 per share, plus an amount equal to declared but unpaid dividends per share. As of February 28, 1997, InfoSpinner had not declared any dividends with respect to any shares of its capital stock and no holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger. In order to ensure that the holders of Series B and Series A receive the number of shares of Centura Common Stock in accordance with their respective liquidation preferences, the Series B Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $2.92 and the Series A Exchange Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price of Centura Common Stock falls below $0.32. The Common Stock Exchange Ratio will be reduced proportionally to offset the increased values of the Preferred Stock Exchange Ratios. In the event the Certificate Average Stock Price exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Exchange Ratio will be greater than both the Series B Exchange Ratio and the Series A Exchange Ratio, and it is anticipated that holders of Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Exchange Ratio." No fractional shares of Centura Common Stock will be issued by Centura in the Merger. Each stockholder of InfoSpinner otherwise entitled to a fractional share of Centura Common Stock will receive an amount of cash in lieu thereof determined by multiplying the fraction of a share of Centura Common Stock to which the stockholder otherwise would be entitled by the closing price of Centura Common Stock on the Closing Date (as defined below) as reported on the Nasdaq National Market. See "The Merger-- Manner and Basis of Converting InfoSpinner Securities." See "Comparative Stock Price Data and Dividend History" for information concerning the recent price of Centura Common Stock.


    EFFECTS OF MERGER. The Merger will be consummated promptly after Centura and InfoSpinner shareholder and stockholder approval and the satisfaction or waiver of the other conditions to consummation of the Merger. Upon consummation of the Merger, InfoSpinner will become a wholly-owned subsidiary of Centura. The stockholders of InfoSpinner will become shareholders of Centura (as described below), and their rights will be governed by Centura's Articles of Incorporation and Bylaws.

    ESCROW FUND. Ten percent (10%) of the shares of Centura Common Stock issuable to each stockholder of InfoSpinner in the Merger will be deposited into an escrow fund to secure certain indemnification obligations of the InfoSpinner stockholders under the Merger Agreement. The escrow will terminate on the earlier of (i) one year from the Closing Date (as defined below) or (ii) the 1997 Combined Financials Date (as defined below). See "The Merger Agreement--Escrow and Indemnification." BY APPROVING THE MERGER AGREEMENT, INFOSPINNER STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF KEITH A. LOWERY AND ROBERT L. WEST TO ACT AS STOCKHOLDERS' AGENT ON BEHALF OF INFOSPINNER'S STOCKHOLDERS TO GIVE AND RECEIVE NOTICES AND COMMUNICATIONS, TO AUTHORIZE DELIVERY TO CENTURA OF CENTURA COMMON STOCK FROM THE ESCROW FUND, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, NEGOTIATE, ENTER INTO SETTLEMENTS AND COMPROMISES OF SUCH CLAIMS AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF INFOSPINNER'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. IN ACCORDANCE WITH THE ESCROW AGREEMENT, THE ESCROW AGENT WILL VOTE SHARES OF CENTURA COMMON STOCK IN THE ESCROW FUND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE INFOSPINNER STOCKHOLDERS AS BENEFICIAL OWNERS OF SUCH SHARES, IN PROPORTION TO THE NUMBER OF SHARES THEY ARE ENTITLED TO RECEIVE.

    EFFECTIVE TIME. The Merger will become effective at the time a Certificate of Merger, together with the required officers' certificates with respect to the Merger, are filed with the Secretary of State of the State of Delaware (the "Effective Time"), unless Centura and InfoSpinner agree that a later time, specified in the Agreement of Merger, will be the Effective Time.

    CLOSING DATE. The closing of the transactions contemplated by the Merger Agreement shall take place as soon as practicable after the satisfaction or waiver of each of the Conditions to Merger (as defined below) (the "Closing Date"), unless Centura and InfoSpinner agree that the closing should occur at some other time, as specified in the Merger Agreement. See "The Merger Agreement--Conditions to the Merger."

    EXCHANGE OF SHARES. At the Effective Time of the Merger, each outstanding share of InfoSpinner Common Stock and InfoSpinner Preferred Stock will be converted automatically into a fraction of a share of Centura Common Stock. Exchange of certificates for shares of Centura Common Stock will be made upon surrender to ChaseMellon Shareholder Services, as exchange agent, of the certificates which, prior to the Merger, represented shares of InfoSpinner Common Stock and InfoSpinner Preferred Stock. CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE APPROVAL OF THE MERGER BY THE SHAREHOLDERS OF CENTURA AND THE STOCKHOLDERS OF INFOSPINNER. InfoSpinner stockholders will be provided with a letter of transmittal and related materials needed to exchange their certificates promptly after the Effective Time. See "The Merger-- Manner and Basis of Converting InfoSpinner Securities."


    CONDITIONS TO MERGER. Consummation of the Merger is subject to the satisfaction of various conditions, including, the approval of the Merger by the requisite vote of the shareholders of Centura and the stockholders of InfoSpinner, respectively; the receipt by Centura and InfoSpinner, respectively, of certain opinions regarding tax matters; the appropriateness of pooling of interests accounting; no more than 5% of InfoSpinner Common Stock outstanding at the time of the Merger (assuming conversion of all Preferred Stock prior to the Effective Time) having exercised or being eligible to exercise appraisal rights under Delaware law; receipt of an opinion from Hambrecht & Quist LLC that the terms of the Merger are fair to Centura shareholders from a financial point of view; the execution of employment agreements with Centura and binding non-competition agreements by certain InfoSpinner key employees; and no material adverse change having occurred with respect to the respective businesses of either Centura or InfoSpinner. For a complete list of conditions to the Merger, see "The Merger Agreement--Conditions to the Merger."



    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time either before or after its approval by the shareholders of Centura or the stockholders of InfoSpinner under the circumstances specified in the Merger Agreement, including by mutual written agreement of Centura and InfoSpinner and by either party if the Merger is not consummated by April 30, 1997. Centura and InfoSpinner have entered into a Distribution Agreement designed to govern the commercial relationship between the companies during the period prior to the Effective Time and in the event that the Merger is not consummated. Under terms of the Distribution Agreement, Centura has agreed to pay to InfoSpinner prepaid royalties totaling $1,250,000 over the period ending March 1998, of which $250,000 has been paid as of February 28, 1997. If the Merger is not consummated for certain reasons, Centura has the right to terminate the Distribution Agreement. See "The Merger Agreement-- Termination or Amendment of the Merger Agreement."


    NO SOLICITATION. Centura and InfoSpinner have agreed that InfoSpinner will not, prior to the Effective Time, initiate or solicit discussions with any other party relating to any acquisition proposal involving itself or any other transaction, the consummation of which could prevent or materially delay the Merger. See "The Merger Agreement--Solicitation of Alternative Transactions."

SHAREHOLDERS ENTITLED TO VOTE; VOTING AGREEMENT


    The close of business on February 28, 1997 is the record date for determination of holders of Centura Common Stock entitled to vote at the Centura Meeting. At that date, 13,763,760 shares of Centura Common Stock were outstanding. As of such date, the Centura Common Stock was held by approximately 466 holders of record. As of such date, directors and executive officers of Centura and their affiliates may be deemed to be beneficial owners of approximately 9.7% of the outstanding shares of Centura Common Stock.



    The close of business on February 28, 1997 is the record date for determination of holders of InfoSpinner Common Stock and Preferred Stock entitled to vote at the InfoSpinner Meeting. At that date, 6,030,000 shares of InfoSpinner Common Stock were outstanding and held by approximately 23 holders of record and 1,193,265 shares of InfoSpinner Preferred Stock were outstanding and held by approximately 6 holders of record. As of such date, directors and executive officers of InfoSpinner and their affiliates may be deemed to be beneficial owners of approximately 76.9% of the outstanding shares of InfoSpinner Common Stock and 37.7% of the outstanding shares of InfoSpinner Preferred Stock.


    The directors and executive officers of Centura and InfoSpinner have indicated that they intend to vote the shares of stock of their respective companies held by them for approval of the Merger. In addition, certain shareholders of Centura and stockholders of InfoSpinner have entered into irrevocable proxy agreements dated January 6, 1997 pursuant to which they have agreed to vote their shares of Centura Common Stock or InfoSpinner Common or Preferred Stock, as applicable, in favor of the Merger Agreement and the Merger. As of December 31, 1996 such shareholders and stockholders collectively held 702,488 shares of Centura Common Stock, representing 5.1% of all outstanding shares of Centura Common Stock; 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock; and 450,000 shares of InfoSpinner Preferred Stock, representing 37.7% of all outstanding shares of InfoSpinner Preferred Stock. See "The Merger--Voting and Affiliate Agreements."

ACCOUNTING TREATMENT


    Centura and InfoSpinner intend that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the appropriateness of pooling of interests accounting for the Merger. Such condition, however, may be waived by Centura and InfoSpinner. The ability to account for the Merger as a pooling of interests for financial reporting purposes depends on, among other things, no afffiiate of either company selling shares of such company (except for certain minimal sales) during certain times before and following consummation of the Merger. There can be no assurance, however, that an affiliate of either company (including officers, directors and shareholders holding more than 10% of either company's voting stock) will not sell shares of Centura or InfoSpinner during such certain times before or following consummation of the Merger, in which case the Merger may not be treated as a pooling of interests and instead may be accounted for under the purchase method of accounting. See "The Merger--Accounting Treatment" and "Risk Factors--Accounting Treatment of Merger."


APPRAISAL RIGHTS; DISSENTERS' RIGHTS

    Pursuant to Section 262 of the Delaware General Corporation Law ("DGCL"), the holders of InfoSpinner Common Stock and InfoSpinner Preferred Stock are entitled to exercise appraisal rights with respect to shares not voted in favor of the Merger. See "The Merger--Delaware Appraisal Rights". However, it is a condition to Centura's obligation to consummate the Merger that holders of not more than 5% of the shares of InfoSpinner Common Stock and not more than 5% of the shares of each series of InfoSpinner Preferred Stock be eligible to exercise appraisal rights. Pursuant to Chapter 13 of the California General Corporation Law ("CGCL"), the holders of Centura Common Stock are entitled to exercise dissenters' rights with respect to shares not voted in favor of the Merger, provided that holders of at least 5% of Centura's outstanding Common Stock file written demands for payment with Centura not later than the date of the Centura Meeting. See "The Merger--California Dissenters' Rights".

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

    The Boards of Directors of Centura and InfoSpinner considered a number of potential joint benefits resulting from the Merger, including the complimentary nature of Centura and InfoSpinner products, the opportunity for the combined company to achieve increased market penetration, economies of scale and operational efficiency and the ability of the combined company to attract top quality employees. The InfoSpinner Board believes that the Merger will provide the InfoSpinner stockholders with the opportunity to receive, on a tax-free basis, Centura Common Stock that will enable them to participate in potential opportunities for growth in the combined company after the Merger.

    Each Board of Directors has recognized that the potential benefits of the Merger may not be realized. Risks associated with the Merger include the need to integrate the operations, facilities and personnel, particularly engineering personnel, of the two companies and the dilution caused by the issuance of shares of Centura Common Stock in the Merger. See "Risk Factors."

    For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions to recommend the Merger, see "The Merger--Recommendation of Centura Board of Directors; Reasons for Merger" and "The Merger--Recommendation of InfoSpinner Board of Directors; Reasons for Merger."

FAIRNESS OPINION

    Hambrecht & Quist LLC has delivered to the Centura Board of Directors its written opinion dated as of January 6, 1997 to the effect that based upon and subject to the various considerations set forth in such opinion, as of the date of such opinion, terms of the Merger are considered to be fair to the shareholders of Centura from a financial point of view. A copy of the opinion of Hambrecht & Quist LLC, which sets forth the assumptions made, matters considered and scope of their review, is attached to this Proxy Statement Prospectus as ANNEX B and should be read in its entirety. See "The Merger--Opinion of Financial Advisor to Centura."

OPERATIONS FOLLOWING THE MERGER

    InfoSpinner will become a wholly owned subsidiary of Centura at the Effective Time of the Merger. Following the Merger, Samuel M. Inman, President and Chief Executive Officer of Centura, will serve as President and Chief Executive Officer of the combined company and Keith A. Lowery, Vice President and Chief Technical Officer of InfoSpinner, will serve as Senior Internet Technology Architect of the combined company, reporting to Earl Stahl, Senior Vice President, Engineering and Chief Technical Officer of Centura. See "The Merger--Management and Operations Following the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Keith A. Lowery, Vice President and Chief Technical Officer of InfoSpinner, and certain other employees of InfoSpinner, have entered into employment and noncompetition agreements with Centura, in substantially identical form except for provisions relating to compensation and duties. By their terms, these agreements will become effective upon the closing of the Merger. In addition, consummation of the Merger will cause InfoSpinner's right of repurchase to automatically lapse with respect to all unvested shares of InfoSpinner Common Stock held by Mr. Lowery, John N. Berens, an officer of InfoSpinner, Yoshi Noguchi, a director of InfoSpinner, and certain other employees of InfoSpinner. See "The Merger-- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    Consummation of the Merger is conditioned upon receipt by Centura and InfoSpinner of opinions from their respective legal counsel, Venture Law Group and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, that the Merger will qualify as a reorganization for federal income tax purposes under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Reorganization"), in which case, no gain or loss will be recognized for federal income tax purposes by InfoSpinner stockholders upon their receipt of shares of Centura Common Stock in exchange for their shares of InfoSpinner Capital Stock, except to the extent of cash received in lieu of fractional shares or in respect of Dissenting Shares. Receipt of the aforementioned legal opinions may be waived by Centura and InfoSpinner as a condition to consummation of the Merger and neither party intends to seek a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Merger. ALL INFOSPINNER STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." See "The Merger Agreement--Conditions to the Merger."


    The Merger will not have any tax consequences to the shareholders of Centura.

                      SELECTED HISTORICAL CONSOLIDATED AND
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


    The following selected historical annual consolidated financial information of Centura and InfoSpinner has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, which are included in this Prospectus/Proxy Statement. The selected historical financial information of Centura as of and for the years ended December 31, 1996, 1995, 1994 and 1993 has been derived from the consolidated financial statements audited by Price Waterhouse LLP, independent accountants. The selected historical financial information of Centura for the year ended December 31, 1992 has been derived from the consolidated financial statements audited by other independent accountants. The selected historical financial information of InfoSpinner as of and for the period from inception (November 1995) through December 31, 1995 and for the year ended December 31, 1996 has been derived from the financial statements audited by Price Waterhouse LLP, independent accountants included herein.



    The selected unaudited pro forma combined condensed financial information of Centura and InfoSpinner gives effect to the Merger and is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this Prospectus/Proxy Statement. For pro forma purposes, Centura's consolidated financial statements for the years ended December 31, 1995 and 1996 have been combined with the financial statements of InfoSpinner for the period from inception (November 1995) through December 31, 1995 and for the year ended December 31, 1996, respectively. The pro forma data does not reflect the issuance of additional shares of Centura Common Stock prior to consummation of the Merger.


    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION--CENTURA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                    1996        1995        1994       1993       1992
                                                                  ---------  ----------  ----------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenues..................................................  $  63,233  $   65,714  $   56,532  $  47,475  $  32,771
  Income (loss) from operations.................................      2,484     (42,993)    (32,981)    (1,858)     2,439
  Net income (loss).............................................      2,027     (44,079)    (31,841)    (1,908)     1,762
  Net income (loss) per share...................................  $    0.15  $    (3.62) $    (2.66) $   (0.17) $    0.17
  Number of shares used to compute net income (loss) per
    share.......................................................     13,335      12,175      11,957     11,411     10,455



                                                                                       DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                     1996        1995       1994       1993       1992
                                                                  ----------  ----------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit).....................................  $  (15,616) $  (25,604) $     599  $  40,919  $   7,372
  Total assets..................................................      36,705      48,104     58,161     72,372     22,872
  Long-term obligations.........................................      12,188      11,744      1,939        477      1,365
  Shareholders' equity (deficit)................................  $  (16,923) $  (24,057) $  18,670  $  49,223  $  11,879


             SELECTED HISTORICAL FINANCIAL INFORMATION--INFOSPINNER
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           PERIOD FROM INCEPTION
                                                                             YEAR ENDED   (NOVEMBER 1995) THROUGH
                                                                            DECEMBER 31,       DECEMBER 31,
                                                                                1996               1995
                                                                            ------------  -----------------------
STATEMENT OF OPERATIONS DATA:
  Net Revenues............................................................   $      310          $  --
  Operating loss..........................................................       (1,254)               (92)
  Net loss................................................................       (1,232)               (92)
  Net loss per share......................................................   $    (0.23)         $   (0.02)
  Number of shares used to compute net loss per share.....................        5,448              4,532



                                                                                                      DECEMBER 31,
                                                                                                  --------------------
                                                                                                    1996       1995
                                                                                                  ---------  ---------
BALANCE SHEET DATA:
  Working capital...............................................................................  $      31  $      13
  Total assets..................................................................................      1,700         23
  Long-term obligations.........................................................................     --         --
  Stockholders' equity (deficit)................................................................  $  (1,075) $      23

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------------
                                                                    1996        1995        1994       1993       1992
                                                                  ---------  ----------  ----------  ---------  ---------
PRO FORMA COMBINED OF OPERATIONS DATA:
  Net revenues..................................................  $  63,543  $   65,714  $   56,532  $  47,475  $  32,771
  Operating income (loss).......................................      1,230     (43,085)    (32,981)    (1,858)     2,439
  Net income loss...............................................        795     (44,171)    (31,841)    (1,908)     1,762
  Net income (loss) per share...................................  $    0.05  $    (3.49) $    (2.66) $   (0.17) $    0.17
  Number of shares used to compute net income (loss) per
    share.......................................................     16,719      12,642      11,957     11,411     10,455



                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
PRO FORMA COMBINED BALANCE SHEET DATA:
  Working captial deficit...........................................................................   $  (16,283)
  Total assets......................................................................................       37,707
  Long-term obligations.............................................................................       12,188
  Shareholders' deficit.............................................................................   $  (18,696)

                COMPARATIVE PER SHARE DATA AND DIVIDEND HISTORY

    The following table sets forth certain historical per share data of Centura and InfoSpinner and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that one share of Centura Common Stock is issued in the Merger in exchange for each
1.61 shares of InfoSpinner capital stock. The information set forth below should be read in conjunction with the selected historical annual consolidated financial information, the unaudited pro forma combined condensed financial information and the separate historical consolidated financial statements of Centura and InfoSpinner and notes thereto, included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of November 1995 and should not be construed as representative of future results of operations. Neither Centura nor InfoSpinner has ever declared or paid cash dividends on its respective shares of capital stock.


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
HISTORICAL--CENTURA
  Net income (loss) per share.........................................................  $    0.15  $   (3.62) $   (2.66)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
  Book value per share (1)............................................................  $   (1.23) $   (1.94) $    1.56
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
HISTORICAL--INFOSPINNER
  Net loss per share..................................................................  $   (0.23) $   (0.02)
                                                                                        ---------  ---------
                                                                                        ---------  ---------
  Book value per share (1)............................................................  $    0.04  $  --
                                                                                        ---------  ---------
                                                                                        ---------  ---------
PRO FORMA AND EQUIVALENT PRO FORMA COMBINED NET INCOME (LOSS) PER SHARE
  Pro forma per Centura share.........................................................  $    0.05  $   (3.49) $   (2.66)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
  Equivalent pro forma per InfoSpinner share (2)......................................  $    0.03  $   (2.17) $   (1.66)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
PRO FORMA COMBINED BOOK VALUE PER SHARE
  Pro forma combined book value per Centura share.....................................  $   (0.95) $   (1.57)
                                                                                        ---------  ---------
                                                                                        ---------  ---------
  Equivalent pro forma combined book value per InfoSpinner share (2)..................  $   (0.59) $   (0.98)
                                                                                        ---------  ---------
                                                                                        ---------  ---------


------------------------

(1) Historical book value per share is computed by dividing total shareholders'/stockholders' equity by the number of common and preferred shares outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Centura Common Stock outstanding.


(2) The equivalent pro forma combined net income (loss) per InfoSpinner share and equivalent pro forma combined book value per InfoSpinner share are calculated by dividing the respective pro forma combined per Centura share amounts by the exchange ratio of one share of Centura Common Stock for each
    1.61 shares of InfoSpinner Capital Stock.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

    InfoSpinner Common Stock is not traded in an established public market.

    The Centura Common Stock is quoted on the NASDAQ National Market (NASDAQ) under the trading symbol "CNTR". The following table sets forth, for the periods indicated, the quarterly high and low sale prices per share of the Centura Common Stock. The Centura Common Stock began trading on NASDAQ on February 5, 1993 under the trading symbol "GPTA".


                                                                                 CENTURA
                                                                               COMMON STOCK
                                                                           --------------------
                                                                             HIGH        LOW
                                                                           ---------  ---------
First quarter ended March 31, 1995.......................................  $  13.500  $   9.625
Second quarter ended June 30, 1995.......................................  $  11.500  $   8.250
Third quarter ended September 30, 1995...................................  $  10.500  $   8.250
Fourth quarter ended December 31, 1995...................................  $   9.063  $   4.875
First quarter ended March 31, 1996.......................................  $   7.125  $   4.875
Second quarter ended June 30, 1996.......................................  $   6.750  $   3.750
Third quarter ended September 30, 1996...................................  $   5.625  $   3.000
Fourth quarter ended December 31, 1996...................................  $   4.750  $   2.625
February 28, 1997........................................................  $   4.313  $   4.125


    On January 6, 1997, the last trading day prior to the announcement by Centura and InfoSpinner that they had reached an agreement concerning the Merger, the closing price of Centura Common Stock as reported on NASDAQ was $3.375 per share. As of December 31, 1996 and January 6, 1997, there were approximately 469 and 468 shareholders of record of Centura Common Stock, respectively.

    Because the market price of Centura Common Stock is subject to fluctuation, the market value of the shares of Centura Common Stock that the InfoSpinner stockholders will receive in the Merger may increase or decrease prior to the Merger. InfoSpinner stockholders are urged to obtain a current market quotation for Centura Common Stock.

    Following the Merger, Centura Common Stock will continue to be traded on NASDAQ under the symbol "CNTR".

    Neither Centura nor InfoSpinner has ever declared or paid cash dividends on its respective shares of capital stock. If the Merger is not consummated, the Board of Directors of InfoSpinner presently intends to continue a policy of retaining all earnings to finance the expansion of its business. Following the Merger, it is expected that the Board of Directors of Centura will continue the policy of not paying cash dividends in order to retain earnings for any reinvestment in the business of the combined company.

                              GENERAL INFORMATION

    The information set forth herein concerning Centura and Merger Sub has been furnished by Centura and the information set forth herein concerning InfoSpinner has been furnished by InfoSpinner.


    This Prospectus/Joint Proxy Statement contains certain information set forth more fully in the Agreement and Plan of Reorganization (the "Merger Agreement") attached as ANNEX A and is qualified by reference to the Merger Agreement, which is hereby incorporated by reference. The Merger Agreement should be read carefully by each Centura shareholder and each InfoSpinner stockholder in formulating his or her voting decision with respect to the proposed Merger.



    This Joint Proxy Statement/Prospectus is first being mailed to shareholders of Centura and InfoSpinner on or about March 18, 1997.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY SHAREHOLDERS OF CENTURA AND STOCKHOLDERS OF INFOSPINNER IN EVALUATING WHETHER TO APPROVE THE MERGER. THE RISKS ASSOCIATED WITH THE COMBINED COMPANY IN THE MERGER WILL BE ADDITIONAL RISKS FACED BY BOTH CENTURA SHAREHOLDERS AND INFOSPINNER STOCKHOLDERS FOLLOWING THE MERGER. THE RISKS DESCRIBED WHICH ARE CURRENTLY SPECIFIC TO INFOSPINNER WILL BE ADDITIONAL RISKS FACED BY CENTURA SHAREHOLDERS, AND THE RISKS DESCRIBED WHICH ARE CURRENTLY SPECIFIC TO CENTURA WILL BE ADDITIONAL RISKS FACED BY INFOSPINNER STOCKHOLDERS FOLLOWING THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS.

INTEGRATION OF OPERATIONS; ADVERSE EFFECT ON FINANCIAL RESULTS

    The realization of the benefits sought from the Merger depends on the ability of the combined company to better utilize product development capabilities, sales and marketing channels, administrative organizations and facilities than either company could do separately. These benefits may not be achieved if the activities of Centura and InfoSpinner are not integrated in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. The combination of the two organizations will also require the dedication of management resources, which will temporarily detract attention from the day-to-day business of the combined company. There can be no assurance that the integration will be completed without disrupting Centura's and InfoSpinner's businesses. Should the combined company not be able to achieve integration in a timely and coordinated fashion, it could result in a material adverse effect on operating results. In addition, there is no assurance that the combined company will be able to retain the key management, engineering and sales and marketing personnel who are critical to its future operations. See "The Merger--Recommendation of Centura Board of Directors; Reasons for Merger" and "The Merger--Recommendation of InfoSpinner Board of Directors; Reasons for Merger."


    Centura and InfoSpinner estimate they will incur direct transaction costs of approximately $1,165,000 associated with the Merger, which primarily represent fees and expenses of investment bankers, attorneys, accountants and financial printers. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. In addition, Centura anticipates incurring an additional charge upon consummation of the Merger of approximately $100,000 to reflect costs and expenses relating to integrating the two companies. These estimates are preliminary and therefore subject to change. If the Merger has adverse effects that are not currently anticipated, the Merger could result in a reduction in per share earnings of the combined company (as compared to the per share earnings that either or both of the companies would have achieved if the Merger had not occurred). Even if the effects of the Merger prove to be as anticipated, there can be no assurance that future earnings will not be adversely affected by any number of economic, market or other factors that are not related to the Merger. See "The Merger Agreement--Fees and Expenses" and "Unaudited Pro Forma Combined Condensed Financial Statements."


RECENT CENTURA LOSSES; FLUCTUATIONS IN QUARTERLY RESULTS


    Centura has experienced in the past and expects in the future to continue to experience significant fluctuations in quarterly operating results. While Centura reported a profit of $2.0 million for fiscal year 1996, it had net losses of $44.1 million and $31.8 million for fiscal years 1995 and 1994, respectively. There can be no assurance that the restructuring of Centura's business strategies and tactics commenced in early 1996 will be successful or that Centura or the combined company will be able to sustain any such profitability on a quarterly or annual basis. Centura's product licensing arrangements are subject to sell-through revenue recognition which makes estimation of revenue dependent on reporting by Centura's resellers and distributors and extremely uncertain. In addition, quarterly operating results of the combined company will depend on a number of other factors that are difficult to forecast, including, general market demand for the combined company products; the size and timing of individual orders during a quarter; the combined company's ability to fulfill such orders; introduction, localization or enhancement of products by the combined company; delays in the introduction and/or enhancement of products by the combined company and its competitors; market acceptance of new products; reviews in the industry press concerning the products of the combined company or its competitors; software "bugs" or other product quality problems; competition and pricing in the software industry; sales mix among distribution channels; customer order deferrals in anticipation of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions; changes in operating expenses; changes in Centura's strategy; personnel changes; foreign currency exchange rates; mix of products sold; inventory obsolescence; product returns and rotations; and general economic conditions. Sales of the combined company's products also may be negatively affected by delays in the introduction or availability of new hardware and software products from third parties. The combined company financial results also may vary as a result of seasonal factors including year and quarter end purchasing and the timing of marketing activities, such as industry conventions and tradeshows.

    Although Centura has operated historically with little or no backlog of traditional boxed product shipments, it has experienced a seasonal pattern of product revenue decline between the fourth quarter and the succeeding first quarter, contributing to lower worldwide product revenues and operating results during such quarters. It has generally realized lower European product revenues in the third quarter as compared to the rest of the year. Centura has also experienced a pattern of recording a substantial portion of its revenues in the third month of a quarter. As a result, product revenues in any quarter are dependent on orders booked in the last month. Because Centura's staffing and other operating expenses are based in part on anticipated net revenues, a substantial portion of which may not be generated until the end of each quarter, delays in the receipt or shipment of orders, including delays that may be occasioned by failures of third party product fulfillment firms to produce and ship products, or the actual loss of product orders can cause significant variations in operating results from quarter to quarter. Centura may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales of Centura's products in relation to Centura's expectations could have an immediate adverse impact on Centura's business, operating results and financial condition. To the extent that Centura's expenses precede or are not subsequently followed by increased revenues, its business, operating results and financial condition could be materially and adversely affected. Due to the foregoing factors, it is likely that Centura's operating results for some future quarter will fall below the expectations of securities analysts and investors. In such event, the trading price of Centura's Common Stock could be materially and adversely affected. See "Centura Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY OF INFOSPINNER; UNCERTAIN PROFITABILITY


    InfoSpinner was incorporated in 1995 and commenced shipment of its initial product in the third quarter of 1996. InfoSpinner incurred operating losses in fiscal year 1996 and at December 31, 1996, had an accumulated deficit of $1,324,000. InfoSpinner's products are designed for the emerging Internet software market from which the amount and timing of revenues is uncertain and expected to be subject to significant fluctuation when and if the products experience greater exposure and use. With a limited operating history, there can be no assurance of growth in revenues from sales of InfoSpinner's products following the Merger or that InfoSpinner will be able to achieve sustained profitability on a quarterly or annual basis. See "InfoSpinner Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning InfoSpinner, Inc.--Products."


VOLATILITY OF CENTURA COMMON STOCK PRICE


    The market for Centura's Common Stock is highly volatile. The trading price of Centura's Common Stock fluctuated widely in 1995 and 1996 and may continue to be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of new products or customer contracts by Centura or its competitors, litigation and other factors. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of Centura's Common Stock in any given period. Additionally, Centura may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading of Centura's Common Stock. Finally, Centura participates in a highly dynamic industry, which often results in significant volatility of its Common Stock price. Centura anticipates that prices for its Common Stock will continue to be volatile following the Merger.

VALUE OF CONSIDERATION DEPENDS ON PRICE OF CENTURA COMMON STOCK

    Under the terms of the Merger Agreement, the shares of InfoSpinner Common Stock and InfoSpinner Preferred Stock issued and outstanding at the Effective Time will be converted into the right to receive shares of Centura Common Stock pursuant to certain conversion provisions. The total consideration to be received in the Merger by all InfoSpinner stockholders is a fixed number of shares of Centura Common Stock and, therefore, the value of such consideration will depend wholly on the market price of the Centura Common Stock at the Effective Time. In addition, the Merger Agreement provides that the Series A Preferred Stock Conversion Ratio and the Series B Preferred Stock Conversion Ratio (collectively, the "Preferred Exchange Ratios," together with the Common Stock Conversion Ratio, the "Exchange Ratios"), will be calculated so as to obtain the greater value under two alternative calculation formulas, which are based on the average of the closing sale price of Centura Common Stock during the thirty day period ending three days prior to the Effective Time. Accordingly, the value of the consideration to be received by holders of InfoSpinner Preferred Stock in relation to the holders of InfoSpinner Common Stock upon the Merger depends on the average of the closing sale prices of the Centura Common Stock during the thirty day period indicated above. On January 6, 1997, the date the Merger Agreement was signed, the closing price of the Centura Common Stock was $3.375. There can be no assurance that the market price of Centura Common Stock on and after the Effective Time will not be higher or lower than such price. Shareholders of Centura and stockholders of InfoSpinner should obtain and consider recent trading prices of Centura Common Stock in determining whether to vote in favor of the Merger and the Merger Agreement. See "Risk Factors--Volatility of Centura Common Stock Price."

POTENTIAL DILUTIVE EFFECT TO SHAREHOLDERS

    Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Centura Common Stock in connection with the Merger may have the effect of reducing Centura net income per share from levels otherwise expected and could reduce the market price of the Centura Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. As a consequence of the Merger, InfoSpinner stockholders will lose the chance to invest in the development and exploitation of InfoSpinner's products on a stand-alone basis. Additionally, the combined company will have different management than InfoSpinner's current management, and consequently the management of the combined company may make strategic and operational decisions that differ from those of InfoSpinner's current management. It is possible that InfoSpinner, if it remained independent, could achieve economic performance superior to that of the combined company. Consequently, there can be no assurance that stockholders of InfoSpinner would not achieve greater returns on investment if InfoSpinner were to remain an independent company.

    On May 2, 1994, a lawsuit was filed against Centura and certain of its officers and directors by a holder of Centura Common Stock, on his own behalf and purportedly on behalf of a class of others similarly situated (the "Class Action Lawsuit"). Centura reached a binding settlement agreement (the

"Settlement Agreement") with plaintiffs' counsel in the lawsuit, and gained court approval of the Settlement Agreement on September 30, 1996. As part of the settlement, Centura agreed to provide up to a maximum of 2,500,000 shares of its Common Stock (the "Settlement Shares") to a fund to be distributed among the members of the plaintiff class. As of December 31, 1996, 1,048,296 Settlement Shares had been issued and distributed, with the remaining number of Settlement Shares to be determined, issued and distributed according to the Plan of Allocation set forth in the Settlement Agreement. The maximum number of additional Settlement Shares required by the Settlement Agreement is 1,451,704. Issuance of the Settlement Shares is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 3(a)(10) of the Securities Act, which provides for exemption of registration under the Securities Act for securities issued pursuant to terms and conditions which have been approved, after a hearing on the fairness of such terms and conditions, by a United States court. As a result, the Settlement Shares, when issued and delivered in accordance with the Settlement Agreement approved by the United States District Court for the Northern District of California, will be fully tradeable, fully paid and non-assessable. Issuance of such shares by Centura will dilute the beneficial ownership of existing Centura shareholders and InfoSpinner stockholders in the combined company after giving effect to the Merger. See Note 2 to Centura Condensed Consolidated Financial Statements (Unaudited)--Litigation.



    From time to time, Centura issues shares of Common Stock pursuant to its 1992 Employee Stock Purchase Plan and pursuant to options granted under its 1995 Stock Option Plan and 1996 Directors' Stock Option Plan. Additional options remain outstanding and are exercisable pursuant to Centura's 1986 Incentive Stock Option Plan, which terminated in July 1996. As of February 28, 1997, Centura had reserved (i) an aggregate of 2,000,000 shares of Common Stock issuable to employees and consultants pursuant to its 1995 Stock Option Plan, of which 693,499 shares are issuable upon exercise of outstanding options under such plan, (ii) an aggregate of 1,885,757 shares of Common Stock issuable to employees and consultants pursuant to its 1986 Stock Option Plan, of which 1,885,757 shares are issuable upon exercise of outstanding options under such plan, (iii) an aggregate of 400,000 shares of Common Stock issuable to employees pursuant to its 1992 Employee Stock Purchase Plan, of which 104,306 shares are available for future issuance under such plan, (iv) 500,000 shares of Common Stock issuable to non-employee directors pursuant to its 1996 Directors' Stock Option Plan, of which 200,000 shares are issuable upon exercise of outstanding options under such plan. Future issuance of such shares of Centura Common Stock pursuant to any of the foregoing Centura stock plans will dilute the beneficial ownership of existing Centura shareholders and InfoSpinner stockholders in the combined company after giving effect to the Merger.



POTENTIAL UNAVAILABILITY OF "POOLING OF INTERESTS" ACCOUNTING TREATMENT OF
  MERGER



    The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Centura and InfoSpinner will be carried forward to the combined company at their recorded amounts, income from the combined company will include income from Centura and InfoSpinner for the entire fiscal period in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as the results of operations of the combined company. Availability of pooling of interests accounting treatment are conditions to consummation of Centura and InfoSpinner of the Merger, although such condition may be waived by Centura and InfoSpinner. See "The Merger Agreement--Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements".



    Under the pooling of interest rules, none of the officers, directors or affiliates of either of the combining companies may sell any shares of either of the combining companies (except for certain de minimis sales) until the combined company releases financial results covering at least thirty days of combined operations of Centura and InfoSpinner. Accordingly, pooling of interests accounting treatment for the Merger as of such time may not be available because of sales by such shareholders (except for certain de minimis sales) after the consummation of the Merger and prior to the time the combined company releases such financial results. As a result of the unavailability of such accounting treatment, the Merger would be accounted for under the purchase method of accounting, which would have the effects discussed below. Each of the current officers, directors and affiliates of InfoSpinner and each of the current officers and directors of Centura have entered into affiliate agreements agreeing to comply with this restriction. Although Umang Gupta served as a member of Centura's Board of Directors until his resignation from the Board on December 23, 1996, he may continue to be considered an affiliate of Centura as a result of his holdings of Centura Common Stock; however, Mr. Gupta has not signed an affiliate agreement. As of February 28, 1997, Mr. Gupta beneficially owned 1,740,608 shares of Centura Common Stock, or 12.6% of the total Centura stock outstanding. See "The Merger--Voting and Affiliate Agreements."


    There can be no assurance that an officer, director or affiliate of either company will not sell shares of Centura or InfoSpinner stock or that all requirements necessary to qualify for pooling of interests will be met. If any of such events occur prior to consummation of the Merger, then neither company is required to consummate the Merger. However, if both companies nevertheless elected to consummate the Merger, the Merger would necessarily be accounted for under the purchase method of accounting, which would have the effect of InfoSpinner's assets being recognized at their fair value and any excess of the purchase price over such fair value being recognized as goodwill on Centura's balance sheet. The goodwill would thereafter be amortized as an expense over its anticipated useful life. The impact of such treatment would have a material adverse effect on the combined company's results of operations. If any such events occur subsequent to consummation of the Merger and prior to the release of the financial results covering at least thirty days of combined operations, the Merger would also be required to be accounted for under the purchase method of accounting, which would have the effect on the combined company's results of operations as described above.

NEED FOR ADDITIONAL EQUITY FINANCING

    Centura may be required to seek additional equity financing to meet NASDAQ minimum net worth requirements and for continuing operations. Furthermore, Centura must achieve a reasonable operating performance to satisfy its current and future financing needs. During 1995, Centura completed a private debt placement with Computer Associates International of approximately $10 million. If Centura needs further financing, there can be no assurance that it will be available on reasonable terms or at all. Any additional equity financing will result in dilution to the combined company's shareholders.

NEW PRODUCT RISKS; RAPID TECHNOLOGICAL CHANGE

    The markets for Centura's and InfoSpinner's software products and services are characterized by rapid technological developments, evolving industry standards, swift changes in customer requirements and computer operating environments, and frequent new product introductions and enhancements. As a result, the success of Centura and InfoSpinner depends substantially upon their ability to continue to enhance their existing products, develop and introduce in a timely manner new products incorporating technological advances and meet increasing customer expectations, all on a timely and cost-effective basis. To the extent one or more competitors introduce products that better address customer needs, Centura's and InfoSpinner's businesses could be adversely affected. Centura currently markets the following primary products: Centura, SQLWindows, SQLBase and SQLHost. Its strategy, including the recent change in the company's name, is centered on the successful delivery and market acceptance of its Centura product line. The release of the Centura line of products occurred in May 1996. Centura's success will also depend on the ability of its products to perform well with existing and future leading, industry-standard application software products intended to be used in connection with RDBMSs. Any failure to deliver these products as scheduled or their failure to achieve early market acceptance as a result of competition, technological change, failure of Centura to timely release new versions or upgrades, the failure of such upgrades to achieve market acceptance or otherwise, could have a material adverse effect on the business, operating results and financial condition of Centura. In addition, commercial acceptance of the combined company's products and services could be adversely affected by critical or negative statements or reports by industry and financial analysts concerning the combined company and its products, or other factors such as the combined company's financial performance. InfoSpinner currently is developing UNIX-based versions of its Windows NT products. There can be no assurance that such versions will be accomplished, that the products will be released on a timely basis, or that the products will achieve market acceptance. If the combined company is unable to develop and introduce new products or enhancements to existing products, including UNIX-based versions of InfoSpinner's Windows NT products, in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition could be materially and adversely affected.

    Centura and InfoSpinner depend substantially upon internal efforts for the development of new products and product enhancements. Centura has in the past experienced delays in the development of new products and product versions, which resulted in loss or delays of product revenues, and there can be no assurance that Centura will not experience further delays in connection with its current product development or future development activities. Also, software products as complex as those offered by Centura and InfoSpinner may contain undetected errors when first introduced or as new versions are released. Centura and InfoSpinner have in the past discovered software errors in certain of their new products and enhancements, respectively, after their introduction. Although Centura and InfoSpinner have not experienced material adverse effects resulting from any such errors to date, there can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which could have a material adverse effect upon Centura's or InfoSpinner's business, operating results and financial condition.

    From time to time, Centura, Centura's competitors or InfoSpinner's competitors may announce new products, product versions, capabilities or technologies that have the potential to replace or shorten the life cycles of Centura's or InfoSpinner's existing products. Centura has historically experienced increased returns of a particular product version following the announcement of a planned release of a new version of that product. Centura and InfoSpinner provide allowances for anticipated returns, and believes its existing policies result in the establishment of allowances that are adequate, and have been adequate in the past, but there can be no assurance that product returns will not exceed such allowances in the future. The announcement of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, which could have a material adverse effect on business, operating results and financial condition of the combined company. See "Centura Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Concerning Centura Software Corporation--Research and Product Development" and "Information Concerning InfoSpinner, Inc.--Research and Product Development."

HIGHLY COMPETITIVE MARKETS

    The markets for software products such as Centura's and InfoSpinner's products are intensely competitive, subject to rapid change and characterized by constant demand for new product features, pressure to accelerate the release of new products and product enhancements and to reduce prices. A number of companies currently offer products that compete directly or indirectly with one or more Centura or InfoSpinner products. Competitors of Centura include, among others, providers of sophisticated database software, originally designed and marketed primarily for use with mainframes and minicomputers, including IBM, Informix Corporation, Ingres, Oracle Corporation and Sybase, Inc. Centura also faces competition from providers of PC-based software products, including Microsoft Corporation and Borland International. These competitors offer database server products and front-end tools designed for stand-alone PCs but may currently or may in the future offer additional integrated PC client/server software. In addition, Centura faces competition from providers of software specifically developed for the PC client/server market, including front-end tools offered by Sybase's Powersoft Division, Microsoft, and

Forte, and connectivity software competitors, such as IBI Systems, Inc. and Sybases's Micro DecisionWare Division. The combined company also faces potential competition from vendors of applications development tools based on 4GLs or CASE technologies. With the emergence of the World Wide Web as an important platform for application development and deployment, additional competitors or potential competitors have emerged. InfoSpinner anticipates competition from four primary directions: in-house solutions developed by IS organizations; young companies focused on the dynamic data access part of the market; database companies looking to open up their databases to the Web; and Web server companies such as Microsoft Corporation, wishing to go beyond shipping static files back-and-forth across the Web. In addition, InfoSpinner anticipates competition from companies promoting a Java-based solution to Web-enabling applications. The two principal competitors currently offering solutions similar to InfoSpinner are NetDynamics, Inc. and OneWave, Inc. NetDynamics, Inc. offers a Web-development tool set that is designed to deploy Java-based applications over the Web. OneWave, Inc. offers Web integration with SAP, Baan, and PeopleSoft applications. In addition InfoSpinner's competitors include or may include Active Software, Inc., Kiva Software Corporation, Bluestone, Inc., Aspect Technologies, Inc. and Haht Software, Inc.


    Many of Centura's and InfoSpinner's competitors or potential competitors have longer operating histories and significantly greater financial, managerial, technical, and marketing resources, as well as greater name recognition and a larger installed base, than Centura and InfoSpinner. A variety of potential actions by any of these competitors, including a reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products or features, acquisitions of software applications or technologies from third parties, the formation of strategic alliances, product giveaways or product bundling could have a material adverse effect on the business, operating results and financial condition of the combined company. Centura's products experienced increased competition in 1995 and 1996, resulting in loss of market share. Present or future competitors may be able to develop products comparable or superior to those offered by the companies or adapt more quickly to new technologies or evolving customer requirements. Such competition has in the past and may again in the future result in price reductions and/or loss of market share and has in the past and may again in the future have a material adverse effect on Centura's business, operating results and financial condition. In particular, while Centura and InfoSpinner are currently developing additional product enhancements that they believe address customer requirements, there can be no assurance that the development or introduction of these additional product enhancements will be successfully completed on a timely basis or that these product enhancements will achieve market acceptance. Accordingly, there can be no assurance that the combined company will be able to continue to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the combined company's business, operating results and financial condition. See "Information Concerning Centura Software Corporation--Competition," and "Information Concerning InfoSpinner, Inc.--Competition."


MARKET ACCEPTANCE OF PC CLIENT/SERVER SYSTEMS

    Substantially all of Centura's revenues have been derived from the licensing of software products for PC client/server systems. Licenses of such products are expected to continue to account for substantially all of Centura's revenues for the foreseeable future even after accounting for revenues derived from InfoSpinner products. With the increasing focus on enterprise-wide systems, some customers may opt for solutions that favor mainframe or mini-computer solutions. Accordingly, some companies may abandon use of PC client/server systems, which could have a material adverse effect on Centura's future success. See "Centura Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning Centura Software Corporation--Products."

COMPONENTIZED MARKETS

    The advent of so-called componentized software may alter the way in which customers buy software. As specific software functionality can be bundled into smaller units or objects rather than in broad, highly functional products such as Centura's development tools, customers may be less willing to buy such broad, highly functional products. If such a trend continues, there can be no assurance that Centura will be able to repackage and efficiently distribute its products in such componentized packages. The costs and efforts necessary to package and distribute such components are largely unknown. Failure of Centura to introduce componentized products successfully and cost-effectively could have a material adverse effect on Centura's business, operating results and financial condition.

INTERNET SOFTWARE MARKET

    The market for Internet software in general, and the segments of such market addressed by Centura's and InfoSpinner's products in particular, are relatively new. The future financial performance of the combined company will depend in part on the continued expansion of this market and these market segments and the growth in the demand for other products developed by Centura and InfoSpinner, as well as increased acceptance of Centura's and InfoSpinner's products by MIS professionals. There can be no assurance that the Internet software market and the relevant segments of the market will continue to grow, that Centura or InfoSpinner will be able to respond effectively to the evolving requirements of the market and market segments, or that MIS professionals will accept Centura's or InfoSpinner's products. If Centura and InfoSpinner are not successful in developing, marketing, localizing and selling applications that gain commercial acceptance in these markets and market segments on a timely basis, the combined company's business, operating results and financial condition could be materially and adversely affected. See "Information Concerning Centura Software Corporation--Business Overview."

DEPENDENCE UPON DISTRIBUTION CHANNELS


    Centura relies on relationships with value-added resellers and distributors for a substantial portion of its sales and revenues. Some of Centura's resellers and distributors also offer competing products. Most of Centura's resellers and distributors are not subject to any minimum purchase requirements, can cease marketing Centura's products at any time, and may from time to time be granted stock exchange or rotation rights. The introduction of new and enhanced products may result in higher product returns and exchanges. Any product returns or exchanges in excess of recorded allowances could have a material adverse effect on Centura's or InfoSpinner's business, operating results and financial condition. All of InfoSpinner's sales to date have come through its distribution agreements with Software AG of North America, Inc. and Beacon Information Technology Ltd. of Japan. Centura and InfoSpinner also maintain strategic relationships with a number of vertical software vendors and other technology companies for marketing or resale of Centura's and InfoSpinner's products. Any termination or significant disruption of Centura's or InfoSpinner's relationship with any of its resellers or distributors, or the failure by such parties to renew agreements with Centura or InfoSpinner, could materially and adversely affect the combined company's business, operating results and financial condition. Since 1994 Centura has reduced its resources devoted to North American corporate sales and also decreased its expenditures on corporate and product marketing. Centura expects to rely increasingly on third-party channels for sales of packaged product while focusing its corporate sales efforts on larger opportunities. Failure of Centura to successfully implement, support and manage the sales strategies could have a material adverse effect on the company. During the year ended December 31, 1996, no customer or distributor of Centura accounted for 10% or more of its revenues. Software AG, however, accounted for approximately 100% of InfoSpinner's revenues for the same period.


    The distribution channels through which client/server software products are sold have been characterized by rapid change, including consolidations and financial difficulties of distributors, resellers and other marketing partners including certain of Centura's current distributors. The bankruptcy, deterioration in financial condition or other business difficulties of a distributor or retailer could render Centura's accounts receivable from such entity uncollectible, which could result in a material adverse effect on Centura's business, operating results and financial condition. There can be no assurance that distributors will continue to purchase Centura's or InfoSpinner's products or provide Centura's or InfoSpinner's products with adequate promotional support. Failure of distributors to do so could have a material and adverse effect on the combined company's business, operating results and financial condition.

    In a number of markets, including rapidly growing client/server markets such as Japan, Korea, China/ Hong Kong and Brazil, Centura has entered into quasi-exclusive multi-year agreements with independent companies that have also licensed the use of Centura's name. In addition, InfoSpinner has entered into an exclusive distribution agreement with Beacon Information Technology Ltd. of Japan for the sale of the Kanji version of InfoSpinner's product in Japan. These agreements are in place to increase Centura's and InfoSpinner's opportunities and penetration in such markets where the rapid adoption of client/server technologies is anticipated. While Centura and InfoSpinner believe that to date these agreements have increased each company's penetration in these markets, there can be no certainty that this performance will continue nor that these relationships will remain in place. The combined company's future cost of maintaining its business in these markets could increase substantially if these agreements are not renewed. See "Information Concerning Centura Software Corporation--Marketing, Distribution and Product Support" and "Information Concerning InfoSpinner, Inc.--Marketing, Distribution and Product Support."

DEPENDENCE ON THIRD PARTY ORGANIZATIONS

    Centura is increasingly dependent on the efforts of third party "partners," including consultants, system houses and software developers to implement, service and support Centura's products. In addition, InfoSpinner is dependent on the efforts of third party vendors to market, sell, implement, service and support InfoSpinner's products. These third parties increasingly have opportunities to select from a very broad range of products from Centura's and InfoSpinner's competitors, many of whom have greater resources and market acceptance than Centura and InfoSpinner. In order to succeed, the combined company must actively recruit and sustain relationships with these third parties. There can be no assurance that the combined company will be successful in recruiting new partners or in sustaining its relationships with its existing partners.

INTERNATIONAL SALES AND OPERATIONS


    International sales represented 60% and 61% of Centura's net revenues in the fiscal years ended December 31, 1996 and 1995, respectively. A key component of Centura's strategy is continued expansion into international markets, and the Company currently anticipates that international sales, particularly in new and emerging markets, will continue to account for a significant percentage of total revenues. The combined company will need to retain effective distributors, integrate InfoSpinner's existing international distribution relationships with Centura's international channels, and hire, retain and motivate qualified personnel internationally to maintain and/or expand their international presence. There can be no assurance that the combined company will be able to successfully market, sell, localize and deliver its products in these international markets. In addition to the uncertainty as to the combined company's ability to sustain or expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements and government controls, problems and delays in collecting accounts receivable, tariffs, export license requirements and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political and economic instability, fluctuations in currency exchange rates, seasonal reductions in business activity during summer months in Europe and certain other parts of the world, restrictions on the export of critical technology, and potentially adverse tax consequences, which could adversely impact the success of international operations. Sales of products by Centura and InfoSpinner currently are denominated principally in U.S. dollars. Accordingly, any increase in the value of the U.S. dollar as compared to currencies in overseas markets would increase the foreign currency-denominated cost of Centura's and InfoSpinner's products, which may negatively affect Centura's and InfoSpinner's sales in those markets. In addition, effective copyright and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on the combined company's international operations and, consequently, on the combined company's business, operating results and financial condition. See "Information Concerning Centura Software Corporation--Marketing, Distribution and Product Support" and "Information Concerning InfoSpinner, Inc.--Marketing, Distribution and Product Support" and "--Customer Service and Support."

DEPENDENCE ON KEY PERSONNEL

    Centura's future performance is substantially dependent on the performance of its executive officers and key product development, technical, sales, marketing and management personnel. (Centura does not have employment or non-competition agreements with any of its employees except Sam Inman, the company's CEO and President.) Continued development and commercialization of InfoSpinner's products also depends substantially upon the continued efforts at InfoSpinner of engineering and marketing personnel, and in particular, Keith A. Lowery, Ronald L. Howell and Andrew B. Levine. Although Messrs. Lowery, Howell and Levine have entered into employment agreements with Centura effective upon the Merger, such agreements may be terminated at will by the employee or Centura and there can be no assurance that such individuals will continue to remain employed by Centura after the Merger. The loss of the services of any executive officer or other key technical or management personnel of Centura or InfoSpinner for any reason could have a material adverse effect on the business, operating results and financial condition of the combined company after the Merger.

    The future success of the combined company also depends on its continuing ability to identify, hire, train, motivate and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense and Centura has experienced difficulty in identifying and hiring qualified engineering and software development personnel. There can be no assurance that the combined company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon its business, operating results and financial condition. See "Information Concerning Centura Software Corporation--Employees" and "Management of Centura Software Corporation."

PROPRIETARY RIGHTS

    The success and ability of Centura and InfoSpinner to compete is dependent in part upon each entity's proprietary technology. While the companies rely on trademark, trade secret and copyright laws to protect their respective technology, Centura and InfoSpinner believe that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and customer support are more essential to establishing and maintaining a technology leadership position. Centura has one patent with respect to its SQLWindows and Centura products. InfoSpinner has one patent application pending in connection with its technology. Centura and InfoSpinner believe that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of its personnel. Also, there can be no assurance that others will not develop technologies that are similar or superior to Centura's or InfoSpinner's technology. The source code for the companies' proprietary software is protected both as a trade secret and as a copyrighted work. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use their products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries.

    Centura and InfoSpinner generally enter into confidentiality or license agreements with their employees, consultants and vendors, and generally control access to and distribution of their software, documentation and other proprietary information. Despite efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of the companies' products or to obtain and use information that is regarded as proprietary. Policing such unauthorized use is difficult. There can be no assurance that the steps taken by Centura or InfoSpinner will prevent misappropriation of their respective technologies or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the combined company's business, operating results and financial condition.


    There can be no assurance that third parties will not claim infringement by Centura or InfoSpinner with respect to current or future products, and Centura expects that it and/or InfoSpinner will increasingly be subject to such claims as the number of products and competitors in the client/server and Internet connectivity software market grows and the functionality of such products overlaps with other industry segments. In the past, Centura has received notices alleging that its products infringe trademarks of third parties. Centura has historically dealt with and will in the future continue to deal with such claims in the ordinary course of business, evaluating the merits of each claim on an individual basis. There are currently no material pending legal proceedings against Centura regarding trademark infringement. Any such third party claims, whether or not they are meritorious, could result in costly litigation or require Centura to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to Centura, or at all. If Centura or InfoSpinner were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on Centura's business, operating results and financial condition. See "Information Concerning Centura Software Corporation--Intellectual Property."


MANAGEMENT OF POTENTIAL GROWTH; INTEGRATION OF POTENTIAL ACQUISITIONS

    In recent years, Centura has experienced both expansion and contraction of its operations each of which has placed significant demands on Centura's administrative, operational and financial resources. To manage future growth, if any, Centura must continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its work force. There can be no assurance that Centura will be able to perform such actions successfully. Centura intends to continue to invest in improving its financial systems and controls in connection with higher levels of operations. Although Centura believes that its systems and controls are adequate for the current level of operations, Centura anticipates that it may need to add additional personnel and expand and upgrade its financial systems to manage any future growth. Centura's failure to do so could have a material adverse effect upon Centura's business, operating results and financial condition. In the future, Centura may make acquisitions of complementary companies, products or technologies, such as those anticipated by the Merger. Managing acquired businesses entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. There can be no assurance that the combined company will be able to effectively achieve growth, or manage any such growth, and failure to do so could have a material adverse effect on the combined company's operating results.

LEGAL PROCEEDINGS


    There are currently no material pending legal proceedings against Centura or any of its subsidiaries, other than ordinary routine litigation incidental to the business of Centura. Centura and InfoSpinner operate, however, in a complex and volatile industry in which disputes, litigation, regulatory proceedings and other actions are a necessary risk of doing business. There can be no assurance that Centura or InfoSpinner will not participate in such legal proceedings and that the costs and charges will not have a material adverse impact on Centura's or InfoSpinner's future success.

CONCENTRATION OF STOCK OWNERSHIP

    Upon completion of the Merger (and without inclusion of additional Settlement Shares that may be issued pursuant to the Settlement Agreement in connection with the Class Action Lawsuit), the directors and executive officers of each of Centura and InfoSpinner and their respective affiliates will beneficially own approximately 33.8% of the outstanding Common Stock of the combined company. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Centura. See "Information Regarding Beneficial Ownership of Principal Centura Shareholders and Management" and "Information Regarding Beneficial Ownership of Principal InfoSpinner Stockholders and Management."

SHARES ELIGIBLE FOR FUTURE SALE

    Centura will issue 4,500,000 shares of Centura Common Stock in the Merger. In general, the shares issued in the Merger, other than to InfoSpinner affiliates, in exchange for outstanding shares of InfoSpinner capital stock will be freely tradeable following the Merger. In addition, certain persons who, following the Merger, will be holders of 4,488,530 shares of Centura Common Stock (on an as-converted basis) have agreed that they will not transfer, sell, exchange, pledge or otherwise dispose of any Centura Common Stock from January 6, 1997 until the date Centura shall have publicly released financial results for a period that includes at least thirty days of combined operations of Centura and InfoSpinner (the "Affiliates Expiration Date"). Immediately after the Affiliates Expiration Date, these shares will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The sale of any of the foregoing shares may cause substantial fluctuations in the price of Centura Common Stock over short time periods.


LIMITATION ON OPINION OF FINANCIAL ADVISOR TO CENTURA



    The fairness opinion of Hambrecht & Quist will not be updated prior to the closing of the Merger and therefore the delivery of the Hambrecht & Quist opinion to the Centura Board of Directors should not be used by Centura shareholders to evaluate the Merger. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed as of January 6, 1997 and can be evaluated as of that date. Any subsequent change in such conditions as well as fluctuations in Centura's stock price would require a reevaluation of such opinion. For risks associated with fluctuations in Centura's stock price, see "Risk Factors--Volatility of Centura Common Stock Price." In addition, Hambrecht & Quist did not independently verify any of the information concerning Centura or InfoSpinner considered in connection with its review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Centura or InfoSpinner, nor did it conduct a physical inspection of the properties and facilities of Centura or InfoSpinner. Hambrecht & Quist also assumed that neither Centura nor InfoSpinner was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Code for the stockholders of InfoSpinner and that the Merger will be accounted for as a pooling of interests.



    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth on page 33 herein does not purport to be a complete description of the presentation by Hambrecht & Quist to Centura's Board of Directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the analyses and summary set forth on page 33 herein must be considered as a whole. Selecting portions of the analyses or summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Centura Board of Directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Centura and InfoSpinner. The analyses performed by Hambrecht & Quist are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

                              THE CENTURA MEETING

DATE, TIME AND PLACE OF MEETING


    The Centura Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood Shores, California 94065 on March 31, 1997 at 1:30 p.m., local time.


PURPOSES OF THE CENTURA MEETING

    At the Centura Meeting, holders of Centura Common Stock will consider and vote upon proposals (i) to approve and adopt the Merger Agreement and approve the Merger and (ii) to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    THE CENTURA BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE MEETING; PROXIES


    The Centura Board of Directors has fixed the close of business on February 28, 1997 as the record date for determining holders entitled to notice of and to vote at the Centura Meeting (the "Centura Record Date"). As of the Centura Record Date there were 13,763,760 shares of Centura Common Stock issued and outstanding held of record by approximately 466 shareholders. Each Centura Shareholder is entitled to one vote for each share of Centura Common Stock held as of the Centura Record Date.


    All shares of Centura Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CENTURA COMMON STOCK WILL BE VOTED IN FAVOR OF ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Centura, by signing and returning a later dated proxy, or by voting in person at the Centura Meeting (however, mere attendance at the Centura Meeting will not in and of itself have the effect of revoking the proxy).

    Votes cast by proxy or in person at the Centura Meeting will be tabulated by the Inspector of Elections appointed for the meeting, who will determine whether a quorum is present. In general, California law provides that a quorum consists of a majority of shares entitled to vote, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of shares represented and voting at the meeting will be required under California law to approve the Merger. Where, as to any matter submitted to the shareholders for a vote, proxies are marked as abstentions (or shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as voting with respect to that matter. With respect to the vote on the Merger, abstentions and broker nonvotes will have the effect of a vote against the Merger Agreement, since they represent one less vote for approval.

SOLICITATION OF PROXIES

    The costs of soliciting proxies from holders of Centura Common Stock will be borne by Centura. Centura may solicit proxies otherwise than by use of the mail, and certain officers and regular employees of Centura, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. Centura will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of all of the outstanding shares of Centura Common Stock is necessary to constitute a quorum at the Centura Meeting.

REQUIRED VOTE

    Under the California General Corporation Law (the "CGCL"), approval and adoption of the Merger Agreement and the approval of the Merger will require the affirmative vote of a majority of the shares of Centura Common Stock outstanding on the Centura Record Date.


    As of the Centura Record Date, Centura directors, executive officers and their affiliates may be deemed to be the beneficial owners of approximately 9.7% of the outstanding shares of Centura Common Stock. Each of the directors and executive officers of Centura has entered into irrevocable proxy agreements with InfoSpinner pursuant to which each has agreed to vote all shares of Centura Common Stock over which such shareholder has voting control in favor of the Merger Agreement and the Merger. Such shareholders hold approximately 5.2% of the currently outstanding shares of Centura Common Stock.

                            THE INFOSPINNER MEETING

DATE, TIME AND PLACE OF MEETING


    The InfoSpinner Meeting will be held at InfoSpinner's principal offices at 1222 E. Arapaho Road, Suite 320, Richardson, Texas 75081 on March 31, 1997 at 1:30 p.m., local time.


PURPOSE OF THE INFOSPINNER MEETING

    At the InfoSpinner Meeting, holders of InfoSpinner Common Stock will consider and vote upon proposals (i) to approve and adopt the Merger Agreement and approve the Merger and (ii) to transact such other business as may properly come before the meeting.

    THE INFOSPINNER BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE MEETING; PROXIES


    The InfoSpinner Board of Directors has fixed the close of business on February 28, 1997 as the record date for determining holders entitled to notice of and to vote at the InfoSpinner Meeting (the "InfoSpinner Record Date"). As of the InfoSpinner Record Date, there were 6,030,000 shares of InfoSpinner Common Stock issued and outstanding and held by 23 stockholders of record, and 1,193,265 shares of InfoSpinner Preferred Stock issued and outstanding and held by 6 stockholders of record. Holders of shares of InfoSpinner Common Stock are entitled to one vote per share, and holders of shares of InfoSpinner Preferred Stock, voting as if converted into InfoSpinner Common Stock, are entitled to one vote per share at the InfoSpinner Meeting. The InfoSpinner Common Stock and InfoSpinner Preferred Stock are referred to collectively herein as the "InfoSpinner Capital Stock."


    All properly executed proxies that are not revoked will be voted at the InfoSpinner Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval and adoption of the Merger Agreement and the Merger, and as the proxy holders deem advisable on any other proposals submitted to a vote, in accordance with the recommendations of the InfoSpinner Board of Directors. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the InfoSpinner Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of InfoSpinner stating that the proxy is revoked, or by attending the InfoSpinner Meeting and voting in person (however, mere attendance at the meeting will not in and of itself have the effect of revoking the proxy).

    Votes cast by proxy or in person at the InfoSpinner Meeting will be tabulated by the Inspector of Elections appointed for the meeting. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the Merger and the Merger Agreement.

SOLICITATION OF PROXIES

    The costs of soliciting proxies from holders of InfoSpinner Capital Stock will be borne by InfoSpinner. In addition to solicitation by mail, the directors, officers and employees of InfoSpinner may, without additional compensation, solicit proxies from stockholders by telephone, facsimile or letter or in person.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of all of the outstanding shares of InfoSpinner Common Stock and InfoSpinner Preferred Stock is necessary to constitute a quorum at the InfoSpinner Meeting.

REQUIRED VOTE

    Under the DGCL and InfoSpinner's Certificate of Incorporation, as amended, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the total number of votes entitled to be cast by holders of InfoSpinner Common Stock and holders of InfoSpinner Preferred Stock, voting together as a single class.


    Certain stockholders and the executive officers and directors of InfoSpinner have agreed to vote all of the shares of InfoSpinner Capital Stock owned or controlled by them in favor of the Merger and the Merger Agreement. On the Record Date, such stockholders and such executive officers and directors owned approximately 70.5%, of all then outstanding shares of InfoSpinner Common Stock and Preferred Stock. See "The Merger--Voting and Affiliate Agreements." In addition, it is a condition to the closing of the Merger that holders of at least 95% of the InfoSpinner Common Stock and 95% of each series of InfoSpinner Preferred Stock issued and outstanding immediately prior to the Closing Date have voted such shares for approval of the Merger and may not be deemed to be dissenters' shares. This condition may be waived by Centura. See "The Merger--Delaware Appraisal Rights" and "The Merger Agreement-- Conditions to the Merger."


    THE MATTERS TO BE CONSIDERED AT THE CENTURA MEETING AND THE INFOSPINNER MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF CENTURA AND STOCKHOLDERS OF INFOSPINNER. ACCORDINGLY, SHAREHOLDERS AND STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

              STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                             WITH THEIR PROXY CARDS

                                   THE MERGER


    THE DETAILED TERMS OF, AND CONDITIONS TO, THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENTS, COPIES OF WHICH ARE ATTACHED TO THIS PROSPECTUS/JOINT PROXY STATEMENT AS ANNEX A. The statements made herein with respect to the terms of the Merger and such related transactions are qualified by reference to the more complete information set forth in the Merger Agreements.


DESCRIPTION

    Under the Merger Agreement, IS Acquisition Corporation, a wholly owned subsidiary of Centura formed for the purpose of effectuating the Merger, will merge with and into InfoSpinner, which will continue as the surviving corporation. At the Effective Time of the Merger, each outstanding share (other than shares held by stockholders who properly exercise their appraisal rights available under Section 262 of the DGCL) and each outstanding share of Common Stock of InfoSpinner (assuming the conversion of all outstanding Preferred Stock into Common Stock prior to the effective time of the Merger on the basis of one share of Common Stock for each share of Preferred Stock) will be converted into and exchanged for a fraction of a share of Centura Common Stock (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing 4,500,000 by the number of shares of InfoSpinner Common Stock outstanding at the effective time of the Merger (assuming conversion of all Preferred Stock into Common Stock on the basis of one share of Common Stock for each share of Preferred Stock). Based on the number of shares of InfoSpinner Common Stock and Preferred Stock outstanding on January 6, 1997, the Exchange Ratio would be approximately
0.6230. See "The Merger Agreement--Conversion and Exchange of Shares."

BACKGROUND OF THE MERGER

    The founder of InfoSpinner, Keith A. Lowery, is a former engineering manager of Centura who was employed by Centura from early 1990 until late 1995, when he resigned from Centura on positive terms to found InfoSpinner and focus on the emerging market for Internet integration software.

    During 1996, as a part of its restructuring efforts, Centura announced the introduction of products designed to service the Internet and corporate Intranet marketplace, which is the same marketplace addressed by InfoSpinner. After brief discussions in the early fall of 1996, it became clear that a combination of technologies and/or operations would be desirable if appropriate terms could be reached.

    Initial discussions regarding a possible business combination of the two companies commenced in late October 1996. During a series of meetings occurring through mid-November, general terms and parameters of various business combinations were discussed. During that same period representatives of both companies worked together, under a mutual nondisclosure arrangement, to explore the business impact of these various business combinations.

    On November 22, 1996, Centura retained Hambrecht and Quist LLC to advise Centura with regard to a possible business combination of the two companies and to advise Centura's Board of Directors regarding the fair valuation of InfoSpinner and the impact on Centura operations of the various business combinations.

    A tentative understanding on terms was reached during the middle of December 1996, subject to review by the Boards of Directors of both companies and further subject to Hambrecht & Quist's ability to render a fairness opinion from a financial standpoint.

    On December 13, 1996, Centura's Board of Directors (except with Mr. Gupta dissenting) authorized Centura's management to negotiate definitive agreements to acquire InfoSpinner.

RECOMMENDATION OF CENTURA BOARD OF DIRECTORS; REASONS FOR MERGER

    The Centura Board of Directors has approved the Merger Agreement (except with Mr. Gupta dissenting). The Board believes that the terms of the Merger and the Merger Agreement are fair to, and in the best interests of, Centura and its shareholders, and recommends that shareholders of Centura vote FOR approval and adoption of the Merger and the Merger Agreement.

    The Centura Board of Directors based its approval of the Merger Agreement and its determination that the Merger Agreement is in the best interests of Centura and its shareholders upon a number of factors, including the following advantages of the Merger.


    COMPLIMENTARY PRODUCTS: Centura's Board of Directors believes that InfoSpinner's products complement Centura's existing product line and enable Centura to establish a strong position in the emerging Internet and corporate Intranet marketplace, which is widely discussed and anticipated to experience substantial growth.


    INCREASED MARKET PENETRATION: Centura's Board of Directors believes that InfoSpinners' products will enable Centura to expand its marketing efforts into a larger marketplace, including access to customers who have previously chosen products from some of Centura's competitors. Additionally, Centura's customer base, existing marketing organization and other resources will enable it to deliver InfoSpinner products to market in a manner that is more advantageous than that undertaken by InfoSpinner alone.

    EFFICIENCY OF OPERATIONS: Centura's Board of Directors believes that the combination of Centura's and InfoSpinner's engineering, marketing and operational personnel will enable both operations to more quickly service their respective products and customers.

    IMPACT OF OTHER PRODUCTS: Centura's Board of Directors believes that incorporating and integrating InfoSpinner's products with those of Centura will enable a redeployment of existing Centura resources to other projects and increase Centura's efficiency and competitiveness in other areas.


    The Board of Directors of Centura views the Merger as a means to increase the value of the combined companies to Centura's shareholders. In evaluating the proposed Merger, the Board of Directors of Centura considered and discussed a wide variety of factors, including the details of the Merger Agreement, Centura's and InfoSpinner's respective products and the synergies between those products and markets, the recent trading activity of Centura's stock and financial terms of the Merger Agreement. The Board of Directors of Centura also discussed each component of the Merger Agreement in light of its fairness to Centura's shareholders, projected dilution to existing Centura shareholders resulting from the issuance of the Merger Shares, the impact of the Merger on current employees of Centura, and the requirements for a tax-free transaction which could be accounted for as a pooling of interests. In addition, the Board of Directors of Centura considered the advantages and disadvantages that the Merger would present to Centura's achievement of its strategic objectives. As part of the evaluation process, the Board of Directors of Centura reviewed information about the business, operations and future prospects of both InfoSpinner and Centura, including Centura's recent operating results, the relative assets, revenues and results of operations of Centura and InfoSpinner, and the opinion of Centura's financial advisor, Hambrecht & Quist.



    The Board of Directors of Centura also considered the following potentially negative factors: (i) the potential disruption of Centura's business that might result from both employee uncertainty and customer uncertainty as a result of the Merger and during the combination of the operations of Centura and InfoSpinner; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on (A) Centura's revenues and operating results, and (B) Centura's ability to attract and retain key management, marketing and technical personnel; (iii) the possible effects of the public announcement of the Merger on the market price of Centura's Common Stock;
(iv) the risk that, despite the intentions and the efforts of the parties to reassure Centura's customers and distributors regarding the combined company's intention to support their future sales efforts, the announcement of the Merger could result in decisions by such customers or distributors to delay or cancel purchases of Centura products; (v) the risk that the anticipated benefits of the Merger will not be realized; (vi) other companies with significantly greater resources will enter this market and (vii) the other risks described above under "Risk Factors."

    After considering the foregoing factors, the Board of Directors of Centura (with Mr. Gupta dissenting) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the stockholders of Centura approve and adopt the Merger Agreement and the Merger. Mr. Gupta's dissent stemmed from his stated belief that much of the short-term revenue benefit to Centura, if any, associated with the Merger could be achieved through an OEM licensing agreement with InfoSpinner without the market and technological risks, financial cost, and operational issues resulting from the Merger. The Board considered Mr. Gupta's perspective, but rejected his position based on the analysis of management and Centura's outside advisors and the Board's determination that an immediate merger of the companies would, among other factors, enable Centura to establish a strong position in the emerging Internet and corporate Intranet marketplace, expand its marketing efforts into a potentially larger marketplace and determine the strategic development of the InfoSpinner technology. In view of the wide variety of factors considered, both positive and negative, the Board of Directors of Centura did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.


RECOMMENDATION OF INFOSPINNER BOARD OF DIRECTORS; REASONS FOR MERGER

    The Board of Directors of InfoSpinner has unanimously approved the Merger and the Merger Agreement. The Board believes that the terms of the Merger and the Merger Agreement are fair to, and in the best interests of, InfoSpinner and its stockholders, and unanimously recommends that stockholders of InfoSpinner vote FOR approval and adoption of the Merger and the Merger Agreement.

    The Board of Directors of InfoSpinner believes that the proposed Merger would afford InfoSpinner the following additional advantages and a greater opportunity to accomplish its strategic objectives:

        ECONOMIES OF SCALE. The Board of Directors of InfoSpinner believes that the combination of the two companies would allow InfoSpinner to realize economies of scale with respect to financial resources, product distribution channels, a larger installed base of customers and marketing visibility.

        COMPLEMENTARY REGIONAL MARKETING. As a result of the complementary geographical coverage of the marketing programs of the two companies, the Board of Directors of InfoSpinner believes that the combined company will be better positioned to market and distribute its products on a worldwide basis.

        ACCELERATED MARKET AWARENESS OF INFOSPINNER PRODUCTS. The Board of Directors of InfoSpinner believes that Centura's financial and marketing resources will enable the combined company to accelerate market awareness of InfoSpinner's products.

        SIMILAR CUSTOMER BASE. The Board of Directors of InfoSpinner believes that substantial benefits in joint marketing will result based on the similar customer profile of users of the two companies' products, coupled with the minimal overlap in functionality between the products, thus allowing the combined company to market more comprehensive software solutions to a larger identified customer base.

        ACCESS TO CAPITAL. The Board of Directors of InfoSpinner believes that Centura's current resources and access to public markets will allow InfoSpinner increased operating flexibility and the opportunity to pursue enhanced development activities.

        COMPLEMENTARY OPERATIONS. The Board of Directors of InfoSpinner believes that the businesses of Centura and InfoSpinner are complementary on all levels--strategic, operating, technical and marketing.

        EMPLOYEE RECRUITMENT AND RETENTION. The Board of Directors of InfoSpinner believes that, in addition to greater stability, a publicly traded company has greater ability to provide financial incentives in order to recruit and retain employees.

        STOCKHOLDER LIQUIDITY. The Board of Directors of InfoSpinner believes that the Merger will provide InfoSpinner stockholders with the ability to convert a currently illiquid investment into a liquid one with the opportunity to realize a future return based on the potential appreciation of Centura's Common Stock after the Merger.

    The Board of Directors of InfoSpinner believes that the prinicpal disadvantages of the proposed Merger are as follows:

        LOSS OF EXCLUSIVE OPPORTUNITY. InfoSpinner stockholders will lose the opportunity to develop and exploit InfoSpinner's products for their sole benefit. The combined company may make strategic decisions that differ from those that InfoSpinner would have made absent the Merger.

        DILUTION. InfoSpinner stockholders will suffer dilution in connection with the proposed Merger. Based on the capitalization of the companies as of the Record Date, InfoSpinner stockholders will own approximately 23% of the outstanding shares of the combined company.

    In evaluating the proposed Merger, the Board of Directors of InfoSpinner considered and discussed a wide variety of factors, including the details of the Merger Agreement, a description of Centura's business and the recent trading activity of Centura's stock. The Board of Directors of InfoSpinner also discussed each component of the Merger Agreement in light of its fairness to InfoSpinner's stockholders, the impact of the Merger on current employees of InfoSpinner, the availability of liquidity to InfoSpinner's stockholders, and the requirements for a tax-free transaction which could be accounted for as a pooling of interests. In addition, the Board of Directors of InfoSpinner considered the advantages and disadvantages that the Merger would present to InfoSpinner's achievement of its strategic objectives. As part of the evaluation process, the Board of Directors of InfoSpinner reviewed information about the business, operations and future prospects of both InfoSpinner and Centura, including Centura's recent operating results and product launch and InfoSpinner's current business plans.

    The Board of Directors of InfoSpinner also considered the following potentially negative factors: (i) the potential disruption of InfoSpinner's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the combination of the operations of Centura and InfoSpinner; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on (A) InfoSpinner's revenues and operating results, and (B) InfoSpinner's ability to attract and retain key management, marketing and technical personnel; (iii) the possible effects of the public announcement of the Merger on the market price of Centura's Common Stock; (iv) the risk that, despite the intentions and the efforts of the parties to reassure InfoSpinner's distributors regarding the combined company's intention to support their future sales efforts, the announcement of the Merger could result in decisions by such distributors to delay or cancel purchases of InfoSpinner products; (v) the risk that the anticipated benefits of the Merger will not be realized; (vi) the risk that the Merger may not qualify as a pooling of interests for accounting purposes and financial reporting purposes; and (vii) the other risks described above under "Risk Factors."

    After considering the foregoing factors, the Board of Directors of InfoSpinner unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the stockholders of InfoSpinner approve and adopt the Merger Agreement and the Merger. In view of the wide variety of factors considered, both positive and negative, the board of Directors of InfoSpinner did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF FINANCIAL ADVISOR TO CENTURA


    Centura engaged Hambrecht & Quist LLC ("Hambrecht & Quist") to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to Centura of the consideration to be paid by Centura in connection with the Merger. The number of shares of Centura Common Stock comprising the Merger consideration was determined as the result of arms-length negotiation between Centura and InfoSpinner management. It was not based on a recommendation from Hambrecht & Quist. Hambrecht & Quist rendered its oral opinion to Centura's Board of Directors, subsequently confirmed in writing on January 6, 1997, that, as of such date, the consideration to be paid by Centura pursuant to the Merger Agreement is fair to Centura from a financial point of view. The fairness opinion of Hambrecht & Quist will not be updated to the closing of the merger and therefore the delivery of the Hambrecht & Quist opinion to the Centura Board of Directors should not be used by Centura shareholders to evaluate the Merger. A COPY OF HAMBRECHT & QUIST'S OPINION DATED JANUARY 6, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATION OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. CENTURA STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. Stockholders should note that the opinion was written for the information of the Board of Directors in connection with their evaluation of the Merger. No limitations were placed on Hambrecht & Quist by the Board of Directors of Centura with respect to the investigation made or the procedures followed in preparing and rendering its opinion.



    In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of Centura for recent years and interim periods to date and certain other relevant financial and operating data of Centura made available to Hambrecht & Quist from published sources and from the internal records of Centura; (ii) reviewed certain internal financial and operating information, including certain projections, relating to Centura prepared by the management of Centura (including preliminary revenue and cost projections prepared by management); (iii) discussed with certain members of the management of Centura the business, financial condition and prospects of Centura; (iv) reviewed certain relevant financial and operating data of InfoSpinner made available to Hambrecht & Quist from the internal records of InfoSpinner; (v) reviewed certain internal financial and operating information, including certain projections relating to InfoSpinner prepared by the management of InfoSpinner (including preliminary revenue and cost projections prepared by management); (vi) discussed with certain members of the management of InfoSpinner the business, financial condition and prospects of InfoSpinner; (vii) reviewed the recent reported prices and trading activity for Centura's Common Stock and compared such information and certain financial information of Centura and InfoSpinner with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of Centura and InfoSpinner; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Merger Agreement; (x) discussed the tax and accounting treatment of the Merger with Centura and Centura's lawyers and accountants; and (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data Hambrecht & Quist deemed relevant.



    Hambrecht & Quist did not independently verify any of the information concerning Centura or InfoSpinner considered in connection with its review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In particular, Hambrecht & Quist did not modify or alter the projections provided to it by Centura relating to Centura and InfoSpinner. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Centura or InfoSpinner, nor did it conduct a physical inspection of the properties and facilities of Centura or InfoSpinner. Hambrecht & Quist also assumed that neither Centura nor InfoSpinner was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Code for the shareholders of Centura and that the Merger will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. See "Risk Factors--Limitation on Opinion of Financial Advisor to Centura."


    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to Centura's Board of Directors. In arriving at is opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Centura Board of Directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Centura and InfoSpinner. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

    The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to Centura's Board of Directors on January 6, 1997:


    ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES: Hambrecht & Quist compared selected historical and projected financial information of InfoSpinner to publicly traded companies Hambrecht & Quist deemed to be comparable to InfoSpinner. Such data and ratios included market value, market value to historical and projected net income, and net income growth rates. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to the historical and projected revenues and historical earnings before interest, taxes, depreciation and amortization. Companies used as comparables included Borland International, Inc., Cognos, Inc., Forte Software Inc., Informix Corp., INTERSOLV, Inc., Object Design, Inc., OneWave, Inc., Oracle Corp., Progress Software Corp., Seer Technologies, Inc., Sybase, Inc., Visigenic Software Inc. and VMARK Software, Inc. The foregoing multiples were applied to estimated financial results of InfoSpinner for the twelve-month period ended December 31, 1996 and projected financial results of InfoSpinner based on Centura management estimates for InfoSpinner for calendar 1997 and 1998. Hambrecht & Quist determined that the average multiple of the last-twelve-months revenues for these companies was 5.4. Hambrecht & Quist determined that the average multiple of last-twelve-months earnings before interest, taxes, depreciation and amortization for these companies was 39.7. Hambrecht & Quist determined that, for the expected results for calendar year 1997, the average multiple of revenues for these companies was 3.3. Hambrecht & Quist determined that for the expected results for calendar year 1997, the average multiple of net income for these companies was 46.0. Hambrecht & Quist determined that for the expected results for calendar year 1998, the average multiple of net income for these companies was 24.3. Hambrecht & Quist also analyzed InfoSpinner's projected 1997 and 1998 revenues utilizing the last-twelve-months revenue multiple above, discounting at rates of 50%--100% to present value. This discount was deemed by Hambrecht & Quist to be reasonable based on the return on investment typically expected by venture investors investing in early stage growth companies similar to InfoSpinner. Based on the analysis of publicly traded comparable companies, InfoSpinner's implied equity value ranged from approximately $16 million to approximately $60 million. This compared with an implied value of $15.2 million of InfoSpinner in the Merger, based on the closing price of Centura Common Stock on January 6, 1997.


    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS: Hambrecht & Quist compared the proposed merger with selected comparable merger and acquisition transactions. This analysis included 14 comparable public and private company transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. Multiples analyzed included consideration offered to historical revenue, to historical cash flow from operations, to historical earnings before interest, taxes, depreciation and amortization, to historical earnings before interest and taxes, to historical net income and to historical book value. Selected transactions analyzed include Atria Software, Inc./Pure Software, Inc., Open Environment Corp./Borland International, Inc., Assets of IRI Software/Oracle Corp., Digitalk, Inc./ParcPlace Systems, Inc., Trinzinc Corp./Platinum Technology, Inc., Easel Corp./VMARK Software, Inc., Powersoft Corp./Sybase, Inc., DEC Database Division/Oracle Corp., ASK Group Inc./Computer Associates International Inc., Q+E Software/ INTERSOLV Inc., Uniface Holding B.V./Compuware Corp., Gain Technology, Inc./Sybase, Inc., Ashton-Tate Corp./Borland International, Inc., and Ingres Corp./ASK Computer Systems, Inc. The consideration offered in the foregoing transactions was an average multiple of 3.8 times revenue, 34.5 times earnings before depreciation, interest and taxes, 45.7 times earnings before interest and taxes, 79.6 times net income, 7.9 times book value and 32.5 times cash flow from operations. Since InfoSpinner is a newly-formed company, it does not have meaningful historical results to which to apply the above multiples. However, Hambrecht & Quist also analyzed InfoSpinner's projected 1997 and 1998 revenues utilizing the revenue multiple above, discounting at rates of 50%--100% to present value. The other multiples and other historical financial data derived from the transactions deemed comparable were displayed only to provide background information and context on the transactions shown and were not employed directly in the valuation process. This discount was deemed by Hambrecht & Quist to be reasonable based on the return on investment typically expected by venture investors investing in early stage growth companies similar to InfoSpinner. Based on the analysis of selected merger and acquisition transactions, InfoSpinner's implied equity value, calculated by multiplying the revenue multiple times the projected revenues and applying the 50%-100% discount, ranged from approximately $12 million to $32 million. This compared with an implied value of $15.2 million of InfoSpinner in the Merger as of the date of the Hambrecht & Quist opinion.



    CONTRIBUTION ANALYSIS: Hambrecht & Quist analyzed the contribution of each of Centura and InfoSpinner, excluding any synergies, to certain financial statement categories of the pro forma combined company, including revenue, gross profit, operating income, and net income. This analysis was based on the preliminary internal projected revenue and expense data provided to Hambrecht & Quist by Centura, and Hambrecht & Quist assumed the accuracy of these projections. This contribution analysis was then compared to the pro forma ownership percentage of Centura and InfoSpinner stockholders in the pro forma combined company. Hambrecht & Quist examined the expected contributions to the combined company's revenues, gross profit, operating income and pro forma net income by Centura for 1998 derived from Centura management estimates, and by InfoSpinner for 1998 derived from Centura management estimates. Hambrecht & Quist observed that Centura stockholders are expected to own approximately 77% of the combined company equity at the close of the Merger, and the InfoSpinner stockholders are expected to own approximately 23% of the combined company at the close of the Merger. In 1998, it was estimated that Centura and InfoSpinner would have contributed approximately 80% and 20%, respectively, of the combined revenues; approximately 79% and 21%, respectively, of the combined gross profit; approximately 70% and 30%, respectively, of the combined operating income; and approximately 70% and 30%, respectively, of the combined pro forma net income.


    DISCOUNTED CASH FLOW ANALYSIS: Hambrecht & Quist analyzed the theoretical valuation of InfoSpinner based on the unleveraged discounted cash flow of the projected financial performance estimates for InfoSpinner. However, because of the nature of InfoSpinner's business and the current market valuations for software companies, Hambrecht & Quist advised Centura's Board of Directors that this analysis did not provide meaningful information in the context analyzing the fairness from a financial point of view of the Merger.

    No company or transaction used in the above analyses is identical to Centura or InfoSpinner or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

    The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as ANNEX B to this Proxy Statement.


    Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Centura. In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Centura and has received fees for rendering these services. In the most recent two fiscal years, Hambrecht & Quist has not received any payments from Centura for its services. Hambrecht & Quist was a managing underwriter for the initial public offering in February 1993 of Centura when it operated under the name Gupta Corporation. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Centura and receives customary compensation in connection therewith, and has provided research coverage for Centura. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Centura for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Centura.


    Pursuant to an engagement letter dated November 22, 1996, Centura has agreed to pay Hambrecht & Quist a fee of $150,000 upon the delivery of this fairness opinion. Additionally, Centura has agreed to issue Hambrecht & Quist a warrant (to be delivered within a reasonable period of time following the execution of the Merger Agreement) to acquire 100,000 shares of Centura Common Stock at $3.125 per share, such warrant to vest in full only upon completion of the Merger. The warrant shall have a term of 5 years. Centura also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides for the Merger of Merger Sub with and into InfoSpinner. As a result of the Merger, Merger Sub will cease to exist as a corporation and InfoSpinner will be the surviving corporation and a wholly owned subsidiary of Centura.

    The Merger Agreement provides that the Merger will become effective when the Certificate of Merger, together with certain required officers' certificates, shall have been filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law (the "Effective Time"). See "--Conditions to the Merger." It is anticipated that, if the Merger is approved at the Meetings and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur on a date as soon as practicable after the Meetings have been held.

MANNER AND BASIS OF CONVERTING INFOSPINNER SECURITIES

    CONVERSION OF INFOSPINNER STOCK. At the Effective Time of the Merger, each outstanding share of InfoSpinner Common Stock and InfoSpinner Preferred Stock will be converted into that number of shares of Centura Common Stock determined in accordance with the provisions, definitions and conversion formulas set forth below.


    Each share of InfoSpinner Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) will be canceled and extinguished and converted automatically into the right to receive a number of shares of Centura Common Stock equal to the Common Stock Conversion Ratio (as defined below). Each share of InfoSpinner Series A Preferred Stock ("Series A") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and converted automatically into the right to receive a number of shares of Centura Common Stock equal to the Series A Preferred Stock Conversion Ratio (as defined below). Each share of InfoSpinner Series B Preferred Stock ("Series B") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and converted automatically into the right to receive a number of shares of Centura Common Stock equal to the Series B Preferred Stock Conversion Ratio (as defined below). The Common Stock Conversion Ratio, the Series A Preferred Stock Conversion Ratio and Series B Preferred Stock Conversion Ratio may hereinafter be referred to collectively as the "Conversion Ratios" or the "Exchange Ratios."



    In the event the Certificate Average Stock Price of Centura Common Stock falls below certain threshold levels (approximately $2.92 for the conversion of Series B and approximately $0.32 for the conversion of Series A), the holders of Series B and Series A will most likely not convert their shares of Preferred Stock into Common Stock in order to retain the liquidation preference amounts associated with such shares of Preferred Stock. In accordance with the InfoSpinner Restated Certificate of Incorporation (the "Certificate"), the holders of InfoSpinner Preferred Stock will receive shares of Centura Common Stock in proportion to the liquidation preference amount of each series of Preferred Stock held by such holders. Such amounts will be paid prior to any payment of shares of Centura Common Stock to holders of InfoSpinner Common Stock. Specifically, the number of shares of Centura Common Stock to be received by holders of Series A and Series B will depend on the Series A Preferred Stock Conversion Ratio and the Series B Preferred Stock Conversion Ratio.



    Both the Series A Preferred Stock Conversion Ratio and the Series B Preferred Stock Conversion Ratio provide for alternative ways to calculate the number of shares of Centura Common Stock to be received by holders of Series A and Series B, respectively, to ensure that such holders will receive, at a minimum, the number of shares of Centura Common Stock equal in value (based on the Certificate Average Stock Price) to the respective liquidation values of the Series A and Series B set forth in the Certificate prior to any distribution of Centura Common Stock to holders of InfoSpinner Common Stock. The Series B Preferred Stock Conversion Ratio is equal to the greater of the Series B Liquidation Preference set forth in the Certificate ($1.82) divided by the Certificate Average Stock Price of Centura Common Stock (the "Series B Liquidation Ratio") or the Common Stock Conversion Ratio and the Series A Preferred Stock Conversion Ratio is equal to the greater of the Series A Liquidation Preference set forth in the Certificate ($0.20) divided by the Certificate Average Stock Price of Centura Common Stock (the "Series A Liquidation Ratio") or the Common Stock Conversion Ratio. The Series B Liquidation Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price falls below $2.92 and the Series A Liquidation Ratio will exceed 0.6230 in the same proportion that the Certificate Average Stock Price falls below $0.32. The Common Stock Conversion Ratio will be reduced proportionally to offset the increased value of either or both of the Preferred Stock Conversion Ratios. If the Certificate Average Stock Price of Centura Common Stock exceeds the Series B and Series A thresholds of $2.92 and $0.32, respectively, the Common Stock Conversion Ratio will be greater than both the Series B Liquidation Ratio and the Series A Liquidation Ratio, and it is anticipated that holders of

Series B and Series A will elect to convert their InfoSpinner Preferred Stock to Common Stock and receive their pro rata share of the Merger consideration based on the Common Stock Conversion Ratio.



    Pursuant to the definitions set forth below, the Series A and Series B conversion thresholds are calculated as follow:



1.  The Series A Preferred Stock Conversion Ratio will be the greater of:



    (A) $.20 + unpaid dividends (=$0) / Certificate Average Stock Price or



    (B) Common Stock Conversion Ratio (=$0.6230) x $0.20/$0.20 = $0.6230



Therefore, for 1(A) to apply, the Certificate Average Stock Price must be less than $.32 per share.



2.  The Series B Preferred Stock Conversion Ratio will be the greater of:



    (A) $1.82 + unpaid dividends (=$0) / Certificate Average Stock Price or



    (B) Common Stock Conversion Ratio (=$0.6230) x $1.82/$1.82 = $0.6230



Therefore, for 2(A) to apply, the Certificate Average Stock Price must be less than $2.92 per share.



    If, for example, the Certificate Average Stock Price equals or is higher than $3.00 per share, the calculation under 1(A) equals a maximum 0.0667 and the calculation under 2(A) equals a maximum of 0.6067, and the holders of InfoSpinner Series A and Series B will choose to convert their Series A and Series B to Common Stock and benefit from the higher exchange ratio of 0.6230.



    If the Certificate Average Stock Price equals $2.00 per share, the calculation under 1(A) above equals 0.10 and the calculation under 2(A) above equals 0.91. Therefore, the holders of InfoSpinner Series A will choose to convert their Series A to Common Stock and benefit from the higher exchange ratio of .593001 (as calculated below). The holders of Series B, however, will choose to convert their Series B to shares of Centura Common Stock at the exchange rate of 0.91 (the Series B Liquidation Ratio), and will therefore be eligible to receive a maximum of 621,771 shares of Centura Common Stock (683,265 Series B Preferred Shares x 0.91).



    The Common Stock Conversion Ratio will be recalculated as follows:



(Aggregate Stock Number less shares issued to Series B Holders pursuant to the Series B Liquidation Ratio) divided by (total number of shares of InfoSpinner capital stock outstanding less the number of shares of Series B converted at the Series B Liquidation Ratio):



(4,500,000 - 621,771 = 3,878,229) / (7,223,265 - 683,265 = 6,540,000) = 0.593001



Therefore, the 6,030,000 shares of InfoSpinner Common Stock outstanding will be converted at the exchange rate of 0.593001 into a maximum of 3,575,798 shares of Centura Common Stock, and the 510,000 shares of Series A outstanding will be converted at the exchange rate of 0.593001 into a maximum of 302,431 shares of Centura Common Stock. Not including fractional shares, the total number of shares of Centura Common Stock issued will be 4,500,000 (= 621,771 + 3,575,798 + 302,431).



    If the Certificate Average Stock Price equals $1.00 per share, the calculation under 1(A) above equals 0.20 and the calculation under 2(A) above equals 1.82. The holders of Series B will again choose to convert their Series B to shares of Centura Common Stock at the exchange rate of 1.82 (the Series B Liquidation Ratio), and will be eligible to receive a maximum of 1,243,542 shares of Centura Common Stock (683,265 Series B Preferred Shares x 1.82).



    The Common Stock Conversion Ratio will be recalculated as follows:



(4,500,000 - 1,243,542 = 3,256,458) / (7,223,265 - 683,265 = 6,540,000) =
0.497929



Therefore, the 6,030,000 shares of InfoSpinner Common Stock outstanding will be converted at the exchange rate of 0.497929 into a maximum of 3,002,514 shares of Centura Common Stock, and the 510,000 shares of Series A outstanding will be converted at the exchange rate of 0.497929 into a maximum of 253,944 shares of Centura Common Stock. Not including fractional shares, the total number of shares of Centura Common Stock issued will be 4,500,000 (= 1,243,542 + 3,002,514 + 253,944).

The following Table summarizes the impact of a change in the Certificate Average Stock Price:



As of February 28, 1997:

Number of Centura Shares to be issued:                             4,500,000
Number of shares of InfoSpinner:
  Common Stock                                                     6,030,000
  Series A                                                           510,000
  Series B                                                           683,265



  CERTIFICATE AVERAGE        SHARES RECEIVED BY        SHARES RECEIVED BY        SHARES RECEIVED BY
      STOCK PRICE              COMMON HOLDERS           SERIES A HOLDERS          SERIES B HOLDERS
------------------------  ------------------------  ------------------------  ------------------------
    $2.92 or higher              3,756,611                  317,723                   425,665
         $2.00                   3,575,798                  302,431                   621,771
         $1.00                   3,002,514                  253,944                  1,243,542



InfoSpinner Preferred Stockholders who have executed Affiliate Agreements and irrevocable proxies to vote for the Merger are Robert L. West and Evelyn West. However, they hold Series A stock and no Series B stock. No holder of InfoSpinner Preferred Stock has entered into a binding agreement to convert such shares into InfoSpinner Common Stock prior to consummation of the Merger.


    "AGGREGATE STOCK NUMBER"  means 4,500,000 shares.

    "CERTIFICATE AVERAGE STOCK PRICE" means the average of the closing sale prices of Centura Common Stock reported in the Wall Street Journal, on the basis of information provided by the Nasdaq National Market during the thirty-day period ending three days prior to the Effective Time.

    "COMMON STOCK CONVERSION RATIO" means the amount equal to the quotient obtained by dividing (i) the Aggregate Stock Number by (ii) the Total Pre-Merger Common Stock Equivalents; provided, however, that for purposes of calculating the Common Stock Conversion Ratio, the Aggregate Stock Number shall be reduced by the total number of shares of Centura Common Stock to be issued upon conversion of InfoSpinner Series A Preferred Stock if the Series A Preferred Stock Conversion Ratio is determined to be equal to the Series A Liquidation Ratio and shall be reduced by the total number of shares of Centura Common Stock to be issued upon conversion of InfoSpinner Series B Preferred Stock if the Series B Preferred Stock Conversion Ratio is determined to be equal to the Series B Liquidation Ratio.

    "DISSENTING SHARES" means any shares of InfoSpinner capital stock held by an InfoSpinner stockholder who has demanded and perfected appraisal rights for such shares in accordance with DGCL and who has not, as of the Effective Time, withdrawn or lost such appraisal rights.

    "SERIES A PREFERRED STOCK CONVERSION RATIO" means an amount equal to the greater of (A) the quotient (such quotient, "The Series A Liquidation Ratio") obtained by dividing (i) the sum of $0.20 (appropriately adjusted to reflect the occurrence prior to the Effective Time of any stock split or combination or the like of InfoSpinner Series A Preferred Stock or dividend of InfoSpinner Series A Preferred Stock, or the like) and the declared but unpaid dividends on one share of Series A Preferred Stock computed as of the Effective Time (such sum the "Series A Liquidation Preference") by (ii) the Certificate Average Stock Price or (B) the product of (i) the Common Stock Conversion Ratio (assuming no reduction in the Total Pre-Merger Common Stock Equivalents), and (ii) $0.20 divided by the then applicable conversion price for the InfoSpinner Series A Preferred Stock (as set forth in Section 4 of Article III of InfoSpinner's Certificate of Incorporation).


    "SERIES B PREFERRED STOCK CONVERSION RATIO" means an amount equal to the greater of (A) the quotient (such quotient, the "Series B Liquidation Ratio") obtained by dividing (i) the sum of $1.82

(appropriately adjusted to reflect the occurrence prior to the Effective Time of any stock split or combination of InfoSpinner Series B Preferred Stock, dividend of InfoSpinner Series B Preferred Stock, or the like) and the declared but unpaid dividends on one share of Series B Preferred Stock computed as of the Effective Time (such sum, the "Series B Liquidation Preference") by (ii) the Certificate Average Stock Price or (B) the product of (i) the Common Stock Conversion Ratio (assuming no reduction in the Total Pre-Merger Common Stock Equivalents), and (ii) $1.82 divided by the then applicable conversion price for InfoSpinner Series B Preferred Stock (as set forth in Section 4 of Article III of InfoSpinner Certificate of Incorporation).


    "TOTAL PRE-MERGER COMMON STOCK EQUIVALENTS" means the total number of shares of outstanding InfoSpinner Common Stock immediately prior to the Effective Time. For purposes of this definition, all shares of InfoSpinner Common Stock issuable upon exercise of options or upon conversion, exchange or exercise of other securities or other rights outstanding immediately prior to the Effective Time (regardless of whether then exercisable, convertible or exchangeable), shall be deemed outstanding; provided, however, that for purposes of calculating Total Pre-Merger Common Stock Equivalents, the shares of InfoSpinner Common Stock issuable upon conversion of InfoSpinner Series A Preferred Stock shall not be deemed to be outstanding if the Series A Conversion Ratio is determined to be equal to the Series A Liquidation Ratio and the shares of InfoSpinner Common Stock issuable upon conversion of InfoSpinner Series B Preferred Stock shall not be deemed to be outstanding if the Series B Conversion Ratio is determined to be equal to the Series B Liquidation Ratio.

    FRACTIONAL SHARES. No fractional shares shall be issued by Centura in the Merger. Each stockholder of InfoSpinner otherwise entitled to a fractional interest shall receive an amount of cash in lieu thereof determined by multiplying the fractional share interest to which the stockholder would otherwise be entitled by the closing price of Centura Common Stock on the Closing Date as reported on the Nasdaq National Market.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

    InfoSpinner will become a wholly-owned subsidiary of Centura as a result of the Merger. Following the Merger, Samuel M. Inman, President and Chief Executive Officer of Centura, will serve as President and Chief Executive Officer of the combined company. Keith Lowery, currently InfoSpinner's Vice President and Chief Technical Officer, will serve as the Senior Internet Technology Architect of the combined company and report to Earl M. Stahl, Senior Vice President, Engineering and Chief Technical Officer of Centura.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Keith A. Lowery, Vice President and Chief Technical Officer and a director of InfoSpinner, has entered into an employment agreement and noncompetition agreement with Centura. Under the employment agreement, Mr. Lowery will become Senior Internet Technology Architect of Centura, will receive a base salary of $9,808.33 per month and will be eligible for participation in Centura's management bonus plan. The term of the employment agreement is three years, with earlier termination permitted upon thirty days prior written notice to the other party. Premature termination of employment by Centura without valid cause (as defined in such employment agreements) obligates Centura to pay severance payments equal to Mr. Lowery's then-current salary, for a period of six months from termination.

    Under the non-competition agreement, Mr. Lowery is restricted from engaging in activities on behalf of himself or related commercial entities with respect to participating in any business that engages in the designing, developing, marketing, or selling of software products that offer feature sets similar to the current InfoSpinner and Centura products. Such restriction is effective for a period of three years from the closing of the Merger. Certain other employees of InfoSpinner have entered into employment and noncompetition agreements with Centura, in substantially identical form except for provisions relating to compensation and duties. By their terms, these agreements become effective upon the closing of the Merger.

    Consummation of the Merger will cause InfoSpinner's right of repurchase to automatically lapse with respect to all unvested shares of InfoSpinner Common Stock held by Mr. Lowery, John N. Berens, Vice President of Marketing of InfoSpinner and Yoshi Noguchi, a director of InfoSpinner.

    Beacon Information Technology Ltd. ("Beacon"), which owns 663,265 shares of InfoSpinner Series B Preferred Stock, has entered into a Master Distributorship Agreement with InfoSpinner dated October 25, 1996 pursuant to which Beacon has the right to distribute certain of InfoSpinner's products in Japan.

    Centura and InfoSpinner have entered into a Distribution Agreement designed to govern the commercial relationship between the companies during the period prior to the Effective Time and in the event that the Merger is not consummated. Pursuant to the Distribution Agreement, InfoSpinner has granted Centura a nonexclusive, nontransferable worldwide right to reproduce, market and license use of certain InfoSpinner products during a three-year term. If the Merger is not consummated for certain reasons, Centura has the right to terminate the Distribution Agreement. Under terms of the Distribution Agreement, Centura has agreed to pay to InfoSpinner prepaid royalties totaling $1,250,000 over the period ending March 1998.

VOTING AND AFFILIATE AGREEMENTS


    The officers and directors of Centura and the officers, directors and affiliates of InfoSpinner (each, a "Shareholder" or "Stockholder") have entered into irrevocable proxy agreements dated January 6, 1997 (each, a "Voting Agreement"), pursuant to which each Shareholder or Stockholder agreed, among other things, to vote all shares of Centura Common Stock or InfoSpinner capital stock ("InfoSpinner Capital Stock"), as applicable, over which such Shareholder or Stockholder has voting control in favor of the Merger Agreement and the Merger, and, with respect to the InfoSpinner Stockholders, to vote all shares of InfoSpinner Capital Stock over which such Stockholder has voting control against approval of any other agreement providing for or proposal authorizing a merger, consolidation or other business combination of InfoSpinner with any person or entity other than Centura. See "Centura Principal Shareholders" and "InfoSpinner Principal Stockholders" for the number of shares of Centura Common Stock and InfoSpinner Capital Stock held by each of the respective Shareholders and Stockholders. In addition, the officers and directors of Centura and the officers, directors and affiliates of InfoSpinner have executed affiliate agreements dated January 6, 1997 (each, an "Affiliate Agreement") pursuant to which each Shareholder or Stockholder has agreed not to sell, assign, transfer or otherwise dispose of any shares of InfoSpinner Capital Stock and Centura Common Stock from the date of such Affiliate Agreements until the date on which the combined company releases financial results covering at least thirty days of combined operations of Centura and InfoSpinner. As of the Record Date, the Shareholders collectively hold 702,488 shares of Centura Common Stock, or 5.1% of all outstanding shares of Centura Common Stock and the Stockholders collectively hold 4,640,000 shares of InfoSpinner Common Stock, or 76.9% of all outstanding shares of InfoSpinner Common Stock, and 450,000 shares of InfoSpinner Preferred Stock, or 37.7% of all outstanding shares of InfoSpinner Preferred Stock.


    Certain "affiliates" (as that term is defined in Rule 145 under the Securities Act) of Centura and InfoSpinner have entered into agreements restricting the sale or disposition of their shares of Centura Common Stock received in the Merger so as to comply with the requirements of the securities laws, in the case of affiliates of InfoSpinner, and with the requirements for "pooling of interests" accounting, in the case of affiliates of both InfoSpinner and Centura.

DELAWARE APPRAISAL RIGHTS

    THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER DELAWARE LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (the "DGCL"), THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX C.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. AN INFOSPINNER STOCKHOLDER WHO SIGNS A PROXY CARD APPROVING AND AUTHORIZING THE MERGER AGREEMENT OR WHO RETURNS A BLANK EXECUTED PROXY WILL NOT HAVE A RIGHT TO DISSENT FROM THE AGREEMENT.

    Under the DGCL each InfoSpinner stockholder as of the InfoSpinner Record Date who does not vote in favor of the Merger is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of InfoSpinner Capital Stock ("InfoSpinner Shares") pursuant to Section 262 of the DGCL owned by such holder, if the Merger is consummated. Any InfoSpinner stockholder who elects to perfect such holder's appraisal rights and demands payment of the fair value of such holder's shares of InfoSpinner Stock must strictly comply with Section 262 of the DGCL. The following summary does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is attached as ANNEX C and is incorporated hereby reference. Any holder of shares of InfoSpinner Stock considering demanding appraisal rights is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the appraisal right and to receive the fair value of such holder's shares, the stockholder must not vote in favor of the Merger. A dissenting shareholder must either vote against the Merger or abstain from voting.

    If any stockholder elects to demand appraisal of his or her InfoSpinner Shares, the stockholder must satisfy each of the following conditions:

        (i) the stockholder must deliver to InfoSpinner a written demand for appraisal of his or her InfoSpinner Shares before the vote with respect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262); and

        (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's appraisal right in respect of the InfoSpinner Shares so voted and will nullify any previously filed written demands for appraisal).

    Within ten days after the Effective Time, InfoSpinner must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, but not thereafter, either InfoSpinner or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the InfoSpinner Shares held by all stockholders entitled to appraisal. InfoSpinner does not presently intend to file such a petition in the event there are dissenting stockholders. INASMUCH AS INFOSPINNER HAS NO OBLIGATION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY SUCH STOCKHOLDER'S PREVIOUSLY WRITTEN DEMAND FOR APPRAISAL. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the shares of Centura Common Stock to be issued to that stockholder pursuant to the conversion ratios set forth in the Merger Agreement (the "Merger Consideration").

    If any stockholder fails to comply with the above provisions and the Merger becomes effective, the stockholder will be entitled to receive the Merger Consideration as provided for in the Merger Agreement but will have no appraisal rights with respect to his or her InfoSpinner Shares.

    All demands for appraisal should be addressed to InfoSpinner at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California 94025, Attention: Scott C. Dettmer, Esq., before the vote on the Merger Agreement is taken at the InfoSpinner Meeting, and should be executed by, or on behalf of, the holder of record of the InfoSpinner Shares. The demand must reasonably inform InfoSpinner of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her InfoSpinner Shares.

    To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the InfoSpinner Shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such InfoSpinner Shares.

    If InfoSpinner Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the InfoSpinner Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds InfoSpinner Shares as a nominee for others, may exercise his or her right of appraisal with respect to the InfoSpinner Shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of InfoSpinner Shares as to which appraisal is sought. Where no number of InfoSpinner Shares is expressly mentioned, the demand will be presumed to cover all InfoSpinner Shares held in the name of such record owner.

    If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to InfoSpinner, InfoSpinner will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their InfoSpinner Shares. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded payment for their InfoSpinner Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to an appraisal, the Court will appraise the InfoSpinner Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment by InfoSpinner of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to InfoSpinner by such holders of the certificates representing such InfoSpinner Shares. In determining fair value, the Court is required to take into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger.

    Stockholders considering seeking appraisal should be aware that the fair value of their InfoSpinner Shares determined under Section 262 could be more, the same or less than the Merger Consideration that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their InfoSpinner Shares, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262.

    Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., InfoSpinner and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged PRO RATA against the value of all InfoSpinner Shares entitled to appraisal.

    Any stockholder who had demanded Appraisal rights will not, after the Effective Time, be entitled to vote InfoSpinner Shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such InfoSpinner Shares (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Merger Consideration pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of InfoSpinner, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Consideration without interest.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF SECTION 262 OF THE DGCL, STOCKHOLDERS OF INFOSPINNER WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

CALIFORNIA DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX D.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW ("CGCL") MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A CENTURA SHAREHOLDER WHO SIGNS A PROXY CARD APPROVING AND AUTHORIZING THE MERGER AGREEMENT OR WHO RETURNS A BLANK EXECUTED PROXY WILL NOT HAVE A RIGHT TO DISSENT FROM THE AGREEMENT. A CENTURA SHAREHOLDER WHO DESIRES TO EXERCISE HIS DISSENTER'S RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT TO CENTURA BEFORE THE DATE OF THE CENTURA MEETING. IN ADDITION, NO CENTURA SHAREHOLDER, UNDER ANY CIRCUMSTANCES, WILL HAVE A RIGHT TO DISSENT FROM THE AGREEMENT IF LESS THAN FIVE PERCENT (5%) OF THE OUTSTANDING SHARES OF CENTURA COMMON STOCK DO NOT PERFECT THEIR RIGHT TO DISSENT AND EXERCISE THEIR DISSENTERS' RIGHTS IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

    Under the CGCL each Centura shareholder as of the Centura Record Date who does not vote in favor of the Merger is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of Centura Stock pursuant to Chapter 13 of the CGCL owned by such holder if the Merger is consummated, provided that holders of at least 5% of the outstanding shares of Centura Common Stock file written demands for payment with Centura not later than the date of the Centura meeting and in the manner set forth in Chapter 13 of the CGCL. The fair value of such shares is determined as of January 6, 1997, the last day before the first announcement of the terms of the Merger. Any Centura shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares of Centura Stock must strictly comply with Chapter 13 of the CGCL.

The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the CGCL, the text of which is attached as ANNEX D and is incorporated herein by reference. Any holder of shares of Centura Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenting rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the right to dissent and receive the fair value of such holder's shares, the shareholder must not vote in favor of the Merger. A Centura dissenting shareholder must vote against the Merger.

    Prior to the Centura meeting, each Centura shareholder who elects to exercise dissenters' rights must make written demand upon Centura for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder. The Centura shareholder's demand must state the number and class of shares held of record by the Centura shareholder which the shareholder demands that Centura purchase, as well as a statement by the Centura shareholder as to what such holder claims the fair market value of such share was as of the day prior to the announcement of the Merger. The statement of fair market value constitutes an offer by the Centura shareholder to sell the shares at such price. Neither voting against, abstaining from voting nor failing to vote on the Merger constitutes such written demand.

    Within 10 days after the date of approval of the Merger, Centura will mail to each Centura shareholder who did not vote in favor of the Merger notice (the "Notice") of the approval of the merger by the Centura shareholders, accompanied by a copy of Sections 1300-1304 of the CGCL. The Notice shall also state the price determined by Centura to be the fair market value of the Centura Common Stock with respect to which dissenters' rights are properly exercised under Chapter 13 of the CGCL ("Centura Dissenting Shares") and a brief description of the procedure to be followed by a shareholder who elects to dissent.

    Within the same 30-day period following the mailing of the Centura Notice, the dissenting shareholder must submit to Centura for endorsement certificates for any shares which the Centura shareholder demands Centura purchase. If Centura and the Centura shareholder agree upon the price of the Centura Dissenting Shares, the dissenting Centura shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the Centura shareholder and Centura or the date the contractual conditions to the Merger are satisfied or waived.

    If Centura and the shareholder cannot agree as to the fair market value or as to the fact that such shares are Dissenting Shares, such Centura shareholder may file within six months of the date of mailing of the Notice a complaint with the California Superior Court for the County of San Mateo demanding judicial determination of such matters. Centura will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the Centura shareholder's rights as a dissenter are lost.

    Centura Dissenting Shares lose their status as such if (i) Centura abandons the Merger; (ii) the shares are transferred or are surrendered for conversion into shares of another class in accordance with the Articles of Incorporation;
(iii) the Centura shareholder and Centura do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the Centura Notice was mailed; or (iv) the dissenting Centura shareholder withdraws, with the consent of Centura, his demand for purchase of such shares.

    At the Effective Date, the shares of Centura held by a Centura shareholder exercising his dissenters' rights will be canceled, and such shareholder will be entitled to no further rights except the right to receive payment of the fair value of such holder's shares of Centura Capital Stock. However, if the Centura shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of Centura Capital Stock, such holder's shares of Centura Capital Stock will not be purchased by Centura as set forth above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material federal income tax considerations relevant to the Merger that are applicable to InfoSpinner stockholders. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Centura, InfoSpinner or InfoSpinner's stockholders as described herein.

    InfoSpinner stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular InfoSpinner stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who do not hold their InfoSpinner Capital Stock as capital assets or who acquired their shares in connection with stock options or in other compensatory transactions or who receive cash for their InfoSpinner Capital Stock pursuant to exercises of their dissenter's rights under the DGCL. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of InfoSpinner Capital Stock are acquired or shares of Centura Common Stock are disposed of, or the tax consequences of the assumption by Centura of outstanding options and warrants to acquire InfoSpinner Capital Stock. ACCORDINGLY, INFOSPINNER STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.


    Consummation of the Merger is conditioned upon receipt by Centura and InfoSpinner of opinions (the "Tax Opinions") from their respective legal counsel, Venture Law Group, a Professional Corporation, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"), in which case, subject to the assumptions, limitations and qualifications referred to herein and in the Tax Opinions, the Merger will have the following federal income tax consequences:



        (i) No gain or loss will be recognized by holders of InfoSpinner Capital Stock solely upon their receipt in the Merger of Centura Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Centura Common Stock).



        (ii) The aggregate tax basis of the Centura Common Stock received by InfoSpinner stockholders in the Merger (including any fractional share of Centura Common Stock not actually received and the Escrow Shares) will be the same as the aggregate tax basis of the InfoSpinner Capital Stock surrendered in exchange therefor (excluding the basis related to any fractional share for which a cash payment is received).



       (iii) The holding period of the Centura Common Stock received by each InfoSpinner stockholder in the Merger will include the period for which the InfoSpinner Capital Stock surrendered in exchange therefor was considered to be held, provided that the InfoSpinner Capital Stock so surrendered is held as a capital asset at the time of the Merger.



        (iv) Cash payments received by holders of InfoSpinner Capital Stock in lieu of a fractional share will be treated as if such fractional share of Centura Common Stock had been issued in the Merger and then redeemed by Centura. An InfoSpinner stockholder receiving cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in the fractional share.

        (v) Holders of InfoSpinner Capital Stock who exercise appraisal rights with respect to their shares of InfoSpinner Capital Stock and who receive payment for the shares in cash will generally recognize gain or loss measured by the difference between the amount of cash received and the stockholder's basis in the shares surrendered, if the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of InfoSpinner Capital Stock pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of Centura Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. If, however, a stockholder's sale for cash of InfoSpinner Capital Stock pursuant to an exercise of appraisal rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.



    Although Centura and InfoSpinner will, as a condition to closing of the Merger (which condition may be waived in the case of either party), receive Tax Opinions from their respective counsel to the effect that the Merger will qualify as a Reorganization, irrespective of such qualification a recipient of shares of Centura Common Stock will have taxable ordinary income to the extent that such shares were considered to be received in exchange for services or property or could have a taxable gain if such shares are received in exchange for property (other than solely for InfoSpinner Capital Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that an InfoSpinner stockholder was treated as receiving (directly or indirectly) consideration other than Centura Common Stock in exchange for such stockholder's InfoSpinner Capital Stock.


    The parties will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. InfoSpinner stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Tax Opinions are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by Centura, InfoSpinner, Merger Sub and certain stockholders of InfoSpinner, including representations in certain certificates to be delivered to counsel by the respective managements of Centura, InfoSpinner and Merger Sub and by certain stockholders of InfoSpinner. Of particular importance is the assumption that the "continuity of interest" requirement for treatment of the Merger as a Reorganization is satisfied.

    To satisfy the continuity of interest requirement, InfoSpinner stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their InfoSpinner Capital Stock in anticipation of the Merger or (ii) the Centura Common Stock to be received in the Merger (collectively, "Planned Dispositions") such that InfoSpinner stockholders, as a group, would no longer have a significant equity interest in the InfoSpinner business being conducted after the Merger. InfoSpinner stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Centura Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, at least 50% of the fair market value of the entire consideration received by the InfoSpinner stockholders in the Merger. InfoSpinner and Centura have represented to respective counsel for Centura and InfoSpinner that they have no knowledge of any plan or intent on the part of InfoSpinner stockholders to engage in Planned Dispositions of more than 50% of the shares of Centura Common Stock issued in the Merger. However, notwithstanding such representations, no assurance can be made that the "continuity of interest" requirement will be satisfied. If such requirement is not satisfied, the Merger would not be treated as a Reorganization. For purposes of the "continuity of interest" requirement, arrangements (including puts, calls and "collars") that have the effect of eliminating, or substantially reducing, the economic benefits and burdens of ownership of stock will be treated as dispositions of the stock.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in InfoSpinner stockholders recognizing taxable gain or loss with respect to each share of InfoSpinner Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Centura Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Centura Common Stock so received would equal its fair market value as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.

RESALE OF CENTURA COMMON STOCK BY INFOSPINNER AFFILIATES

    The shares of Centura Common Stock to be issued in the Merger will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the Registration Statement on Form S-4 of which this Proxy Statement/Prospectus is a part, thereby allowing such shares to be traded without restriction by all former holders of InfoSpinner Capital Stock who (i) are not deemed "affiliates" of InfoSpinner prior to the merger and (ii) who do not become "affiliates" of Centura after the Merger.

    Rule 145 promulgated under the Securities Act regulates the disposition of securities of "affiliates" of InfoSpinner in connection with the Merger. InfoSpinner has delivered to Centura a list (the "Affiliate List") identifying all persons who InfoSpinner believes to be, at the time of the signing of the Merger Agreement, "Affiliates" of InfoSpinner for purposes of Rule 145 under the Securities Act. Each of the Affiliates who is identified as an Affiliate in the Affiliate List has delivered to Centura a written agreement (an "Affiliate Agreement").

    Under the Affiliate Agreement, such Affiliate has agreed not to sell, transfer or otherwise dispose of Centura Common Stock issued to the Affiliate in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in compliance with the requirements of Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to Centura, is otherwise exempt from registration under the Securities Act.

    Under the Affiliate Agreement, Centura is entitled to issue appropriate stop transfer instructions to the transfer agent for the shares of Centura Common Stock that are to be received by such Affiliate and to place restrictive legends on the certificates evidencing Centura Common Stock evidencing the restrictions contained in the Affiliate Agreement. Centura has the right to insert restrictive legends on the certificates issued to any transferee of the Affiliate.

    The foregoing restrictions apply, with respect to Affiliates, to all purported sales, transfers and other conveyances of Centura Common Stock received or to be received by such Affiliate pursuant to the Merger Agreement and to all purported reductions in the interest in or risks relating to such Centura Common Stock, whether or not such Affiliate shall have exchanged following the Effective Time such InfoSpinner Capital Stock certificates for Centura Common Stock certificates.

    The Affiliate Agreement also prohibits the Affiliate from any sale, transfer or other disposition or any other reduction of the Affiliate's risk of ownership of or investment in any securities of Centura from the date of the Affiliate Agreement and through the time Centura releases publicly financial results for a period that includes at least 30 days of combined operations of Centura and InfoSpinner after the Effective Time, and thereafter not to make any sale of Centura Common Stock received in the Merger, except in compliance with Rule 145 under the Securities Act. Such rule generally requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a "pooling of interests" for accounting purposes and financial reporting purposes. Under this method of accounting, the assets and liabilities of Centura and InfoSpinner will be carried forward to the combined company at their recorded amounts and income from the combined company will include income from Centura and InfoSpinner for the entire fiscal period in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as the results of operations of the combined company.


    Centura anticipates receiving a letter dated as of the Effective Time from Price Waterhouse LLP independent accountants for Centura and InfoSpinner, respectively, regarding the appropriateness of pooling of interests accounting treatment for the Merger under Accounting Principles Board Opinion No. 16., provided the Merger is consummated in accordance with the Merger Agreement. See "The Merger Agreement--Conditions to the Merger" and "Unaudited Pro Forma Combined Condensed Financial Statements." Receipt of such letter and availability of pooling of interests accounting treatment are conditions of Centura and InfoSpinner to consummation of the Merger, although such condition may be waived by Centura and InfoSpinner.



    Under the pooling of interest accounting rules, none of the officers, directors or affiliates of either of the combining companies may sell any shares of either of the combining companies (except for certain de minimis sales) until the combined company releases financial results covering at least thirty days of combined operations of Centura and InfoSpinner. Accordingly, if sales (except for certain de minimis sales), by such shareholders occur pooling of interests accounting treatment for the Merger may not be available in spite of such treatment being appropriate as of the consummation of the Merger. As a result of the unavailability of such accounting treatment, the Merger would be accounted for under the purchase method of accounting, which would have the effects discussed below. Each of the current officers, directors and affiliates of InfoSpinner and each of the current officers and directors of Centura have entered into affiliate agreements agreeing to comply with this restriction. Although Umang Gupta served as a member of Centura's Board of Directors until his resignation from the Board on December 23, 1996, he may continue to be considered an affiliate of Centura as a result of his holdings of Centura Common Stock; however, Mr. Gupta has not signed an affiliate agreement. As of February 28, 1997, Mr. Gupta beneficially owned 1,740,608 shares of Centura Common Stock, or 12.6% of the total Centura stock outstanding. See "The Merger--Voting and Affiliate Agreements."


    There can be no assurance that an officer, director or affiliate of either company will not sell shares of Centura or InfoSpinner stock or that all requirements necessary to qualify for pooling of interests will be met. If any of such events occur prior to consummation of the Merger, then neither company is required to consummate the Merger. However, if both companies nevertheless elect to consummate the Merger, the Merger would necessarily be accounted for under the purchase method of accounting, which would have the effect of InfoSpinner's assets being recognized at their fair value and any excess of the purchase price over such fair value being recognized as goodwill on Centura's balance sheet. The goodwill would thereafter be amortized as an expense over its anticipated useful life. The impact of such treatment would have a material adverse effect on the combined company's results of operations. If any of such events occur subsequent to consummation of the Merger and prior to the release of the financial results covering at least thirty days of combined operations, the Merger would also be required to be accounted for under the purchase method of accounting, which would have a material adverse effect on the combined company's results of operations as described above.

REGULATORY MATTERS

    Other than compliance with the federal securities laws and applicable securities laws of various states, Centura and InfoSpinner are not aware of any governmental or regulatory approvals required for consummation of the Merger.

                              THE MERGER AGREEMENT

    The following paragraphs summarize, among other things, the material terms of the Merger Agreement, which is attached hereto as ANNEX A and incorporated by reference herein. Shareholders of Centura and stockholders of InfoSpinner are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

EFFECTIVE TIME OF THE MERGER

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware. The Merger will become effective upon such filing (the "Effective Time").

CONVERSION AND EXCHANGE OF SHARES

    At the Effective Time, (i) each outstanding share (other than those shares of InfoSpinner Stock held by shareholders who properly exercise their appraisals rights available under Section 262 of the DGCL) of InfoSpinner Common Stock, InfoSpinner Series A Preferred Stock and InfoSpinner Series B Preferred Stock will be converted into and exchanged for a fraction of a share of Centura Common Stock determined by the respective Conversion Ratios. Other than as specifically set forth in the Conversion Ratios, they will not be adjusted based on fluctuations in the stock prices of either Centura or InfoSpinner. See "The Merger--Manner and Basis of Converting InfoSpinner Securities."

    Based upon the capitalization of Centura and InfoSpinner as of the Record Date, InfoSpinner stockholders will own Centura Common Stock representing approximately 23% of the shares of Centura Common Stock outstanding immediately after consummation of the Merger.

    As promptly as practicable after the Effective Time, Centura will cause ChaseMellon Shareholder Services (the "Exchange Agent") to mail to each stockholder of record of InfoSpinner as of the Effective Time transmittal materials for use in exchanging certificates of InfoSpinner Stock for certificates of Centura Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of InfoSpinner Common Stock certificates and Preferred Stock Certificates in exchange for new certificates representing Centura Common Stock and cash in payment for any fractional shares resulting from the exchange. Certificates should not be surrendered until the Letter of Transmittal is received. Pending delivery to the Exchange Agent of InfoSpinner stock certificates, any dividends on the Centura Common Stock to be issued as a result of the Merger that are payable prior to the delivery of such certificates will be held by the Exchange Agent. Such dividends will be paid, without interest, to the persons entitled thereto upon delivery of such InfoSpinner stock certificates to the Exchange Agent.

    Fractional shares of Centura Common Stock will not be issued in the Merger. Instead, each stockholder of InfoSpinner who would otherwise be entitled to a fraction of a share will receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent) equal to the product of such fractional interest multiplied by the closing price of a share of Centura Common Stock on the Closing Date, as reported on the Nasdaq National Market. All certificates representing shares of InfoSpinner Capital Stock shall be aggregated prior to determining the number of fractional shares.

BUSINESS OF INFOSPINNER AND CENTURA PENDING THE MERGER

    Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by the other party in writing, each of Centura and InfoSpinner has agreed that it will, among other things, carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as it has been conducted, to pay and cause its subsidiaries to pay its debts and taxes when due, and to use all reasonable efforts to preserve intact its present business organization, keep available the services of certain employees agreed upon by Centura and InfoSpinner, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to promptly notify the other party in of any event or occurrence not in the ordinary course of its business, and of any event which could have a material adverse effect on its business or properties.

    In addition, InfoSpinner has agreed not to take certain actions without the prior written consent of Centura, which consent shall not be unreasonably withheld, including the following: amend its Certificate of Incorporation or Bylaws; declare or pay any dividends on or split, combine or reclassify any of its capital stock, or repurchase any shares of its capital stock; accelerate or change the vesting period or exercisability of any stock options or restricted stock previously issued; take any action, which could reasonably be expected to jeopardize the tax-free status of the reorganization; take any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect as of the date of the Merger Agreement or as of the Effective Time, or prevent it from performing its covenants under the Merger Agreement; enter into any material contract or commitment, or violate or modify any term of a material contract, other than in the ordinary course of business; issue, sell or purchase, any shares of its capital stock, other than pursuant to the conversion of its Preferred Stock or the issuance of InfoSpinner Common Stock to InfoSpinner employees; transfer any rights to its Intellectual Property (as defined in the Merger Agreement) other than standard end-user licenses in the ordinary course of business; enter into or amend any agreements pursuant to which a party is granted marketing distribution or other rights of any type or scope with respect to any of its products; sell, license or otherwise encumber any of its properties or assets except in the ordinary course of business and consistent with past practices; incur any indebtedness for borrowed money or issue or sell any such debt securities of InfoSpinner or guarantee any debt securities of others; pay or satisfy in an amount in excess of $20,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, other than the payment of liabilities reflected or reserved against in the ordinary course of business on the InfoSpinner Financial Statements; adopt or amend any employee benefit plan, enter into any employment contract or relationship, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees (other than salary increases granted to non-officer employees in the ordinary course of business); grant any severance or termination pay (A) to any director or officer or (B) to any employee except payments made pursuant to standard written agreements outstanding on the date of the Merger Agreement; commence any litigation; acquire or agree to acquire, by merger or otherwise, any business or assets which are material to InfoSpinner's business; make or change any material election in respect of Taxes or file any material Tax Return or amendment; revalue any of its assets; violate, amend or otherwise modify in any material respect the terms of any contracts or agreements set forth on InfoSpinner's Disclosure Letter; or take or agree to take any of the actions described above.

SOLICITATION OF ALTERNATIVE TRANSACTIONS

    Until the Effective Time, InfoSpinner has agreed that it will not, directly or indirectly, solicit any proposals or offers from any third party relating to any possible acquisition of InfoSpinner, or participate (except to the extent reasonably required by fiduciary obligations) in any negotiations regarding or furnish to any person (except to the extent reasonably required by fiduciary obligations) any information with respect to, or otherwise cooperate with, any effort by any person to do any such transaction. However, if an unsolicited takeover proposal, shall be received by the Board of Directors of InfoSpinner, then, InfoSpinner has agreed that it shall immediately notify Centura upon receipt of any such proposal, and will immediately provide Centura with the material facts relating to such offer or proposal (including the identity of the third party making such offer and specific terms thereof) and will cooperate with Centura by furnishing any information it may reasonably request.

CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

    At the Effective Time, Merger Sub will merge with and into InfoSpinner, which will survive as a wholly owned subsidiary of Centura. Following the Merger, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of InfoSpinner until thereafter amended as provided by Delaware Law and such Certificate of Incorporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of InfoSpinner until thereafter amended.

    The directors and the officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the InfoSpinner, in each case until their respective successors are duly elected or appointed and qualified.

CERTAIN COVENANTS

    InfoSpinner has agreed to afford Centura and its representatives reasonable access to its properties, books and other information concerning its business, properties and personnel as said party and representatives may reasonably request. Each party has also agreed to provide the other party copies of its internal financial statements upon request.

    Centura will use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and InfoSpinner shall use its reasonable efforts to assist Centura in complying with any applicable securities and "Blue Sky" laws.

    Centura and InfoSpinner have each agreed to use their best efforts to cause the Merger to be accounted for as a pooling of interests and to use each party's best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Centura to account for the business combination to be effected by the merger as a pooling of interests.

    Centura and InfoSpinner have agreed that representatives of each company will execute an Escrow Agreement as described below. See "--Escrow and Indemnification." InfoSpinner has agreed to use its best efforts to cause each InfoSpinner Affiliate to execute and deliver to Centura an Affiliate Agreement imposing certain restrictions regarding the resale of Centura Common Stock received in the Merger. Centura has agreed to file with the Nasdaq National Market a Notification Form for Listing of additional shares of its Common Stock to be issued in connection with this Merger.

    Centura has agreed to negotiate in good faith to hire certain employees of InfoSpinner, and InfoSpinner has agreed to cooperate with and assist Centura in employing such employees.

    Centura and InfoSpinner have each agreed to call a meeting of their respective shareholders and stockholders to be held as soon as practicable for the purpose of obtaining the shareholder and stockholder approvals required in connection with the Merger Agreement, and each has agreed to consult with the other regarding scheduling of the respective shareholders' and stockholders' meetings. Subject to compliance with certain provisions of the Merger Agreement and the directors' applicable fiduciary duties, the Boards of Directors of Centura and InfoSpinner will recommend to their respective shareholders and stockholders that they vote to approve the Merger Agreement and the Merger.

    Each of Centura and InfoSpinner will use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply with all legal requirements which may be imposed on such party with respect to the Merger (including obtaining any required consents from entities with whom Centura and InfoSpinner have entered into material agreements and any governmental authorities) and to consummate the transaction contemplated by the Merger Agreement.

ESCROW AND INDEMNIFICATION

    At the Effective Date, Centura will cause a number of shares equal to 10% of the shares of Centura Common Stock that each holder of InfoSpinner Common Stock and InfoSpinner Preferred Stock is entitled to receive pursuant to the Merger Agreement (excluding Dissenting Shares) (the "Escrow Shares") to be deposited with Chemical Trust Company of California ("the Escrow Agent") pursuant to the Escrow Agreement. The Escrow Shares will be available to indemnify Centura and its officers, directors, employees or other agents for any losses incurred directly by Centura or arising from claims against Centura, including, without limitation, reasonable legal fees, net of any recoveries under existing insurance policies or indemnities from third parties (collectively, "Losses") in each case arising out of any breach of the representations, warranties or covenants given or made by InfoSpinner in the Merger Agreement.

    Notwithstanding the foregoing, Centura may not receive any Escrow Shares unless and until an officer's certificate of Centura identifying Losses has been delivered to the Escrow Agent, and then only in the event the cumulative amount of Losses exceeds $250,000. In such event, Centura shall receive the number of Escrow Shares equal in value to the total amount of losses. For the purpose of compensating Centura for its Losses, the Escrow Shares shall be valued at the average closing price of a share of Centura Common Stock reported in THE WALL STREET JOURNAL, on the basis of information provided by the Nasdaq National Market during the thirty (30) day period ending three days prior to (but not including) the Effective Time. In no event shall Centura receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of Centura's claim for Losses.

    If the Merger is consummated, the Escrow Fund shall be the exclusive remedy of Centura for any breaches of any representation, warranty or covenant of InfoSpinner in connection with the Merger.

    The Escrow Fund will remain in existence until the earlier of the date that is one year from the Effective Time or the date the audit of Centura's financial statements for the year ended December 31, 1997 has been completed and Centura has received a signed opinion from its independent auditors certifying such financial statements (the "1997 Combined Financials Date") ("Escrow Period"), provided that the number of Escrow Shares, equal to the amount of any unsatisfied claims in any officer's certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to Losses incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

    Keith A. Lowery and Robert L. West will collectively be appointed the Stockholders' Agent (the "Stockholders' Agent") and shall have the discretion to make decisions and take actions on behalf of, and without the consent of, the InfoSpinner stockholders. Such decisions and actions of the Stockholders' Agent will be final, binding and conclusive upon each such InfoSpinner stockholder. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days prior written notice to Centura. The Stockholders' Agent will not be personally liable for making such decisions or taking such actions if the Stockholders' Agent acts in good faith and is not grossly negligent. The Escrow Agent and Centura will be relieved from any liability to any person for any acts done by them in accordance with any decisions or actions of the Stockholders' Agent. BY APPROVING THE MERGER AGREEMENT, INFOSPINNER STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF KEITH A. LOWERY AND ROBERT L. WEST, WHO ARE STOCKHOLDERS OF INFOSPINNER, TO ACT AS STOCKHOLDERS' AGENT ON BEHALF OF INFOSPINNER'S STOCKHOLDERS TO GIVE AND RECEIVE COMMUNICATIONS, TO AUTHORIZE DELIVERY TO CENTURA OF CENTURA COMMON STOCK FROM THE ESCROW FUND, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, NEGOTIATE, AND ENTER INTO SETTLEMENTS AND COMPROMISES OF SUCH CLAIMS AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF INFOSPINNER'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT.

    In the event Centura becomes aware of a third-party claim which Centura believes may result in a demand against the Escrow Fund, Centura must notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the InfoSpinner stockholders for whom shares of Centura Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled to assume the defense of such claim so long as Centura has reasonably determined that Losses which may be incurred as a result of such claim do not exceed either individually, or when aggregated with all other claims, the total dollar value of the Escrow Fund, the claim involves only money damages and does not seek an injunction or other equitable relief, and settlement of, or an adverse judgment with respect to, such claim is not likely to establish a precedential custom or practice adverse to the continuing business interests of Centura. The Stockholder's Agent shall have the right to settle any such claim; provided, however, that the Stockholders' Agent may not affect the settlement of any such claim without the prior written consent of Centura, which consent shall not be unreasonably withheld. Centura may, at its expense, retain separate counsel and participate in the defense of any such claim.

    In the event that the Stockholder's Agent is entitled to but fails or elects not to assume the defense against any third party claim, Centura shall have the right to undertake the defense and shall not compromise or settle such claim without the prior written consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent is not entitled to assume the defense of such third party claim, Centura shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to such claim in any manner it may deem appropriate, provided, however, that except with the written consent of the Agent, no settlement of any claim or consent to the entry of any judgment with respect to the third-party claim shall alone be determinative of the validity of the claim against the Escrow Fund.

CONDITIONS TO THE MERGER


    Consummation of the Merger is subject to the satisfaction of various conditions, including (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the shareholders of Centura and the stockholders of InfoSpinner, respectively, (ii) the authorization for listing on the Nasdaq National Market of the shares of Centura Common Stock to be issued in connection with the Merger; (iii) the absence of any restrictive court orders or any other legal restraints or prohibitions, and of any governmental proceedings preventing the consummation of the Merger; (iv) the receipt of an officer certificate by each of Centura and InfoSpinner from the other party's officers to the effect that certain representations and warranties made by the respective party are true and correct in all material respects on and as of the Effective Time; (v) the receipt of an officer certificate by Centura and InfoSpinner from the other party's officers to the effect that the respective party has performed or complied in all material respects with all obligations, covenants and conditions required by the Merger Agreement on or prior to the Effective Time;
(vi) the execution of employment agreements by each of Keith A. Lowery, Ronald
L. Howell and Andy Levine, respectively, with Centura; (vii) the obtaining by Centura and InfoSpinner of all permits, licenses, consents and approvals relating to the sale of securities from governmental entities; (viii) the receipt by Centura and InfoSpinner of executed Affiliate Agreements from each Affiliate of InfoSpinner; (ix) the execution of an Escrow Agreement acceptable in form and substance to Centura, InfoSpinner and the designated Escrow Agent;
(x) the filing by Centura and InfoSpinner, respectively, of all the documents required to be filed for the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (xi) the receipt by Centura and InfoSpinner, respectively, of certain opinions regarding tax and accounting matters and (xii) receipt of a letter from Price Waterhouse LLP, independent accountants, concurring that the Merger may be accounted for as a pooling of interests. Centura' obligation to consummate the Merger is conditioned on: (i) the obtaining by Centura and InfoSpinner, respectively, of all material consents, waivers, approvals, authorizations or orders required to be obtained for the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; (ii) no more than 5% of InfoSpinner Common Stock (assuming conversion of all Preferred Stock prior to the Effective Time) outstanding at the time of the Merger having exercised or being eligible to exercise appraisal rights under Delaware law; (iii) no material adverse change having occurred to the business of InfoSpinner; (iv) the execution by each of Keith A. Lowery, Ronald L. Howell and Andy Levine, respectively, of binding Non-Competition Agreements in form and substance acceptable to Centura; (v) receipt of an opinion from H & Q that the terms of the Merger are fair to Centura shareholders from a financial point of view; and (vi) receipt of a legal opinion from InfoSpinner's legal counsel as to certain matters regarding InfoSpinner. Neither party presently intends to waive any of the conditions to the Merger. InfoSpinner's obligations to consummate the Merger will be further conditioned among other things upon (i) no material adverse change having occurred to the business of Centura; (ii) no claims having occurred which materially and adversely affect the consummation of the Merger or Centura's business operations; and (iii) receipt of a legal opinion from Centura's legal counsel as to certain matters regarding Centura and Merger Sub.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time either before or after its approval by the stockholders of InfoSpinner and the shareholders of Centura, under the circumstances specified therein, including (i) by mutual consent of Centura, Merger Sub and InfoSpinner;
(ii) by either Centura or InfoSpinner, if, without fault of the terminating party, the Merger shall not have been consummated by April 30, 1997 (or such later date as may be agreed upon in writing by the Centura and InfoSpinner);
(iii) by either Centura or InfoSpinner if any non-appealable order of a court or other competent authority preventing the consummation of the Merger shall have become final; (iv) by Centura or InfoSpinner if (a) any required approval of the stockholders of InfoSpinner shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of InfoSpinner stockholders, or, (b) the approval of the shareholders of Centura to the Merger shall not have been obtained by reason of the failure to obtain the required vote of shareholders of Centura to approve the Merger at the Centura Shareholders Meeting; (v) by either Centura or InfoSpinner if there shall be any final action taken, or any statute rule, regulation or order enacted by any governmental entity that would prohibit (i) Centura's or InfoSpinner's ownership or operation of all or a material portion of the business of InfoSpinner or (ii) Centura's or InfoSpinner's right to dispose of or hold separate all or a material portion of the business or assets of Centura or InfoSpinner as a result of the Merger, or that would make consummation of the Merger illegal; (vi) by Centura if InfoSpinner shall materially breach any of its representations warranties or covenants under the Merger Agreement and such breach shall not have been cured within five business days of receipt by InfoSpinner of written notice of such breach; or (vii) by InfoSpinner, if Centura shall materially breach any of its representations, warranties or covenants under the Merger Agreement and such breach shall not have been cured within five days following receipt by Centura of written notice of such breach.


    The companies have also entered into a Distribution Agreement designed to govern the commercial relationship between the companies during the period prior to the Effective Time and in the event that the Merger is not consummated. If the Merger is not consummated for certain reasons, Centura has the right to terminate the Distribution Agreement. Under terms of the Distribution Agreement, Centura has agreed to pay to InfoSpinner prepaid royalties totaling $1,250,000 over the period ending March 1998, of which $250,000 has been paid as of February 28, 1997.


    The Merger Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time.

FEES AND EXPENSES

    Except as set forth above (see "--Termination or Amendment of the Merger Agreement"), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

CONFIDENTIALITY AGREEMENTS

    Each party to the Merger Agreement has agreed to keep confidential, pursuant to a Mutual Nondisclosure Agreement dated October 28, 1996 between Centura and InfoSpinner (the "Nondisclosure Agreement"), information provided to the other party pursuant to the Merger Agreement, including information with respect to the business and intellectual properties of the party furnishing such information. The Nondisclosure Agreement contains terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


    The following unaudited pro forma combined condensed financial statements give effect to the merger of Centura Software Corporation (Centura) and InfoSpinner, Inc. (InfoSpinner) to be accounted for as a pooling of interests. The unaudited pro forma combined condensed balance sheet presents the combined financial position of Centura and InfoSpinner as of December 31, 1996 assuming that the proposed merger had occurred as of December 31, 1996. The unaudited pro forma combined condensed statements of operations give effect to the proposed merger of Centura and InfoSpinner by combining the results of operations of Centura for the years ended December 31, 1994, 1995 and 1996 with the results of operations of InfoSpinner for the period from inception (November 1995) through December 31, 1995 and the year ended December 31, 1996, respectively. These unaudited pro forma combined condensed financial statements are based on and should be read in conjunction with the historical financial statements and notes thereto of Centura and InfoSpinner, which are included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus.

                          CENTURA SOFTWARE CORPORATION
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)


                                                             CENTURA      INFOSPINNER           PRO FORMA
                                                           DECEMBER 31,  DECEMBER 31,   -------------------------
                                                               1996          1996        ADJUSTMENTS    COMBINED
                                                           ------------  -------------  -------------  ----------
Current Assets:
  Cash and cash equivalents..............................   $    6,669   $       1,368  $        (698) $    7,339
  Short-term investments.................................        2,065        --             --             2,065
  Accounts receivable, net...............................       13,574              71       --            13,645
  Inventories............................................          216        --             --               216
  Other current assets...................................        3,300              28       --             3,328
                                                           ------------  -------------  -------------  ----------
    Total current assets.................................       25,824           1,467           (698)     26,593
                                                           ------------  -------------  -------------  ----------
Property and equipment, at cost, less accumulated
  depreciation...........................................        3,622             140       --             3,762
Capitalized software, at cost, net of accumulated
  amortization...........................................        4,226              90       --             4,316
Long-term investments....................................        1,221        --             --             1,221
Other Assets.............................................        1,812               3       --             1,815
                                                           ------------  -------------  -------------  ----------
    Total Assets.........................................   $   36,705   $       1,700  $        (698) $   37,707
                                                           ------------  -------------  -------------  ----------
                                                           ------------  -------------  -------------  ----------
Current liabilities:
  Current portion of long-term...........................   $      336   $    --        $    --        $      336
  Accounts payable.......................................        5,683              20       --             5,703
  Accrued compensation and related expenses..............        2,484              59       --             2,543
  Other accrued liabilities..............................        4,313        --             --             4,313
  Accrued litigation expense.............................        6,733        --             --             6,733
  Deferred revenue.......................................       21,891           1,357       --            23,248
                                                           ------------  -------------  -------------  ----------
    Total current liabilities............................       41,440           1,436       --            42,876
Non-current portion of long-term debt....................       10,032        --             --            10,032
Other long-term liabilities..............................        2,156        --             --             2,156
                                                           ------------  -------------  -------------  ----------
    Total liabilities....................................       53,628           1,436       --            55,064
                                                           ------------  -------------  -------------  ----------
Mandatorily redeemable preferred stock...................       --           1,339,000     (1,339,000)     --
Preferred stock..........................................       --                   1             (1)     --
Common stock.............................................       63,047               6          1,582      64,635
Additional paid-in capital...............................       --                 243           (243)     --
Cumulative translation adjustment........................         (513)       --             --              (513)
Accumulated deficit......................................      (79,457)         (1,324)          (698)    (81,479)
                                                           ------------  -------------  -------------  ----------
    Total shareholders' deficit..........................      (16,923)         (1,075)          (698)    (17,357)
                                                           ------------  -------------  -------------  ----------
    Total liabilities and shareholders' deficit..........   $   36,705   $       1,700  $    --        $   37,707
                                                           ------------  -------------  -------------  ----------
                                                           ------------  -------------  -------------  ----------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                          CENTURA SOFTWARE CORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                  1996         1995        1994
                                                                              ------------  ----------  ----------
Net revenues................................................................   $   63,543   $   65,714  $   56,532
Cost of revenues............................................................       14,688       19,640      17,146
                                                                              ------------  ----------  ----------
  Gross profit..............................................................       48,855       46,074      39,386

Operating expenses:
  Sales and marketing.......................................................       29,617       42,931      48,209
  Research and development..................................................       11,631       14,510      11,225
  General and administrative................................................        7,011       11,045      11,136
  Litigation expense........................................................         (878)      15,323       1,797
  Restructuring expense.....................................................         (223)       5,350      --
                                                                              ------------  ----------  ----------
  Acquisition expense.......................................................         (467)      --          --
    Total operating expenses................................................       47,625       89,159      72,367
                                                                              ------------  ----------  ----------
      Operating income (loss)...............................................        1,230      (43,085)    (32,981)

Other income (expense):
  Interest income...........................................................          659        1,127       1,188
  Interest expense..........................................................         (831)        (701)       (137)
  Foreign currency gain (loss)..............................................          215         (439)        306
                                                                              ------------  ----------  ----------
Income (loss) before income taxes...........................................        1,273      (43,098)    (31,264)
Provision for income taxes..................................................         (478)       1,073         217
                                                                              ------------  ----------  ----------
Net income (loss)...........................................................   $      795   $  (44,171) $  (31,841)
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------
Net income (loss) per share.................................................   $     0.05   $    (3.49) $    (2.66)
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------
Weighted average shares and equivalent shares...............................       16,729       12,642      11,957
                                                                              ------------  ----------  ----------
                                                                              ------------  ----------  ----------


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. PERIODS COVERED


    The unaudited pro forma combined condensed balance sheet presents the combined financial position of Centura and InfoSpinner as of December 31, 1996 assuming that the proposed Merger had occurred as of December 31, 1996. Such pro forma information is based upon the historical consolidated balance sheet data of Centura and InfoSpinner as of that date. The unaudited pro forma combined condensed statements of operations give effect to the proposed Merger of Centura and InfoSpinner by combining the results of operations of Centura for the three years ended December 31, 1996, with the results of operations of InfoSpinner for the period from inception through December 31, 1995 and the year ended December 31, 1996, respectively, on a pooling of interests basis.


2. PRO FORMA NET INCOME (LOSS) PER SHARE

    The unaudited pro forma combined net income (loss) per share is based upon the weighted average number of common stock and common stock equivalent shares outstanding of Centura and InfoSpinner for each period using an exchange ratio of one share of Centura Common Stock for 1.61 shares of InfoSpinner Common Stock.

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

    There were no material transactions between Centura and InfoSpinner during any period presented.

4. TRANSACTION COSTS AND RESTRUCTURING EXPENSES


    Total costs associated with the Merger are expected to be approximately $1,165,000. This amount is a preliminary estimate only and is, therefore, subject to change. Such costs include approximately $1,065,000 of transaction costs and $100,000 of other costs. Transaction costs to be incurred by Centura and InfoSpinner include fees to financial advisors and for legal and accounting expenses and other related expenses.



    These costs of the Merger will be expensed in the periods in which they are incurred. $467,000 of these costs were incurred in 1996 and are included in the historical financial statements. The unaudited pro forma combined condensed balance sheet gives effect to the remaining $698,000 of such expenses as if they had been incurred as of December 31, 1996.

                CENTURA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Centura Software Corporation commenced operations in 1984 and develops, markets and supports enterprise-scale client/server and Internet application development and deployment software. Centura's product lines include development environments (including tools), compact databases, and connectivity products that enable teams of developers to build and deploy scalable client/server applications. Sales of four products--Centura, SQLWindows, SQLBase and SQLHost--are the primary source of Centura's net revenues. The Centura product was introduced in May of 1996, and the other three SQL products have been marketed since 1988. These four products are expected to constitute the majority of Centura's net revenues for the foreseeable future. Centura cannot accurately predict the exact timing of a new product release or enhancement. Any failure to deliver products as scheduled or such products' failure to achieve early market acceptance as a result of competition, technological change, failure of Centura to timely release new versions or upgrades, the failure of such upgrades to achieve market acceptance or otherwise, could have a material adverse effect on the business, operating results and financial condition of Centura. Centura distributes its products in the U.S. and internationally through a corporate sales organization consisting of Centura's internal sales force complimented by marketing arrangements with vertical software partners, hardware original equipment manufacturers and systems integrators, and a channel sales organization consisting of value-added resellers and distributors.



    Centura had net income of $2.0 million for fiscal year 1996, which reversed a three-year trend of net losses. In December 1995, Centura initiated a plan to restructure its operations by reducing its operating expense structure through staff reductions, closure of certain sales and marketing offices, rationalization of its product lines and write-offs of certain assets. Centura had net losses of $44.1 million and $31.8 million for fiscal years 1995 and 1994, respectively and took total restructuring charges of approximately $5.4 million in 1995. There can be no assurance that the restructuring of Centura's business strategies and tactics which commenced in late 1995 will be successful or that Centura or the combined company after the Merger will be able to sustain any such profitability on a quarterly basis or achieve profitability on an annual basis. Centura has experienced in the past and expects in the future to continue to experience significant fluctuations in quarterly operating results. Centura's product licensing arrangements are subject to sell-through revenue recognition which makes estimation of revenue dependent on reporting by Centura's resellers and distributors and extremely uncertain. In addition, quarterly operating results of the combined company will depend on a number of other factors that are difficult to forecast, including, the factors listed in "Risk Factors--Recent Centura Losses; Fluctuations in Quarterly Results." Although Centura has operated historically with little or no backlog of traditional boxed product shipments, it has experienced a seasonal pattern of product revenue decline between the fourth quarter and the succeeding first quarter, contributing to lower worldwide product revenues and operating results during such quarters. It has generally realized lower European product revenues in the third quarter as compared to the rest of the year. Centura has also experienced a pattern of recording a substantial portion of its revenues in the third month of a quarter. As a result, product revenues in any quarter are dependent on orders booked in the last month. Due to the foregoing factors, it is likely that Centura's operating results for some future quarter will fall below the expectations of securities analysts and investors.

RESULTS OF OPERATIONS



    The following table sets forth consolidated statements of operations data as a percentage of revenues for the periods indicated:



                                                                         YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                                                                     1996         1995         1994
                                                                  -----------  -----------  -----------
Net revenues:
  Product.......................................................         72%          75%          82%
  Service.......................................................         28           25           18
                                                                        ---          ---          ---
    Net revenues................................................        100          100          100
                                                                        ---          ---          ---
Cost of revenues:
  Product.......................................................          8           14           13
  Service.......................................................         15           16           17
                                                                        ---          ---          ---
    Cost of revenues............................................         23           30           30
                                                                        ---          ---          ---
      Gross profit..............................................         77           70           70
                                                                        ---          ---          ---
Operating expenses:
  Sales and marketing...........................................         46           65           85
  Research and development......................................         17           22           20
  General and administrative....................................         10           17           20
  Acquisition expense...........................................          1        --           --
  Litigation expense............................................        (1)           23            3
  Restructuring expense.........................................      --               8        --
                                                                        ---          ---          ---
    Total operating expenses....................................         73          135          128
                                                                        ---          ---          ---
      Operating income (loss)...................................          4          (65)         (58)
Other income, net...............................................      --           --               2
Provision for income taxes......................................          1            2        --
                                                                        ---          ---          ---
Net income (loss)...............................................          3%         (67)%        (56)%
                                                                        ---          ---          ---
                                                                        ---          ---          ---
Gross Margins:
  Gross margin on product revenues..............................         89%          82%          83%
  Gross margin on service revenues..............................         46%          34%           8%



    NET PRODUCT REVENUES. Net product revenues for 1996 decreased 8% to $45.4 million from $49.4 million for 1995 primarily due to decreased sales of SQLWindows as demand for such products diminished in anticipation of the release of Centura and to decreased sales of database products from a single customer. These decreases were partially offset by sales of the Centura product line introduced in May 1996. Sales of the Centura product line, accounted for $8.5 million or 19% of net product revenues for 1996. In addition, SQLWindows customers under maintenance agreements were able to purchase Centura products at a discount for a limited introductory period which is not expected to continue. Centura plans to release enhanced versions of existing products, some with internet functionality, and new Internet and corporate Intranet products which may offset the declining sales of client server tools, database and connectivity products. (See "Risk Factors--New Product Risks; Rapid Technological Change,--Highly Competitive Markets,--Market Acceptance of PC Client/Server Systems and--Internet Software Market" and Note 12 of Notes to Financial Statements). Net product revenues for 1995 increased 7% from $46.1 million for 1994 primarily due to increased sales of database products. Sales of tools and connectivity software accounted for $13.1 million or 29%, $24.6 million or 50% and $27.7 million or 60%, and database software accounted for $23.8 million or 52%, $24.8 million or 50% and $18.4 million or 40% of net product revenues for 1996, 1995 and 1994, respectively. Channel sales provided 53%, 53% and 60%, and corporate sales provided 47%, 47% and 40% of net product revenues for 1996, 1995 and 1994, respectively.

International sales accounted for 67%, 66% and 62% of total net product revenues for 1996, 1995 and 1994, respectively.



    NET SERVICE REVENUES. Net service revenues increased 9% to $17.8 million for 1996 from $16.3 million in 1995 due to a larger installed customer base, inception of a group focusing on sales of license maintenance and telephone support and marketing programs designed to encourage customers to reinstate support. In 1995, net service revenues increased 57% from $10.4 million in 1994. This increase was primarily due to increases in maintenance and training revenues related to increases in Centura's installed customer base. License maintenance and telephone support contracts are typically paid in advance, and revenue is recognized ratably over the term of the contract. International service revenues accounted for 41%, 46% and 29% of total net service revenues for 1996, 1995 and 1994, respectively.



    COST OF PRODUCT REVENUES. Cost of product includes the cost of subcontracted production and the amortization of capitalized software. Cost of product varies significantly by distribution channel. Channel sales typically involve sales of packaged products and, as a result, generally have higher costs of production than corporate sales, which generally involve software reproduction licenses. Cost of product as a percentage of product revenues was 11%, 18% and 17% for 1996, 1995 and 1994, respectively. In December 1995, Centura completed a financial restructuring which included a decision to consolidate all warehouse and manufacturing functions into a single new vendor. This resulted in a non-recurring charge against cost of sales for an estimated write-off of raw materials of approximately $0.6 million and led to a more efficient production process which contributed to the reduced cost of product in 1996.



    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the costs of computer software to be sold, leased or otherwise marketed", Centura capitalizes internal development costs on a project when the technological feasibility of such project has been determined. Centura ceases capitalizing such expenses when the products derived from the project are released for sale. The capitalized costs are then amortized ratably over the useful life of the products, generally estimated to be two to three years. Amortization of capitalized software costs, which include the software purchased from third parties, decreased to $1,644,000 in 1996 from $2,200,000 in 1995. In 1995 amortization of capitalized software costs increased from $1,476,000 in 1994. See Notes 2 and 3 of Notes to Consolidated Financial Statements.



    COST OF SERVICE REVENUES. Cost of service revenues consists primarily of personnel costs related to maintenance, training and technical support. Cost of service revenues, as a percentage of service revenues, decreased to 54% in 1996 from 66% in 1995 and 92% in 1994. In 1994, Centura continued to expand its support services and personnel to better serve current and prospective customers on a worldwide basis, particularly in Europe. As a result of the investment Centura made to grow this area, Centura has now experienced increased revenues relative to the cost of providing service. In addition, in December 1995, Centura completed a financial restructuring which included a decision to outsource certain support functions which contributed to the lower cost of service while better serving the customers.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses decreased to $29.1 million in 1996 from $42.9 million in 1995. In 1995, sales and marketing expenses decreased 11% from $48.2 million in 1994. Sales and marketing expenses represented 46%, 65% and 85% of net revenues in 1996, 1995 and 1994, respectively. The decrease in sales and marketing expenses in 1996 was due to reductions in staffing including the elimination of the telebusiness product sales organization and the reduction of marketing staff and programs with the objective of targeting marketing at enterprise client/server solution providers. The decrease in sales and marketing expenses in 1995 was due to reductions in marketing programs and staff reductions. Sales and marketing expenses in 1994 were at high levels due to aggressive marketing campaigns to introduce new products, which included free seminars and product samples, and investments to expand Centura's sales force in the United States and Europe.

    RESEARCH AND DEVELOPMENT EXPENSES. The table below sets forth gross research and development expenses, capitalized internal software development costs, and net research and development expenses in dollar amounts and as a percentage of net revenues for the periods indicated:



                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Dollar amounts:
  Gross research and development expenses....................  $  12,898  $  16,662  $  12,880
  Capitalized internal software development costs............     (1,866)    (2,242)    (1,655)
                                                               ---------  ---------  ---------
  Net research and development expenses......................  $  11,032  $  14,420  $  11,225
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
As a Percentage of Net Revenues:
  Gross research and development expenses....................         20%        25%        23%
  Net research and development expenses......................         17%        22%        20%



    Research and development expenses in 1996 were essentially flat with the prior two years (after consideration of writeoff in 1995) as Centura maintained staffing and associated support costs required to develop the Centura line of products and to continuously enhance Centura's product lines. Research and development expenses in 1995 reflected a $3.4 million writeoff of previously capitalized software development costs in conjunction with Centura's financial restructuring. Centura believes that the development of new products and the enhancement of existing products, are essential to its continued success, and Centura intends to continue to devote substantial resources to new product development.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased to $6.7 million in 1996 from $11.0 million in 1995. In 1995, general and administrative expenses were down approximately $1.4 million compared to $11.1 million in 1994, after considering the $1.3 million one time charge for accounting and professional fees for re-audits of 1993 and 1994 and audit of 1995. These expenses represented 10%, 17% and 20% of net revenues in 1996, 1995 and 1994, respectively. In December 1995, Centura completed a financial restructuring which included staff reductions and the abandonment of certain MIS projects which led to reduced general and administrative expenses in 1996. In 1995, Centura reduced administrative expenses by staff reductions, deferring MIS projects, and reductions in discretionary spending. In 1994, Centura experienced significantly higher European administrative expenses as a result of supporting new locations for sales and technical support. Additionally, Centura in 1994 incurred a loss in excess of $1 million as a result of the bankruptcy of a distributor.



    RESTRUCTURING CHARGES: In December 1995, the Company approved a plan to restructure its operations to meet emerging market opportunities in next generation client/server computing. In connection with the restructuring, the Company reduced its worldwide headcount by approximately 16% and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring charge included in other accrued liabilities at December 31, 1996 and 1995:



                                                                 SEVERANCE
                                                                    AND       WRITE OFF    FACILITY
                                                                 BENEFITS     OF ASSETS     CHARGES      OTHER      TOTAL
                                                                -----------  -----------  -----------  ---------  ---------
                                                                                      (IN THOUSANDS)
Restructuring.................................................   $   1,623    $   2,205    $   1,029   $     493  $   5,350
Less: Non-cash costs..........................................      --           (2,205)      --          --         (2,205)
                                                                -----------  -----------  -----------  ---------  ---------
Accrued liability at December 31, 1995........................       1,623       --            1,029         493      3,145
Less: payments applied........................................      (1,400)      --             (466)       (493)    (2,359)
Reversal of reserve...........................................        (223)      --           --          --           (223)
                                                                -----------  -----------  -----------  ---------  ---------
Accrued liability at December 31, 1996........................   $  --        $  --        $     563   $  --      $     563
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------

    Severance and related costs represented the reduction of 59 employees on a worldwide basis primarily impacting sales and marketing. Asset charges included a write-off of purchased technology and prepaid license fees associated with the discontinuation of the Company's bundling of Novell's NetWare Run-Time with its SQLBase Server. Facility charges included early termination costs associated with the closing of certain domestic and international sales offices. Other restructuring costs consist primarily of costs associated with the cancellation of distribution agreements. The 1996 results of operations include the reversal of $223,000 of restructuring reserves due to a change in estimated employee reduction costs.



    Severance and related costs related to the reduction of 59 employees on a worldwide basis, primarily impacting sales and marketing. Asset charges included a write-off of purchased technology and prepaid license fees associated with discontinuation of the Company's bundling of Novell's NetWare Run-Time with SQLBase Server. The facilities charges included early termination costs associated with the closing of certain domestic and international sales offices. Other restructuring costs consisted primarily of costs associated with the cancellation of distribution agreements.



    In addition to the restructuring charges detailed above, Centura took certain one-time charges that were reflected against operations in the 1995 results. These charges included $1.3 million in accounting and related professional fees for audits of 1995, 1994 and 1993, charged to general and administrative; $3.4 million in write-offs of capitalized software development, charged to research and development; and $0.6 million in liquidation of inventories, charged to cost of revenues.



    OTHER INCOME (EXPENSE), NET. Other income (expense), net is comprised of interest income, interest expense and gains or losses on foreign currency transactions. Centura's gains or losses from foreign currency transactions have fluctuated from period to period, primarily as a result of fluctuating values of the U.S. dollar and instability in European and Latin American currency markets. Centura sometimes purchases monthly contracts to protect against a substantial portion of the outstanding exposure. Since the inception of this program the costs of the currency hedging have been reflected in the reported gains and losses of foreign currency transactions. Centura recorded a gain of $215,000 in 1996, a loss of $439,000 in 1995, and a gain of $306,000 in 1994. Centura anticipates that it will continue the hedging program in 1997. Nonetheless, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency transactions.



    LITIGATION SETTLEMENT. Centura reached an agreement with the plaintiff counsel in this lawsuit. See Note 6 of Notes to Centura Consolidated Financial Statements. Under the terms of the settlement agreement, Centura would provide $3 million and 1,875,000 shares to a fund to be distributed among the members of the plaintiff class. Centura also agreed to supplement this payment with up to 625,000 additional shares in the event the value of its common stock is less than $6.00 per share at certain dates in the future. The 1995 financial statements include $15.3 million in litigation expense arising from the agreement and associated legal expenses. Centura's directors and officers liability insurer paid $2 million of the cash contribution to the settlement fund. Centura paid the balance in 1996. Centura has issued approximately 1,050,000 shares in the first distribution in the fourth quarter of 1996 with the balance of the shares expected to be distributed in the first quarter of 1997.



    In 1994 Centura settled a lawsuit, filed by a former distributor, for the amount of $525,000.



    PROVISION FOR INCOME TAXES. The provision for income taxes was $0.5 million in 1996, $1.1 million in 1995 and $0.2 million in 1994. The provision for income taxes related primarily to foreign withholding taxes. As of December 31, 1996, Centura had net operating loss carryforwards of approximately $57.9 million available to offset future federal taxable income and $22.5 million available to offset future state taxes, which expire through 2010. The availability and timing of these carryforwards to offset future taxable income may be limited due to the occurrence of certain events, including certain changes in ownership interests. At December 31, 1996, 1995 and 1994, Centura fully reserved its deferred tax assets due to the existence of sufficient uncertainty on the ability to realize the deferred tax assets. See Note 8 of Notes to Centura Consolidated Financial Statements.



    INFLATION. Centura believes that inflation has not had a material impact on Centura's operating results and does not expect inflation to have a material impact on Centura's operating results in 1997.



LIQUIDITY AND CAPITAL RESOURCES:



    At December 31, 1996, Centura had a deficit working capital position of $15.6 million due principally to deferred product and support revenue of $21.9 million and litigation accrual of $6.7 million. The final settlement of the lawsuit does not require Centura to spend any more cash with the remainder of the settlement achieved by issuance of shares of common stock. The deferred product and support revenue of $21.9 million at December 31, 1996 reflects a delay in recognition of revenue in accordance with contractual agreements and requires minimal resources of Centura.



    The Company had an unsecured foreign currency contract in place at December 31, 1996. A revolving unsecured bank line of credit, available for foreign currency contracts and letters of credit, expired on February 15, 1995. Centura entered into an unsecured Floating Rate Convertible Subordinated Note and related agreement with Computer Associates International, Inc. ("CA") (the "CA Agreement") in March 1995 for $10 million. Material covenants of Centura under the CA Agreement include Centura's agreement to: pay and discharge its material obligations and liabilities, including tax obligations; continue to engage in business of the same general type currently conducted; refrain from declaring any dividend or from repurchasing or redeeming its capital stock or indebtedness; refrain from consolidating or merging (except where Centura is the surviving corporation and incurs no event of default under such note); refrain from incurring senior or pari passu indebtedness or from creating or incurring encumbrances or liens, other than certain permitted liens on its properties. At December 31, 1996, Centura also had an outstanding promissory note of $0.4 million.



    Net cash used by operating activities was $7.7 million in 1996, $6.7 million in 1995 and $12.1 million in 1994, net income and increases in depreciation and amortization in 1996 were offset by decreases in accounts payable and accrued liabilities, litigation expense and deferred revenue. In 1995, increases in depreciation and amortization, deferred revenue, provision for sales returns and allowances, accounts payable and accrued litigation, were offset by the net loss. Inventories, which were located at Centura's third party turnkey vendor, decreased by $1.1 million in 1995 following an increase of $1.2 million in 1994. This decrease in 1995 was due in part to planned reductions of inventories and a consolidation of worldwide inventories into a single third party vendor location.



    Cash provided from investing activities in 1996 totaled $4.6 million and resulted primarily from maturities of investments offset by acquisition of property and equipment, capitalization of software development costs, and capitalization of other intangible assets. Cash used in investing activities of $1.1 million in 1995 was utilized for additions of $4.0 million of internally developed and purchased software and $3.1 million in additions to property and equipment, primarily computer and other capital equipment, partially offset by the sale of $5.4 million of short-term investments, net of purchases. Cash provided by investing activities of $2.1 million in 1994 was generated by the sale of $11.6 million of short-term investments, net of purchases, which was offset by the capitalization of $3.2 million of software development costs and the purchase of $5.9 million of property and equipment.



    Net cash provided by financing activities in 1996 totaled $0.2 million primarily as a result of proceeds from issuance of common stock offset by repayment of the notes payable. Net cash provided by financing activities in 1995 totaled $10.5 million primarily as a result of the $10 million subordinated convertible debt financing by Computer Associates. In 1994, Centura generated cash of $1.2 million through financing activities, primarily related to proceeds from a $1 million note payable to a bank and $1.1 million of employee purchases of Company stock through both the Incentive Stock Option Plan and the Employee Stock Purchase Plan.

    Additional financing may be required to meet NASDAQ minimum net worth requirements. Furthermore, Centura is dependent upon achieving a reasonable operating performance to satisfy its current and future financing needs. During 1995, Centura completed a private debt placement with Computer Associates International of approximately $10 million. Centura believes that expected cash flows from operations and existing cash balances, will be sufficient to meet Centura's currently anticipated working capital and capital expenditure requirements for the next 12 months. However, Centura may choose to raise cash for operational or other needs sometime in the future. If Centura needs further financing, there can be no assurance that it will be available on reasonable terms or at all. Any additional equity financing will result in dilution to Centura's shareholders.



    Centura's capital requirements also may be affected by acquisitions of businesses, products and technologies that are complementary to Centura's business, which Centura considers from time to time. Centura regularly evaluates such opportunities. Any such transaction, if consummated, may further reduce Centura's working capital or require the issuance of equity.



FACTORS THAT MAY AFFECT FUTURE RESULTS


    Centura has experienced in the past and expects in the future to continue to experience significant fluctuations in quarterly operating results. Centura has at times recognized a substantial portion of its net revenues in the last month or last few weeks of a quarter. Centura generally ships products as orders are received and, therefore, has little or no backlog. As a result, quarterly sales and operating results generally depend on a number of factors that are difficult to forecast, including, among others, the volume and timing of and ability to fulfill orders received within the quarter. Operating results also may fluctuate due to factors such as demand for Centura's products, introduction, localization or enhancement of products by Centura and its competitors, market acceptance of new products, reviews in the industry press concerning the products of Centura or its competitors, changes or anticipated changes in pricing by Centura or its competitors, mix of distribution channels through which products are sold, mix of products sold, returns from Centura's distributors and general economic conditions. As a result, Centura believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

    In addition, because Centura's staffing and other operating expenses are based in part on anticipated net revenues, a substantial portion of which may not be generated until the end of each quarter, delays in the receipt or shipment of orders and ability to achieve anticipated revenue levels can cause significant variations in operating results from quarter to quarter. Centura may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales of Centura's products in relation to Centura's expectations could have an immediate adverse impact on Centura's business, operating results and financial condition. In addition, Centura currently intends to increase its operating expenses to fund greater levels of research and product development, increase its sales and marketing operations and expand distribution channels. To the extent that such expenses precede or are not subsequently followed by increased net revenues, Centura's business, operating results and financial condition could be materially and adversely affected.


    In the future, Centura may make acquisitions of complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. There can be no assurance that Centura will be able to effectively complete or integrate acquisitions, and failure to do so could have a material adverse effect on Centura's operating results. As of the date hereof, Centura has no understanding or agreement with any other entity regarding any potential acquisition or combination, the consummation of which is probable.

                             INFORMATION CONCERNING
                          CENTURA SOFTWARE CORPORATION

BUSINESS OVERVIEW


    Centura Software Corporation, provides application development and deployment software to organizations building and deploying large-scale client server and Web-based applications. Centura's product lines include development tools (SQLWindows and Centura), compact databases (SQLBase), and connectivity products (SQLHost) that enable teams of developers to build and deploy scaleable client/server applications. Centura offers these products: Centura, a product evolved from SQLWindows logic that helps customers develop and deploy 32-bit, next generation client/server applications in traditional two- and multi-tiered client/server environments as well as the Internet and corporate Intranet environments. (The Internet is also referred to in this Proxy Statement/Prospectus as the "World Wide Web" or the "Web" and corporate internal webs are referred to as "Intranets). Created specifically to meet the needs of organizations seeking the power to move from workgroup and enterprise pilot projects into large enterprise applications, Centura delivers client/server application scalability, Internet integration, and drag and drop data replication facilities. SQLWindows is an open client/server development environment for creating multi-database applications on desktop platforms. SQLBase consists of small-footprint database products that help businesses deploy decentralized applications easily and cost-effectively. SQLHost allows organizations to integrate DB2 or legacy data into a client/server environment without compromising performance, control, or security.



    Centura's products enable customers to obtain the benefits of personal computer ("PC") client/server (including Web-based) computing, while preserving their investments in corporate data sources. Centura has established stratified distribution channels that provide broad market coverage for its products and address the specific needs of its varied customer segments worldwide. Centura's products are used in at least 75 countries by organizations including Automatic Data Processing ("ADP"), Citibank N.A., Daimler-Benz, Ford Motor Company, Illinois Power, Mobil Oil, Mutualite Fonction Publique, NASA, New Zealand Post, Norfolk Southern, Ontario Hydro, ORE-IDA Foods, Siemens-Nixdorf Informations Systeme AG ("Siemens-Nixdorf"), The Southern Company, United Airlines, United Parcel Service, Westinghouse, and the States of Alaska and Delaware.


INDUSTRY OVERVIEW


    Over the past few decades, organizations have increasingly used their computing systems to improve their management of mission-critical business functions, such as manufacturing, distribution, customer support, finance and administration. In the 1970's and 1980's, computing environments for such applications were dominated by large computer systems with a mainframe or minicomputer acting as a host processor for terminals with very limited computing power. These traditional host-based systems are expensive to install and maintain, and related software development is typically time consuming. In addition, management of and access to the critical information resources residing on these systems is generally limited to a staff of dedicated management information systems ("MIS") professionals and relatively inaccessible to a broader base of users.


    In the late 1980s, a new architecture for information processing called "client/server" computing emerged to address the many shortcomings of host-based systems. Client/server computing typically provides increased functionality at a lower hardware and software cost, an easier-to-use operating environment and information access by a broader base of users. A client/server system typically consists of multiple intelligent desktop client computers linked in a network with high performance server computers. The client replaces the dumb terminal employed in host-based systems and has resident software that manages the user interface and performs local data access and manipulation. The server performs many of the functions previously performed by the host in a host-based system, such as network management, data storage, printing, communications and data security and integrity.

    The widespread use of increasingly powerful PCs has made it possible for organizations to deploy client/server systems based on local area networks ("LANs"), thereby increasing the benefits of the large existing installed base of PCs. A LAN is a group of computers connected for the purpose of sharing data and networked resources such as printers and data storage devices. PC client/server computing combines the benefits of host-based systems with the cost-effectiveness and ease of use of PCs. Other factors increasing the deployment of PC client/server systems include the continued decline in the costs of high-performance PCs and improvements to PC operating systems, including easy-to-use graphical user interfaces such as those incorporated in Microsoft Corporation's ("Microsoft's") Windows and Windows 95, and International Business Machines Corporation's ("IBM's") OS/2 operating systems. In addition, connectivity software is available to enable PC clients to access varied data sources, including existing mainframes and minicomputers, thereby protecting an organization's investment in these host-based systems.



    Similar to the rapid emergence of PC's and LAN's in the late 1980's and early 1990's, the emergence of the Web over the past several years has raised new challenges to organizations. The Web opens the corporate data sources and applications to new and highly distributed end-users who typically operate through standard platform-independent user environments, commonly known as "browsers" and typically also run on PCs. Such users typically demand a high level of access to data and applications and to new applications that take advantage of the user environment. The demands of such users are typically unpredictable and raise new issues of security, response and data availability.



    A traditional PC client/server system can be deployed as a stand-alone system in a small or medium sized organization or as a departmental system within a larger organization. Web-based systems can be deployed as simple departmental systems or highly distributed networks that can provide access to users in locations and geographies outside the corporate network. There is also an increasing trend toward disconnected or so-called "mobile" applications where a stand-alone or laptop PC manages data locally and may be connected asynchronously to centralized, host-based data sources. Such systems can also be deployed as part of an overall enterprise system combining stand-alone PCs, multiple PC client/servers and enterprise-wide servers.



    The increase in the deployment of PCs--in both traditional client/server environments and increasingly for implementation and access to Web-based applications--is fueling demand by organizations, application software vendors and software consultants for specialized systems software utilizing PC, object-oriented, client/server or Web technologies. The software required to implement PC client/server systems includes end user and programmer tools, relational database management systems ("RDBMS") and connectivity software. End user tools facilitate the access of data stored throughout the network or across the Web. Programmer tools are used to create application programs for client PCs, while object-oriented technologies increase the productivity of programmers and programming teams and reduce the life-cycle cost of maintenance of such applications. RDBMS software facilitates data sharing in a network while maintaining data integrity and security through a sophisticated data access language called structured query language ("SQL"). Connectivity software enables the transfer of information between clients and servers as well as between PC client/servers and host-based information systems. A number of software companies have addressed specific segments of the PC client/server systems software market with software originally designed for other computing environments. However, a need has emerged for an integrated software solution that addresses all segments of this market and to be specifically optimized for the PC client/server environment.



    Centura was founded to provide cost-effective software solutions developed and deployed on PC clients and servers. In 1996 and 1997 Centura has announced and delivered an extension to this architecture to also address the needs of Web-based applications as well. As Centura's products have matured, they have been augmented by multi-tier applications, an object repository, 32-bit architecture, and heterogeneous data replication. In addition to offering these enhanced technologies, Centura continues to support and improve its existing product lines to provide customers with a smooth transition to

"next generation" client/server development. Centura's top line products are optimized for the next generation of client/server, which requires large-scale applications that can accommodate a decentralized business environment and the new challenges of the Internet and Web-enabled applications (i.e., accessing the World Wide Web or corporate Intranets). The Centura products include Web-enabled application development tools, a relational database, and connectivity software.



    As computing evolves into the next century, the reliance of businesses on information systems is expected to increase. More than ever before, information is a strategic corporate asset that can be translated into a significant competitive advantage. The emergence of the Web has placed new user demands for access to and management of that information. To fully harness the power of information in today's highly competitive economy, better information systems need to be built in less time. In the late 1980s and early 1990s, client/server technology spawned a revolution in information systems delivery. These systems have demonstrated business benefits that are driving the adoption of client/server for a broader and more challenging set of information system functions. To help businesses use information better than they have ever before, the next generation of client/server applications is required. Such applications should ideally also integrate with and embrace the Web.



    The next generation of client/server systems will need to meet three business needs. First, these systems should automate more complex business processes and support more end users who rely on traditional client environments as well as enabling access from the Web. In other words, they need to scale up to deliver more functional and more widely deployed business solutions. Second, they need to encourage teamwork within the organization and help strengthen relationships with customers, suppliers, distributors and others outside the organization. Therefore, they should reach out to all entities involved in the business process, ranging from the customer to the CEO. Finally, they need to work together in a highly integrated manner to place all information resources at the command of decision makers and staff members. To do that, next generation systems should connect it all, i.e., integrate the disparate pieces of information technology throughout the organization, and thereby deliver greater business value than if they were used apart. In summary, Centura believes the next generation client/server systems need to scale up, reach out and connect it all, to deliver business benefits that result in a measurable and sustainable competitive advantage.



    During 1996, Centura introduced its next-generation product line for building and deploying large-scale 32-bit-client/server applications. The new product line, Centura, builds on Centura's technology leadership over the last decade to help customers move to the next generation of client/server. With support for multi-tier applications, including those deployed on the World Wide Web, an object repository, 32-bit architecture, and heterogeneous data replication, this new product line provides the productivity, flexibility, and scalability needed to build large-scale, multi-database applications. At the same time, Centura continues to support its existing product lines to provide customers with a smooth transition to next-generation client/server development. See "Risk Factors--New Product Risks; Rapid Technological Change."


COMPANY STRATEGIES


    Centura's objective is to be one of the leading suppliers of enterprise-scale client/server and Internet application development and deployment software. As part of this objective, Centura announced a restructuring of its organization and business strategies to reflect new positioning and to meet emerging market opportunities in next-generation client/server and Web computing. Key elements of its strategies are highlighted below:


    INTEGRATED PRODUCT LINE


    Centura develops software specifically for development and deployment of PC client/server and Web-based applications. Centura's products provide users with the benefits of an integrated, cost-effective solution that supports multi-tier applications, an object repository, 32-bit architecture, heterogeneous data replication, object-oriented front-end tools, database and Web application servers and engines and connectivity software. This product line is evolving into a framework for migrating, integrating and scaling such applications to the Web. Such a framework will embrace (i) legacy or large system applications; (ii) traditional two and multi-tiered client/server applications (including those developed with the Company's products and those from other vendors); and (iii) new Web-based applications that are yet to be developed. This product strategy distinguishes Centura from some software vendors that offer only a single product type such as front-end tools. Each of Centura's products is designed to be competitive with stand-alone products offered by other vendors. Centura also believes that its focus on PC and Web client/server applications development and deployment provides it with a competitive advantage over vendors that use software originally developed for larger computer systems. In addition, the ability of each product to operate separately and compatibly with products from other vendors also enables Centura to sell its software to those customers who may acquire part of the solution from other vendors. See "Risk Factors-- New Product Risks; Rapid Technological Change" and "--Highly Competitive Markets."


    PRICE/PERFORMANCE


    Centura provides software with advanced functionality and performance necessary for implementing client/server and Web-based systems, but at prices targeted for PCs, PC networks and Internet/Intranets rather than monolithic minicomputers or mainframes. Centura offers its database server products at prices generally lower than RDBMS server products designed for minicomputers. This pricing is designed to appeal both to entry-level programmers who are new to object-oriented application development as well as to teams of programmers in large organizations who need to build enterprise-wide applications.


    Centura believes that value-oriented pricing models will continue to be necessary even as applications scale up to the multi-location and even multi-national enterprise. See "Risk Factors--Highly Competitive Markets."

    DISTRIBUTION CHANNELS, PARTNERSHIPS AND STRATEGIC ALLIANCES


    Centura distributes its products using a blended distribution model that provides incentives for its direct sales force to work closely with business partners. Centura's Synergy Partner Program is designed to meet the needs of businesses that include resellers, commercial application developers, consultants, independent software vendors ("ISVs"), and complementary tools providers. A number of companies, including SQL Financials and PeopleSoft, have strategic alliances with Centura to provide superior client/ server solutions based on Centura technology. See "Risk Factors--Dependence Upon Distribution Channels" and "Dependence on Third Party Organizations."


    GLOBAL MARKET FOCUS


    Centura has designed its products and established its marketing and sales channels to address the global market opportunities for PC client/server systems. Centura has established operations that have exclusive rights through subsidiaries and operations on six continents. Approximately 60% of Centura's net revenues for 1996 were derived from sales outside North America, and its products are installed in at least 75 countries. Centura generally launches new products on a worldwide basis. In addition, Centura has established an international distribution network through strategic partners, distributors and foreign subsidiaries. Centura's software products support international data conventions, and certain products have been localized into French, German and Japanese language editions.


    SUPPORT PROGRAMS

    Centura provides product support services directly and through third-party vendors to enable easy customer implementation of its client/server systems. Centura provides a variety of programs to support customers ranging from small development groups to those who require access to qualified support engineers 24 hours a day, seven days a week. Traditional service offerings are augmented with an informal support network through a forum on CompuServe, an Internet news group, and a strong presence on the World Wide Web.

    Centura-certified training partners offer courses each year, assuring Centura customers of the right mix of classroom or on-site training. They can also opt to study at their own pace with a specially developed computer-based training course.

PRODUCTS


    Centura's development environments, compact database, and family of connectivity products enable teams of developers to build and deploy scaleable client/server applications. Centura's major products include:



    CENTURA--The Centura product is based on SQLWindows logic and helps customers develop and deploy 32-bit, next-generation and Web-centric client/server applications. Created specifically to meet the needs of organizations seeking the power to move from workgroup and enterprise pilot projects into large enterprise applications, Centura delivers client/server application scalability, new Internet integration, and drag-and-drop replication facilities. The Centura products include Centura Team Developer, Centura Application Server and Centura Ranger.



    SQLWINDOWS--SQLWindows is an open client/server development environment for creating, multi-database applications on desktop platforms. The Component Developer's Kit (CDK), sold as an add-on, is a set of object-oriented interfaces into SQLWindows that helps developers create reusable objects. SQLWindows is available on Microsoft desktop and server platforms as well as on the Sun MicroSystem's Solaris platform. The product family includes SQLWindows, SQLWindows for Microsoft SQL Server 6, and SQLWindows for the Solaris Operating Environment.


    SQLBASE--The SQLBase family consists of small-footprint database products that help businesses deploy decentralized applications easily and cost-effectively. These products--SQLBase Server and SQLBase Desktop--help organizations store data on machines ranging from mobile and single-user PCs to workgroup servers and company-wide database servers.


    SQLHOST--The SQLHost products allow organizations to integrate DB2 or legacy data into a client/ server environment without compromising performance, control or security. SQLHost for Visual Basic allows Visual Basic applications to access host-based data.


END USERS AND APPLICATIONS


    No customer accounted for more than 10% of net revenues during the fiscal years ended December 31, 1996, 1995, or 1994.

    Centura's products are used by end users in a wide variety of industries for different applications:

                  INDUSTRY                                           APPLICATION
---------------------------------------------  --------------------------------------------------------
Aerospace                                      Engineering information tracking and analysis
Automotive Products                            Multi-media-based information management
Consulting Services                            Information and human resource management
Consumer Products                              Sales tracking Central repository for corporate
                                               financial data
Financial Services                             Various commercial real estate applications Portfolio
                                               and credit tracking Decision support for insurance
                                               underwriters Tax preparation automation
Government                                     Child welfare case management
Industrial Products                            Sales administration and analysis
Non-profit                                     Missionary information tracking
Petroleum and Chemicals                        Chemical hazard assessment and evaluation
Pharmaceuticals                                Document creation and management
Retail, Wholesale and Distribution             Enterprise security On-line help desk telecommunications
                                               maintenance Mission-critical pricing and production
                                               management
Systems Integration Services                   Document-image processing
Telecommunications                             Call tracking for technical support Human resources
                                               management
Transportation                                 Economic analysis
Utilities                                      Decision-support for purchasing Marketing contact and
                                               customer support

MARKETING, DISTRIBUTION AND PRODUCT SUPPORT

    Centura's marketing and sales efforts are targeted to worldwide users of PC client/server systems. These users, ranging from individual PC application developers to MIS departments of large corporations, typically purchase client/server software through different channels and require different levels of support. Centura has stratified its sales organization by size and type of sale to address the distinct needs of Centura's diverse customer segments, as shown in the table below.

                        STRATIFIED DISTRIBUTION STRATEGY

       SALES ORGANIZATION            SIZE OF SALE          TYPE OF SALE
---------------------------------  ----------------  -------------------------
  Corporate Sales Organization          Large           Enterprise Projects
   Channel Sales Organization        Small/Medium      Departmental Projects


    Centura pursues similar distribution strategies internationally, tailoring those strategies to the specific requirements of particular foreign markets. Sales outside of North America represented approximately 60%, 61% and 56% of Centura's net revenues during 1996, 1995 and 1994, respectively. Certain risks are inherent in international operations. See "Risk Factors--International Sales and Operations," and "-- Recent Centura Losses; Fluctuations in Quarterly Results."


    CORPORATE SALES ORGANIZATION


    Centura's corporate sales organization focuses primarily on customers establishing large, sophisticated, enterprise-wide client/server systems. These customers typically request support from either Centura or technically sophisticated third parties in establishing these systems. To address these requirements, Centura has established a modest internal sales force, which operates from eight sales locations in North

America as well as offices located in France, Germany, Italy, Switzerland, Austria, Australia, Singapore, Mexico, the Netherlands, Belgium, and the United Kingdom.


    To complement its internal sales force, Centura has increasingly focused energies on developing marketing arrangements with third parties, such as vertical software partners, hardware original equipment manufacturers ("OEMs") and systems integrators. Centura's vertical software partners develop and sell applications software for use with Centura's products and include Learmonth and Burchett Management Systems PLC (CASE tools), Artemis International (project management), PeopleSoft, Inc. (human resources), Project Software & Development, Inc. (facilities management), Aurum Software Inc. (sales management) and Spectrum Associates (manufacturing). In addition, Centura has an architecture which enables independent software vendors to use Centura's products to co-engineer enterprise-wide client/ server applications or deliver add-on software. Hardware OEMs purchase Centura's products and bundle them with their personal computer hardware or applications software for resale to their customers. Centura currently has OEM relationships with AT&T Global Information Systems ("AT&T GIS," formerly NCR), Computer Associates, IBM, Siemens-Nixdorf, and other computer vendors. Centura has entered into cooperative arrangements with system integrators, such as Electronic Data Systems, Price Waterhouse, and BDO Seidman, that build large, custom turnkey solutions for their corporate customers using Centura's products.


    CHANNEL SALES ORGANIZATION


    Centura's channel sales organization focuses on customers who need outside services to specify, design, build and deploy client/server systems. Increasingly, these customers include both medium and large size businesses. Centura reaches these customers through an indirect distribution channel, consisting of resellers, application developers, distributors, value-added resellers ("VARs") and consultants.



    Centura also distributes its products through major independent distributors that may in turn sell such products to smaller VARs, resellers and dealers. Centura presently has distribution agreements with Ingram Micro, Inc., Techdata, Inc. and DistribuPro, for distribution of Centura's products in North America. Centura also has a network of international distributors, including Computer 2000 AG GmbH in Europe and Mitsubishi in Japan. Many of Centura's distributors carry competing product lines. Centura's distributors may from time to time be granted stock exchange or rotation rights. Such returns or exchanges are generally offset by an immediate replacement order of equal or greater value. Although Centura believes that, to date, it has provided adequate allowances for exchanges and returns, there can be no certainty that actual returns will not exceed Centura's allowances, particularly in connection with introduction of new products or enhancements.



    In a number of markets, including rapidly growing client/server markets such as Japan, Korea, China/ Hong Kong and Brazil, Centura has entered into multi-year master distribution agreements with unrelated companies that have also licensed the use of Centura's name. These organizations are in place to increase Centura's opportunities and penetration in such markets where the rapid adoption of client/server technologies is anticipated. While Centura believes that to date these agreements have increased Centura's penetration in these markets, there can be no certainty that this performance will continue nor that these relationships will remain in place. Centura has the option to acquire 100% of the outstanding stock of one of its foreign distributors, using a purchase price formula based on net profits and revenues.


    Centura also sells its products through a worldwide network of VARs and consultants that specialize in developing customized solutions for smaller, departmental networks. These VARs bundle Centura's products and products of other software vendors into systems that are sold directly to end users. Centura has certified over 1,000 VARs marketing to industries such as financial services, telecommunications, publishing, transportation and health care.

    MARKETING


    To support its sales organizations, Centura conducts comprehensive marketing programs and cooperative selling arrangements with Centura's strategic partners. Centura's marketing programs include direct mail, public relations, advertising, seminars, trade shows and ongoing customer communication programs. Centura has entered into cooperative selling arrangements with strategic partners, including AT&T GIS, Hewlett-Packard Company, ICL Personal Systems, Microsoft, Siemens-Nixdorf and Sun MicroSystems that provide joint marketing or network solutions for incorporating their products with Centura's products. Centura has cooperative selling arrangements with Microsoft and IBM for the AS/400 computing environment. Centura also cooperates with suppliers of competitive client/server software, such as Oracle Corporation ("Oracle") and Sybase, Inc., ("Sybase"), when customers desire large-scale, joint solutions that include front-end tools from Centura.


    The majority of Centura's revenues have been derived from the licensing of software products for PC client/server systems, and such products are expected to continue to account for substantially all of Centura's revenues for the foreseeable future. Accordingly, broad market acceptance of PC client/server systems is critical to Centura's future success. Failure of Centura to successfully implement its sales and marketing strategies, or the loss of one or more resellers, distributors, vertical software partners or other marketing partners, could have a material adverse effect on Centura's business, operating results and financial condition. See "Risk Factors--Dependence Upon Distribution Channels" and "--Market Acceptance of PC Client/Server Systems."

    CUSTOMER SUPPORT AND SERVICE

    Centura is committed to providing timely, high-quality technical support, which Centura believes is critical to maintaining customer satisfaction in the PC client/server market.


    Customer requirements for support and service vary depending on factors such as the number of different hardware and software vendors involved in an installation, the complexity of the application and the nature of the hardware configuration. Centura offers flexible multi-tiered technical support programs tailored to these specific customer needs. Centura offers a licensed maintenance service to all its customers to provide timely bug fixes and software enhancements. In addition, Centura provides technical support through a telephone hotline service. For the large enterprise-wide customer, Centura offers comprehensive premium support programs. Centura also maintains an interactive electronic bulletin board that facilitates real-time access between Centura and its customers. Centura broadens its support coverage through its worldwide network of authorized support centers, certified business partners and authorized consultants. See "Risk Factors--Dependence on Third Party Organizations."


RESEARCH AND PRODUCT DEVELOPMENT

    Since inception, Centura has made substantial investments in research and product development. Centura products have been developed by its internal product development staff and, in certain instances, by strategic use of outside consultants. Centura believes that timely development of new products and enhancements to existing products is essential to maintain its competitive position.

    Centura is committed to continued development of new technologies for PC client/server computing. Centura supports or intends to support major advanced 32-bit operating systems, including Microsoft Windows 95, Microsoft Windows NT, Novell NetWare and SUN Solaris. In addition, Centura plans to continue to offer upgrades to its products. Delays or difficulties associated with new products or product enhancements could have a material adverse effect on Centura's business, operating results and financial condition. See "Risk Factors--New Product Risks; Rapid Technological Change" and "--Componentized Markets."


    During 1996, 1995 and 1994, Centura's expenditures in research and development, net of capitalized software, were $11.0 million, $14.4 million and $11.2 million, representing 17%, 22% and 20% of net revenues, respectively. As of December 31, 1996, Centura had 74 employees engaged in product development activities.


COMPETITION


    The market for client/server system software is intensely competitive and rapidly changing. Centura's products are specifically targeted at the emerging portion of this market relating to PC and Web client/ server software, and Centura's current and prospective competitors offer a variety of solutions to address this market segment. Centura's competitors include providers of sophisticated database software originally designed and marketed primarily for use with mainframes and minicomputers. These competitors include IBM, Informix Corporation, Ingres, Oracle, and Sybase. Centura also faces competition from the providers of PC-based software products, including Microsoft and Borland. These competitors offer database server products and front-end tools designed for stand-alone PCs but may currently or may in the future offer additional integrated PC client/server software. In addition, Centura faces competition from providers of software specifically developed for the PC client/server market, including tools competitors, such as Sybase's Powersoft Division, Microsoft, and Forte, and connectivity software competitors, such as IBI Systems, Inc. and Sybase's Micro DecisionWare Division. Centura also faces potential competition from vendors of applications development tools based on 4GLs (generation languages) or CASE (Computer Aided Software Engineers) technologies. With the emergence of the World Wide Web as an important platform for application development and deployment additional competitors or potential competitors have emerged.


    Many of Centura's competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed base, than Centura. In addition, many competitors have established relationships with customers of Centura. Centura's competitors could in the future introduce products with more features and lower prices than Centura's offerings. These companies could also bundle existing or new products with more established products to compete with Centura. Furthermore, as the PC and Web client/server market expands, a number of companies with significantly greater resources than Centura, could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors of Centura or by introducing products specifically designed for the PC and Web client/server market.


    The principal competitive factors affecting the market for Centura's products include product architecture, performance, functionality, price, product quality, customer support, breadth of distribution and name recognition. Centura experienced increased competition during 1996, 1995, and 1994, resulting in loss of market share. Centura must continue to introduce enhancements to its existing products and offer new products on a timely basis in order to remain competitive. However, even if Centura introduces such products in this manner, it may not be able to compete effectively because of the significantly larger resources available to many of Centura's competitors. There can be no assurance that Centura will be able to compete successfully or that competition will not have a material adverse effect on Centura's business, operating results and financial condition. See "Risk Factors--Highly Competitive Markets" and "--Market Acceptance of PC Client/Server Systems."


INTELLECTUAL PROPERTY


    Centura currently has one patent issued on its SQLWindows and Centura products and relies on a combination of trademark, copyright and trade secret protection and nondisclosure agreements to establish and protect its proprietary rights. Policing unauthorized use of Centura's technology is expensive and difficult, and there can be no assurance that these measures will be successful. While Centura's competitive position may be affected by its ability to protect its proprietary information, Centura believes that ultimately factors such as the technical expertise and innovative skill of its personnel, its name recognition and ongoing product support and enhancements may be more significant in maintaining Centura's competitive position.

    Centura provides its software products to customers under non-exclusive, non-transferable license agreements. As is customary in the software industry, to protect its intellectual property rights, Centura does not sell or transfer title to its software products to customers. Under Centura's current standard form of end user license agreement, licensed software may be used solely for the customer's internal operations and, except for limited deployment rights provided in certain of its SQLWindows packages, and only on designated computers at specified sites. Centura relies primarily on "shrink-wrap" licenses for the protection of certain products. A shrink-wrap license agreement is a printed license agreement included within packaged software that sets forth the terms and conditions under which the purchaser can use the product, and binds the purchaser by its acceptance and purchase of the software products to such terms and conditions. Shrink-wrap licenses typically are not signed by the licensee and therefore may be unenforceable under the laws of certain jurisdictions.


    Centura has entered into source code escrow agreements with a number of resellers and end users that require release of source code to such parties with a limited, nonexclusive right to use such code in the event that there is a bankruptcy proceeding by or against Centura, Centura ceases to do business or Centura breaches its contractual obligations to the customer. Centura has, in certain cases, licensed its source code to customers for specific uses.

    There can be no assurance that third parties will not assert infringement claims against Centura in the future with respect to current or future products or that any such assertion may not result in costly litigation or require Centura to obtain a license to intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. As the number of software products in the industry increases and the functionality of these products further overlap, Centura believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend.

EMPLOYEES


    As of December 31, 1996, Centura had 270 full-time employees, including 74 in research and development, 7 in manufacturing, 105 in sales and marketing, 40 in technical services and 44 in finance and administration. Centura maintains competitive compensation, benefits, equity participation and work environment policies to assist in attracting and retaining qualified personnel. None of Centura's employees are covered by collective bargaining agreements. Centura believes its relationship with its employees is good. Centura believes that the success of its business will depend in large part on its ability to attract and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that Centura will be successful in attracting and retaining such personnel.


FACILITIES


    Centura leases approximately 54,000 square feet of office, development and warehousing space in facilities in Menlo Park, California.



    As of December 31, 1996, Centura also has offices in the metropolitan areas of Atlanta, Chicago, Dallas, Los Angeles, New York, Washington D.C., Bruetten (Switzerland), Duesseldorf, Leuven (Belgium), London, Sydney (Australia), Mexico City, Milan, Maarssen (The Netherlands), Munich, Paris, Singapore, and Vienna. Centura believes that its facilities are adequate for its current needs and that suitable additional space will be available as needed.

                   MANAGEMENT OF CENTURA SOFTWARE CORPORATION

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information as of December 31, 1996, regarding the directors and executive officers of Centura:


                      NAME                            AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
Samuel M. Inman III.............................          46   President and Chief Executive Officer (Principal
                                                                 Executive Officer), Chairman of the Board
Richard A. Gelhaus..............................          54   Chief Financial Officer (Principal Financial and
                                                                 Accounting Officer) and Senior Vice President
                                                                 of Finance and Operations
Richard J. Heaps................................          44   Senior Vice President, Business Development and
                                                                 General Counsel
Earl M. Stahl...................................          42   Senior Vice President, Engineering and Chief
                                                                 Technical Officer
Robert Bramley..................................          38   Vice President, Technical Services
Michael K. Keddington...........................          37   Vice President, North American Marketing and
                                                                 Sales
Helmut G. Wilke.................................          42   Vice President, European Operations
D. Bruce Scott..................................          43   Director
William O. Grabe (1)(2).........................          58   Director
Max D. Hopper...................................          62   Director
Anthony Sun (1)(2)..............................          43   Director


------------------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

    Mr. Inman has served as Chairman of the Board since September 1996, President and Chief Executive Officer (Principal Executive Officer) since December 1995, and President and Chief Operating Officer since April 1995. Prior to joining Centura, Mr. Inman served as President and Chief Operating Officer of Ingram Micro Inc., the largest microcomputer products distributor worldwide, where he was responsible for overseeing and managing Ingram's U.S. operations. Prior to joining Ingram, Mr. Inman, a 21-year veteran of IBM, served as president of IBM's Personal Computer Company for the Americas. He is a graduate of Purdue University, where he earned his B.S. degree in mathematics.

    Mr. Gelhaus joined Centura as Chief Financial Officer (Principal Financial and Accounting Officer) and Senior Vice President of Finance and Operations in January 1996. Prior to joining Centura, Mr. Gelhaus was Senior Vice President Finance and Operations (CFO) of Spectrum HoloByte, Inc. ("Spectrum"), an entertainment software company. Previously, Mr. Gelhaus was the Executive Vice President, Finance and Operations (CFO) and Secretary of Sierra On-line, Inc. He has held executive-level positions with Safeway Inc., Levi Strauss & Co., and Ernst & Young. Mr. Gelhaus holds a B.S. in chemical engineering from South Dakota School of Mines and Technology and an M.B.A. from The University of Michigan. He is a registered C.P.A.

    Mr. Heaps joined Centura in 1987, and has served as Senior Vice President, Business Development and General Counsel since 1995. Mr. Heaps has served in various capacities at Centura, including Vice President of Business Development, Vice President of Intercontinental Operations, Director of Business Development, and Director of Technical Services and Marketing. Prior to joining Centura, Mr. Heaps was a Strategic Accounts Manager of UniSoft Corporation, a computer software corporation, from 1986 to

1987. From 1983 to 1985, Mr. Heaps held various positions at Oracle Corporation, most recently as Director of Personal Computer Sales. Mr. Heaps holds an M.B.A. degree from Stanford University Graduate School of Business, a J.D. degree from Stanford School of Law, and a B.A. in Economics and Mathematics from Yale University.

    Mr. Stahl joined Centura in 1989, and presently serves as Chief Technology Officer and Senior Vice President for the Products organization. Mr. Stahl has held various key positions within Centura's development organization, including spearheading Centura's client/server tools development effort. Prior to joining Centura, Mr. Stahl managed development projects at Bell Northern Research, Dest Corporation, and VisiCorp. He holds a B.S. in Computer Science from San Diego State University.

    Mr. Bramley joined Centura in January 1994 and presently serves as Vice President, Technical Support Services. Mr. Bramley has served as Senior Director of North American Technical Support. Prior to joining Centura, he held the position of Vice President of Technical Services at Verity, a full text retrieval software company from November 1991 to September 1993, and held director-level positions in support and development at Oracle Corporation from March 1987 to November 1991.

    Mr. Keddington joined Centura in July 1995 as Vice President, North American Marketing and Sales. Mr. Keddington most recently was Vice President of Sales with Pure Software, Inc., a software testing and development tools company from July 1994 to April 1995; Vice President of Sales and Marketing, Coactive Computing Corporation a networking company from January 1993 to July 1994; Americas Sales Manager, Reseller Channels Organization, Intel Corporation, a semi-conductor manufacturer from December 1988 to January 1993. Mr. Keddington attended San Diego State University, where he concentrated in marketing management.

    Dr. Wilke joined Centura in July 1991 and he presently serves as Vice President, European Operations. He started Centura's operations in Central Europe in 1991, and was then promoted to Vice President, Central Europe. Prior to joining Centura, Dr. Wilke worked for SUP, a Frankfurt-based Centura partner, and served as the Managing Director of the German subsidiary of Ingres. Dr. Wilke founded and managed his own software company, specializing in database application development, and has lectured on statistical and empirical methods and statistical computing. Dr. Wilke holds degrees in political and social sciences from the Free University in Berlin.

    Mr. Scott has served as a director since November 1984. In May 1995, Mr. Scott co-founded inquiry.com Inc., an Internet company. Effective April 30, 1995, Mr. Scott resigned as Senior Vice President of Database Products, in which position he had served since January 1994. From July 1993 to January 1994, Mr. Scott served as Senior Vice President, Research and Development, Database and Connectivity Products for Centura. Prior to assuming this position, Mr. Scott was Senior Vice President and General Manager of Database Server Products from July 1992 to June 1993, Senior Vice President, Research and Development from January 1989 to June 1992, and Vice President from December 1984 to January 1989. Prior to joining Centura, Mr. Scott served as Manager of Database Development at Victor Technologies, a computer manufacturer corporation, from 1982 to 1983. Mr. Scott served as Senior Member of Technical Staff at Oracle Corporation from 1977 to 1982.


    Mr. Grabe has served as a director since July 1992. He has been a General Partner of General Atlantic Partners, an investment firm, since April 1992. From February 1984 until March 1992, Mr. Grabe was a Vice President at IBM. Mr. Grabe is a director of Compuware Corporation, a computer systems software corporation. Mr. Grabe is also a director of Baan N.V., an enterprise solutions planning software company, CODA Plc, a financial accounting software company, Gartner Group, an information systems consulting company and Marcam Corporation, an enterprise resource planning software company. He is also a director of several other privately held companies in the computer software and services industry.


    Mr. Hopper has served as a director since April 1995. Mr. Hopper has been Principal and Chief Executive Officer of Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information technologies, since January 1995. Prior to forming Max D.

Hopper Associates, Inc., Mr. Hopper served at AMR Corporation, an air transportation company and provider of information services to the travel and transportation industry, as Senior Vice President from 1985 through January 1995, as well as Chairman of The SABRE Group from April 1993 through January 1995. Mr. Hopper served as Executive Vice President for Bank of America from 1982 through 1985. Mr. Hopper is also a director of the Gartner Group, Computer Language Research, Inc., Bolt Beranek & Newman, Inc., VTEL Corporation, Scopus Technology Corporation, USData Corporation, BBN Corporation, and Worldtalk Communications Corporation.



    Mr. Sun has served as a director since September 1988. He has been at Venrock Associates, a venture capital firm, since 1979. Previously he was employed by Hewlett-Packard, TRW, and Caere Corporation. He is a director of Award Software International, Inc., a computer systems software company, Cognex Corporation, a computer systems company, Conductus, Inc., a superconductive electronics company, Fractal Design Corporation, a multimedia software tools company, Inference Corporation, a client/server and Internet help desk software company, Komag, Inc., a computer storage component company, and Worldtalk Communications Corporation, a software application router company. He is also a director of several private companies. Mr. Sun received S.B.E.E., S.M.E.E. and Engineer degrees from Massachusetts Institute of Technology, and a Master of Business Administration degree from Harvard University.


    The Board of Directors elects Centura's officers and such officers serve at the discretion of the Board of Directors of Centura. There are no family relationships among the officers or directors of Centura.

DIRECTOR COMPENSATION

    Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings. Directors received no cash compensation for their services on the Board of Directors. Nonemployee directors of Centura are automatically granted options to purchase shares of Centura's Common Stock pursuant to the terms of Centura's 1996 Directors' Stock Option Plan (the "Directors' Option Plan") provided that such nonemployee director agrees to cancel all options granted to such director from Centura's 1995 Directors' Stock Option Plan, except that each affected director will retain certain options to purchase 20,000 shares of Centura's Common Stock granted to the director under Centura's 1986 Incentive Stock Option Plan. Under the Directors' Option Plan, each nonemployee director receives an option to purchase 50,000 shares of Common Stock on the date on which the later of the following events occur: the effective date of the Directors' Option Plan or the date on which such person first becomes a nonemployee director of Centura. Each option granted under the Directors' Option Plan becomes exercisable in installments of 1/48th of the shares subject to such option on each of the first forty-eight (48) monthly anniversaries of the date of grant of the option and each option granted under the 1986 Incentive Stock Option Plan becomes exercisable in installments of 25% of the shares subject to such option on each of the first, second, third and fourth anniversaries of the date of grant of the option. Options granted under the Directors' Option Plan and the 1986 Incentive Stock Option Plan have an exercise price equal to the fair market value of Centura's Common Stock on the date of grant, and a term of ten years.

                       COMPENSATION OF EXECUTIVE OFFICERS



SUMMARY COMPENSATION TABLE



    The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer ("CEO") during 1996; (b) the four most highly compensated executive officers other than the CEO who were serving as executive officers of the Company at December 31, 1996, and (c) the compensation received by each such individual for the Company's two preceding fiscal years.



                                                                                         SECURITIES
                                                                                         UNDERLYING
                                                                                         OPTIONS (#)
                                                                                        -------------
                                                                         OTHER ANNUAL     LONG-TERM        ALL OTHER
                                                    SALARY      BONUS    COMPENSATION   COMPENSATION     COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      ($)(1)     ($)(2)       ($)(3)         AWARDS           ($)(4)
--------------------------------------  ---------  ---------  ---------  -------------  -------------  -----------------
Samuel M. Inman III ..................       1996    400,000    190,000       --             --                  468
  President and Chief Executive              1995    182,693    112,500       --            479,999          -- --
  Officer (Principle Executive               1994     --         --                          --
  Officer)

Richard A. Gelhaus ...................       1996    172,500     40,000       --            120,000              343
  Senior Vice President, Finance and         1995     --         --           --             --               --
  Operations and Chief Financial             1994     --         --           --             --               --
  Officer (Principal Financial and
  Accounting Officer)

Earl M. Stahl ........................       1996    160,000     60,000       --             --                  281
  Senior Vice President, Engineering         1995    154,167      9,000       --             85,000              205
  and Chief Technical Officer                1994    134,750     23,500       --             40,000              184

Helmut G. Wilke ......................       1996    178,723     --           93,387         --               --
  Vice President European Division           1995    129,980     --           70,556         60,000           --
                                             1994    123,481      2,372      104,238         40,000           --

Michael K. Keddington ................       1996    161,000     17,375       39,600         10,000              412
  Vice President North America Sales         1995     68,750     16,250       --             90,000           --
                                             1994     --         --           --             --               --


------------------------


(1) Includes amounts deferred under the Company's 401(k) plan.



(2) Includes bonus paid in the indicated year. Excludes bonuses earned in the indicated year but paid in the subsequent year, except for Sam Inman in 1996. Sam Inman's 1996 bonus includes $150,000 bonus approved on March 3, 1997, by the Compensation Committee of the Board of Directors and paid March 6, 1997 plus a $40,000 moving allowance paid in 1996.



(3) Comprised of commissions paid in the indicated year.



(4) Comprised of premiums paid by the Company under the Company's group term life insurance policy.

OPTION GRANTS IN FISCAL YEAR 1996


    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of Centura made during the fiscal year ended December 31, 1996:


                                                                      INDIVIDUAL GRANTS (1)
                                          -----------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                        VALUE AT
                                                                                                     ASSUMED ANNUAL
                                                         % OF TOTAL                                     RATES OF
                                           NUMBER OF       OPTIONS                                     STOCK PRICE
                                          SECURITIES     GRANTED TO                                   APPRECIATION
                                          UNDERLYING      EMPLOYEES      EXERCISE                  FOR OPTION TERM (2)
                                            OPTIONS       IN FISCAL        PRICE     EXPIRATION   ---------------------
NAME                                      GRANTED (#)     YEAR (1)         $/SH.        DATE         5%         10%
----------------------------------------  -----------  ---------------  -----------  -----------  ---------  ----------
Samuel M. Inman.........................      --             --             --           --          --          --
Richard A. Gelhaus......................     120,000           13.8      $   6.625      1/23/06     499,971   1,267,025
Earl M. Stahl...........................      --             --             --           --          --          --
Helmut G. Wilke.........................      --             --             --           --          --          --
Michael Keddington......................      10,000            1.1      $   4.375      7/23/06      27,514      69,726


------------------------


(1) Options to purchase a total of 2,886,000 shares of Common Stock were granted under Centura's 1995 Stock Option Plan during the fiscal year ended December 31, 1996, including 2,337,000 options issued in connection with a repricing upon which an equivalent number of previously issued options were canceled. These options vest over a period of four years, provided however, that the stock options of the officers listed vest automatically in the event of any sale of all or substantially all of Centura's assets or any merger, consolidation or stock sale which results in the holders of Centura's capital stock immediately prior to such transaction owning less than 50% of the voting power of Centura's capital stock immediately after such transaction.


(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of Centura's Common Stock, as well as the optionee's continued employment through the vesting period.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table sets forth information for the Named Executive Officers with respect to options to purchase Common Stock of Centura held as of December 31, 1996. No executive officer exercised any stock options during the fiscal year ended December 31, 1996.

                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                        UNDERLYING                     IN-THE-MONEY
                                  UNEXERCISED OPTIONS AT      OPTIONS AT FISCAL YEAR-END ($)
                                    FISCAL YEAR-END (#)                     (1)
NAME                            (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
-----------------------------  -----------------------------  -------------------------------
Samuel M. Inman..............          159,999/320,000                      -/-
Richard A. Gelhaus...........                -/120,000                      -/-
Earl M. Stahl................            88,750/71,250               $        18,750/-
Helmut G. Wilke..............            81,667/58,333               $        30,000/-
Michael Keddington...........            30,833/69,167                      -/-

------------------------

(1) The fair market value of Centura's Common Stock at the close of business on December 31, 1996 was $2.75 per share.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
                 PRINCIPAL CENTURA SHAREHOLDERS AND MANAGEMENT



    The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of December 31, 1996, (i) by each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's common stock, (ii) by each director of the Company who beneficially owns shares of the Company's common stock, (iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all directors and executive officers as a group. The number of shares of Centura Common Stock outstanding as of December 31, 1996 was 13,728,407.



                                                                        AMOUNT AND
                                                                        NATURE OF         PERCENT OF        PERCENT
                                                                        BENEFICIAL       COMMON STOCK        AFTER
                     NAME OF BENEFICIAL OWNER                        OWNERSHIP (1)(2)     OUTSTANDING     MERGER (8)
-------------------------------------------------------------------  ----------------  -----------------
Novell, Inc. (3)...................................................       1,057,500             7.70%           5.80%
  2180 Fortune Drive
  San Jose, CA 95131
Umang P. Gupta.....................................................       1,953,941            14.03%          10.60%
D. Bruce Scott (4).................................................         621,219             4.52%           3.41%
William O. Grabe (5)...............................................          40,542            *               *
Max D. Hopper......................................................          13,542            *               *
Anthony Sun........................................................          75,287            *               *
Samuel M. Inman (6)................................................         195,000             1.40%           1.06%
Richard A. Gelhaus.................................................          34,500            *               *
Earl M. Stahl......................................................          98,959            *               *
Michael K. Keddington..............................................          38,956            *               *
Helmut G. Wilke....................................................          89,336            *               *
All directors and executive officers as group (11 persons)
(4)(5)(6)(7).......................................................       1,319,526             9.20%           7.00%


------------------------


*   Less than one percent.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or before March 2, 1997, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.


(2) Includes with respect to each named person the following shares subject to stock options exercisable within 60 days of December 31, 1996: Mr. Gupta--203,333; Mr. Scott--13,542; Mr. Grabe--38,542; Mr. Hopper--13,542;
    Mr. Sun--33,542; Mr. Inman--180,000; Mr. Gelhaus--32,500; Mr. Stahl--
    93,959; Mr. Keddington--34,584; and Mr. Wilke--86,250. As of December 23, 1996, the effective date of Mr. Gupta's termination as a director, 203,333 shares subject to Mr. Gupta's stock options had vested and are included above.



(3) Novell, Inc. and the Company were parties to a marketing agreement to promote the sale of the Company's products through Novell's authorized resellers that expired in 1996. See Note 11 of Notes to Centura Consolidated Financial Statements.

(4) Includes 6,000 shares held for the benefit of Mr. Scott's children. Excludes 4,500 shares held by members of Mr. Scott's family, as to which Mr. Scott disclaims beneficial ownership. Excludes 477,758 shares transferred to Mr. Scott's ex-wife pursuant to a final divorce decree dated March 1, 1996, as to which Mr. Scott disclaims beneficial ownership. Mr. Scott resigned his position as an executive officer in April 1995 and has been on leave from the Company since January 1995.

(5) Includes 2,000 shares held for the benefit for Mr. Grabe's children.


(6) Mr. Inman has served as Chairman of the Board, President and Chief Executive Officer since September 1996, President and Chief Executive Officer (Principal Executive Officer) since December 1995, and he served as President and Chief Operating Officer from April 1995 to December 1995.


(7) Includes 612,538 shares subject to options held by directors and officers that are exercisable within 60 days of December 31, 1996.


(8) Percentage calculations do not reflect the issuance of up to 1,451,704 shares of Centura Common Stock to plaintiffs in partial setlement of the Class Action Lawsuit.

                              CERTAIN TRANSACTIONS


    In August 1992, Centura and Novell, which owns 7.69% at December 31, 1996, of Centura's common stock, entered into a reseller agreement under which Centura agreed to pay Novell certain quarterly sales commissions and trademark license fees. In 1993, this agreement was extended until September 1996. The commissions and fees prepaid under this agreement at December 31,1994 and 1993 were $666,000 and $625,000, respectively. Amounts accrued at December 31, 1993 were $750,000 and there were no outstanding balances at December 31, 1995 and 1994. In the fourth quarter of 1995, Centura as a result of its restructuring plan, wrote off the remaining prepaid balance of $338,000 which is included in restructuring charges described in Note 4. The amounts expensed during the years ended December 31, 1996, 1995 and 1994 were approximately $0, $666,000 and $209,000, respectively.



    Centura has the option to acquire 100% of the outstanding stock of one of its foreign distributors, using a purchase price formula based on net profits and revenues. At December 31, 1996, 1995 and 1994 Centura had no outstanding receivables from this distributor. Centura recognized revenue of $1,783,000, $2,007,000, and $0 for the years ended December 31, 1996, 1995 and 1994, respectively, from this distributor.


    Centura has entered into indemnification agreements with each of its directors and executive officers, which may require Centura, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.


    Centura has entered into an employment agreement with Sam Inman dated April 10, 1995 with respect to Mr. Inman's employment as President and Chief Executive Officer of Centura. Pursuant to this agreement, Mr. Inman received a base salary of not less than $250,000 per year and is entitled to earn a target bonus of $150,000 per year, based upon achievement of financial and other goals, provided, however, that Mr. Inman is guaranteed a minimum bonus of $150,000 during the initial year of this agreement. In addition, pursuant to the agreement, Mr. Inman was granted an option to acquire up to 240,000 shares of Centura's Common Stock at an exercise price of $10.25 per share, which shares vest at the rate of 12,000 shares per quarter commencing July 1, 1995, and of which 48,000 shares will be considered by the Board for certain accelerated vesting on the basis of Mr. Inman's job performance. In January 1996, as part of the Company's repricing of employee stock options, shares awarded Mr. Inman were priced at $5.94. All shares subject to the option will vest on acquisition or change of control of Centura. Upon the agreement, upon termination of Mr. Inman's employment without cause, Mr. Inman is entitled to severance in the amount of his base salary and any additional benefits provided under the agreement for a period of one year.


    Centura and Earl Stahl entered into a loan agreement dated August 31, 1995 pursuant to which Mr. Stahl borrowed $300,000 in connection with his purchase of a new home. This loan will be forgiven at the rate of $40,000 of principal on each yearly anniversary of the loan, provided, for such date, Mr. Stahl is employed by Centura on such date. As of December 31, 1996, principal and interest totaling $283,355 was outstanding under this loan and the largest aggregate amount outstanding under this loan in 1996 was $318,120. The loan is due in August, 1999, or earlier, within six months after termination of Mr. Stahl's employment with Centura for cause.

         INFOSPINNER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    InfoSpinner was incorporated in November 1995, and designs, develops, markets and supports software products that provide high performance access to new and legacy data across the Internet. InfoSpinner develops and markets these software products to businesses seeking solutions to enable dynamic access over the Internet and corporate Intranets to information stored in multiple data sources.

    InfoSpinner has not been profitable to date. InfoSpinner's losses have resulted principally from expenses associated with the research and development of its products, and the establishment of its products in the marketplace. There can be no assurance that InfoSpinner will attain profitability on a quarterly or an annual basis. Potential risks and uncertainties include, among others, fluctuations in the volume and timing of product orders, changes in demand for InfoSpinner's products, the timing of the introduction, localization or enhancement of products by InfoSpinner and its competitors, market acceptance of new products, localization and upgrades, reviews in the industry press concerning the products of InfoSpinner or its competitors, pricing changes, changes in distribution mix, returns from InfoSpinner's distributors, general economic conditions and those discussed elsewhere in this Proxy Statement/Prospectus, particularly in "Risk Factors."

    InfoSpinner markets and distributes its products through an indirect sales channels program. InfoSpinner's sales strategy is to achieve rapid growth and market penetration by partnering with established technology companies seeking a data access component of their Internet and corporate Intranet solutions. To date, InfoSpinner has entered into strategic distribution agreements with Software AG of North America, Inc., Beacon Information Technology Ltd. of Japan and Centura. Any termination or significant disruption of InfoSpinner's relationship with any of its distributors, or the failure of such parties to renew agreements with InfoSpinner, could materially and adversely affect the business, operating results and financial condition of InfoSpinner.

RESULTS OF OPERATIONS


    YEAR ENDED DECEMBER 31, 1996



    InfoSpinner generated $310,000 of total net revenue comprised of $185,000 of product revenue and $125,000 of service revenue. These revenues were offset by cost of product of $10,000 and cost of service of $100,000 primarily for the development of software under contract.



    InfoSpinner incurred $599,000 of research and development expenses and $511,000 of sales and marketing expenses, primarily consisting of employee and contractor labor expenses, for the development of its products and the establishment of its products in the marketplace, respectively. General and administrative expenses of $344,000 consist of labor costs, office rent and recruitment costs associated with the employment of software engineers and sales and marketing personnel. Interest income from an interest bearing bank account and certificates of deposits was $22,000.


    PERIOD FROM INCEPTION (NOVEMBER 1995) THROUGH DECEMBER 1995

    InfoSpinner incurred $92,000 of operating expenses primarily consisting of expenses associated with the formation of the company, including the exchange of 4,500,000 shares of InfoSpinner Common Stock to the founder for software technology that provides high performance access to new and legacy data across the Internet.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, InfoSpinner has financed its operations through advances on future royalties from Software AG of North America, Inc. and the sale of equity securities. As of December 31, 1996, InfoSpinner had $1,368,000 in cash and cash equivalents and working capital of $31,000.



    During 1996 and 1995, InfoSpinner's principal uses of cash were to support increases in inventory and additions to capital equipment resulting from InfoSpinner's growth, as well as to finance operating losses related to sales and marketing and research and development expenses incurred to establish InfoSpinner's business. Net cash provided by (used in) operating activities was approximately $165,000 and $(2,000) for 1996 and 1995, respectively. InfoSpinner's expenditures for capital equipment were $167,000 and $10,000 for 1996 and 1995, respectively.


    InfoSpinner believes that cash from operations will be sufficient to support its operations in the short term. Over the longer term, InfoSpinner may find it necessary to seek additional equity or debt financing to support its growth.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL INFOSPINNER STOCKHOLDERS
  AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of InfoSpinner Common Stock and InfoSpinner Preferred Stock as of December 31, 1996 by (i) each person known to InfoSpinner to beneficially own more than 5% of the outstanding shares of InfoSpinner Common Stock or more than 5% of the outstanding shares of InfoSpinner Preferred Stock, (ii) each of the directors and executive officers of InfoSpinner, and (iii) all of InfoSpinner's directors and executive officers as a group.

                                                                                           NUMBER OF
                                                                                            SHARES        PERCENT
                                                                                          BENEFICIALLY BENEFICIALLY
BENEFICIAL OWNER (1)                                                                       OWNED (2)     OWNED (3)
----------------------------------------------------------------------------------------  -----------  -------------
Keith A. Lowery.........................................................................   3,840,000         53.16%
Beacon Information Technology Ltd. .....................................................     663,265          9.18%
  Shinjuku L. Tower, 7F
  1-6-1 Nishi-shinjuku
  Shinjuku-ku
  Tokyo, Japan 160
Robert L. West and Evelyn K. West.......................................................     650,000          9.00%
John N. Berens..........................................................................     500,000          6.92%
Yoshi Noguchi...........................................................................     100,000          1.38%
All current directors and executive officers as a group (4 persons).....................   5,090,000         70.47%

------------------------

(1) Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock as beneficially owned by them.

(2) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. The number of shares set forth as beneficially owned assumes (i) the conversion of all outstanding InfoSpinner Preferred Stock into InfoSpinner Common Stock and (ii) that the Merger will occur within 60 days of December 31, 1996, thus causing InfoSpinner's right of repurchase to automatically lapse with respect to all unvested shares of InfoSpinner Common Stock held by Messrs. Lowery, Berens, and Noguchi and two other holders of InfoSpinner Common Stock.

(3) Computed on the basis of 7,223,265 shares of InfoSpinner Common Stock outstanding on December 31, 1996.

                             INFORMATION CONCERNING
                                INFOSPINNER INC.

BUSINESS OVERVIEW

    InfoSpinner, designs, develops and markets server, authoring and management tools that allow organizations to build and deploy high-volume Web sites that integrate legacy data and applications with client requests for information. InfoSpinner designed its ForeSite product to provide high performance through-put, scalability, content extensibility, and Web site management and maintenance across a distributed network environment. The unique architecture of ForeSite provides for near-fault tolerant reliability and enables the retrieval and management of static and dynamic information, including video, audio, and graphics.

    InfoSpinner's target market is small to large businesses seeking solutions to enable dynamic access over the Internet and corporate Intranets to information stored in multiple data sources. Such solutions allow businesses to protect their investments in legacy data and applications, and to facilitate new revenue opportunities utilizing the World Wide Web as a vehicle for expanding their sales and services. InfoSpinner addresses this market by offering products that allow highly reliable, scalable, extensible, and secure access to information and applications over the Internet and corporate Intranets.

    InfoSpinner markets and distributes its products through an indirect sales channels program. InfoSpinner's sales strategy is to achieve rapid growth and market penetration by partnering with established technology companies seeking a data access component to their Internet and corporate Intranet solutions. To date, InfoSpinner has entered into strategic distribution agreements with Software AG of North America, Inc., Beacon Information Technology Ltd. of Japan and Centura.

INDUSTRY OVERVIEW

    The rapid expansion of the Internet has greatly increased the ability of organizations to economically communicate information to customers and employees. The massive connectivity potential of the Web has blurred the distinction between client and server. The dramatic advances in computing power, storage capacity, user interfaces and open operating environments that come from the networked nature of the Internet offer organizations a radical new way of defining and building their business. Further, the Web has significantly increased the ability of IS organizations to offer information as a strategic resource for business. Legacy data, once left for dead on corporate mainframes, can now be revived as a useful source of strategic information.

    InfoSpinner's products and services focus on the data access component of the server software market. Data access server software enables organizations to use information from legacy data and applications. InfoSpinner's products are designed to overcome the inherent architectural limitations of traditional Web servers such as those offered by Netscape, Spyglass, and Microsoft, which currently do not allow for dynamic scaling or load balancing. InfoSpinner's products and services also provide authoring tools and data retrieval.

PRODUCTS

    InfoSpinner makes server, authoring and management tools that allow organizations to build and deploy high-volume Web sites that enable such organizations to obtain information from legacy data and applications. InfoSpinner's products provide high performance through-put, scalability, content extensibility, and Web site management and maintenance across a distributed network environment. InfoSpinner's software architecture is intended to provide near-fault tolerant reliability and to enable the retrieval and management of static and dynamic information, including video, audio, and graphics.

    InfoSpinner's ForeSite product is an advanced application integration and deployment environment for the Web. One of ForeSite's key advantages is its patent-pending clustering technology. This clustering technology is implemented in distributed and multithreaded deployment modules designed to maximize performance, throughput and availability. ForeSite also includes a powerful and easy to use integration module that simplifies the integration of applications and data sources with the Web. Several extension modules are available for integrating common data sources such as client/server applications, 3270 applications and SQL databases.

    Key advantages of the ForeSite product family include:

    1. Scalability--ForeSite is designed to maximize three important design goals: performance, throughput and availability through the following features:

    -  Performance Features:

       -  Multithreaded PageServer

       -  Page caching and connection caching

    -  Throughput Features

       -  Multiple, distributed PageServers for processing Web page requests

       - PageDispatcher load balances Web page requests across multiple PageServers

    -  Availability Features

       -  "Hot Spare" PageDispatchers available for redundancy

       -  Multiple, distributed PageServers for redundancy

    2. Extensibility--ForeSite can integrate applications and data sources with the Web. Extension modules are available for integrating ActiveX Controls and client/server applications that are implemented as ActiveX servers, for 3270 applications, and for integrating SQL databases via Open Database Connectivity
(ODBC). A Software Development Kit (SDK) is included and provides a COM-based framework to facilitate access to any other data source.

    3. Usability--ForeSite provides a powerful and easy-to-use integration module, called PageBuilder, that simplifies the integration of applications and databases with the Web. ForeSite-specific Hyper-Text Mark-Up Language (HTML) tags, called DYNATAGs, are inserted into Web pages to form templates. DYNATAGs are designed to minimize required programming knowledge.

MARKETING, DISTRIBUTION AND PRODUCT SUPPORT

    InfoSpinner believes the market for its products and services can broadly be described as organizations that desire to utilize the broad-band communications capabilities of the Internet to provide both internal and external access to existing information that resides in organization-controlled data sources. While existing Internet browsers and servers (such as Netscape) provide reasonable access to information and data in a static format, the current server products on the market generally do not solve the problem of making dynamic and changing information available in a manner that meets the performance and distribution requirements of most businesses. The target customer for InfoSpinner's products is one that desires to deploy a high-volume Web site that integrates legacy data with new or existing applications.

    InfoSpinner utilizes a multi-channel sales strategy, including technology partners and OEM's, solutions partners (VAR's, systems integrators and independent software vendors ("ISV's")), Internet service providers ("ISP's"), and direct sales (field sales, telesales, and Web marketing).

    TECHNOLOGY PARTNERS/OEMS

    InfoSpinner's sales strategy contemplates establishing relationships with technology partners and OEMs in three key areas: high-end enterprise (i.e., mainframe) partners, database companies, and

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client/server fourth generation language ("4GL") application generators.
InfoSpinner hopes to partner with high-end enterprise organizations, such as Software AG and IBM, who implement large information sources such as the DB2, IMS and Adabase databases. InfoSpinner has already signed a worldwide licensing agreement with Software AG to OEM InfoSpinner's development tool and server tool products. InfoSpinner's sales strategy also includes establishing OEM or bundling relationships with database companies, such as Sybase, Oracle and Informix, who may view dynamic access to their core products via the Internet as both a natural extension of their own businesses as well as a means of managing some of the resource and licensing challenges that opening up databases to the public will create. Finally, client/server 4GL application generators, such as Centura and Borland, may desire to Web-enable their development tools using InfoSpinner's technology. InfoSpinner has entered into a worldwide licensing agreement with Centura.

    SOLUTION PARTNERS (VAR'S, SYSTEMS INTEGRATORS, ISV'S)

    VAR's, systems integrators and ISV's view the Internet as a significant opportunity for their consulting and customization services. VAR's and systems integrators are primarily technology transition agents. They see the Internet as an opportunity to help their clients transition legacy applications to an Internet environment. Building dynamic Web sites or enabling applications to become distributed across the Web are two areas that VAR's and systems integrators are currently focusing on. InfoSpinner's products act as an enabling technology to help with this transition.

    INTERNET SERVICE PROVIDERS (ISP'S)

    ISP's are a natural channel for InfoSpinner's products. InfoSpinner can offer ISP's a new market opportunity by allowing small businesses to publish both static and dynamic information on the Web. InfoSpinner's current pricing model for ISP's will allow them to offer Web site development and presence at a significantly reduced price when compared to current Web Server solutions such as Netscape. In addition, because InfoSpinner's solution, as sold by the ISP, places the responsibility for publishing content on the customer, the ISP can reduce both its hardware costs as well as its Web site maintenance and management costs.

    DIRECT SALES

    Direct field sales will focus on medium to large organizations that require the scalability and extensibility InfoSpinner's products offer, and are undertaking Web development and management through in-house resources (i.e., via their internal IS departments). In addition, the direct field sales force will target ISP's and Web site hosting vendors who have high-volume requirements and significant Web management and maintenance issues. The ability to deploy PageServers in a distributed fashion can greatly alleviate the maintenance and management challenges currently facing ISP's because it passes the content management portion of Web management back onto the original content provider. Finally, the direct field sales force will be responsible for engaging and managing indirect channel partners such as OEM's, VAR's and ISV's.

    InfoSpinner's sales strategy also includes the establishment of a telesales organization in conjunction with InfoSpinner's Web site offering of a low-end dynamic Web building tool.

TARGET MARKETS

    HIGH-END LEGACY PRODUCTION SYSTEMS

    InfoSpinner believes that many businesses will begin to make available existing information stored in legacy data sources, such as relational databases, to enhance customer service, improve employee productivity, extend the life of legacy applications and open up new markets. Examples of applications where access to live information can benefit customers include order tracking, account balance status, problem tracking and status, and other applications which require interaction with live data. The high-performance

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characteristics of InfoSpinner's products are designed to address the needs of businesses that anticipate a high-volume load against their deployed Web site.

    CLIENT/SERVER APPLICATION MARKET

    InfoSpinner believes that there exists a substantial market for providing Web-access to client/server legacy applications traditionally built with one of the major 4GL-based application development tools such as PowerBuilder, Visual Basic, Visual C++, SQL Windows and Delphi. Traditionally, businesses have invested a large amount of time and money in developing the client/server skill-sets necessary to deploy these kinds of applications. InfoSpinner believes these businesses will seek solutions that allow them to leverage their existing skill-sets (and the applications they build and maintain) across the Web. To this end, ForeSite utilizes the extensibility model available in all these legacy tool sets to Web-enable the existing applications for access by Web browsers anywhere in the world. By partnering with those organizations (VAR's and ISV's) most familiar with these tool sets, InfoSpinner believes it can compete in a significant market for Web-enabling legacy client/server applications.

    INTERNET COMMERCE MARKET

    Internet service providers (ISP's) offer access to the Internet by allowing the browsing and downloading of information published on the Web, as well as presence on the Internet to allow businesses and organizations to publish information in the form of HTML Web Sites and Web pages. Currently, the information published on Web sites tends to be static in nature, and creates significant maintenance challenges for many ISP's who provide presence for small businesses. InfoSpinner believes that its products will allow ISP's to offer dynamic information publishing in a cost-effective, easily managed way. InfoSpinner offers ISP's a package of dynamic server products and pre-packaged Web sites and custom management and maintenance tools, that allow ISP's to service small businesses and personal users who wish to publish dynamic content on the Web. InfoSpinner believes that this solution will open up the networking capacity of the Web to small businesses, giving them access to the connectivity power of the Web that historically has only been available to much larger companies.

CUSTOMER SUPPORT AND SERVICE

    InfoSpinner provides on-site and in-house training for all of its products. Support is available to its customers on both a pre-sale and post-sale basis. Pre-sale support involves InfoSpinner technical resources working with the direct sales forces of its channel partners to provide critical technical support during the evaluation phase of the sale. Post-sale support is provided during initial implementation and through annual maintenance agreements.

    Customers with maintenance agreements receive all product enhancement releases without additional charge. Product upgrades that add significant new functionality are available for an additional fee. In addition, InfoSpinner has a Web-based support chat room, and will be offering a toll-free support hotline in the near future.

    InfoSpinner provides product training via its channel partners, and has an extensive "train-the-trainer" program to insure that its channels partners are equipped to effectively train end-user customers on the ForeSite product.

RESEARCH AND PRODUCT DEVELOPMENT

    The InfoSpinner product vision is driven by the basic underlying assumption that commercial viability of Internet-based systems will, in the end, be driven by the same factors that drive a business computing system's success today:

    - Predictable and reliable performance across a range of application systems

    - Ability to integrate and be compatible with existing information systems environments

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    -  Extensible and adaptable to rapidly changing requirements

    InfoSpinner products were designed to perform in a predictable and robust manner during peak work loads. Fundamentally, InfoSpinner products must scale from the low-end to the high-end and support an architecture that facilitates the utilization of additional CPU cycles when work-loads require it.

COMPETITION

    Although new, the Internet/Intranet marketplace is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, and rapidly changing customer requirements. InfoSpinner anticipates competition from four primary directions: in-house solutions developed by IS organizations; young companies focused on the dynamic data access part of the market; database companies looking to open up their databases to the Web; and Web server companies, such as Microsoft, wishing to go beyond shipping static files back-and-forth across the Web. In addition, InfoSpinner anticipates competition from companies promoting a Java-based solution to Web-enabling applications.

    InfoSpinner has experienced and expects to continue to experience competition from current and future competitors, many of whom have significantly greater financial, technical, marketing, and other resources than InfoSpinner. The two principal competitors currently offering solutions similar to InfoSpinner are NetDynamics, Inc. and OneWave, Inc. NetDynamics, Inc. offers a Web-development tool set that is designed to deploy Java-based applications over the Web. OneWave, Inc. offers Web integration with SAP, Baan, and PeopleSoft applications. In addition, InfoSpinner's competitors include or may include Active Software, Inc., Kiva Software Corporation, Bluestone, Inc., Aspect Technologies, Inc. and Haht Software, Inc.

    The principal competitive factors affecting the market for InfoSpinner's products are product architecture, scalability/performance, extensibility and usability. In addition, distribution and market awareness are critical to achieving market penetration. InfoSpinner believes it presently competes favorably with respect to each of these factors. However, InfoSpinner's market is still evolving and there can be no assurance that InfoSpinner will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse affect upon InfoSpinner's business, operating results and financial condition.

    InfoSpinner has filed a patent application with the U.S Patent and Trademark Office for the technology underlying InfoSpinner's core product.

INTELLECTUAL PROPERTY

    InfoSpinner relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. InfoSpinner seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. InfoSpinner has filed one patent application with the U.S. Patent and Trademark Office. There can be no assurance that InfoSpinner's patent application will effectively protect InfoSpinner's technology, provide a competitive advantage to InfoSpinner, be issued within the scope of the claims sought by InfoSpinner, if at all, or not be invalidated, circumvented or challenged. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to InfoSpinner's technology or design around the patent application. Despite InfoSpinner's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of InfoSpinner's products or to obtain and use information that InfoSpinner regards as proprietary. There can be no assurance that InfoSpinner's means of protecting its proprietary rights will be adequate or that competition will not independently develop similar technology.

    InfoSpinner has entered into source code escrow agreements with its distributors requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a

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limited, nonexclusive right to use such code in the event that there is a bankruptcy proceeding by or against InfoSpinner or if InfoSpinner ceases to do business.

    InfoSpinner provides its software products to customers under non-exclusive, non-transferable license agreements. To protect its proprietary rights, InfoSpinner does not sell or transfer title to its software products to customers.

    InfoSpinner is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by InfoSpinner of their intellectual property rights.

EMPLOYEES

    As of December 31, 1996, InfoSpinner had 14 full-time employees, including 8 in research and development, 5 in sales and marketing, and 1 in administration. None of InfoSpinner's employees is represented by a labor union or is party to a collective bargaining agreement. InfoSpinner has not experienced any work stoppages and considers relations with its employees to be good. InfoSpinner believes that the success of its business will depend in large part on its ability to attract and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that InfoSpinner will be successful in attracting and retaining such personnel.

FACILITIES

    InfoSpinner leases approximately 12,000 square feet of office space in Richardson, Texas, which remains its principal place of business.

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                      DESCRIPTION OF CENTURA CAPITAL STOCK

    The authorized capital stock of Centura consists of 60,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Centura, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of holders of Preferred Stock then outstanding, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.


    At February 28, 1997, 13,763,760 shares of Common Stock were outstanding and held of record by 466 shareholders. In addition, options to purchase an aggregate of 2,779,256 shares of Common Stock were outstanding at February 28, 1997 under Centura's 1986 Stock Option Plan, 1995 Stock Option Plan and 1996 Directors' Stock Option Plan.


PREFERRED STOCK

    The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Centura without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, Centura has no plans to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    In August 1994, the Centura Board of Directors adopted a Shareholder Rights Plan pursuant to which one Preferred Share Purchase Right (a "Right") was distributed for each outstanding share of common stock. Each Right entitles shareholders to purchase a fraction of a share of Preferred Stock at an exercise price of $60.00 upon certain events. The Rights expire on August 3, 2004, unless earlier redeemed by Centura.

    The Rights become exercisable if a person acquires 15% or more of Centura's common stock or announces a tender offer that would result in such person owning 15% or more of Centura's common stock. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right's then current exercise price, a number of shares of Centura's common stock having a market value of twice the exercise price. In addition, if Centura were to be acquired in a merger or Centura sells more than 50% of its assets or earning power, each Right will entitle its holder to purchase, at the Right's then current exercise price, common stock of the acquiring company having a market value of twice the exercise price. The Rights are redeemable by Centura at a price of $.01 per Right at any time within ten days after a person has acquired 15% or more of Centura's common stock.

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TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Centura Common Stock is ChaseMellon Shareholder Services.

            COMPARISON OF RIGHTS OF HOLDERS OF CENTURA COMMON STOCK
                          AND INFOSPINNER COMMON STOCK

    SIGNIFICANT DIFFERENCES BETWEEN THE CHARTERS AND BYLAWS OF CENTURA AND
     INFOSPINNER

    In connection with the Merger, the InfoSpinner stockholders will be converting their shares of InfoSpinner capital stock into shares of Centura Common Stock. The charter and Bylaws of Centura differ from those of InfoSpinner in several significant respects.

    CAPITALIZATION. The Certificate of Incorporation of InfoSpinner currently provides that InfoSpinner is authorized to issue up to 15,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of Preferred Stock, $0.0001 par value. The Articles of Incorporation of Centura currently provide that Centura is authorized to issue up to 60,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value. The Board of Directors of Centura is authorized to fix, or alter all or any of, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting any such series. The Preferred Stock may be issued from time to time in one or more series.

    CHANGE IN NUMBER OF DIRECTORS. Under the Delaware Law, the authorized number of directors may be changed by resolution of the board of directors. Under the California Law, the directors can change the authorized number of directors if the shareholders have adopted a provision in the articles of incorporation or bylaws permitting the directors to fix their number, but only within the bounds of stated minimum and maximum numbers which have been approved by the shareholders. The Bylaws of Centura currently provide the directors with authority to fix the number of directors in a range from five to nine, and the currently established number is seven. The Bylaws of InfoSpinner provide that the number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of stockholders, and the currently established number is three. The Board of Directors of InfoSpinner currently has the power to amend the Bylaws to change the size of the Board of Directors from three directors, without stockholder approval.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. Under the Delaware Law, Delaware corporations are permitted to adopt a provision in their certificates of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). InfoSpinner has adopted such a provision in its Certificate of Incorporation. California has adopted a similar provision. Centura has adopted a provision in its Articles of Incorporation limiting the liability of Centura's directors for monetary damages to the fullest extent permissible under the California Law.

    AMENDMENT OF BYLAWS. The Certificate of Incorporation of InfoSpinner provides that the Board of Directors of InfoSpinner is expressly authorized to adopt, amend or repeal InfoSpinner's Bylaws; provided, however, that the InfoSpinner stockholders may change or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders. The Articles of Incorporation of Centura contain no similar provision.

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    SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND
     DELAWARE

    In connection with the Merger, the InfoSpinner stockholders will be exchanging shares of a Delaware corporation (InfoSpinner) for shares of a California corporation (Centura). The California Law and the Delaware Law differ in many respects. It is not practical to summarize all of such differences in this Prospectus/Joint Proxy Statement, but the principal differences which could materially affect the rights of shareholders include the following:

    SIZE OF BOARD OF DIRECTORS. Under the California Law, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The Delaware Law permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The Bylaws of Centura provide the directors with authority to fix the number of directors within a range from five to nine.

    CLASSIFIED BOARD OF DIRECTORS. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. Under the California Law, directors generally must be elected annually; however, a "listed" corporation is permitted to adopt a classified board. A "listed" corporation is defined under the California Law as a corporation with (1) outstanding securities listed on the New York or American Stock Exchange or (2) a class of securities designated as a national market security on NASDAQ if the corporation has at least 800 holders of its equity securities. The Delaware Law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Centura's Articles of Incorporation do not provide for a classified board.

    REMOVAL OF DIRECTORS. Under the California Law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no directors may be removed (unless the entire board is removed) if the number of votes cast against the removal would be sufficient to elect the director under cumulative voting. Under the Delaware Law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed without cause by a majority shareholder vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed unless the shares voted against such removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. Centura's Articles of Incorporation do not provide for a classified board of directors and do not eliminate cumulative voting and, therefore, no director may be removed from office (unless the entire board is removed) if the votes cast against his or her removal would be sufficient to elect him or her under cumulative voting.

    CUMULATIVE VOTING. A "listed" California corporation, as defined above, may eliminate cumulative voting in the election of directors. For corporations not meeting such criteria, the California Law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. Under the Delaware Law, cumulative voting in the election of directors is not mandatory. Centura's Articles of Incorporation do not eliminate cumulative voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares.

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    LOANS TO OFFICERS AND EMPLOYEES.  Under the Delaware Law, a corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the California Law, any such loan or guaranty to or for the benefit of a director or officer of the corporation or any of its subsidiaries requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under the California Law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation.

    POWER TO CALL SPECIAL SHAREHOLDERS' MEETING. Under the California Law, a special meeting of shareholders may be called by the board of directors, the Chairman of the Board, the President and the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons are authorized by the articles of incorporation or bylaws. Under the Delaware Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. The California and Delaware Laws have similar provisions and limitations respecting indemnification by a corporation of its officers, directors and employees. Neither Centura nor InfoSpinner is aware of any pending legal action against the officers, directors or employees of such company which would be covered by such indemnification provisions.

    Both the California and Delaware Laws permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). Both Centura and InfoSpinner have adopted such a provision in their charters.

    INSPECTION OF SHAREHOLDERS' LIST. Both the California and Delaware Laws allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder.

    The California Law provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list by a person or persons holding 5% or more of a corporation's voting shares, or any shareholder or shareholders holding 1% or more of such shares who has filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors. The Delaware Law does not provide for any such absolute right of inspection.

    DIVIDENDS AND REPURCHASES OF SHARES. The Delaware Law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

    Under the California Law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or,

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immediately after giving effect to such distribution, the corporation's assets
(exclusive of good will, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets, as defined, would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such years). Such tests are applied to California corporations on a consolidated basis. Under the California Law, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

    APPROVAL OF CERTAIN CORPORATE TRANSACTIONS. Under both the California and Delaware Laws, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under the California Law, similar board and shareholder approval is also required in connection with certain additional acquisition transactions.

    CLASS VOTING IN CERTAIN CORPORATE TRANSACTIONS. Under the California Law, with certain exceptions, any merger, certain sales of all or substantially all the assets of a corporation and certain other transactions must be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights). The Delaware Law does not generally require a class vote, except in connection with certain amendments to the certificate of incorporation that, among other things, adversely affect a class of stock.

    APPRAISAL RIGHTS. Under the California and Delaware Laws, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction. Under the Delaware Law, such appraisal rights are not available to (i) shareholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (ii) shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    The Delaware Law also does not provide shareholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its stock (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired, or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. The California Law treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

    The limitations on the availability of appraisal rights under the California Law are different from those under the Delaware Law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization shall own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent.

    Appraisal or dissenters' rights are available to shareholders of Centura with respect to the Merger. See "Dissenters' Rights."

    DISSOLUTION. Under the California Law, shareholders holding 50% or more of the voting power may authorize a corporation's dissolution, with or without the approval of the corporation's Board of Directors and this right may not be modified by the articles of incorporation. Under the Delaware Law, a dissolution must be approved by shareholders holding 100% of the total voting power or the dissolution must be initiated by the Board of Directors and approved by a simple majority of the shareholders of the corporation. In the event of such a Board-initiated dissolution, the Delaware Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions.

    TAKEOVER LEGISLATION. Section 203 of the Delaware Law makes it more difficult to effect certain transactions between a corporation and a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years (excluding persons who became 15% shareholders by action of the corporation alone). The legislation prevents, for a period of three years following the date that a shareholder became a holder of 15% or more of the corporation's outstanding voting stock, the following types of transactions between the corporation and the 15% shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the 15% shareholder's proportionate share of the stock of any class or series of the corporation, (iv) receipt by the 15% shareholder of the benefit (except proportionately as a shareholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the 15% shareholder. Section 203 does not apply to transactions involving individuals or entities who became 15% shareholders prior to December 23, 1987 or who became 15% shareholders through a tender offer commenced prior to December 23, 1987.

    The three-year ban does not apply if either the proposed transactions or the transaction by which the 15% shareholder became a 15% shareholder is approved by the board of directors of the corporation prior to the date such shareholder became a 15% shareholder. Additionally, a 15% shareholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such shareholder became a 15% shareholder, the shareholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three year period if approved by the board of directors and, at an annual or special meeting, by the holders of 66 2/3% of the outstanding voting stock not owned by the 15% shareholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by providing in its certificate of incorporation or bylaws at any time to exempt itself from coverage, provided that a bylaw or charter amendment cannot become effective for 12 months after such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not a l5% shareholder of the corporation (or who became such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation, (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation or
(iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

    The Certificate of Incorporation of InfoSpinner does not contain a provision "opting out" of the coverage of Section 203.

                                    EXPERTS


    The consolidated financial statements of Centura Software Corporation as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 included in this Proxy Statement/ Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The financial statements of InfoSpinner, Inc. as of December 31, 1996 and for the year ended December 31, 1996 and as of December 31, 1995 and for the period from inception (November 1995) through December 31, 1995 included in this Proxy Statement/Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

    The validity of the Centura Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for Centura by Venture Law Group, A Professional Corporation, Menlo Park, California. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("GDSVFH"), Menlo Park, California is acting as counsel for InfoSpinner in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. As of the date of this Prospectus, certain attorneys of Venture Law Group and affiliated partnerships beneficially own an aggregate of 28,000 shares of the Centura's Common Stock and, certain attorneys of GDSVFH and affiliated partnerships beneficially own an aggregate of 10,000 shares of InfoSpinner's Preferred Stock.

                                 OTHER MATTERS

    Neither the Centura Board nor the InfoSpinner Board intends to bring any matters before the meetings other than those specifically set forth in the notices of meetings and neither knows of any matters to be brought before the respective meetings by others. If any other matters properly come before the meetings, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Centura Board or the InfoSpinner Board, as applicable.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
CENTURA SOFTWARE CORPORATION
  Report of Independent Accountants........................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1996, and 1995............................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994...............        F-4
  Consolidated Statements of Shareholders' Deficit for the years ended December 31, 1996, 1995 and 1994....        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994...............        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
  Valuation and Qualifying Accounts........................................................................       F-20

INFOSPINNER, INC.
  Report of Independent Accountants........................................................................       F-21
  Balance Sheets as of December 31, 1996 and 1995..........................................................       F-22
  Statements of Operations for the year ended December 31, 1996 and for the period from inception (November
    1995) through December 31, 1995........................................................................       F-23
  Statements of Stockholders' Equity for the year ended December 31, 1996 and for the period from inception
    (November 1995) through December 31, 1995,.............................................................       F-24
  Statements of Cash Flows for the year ended December 31, 1996 and for the period from inception (November
    1995) through December 31, 1995,.......................................................................       F-25
  Notes to Financial Statements............................................................................       F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Centura Software Corporation:



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' equity (deficit) present fairly, in all material respects, the financial position of Centura Software Corporation at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Centura Software Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Our audits of the consolidated financial statements of Centura Software Corporation also included an audit of the Financial Statement Schedule on page F-20. In our opinion, the Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.



Price Waterhouse LLP
San Jose, California
January 28, 1997

                          CENTURA SOFTWARE CORPORATION
                          CONSOLIDATED BALANCE SHEETS


                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                          (IN THOUSANDS EXCEPT
                                                                            PER SHARE DATA)
                                            ASSETS

Current Assets:
  Cash and cash equivalents.............................................  $   6,669  $   9,865
  Short-term investments................................................      2,065      9,557
  Accounts receivable, less allowances of $2,826, and $3,475............     13,574     12,174
  Inventories...........................................................        216        218
  Other current assets..................................................      3,300      2,999
                                                                          ---------  ---------
    Total current assets................................................     25,824     34,813
Property and equipment, at cost, net of accumulated depreciation........      3,622      5,881
Capitalized software, at cost, net of accumulated amortization..........      4,226      2,980
Long-term investments...................................................      1,221      2,354
Other assets............................................................      1,812      2,076
                                                                          ---------  ---------
    Total assets........................................................  $  36,705  $  48,104
                                                                          ---------  ---------
                                                                          ---------  ---------

                            LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:
  Current portion of long-term debt.....................................  $     336  $     397
  Accounts payable......................................................      5,683      6,152
  Accrued compensation and related expenses.............................      2,484      3,168
  Other accrued liabilities.............................................      4,313      7,572
  Accrued litigation expenses...........................................      6,733     14,328
  Deferred revenue......................................................     21,891     28,800
                                                                          ---------  ---------
    Total current liabilities...........................................     41,440     60,417
Long-term debt, less current portion....................................     10,032     10,330
Other long-term liabilities.............................................      2,156      1,414
                                                                          ---------  ---------
    Total liabilities...................................................     53,628     72,161
                                                                          ---------  ---------
Commitments and contingencies (Notes 6 and 12)

Shareholders' Deficit:
Preferred stock, no par value; authorized 2,000 shares; none issued.....     --         --
Common stock, $.01 par value; authorized 60,000 shares; 13,728 and
  12,382 shares issued and outstanding..................................     63,047     57,577
Cumulative translation adjustment.......................................       (513)      (150)
Accumulated deficit.....................................................    (79,457)   (81,484)
                                                                          ---------  ---------
    Total shareholders' deficit.........................................    (16,923)   (24,057)
                                                                          ---------  ---------
    Total liabilities and shareholders' deficit.........................  $  36,705  $  48,104
                                                                          ---------  ---------
                                                                          ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                          CENTURA SOFTWARE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                              DATA)
Net revenues:
  Product......................................................  $  45,452  $  49,408  $  46,134
  Service......................................................     17,781     16,306     10,398
                                                                 ---------  ---------  ---------
    Net revenues...............................................     63,233     65,714     56,532
                                                                 ---------  ---------  ---------
Cost of revenues:
  Product......................................................      5,060      8,878      7,625
  Service......................................................      9,518     10,762      9,521
                                                                 ---------  ---------  ---------
    Cost of revenues...........................................     14,578     19,640     17,146
                                                                 ---------  ---------  ---------
      Gross profit.............................................     48,655     46,074     39,386
                                                                 ---------  ---------  ---------
Operating expenses:
  Sales and marketing..........................................     29,106     42,931     48,209
  Research and development.....................................     11,032     14,420     11,225
  General and administrative...................................      6,667     11,043     11,136
  Acquisition expense..........................................        467     --         --
  Litigation expense...........................................       (878)    15,323      1,797
  Restructuring expense........................................       (223)     5,350     --
                                                                 ---------  ---------  ---------
    Total operating expenses...................................     46,171     89,067     72,367
                                                                 ---------  ---------  ---------
      Operating income (loss)..................................      2,484    (42,993)   (32,981)

Other income (expense):
  Interest income..............................................        637      1,127      1,188
  Interest expense.............................................       (831)      (701)      (137)
  Foreign currency gain (loss).................................        215       (439)       306
                                                                 ---------  ---------  ---------
Income (loss) before income taxes..............................      2,505    (43,006)   (31,624)
Provision for income taxes.....................................        478      1,073        217
                                                                 ---------  ---------  ---------
Net income (loss)..............................................  $   2,027  $ (44,079) $ (31,841)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Earnings (loss) per share......................................  $    0.15  $   (3.62) $   (2.66)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Weighted average common shares and equivalents.................     13,335     12,175     11,957
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                          CENTURA SOFTWARE CORPORATION
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                           COMMON STOCK       CUMULATIVE
                                                       --------------------   TRANSLATION   (ACCUMULATED
                                                        SHARES     AMOUNT     ADJUSTMENT      DEFICIT)      TOTAL
                                                       ---------  ---------  -------------  ------------  ----------
                                                                              (IN THOUSANDS)
Balances, December 31, 1993..........................     11,620  $  55,151    $    (364)        (5,564)  $   49,223
  Issuance of common stock under stock option
    plans............................................        380        799       --             --              799
  Issuance of common stock under Employee Stock
    Purchase Plan....................................         41        327       --             --              327
  Cumulative translation adjustment..................     --         --              162         --              162
  Net loss...........................................     --         --                         (31,841)     (31,841)
                                                       ---------  ---------        -----    ------------  ----------

Balances, December 31, 1994..........................     12,041     56,277         (202)       (37,405)      18,670
  Issuance of common stock under stock option
    plans............................................        243        397       --             --              397
  Issuance of common stock under Employee Stock
    Purchase Plan....................................         98        903       --             --              903
  Cumulative translation adjustment..................     --         --               52         --               52
  Net loss...........................................     --         --                         (44,079)     (44,079)
                                                       ---------  ---------        -----    ------------  ----------

Balances, December 31, 1995..........................     12,382     57,577         (150)       (81,484)     (24,057)
  Issuance of common stock under stock option
    plans............................................        198        362       --             --              362
  Issuance of common stock under Employee Stock
    Purchase Plan....................................        100        225       --             --              225
  Issuance of common stock in relation to settlement
    of class action securities litigation............      1,048      4,718       --             --            4,718
  Issuance of stock warrants for 100,000 shares
    related to merger with InfoSpinner, Inc..........     --            165       --             --              165
  Cumulative translation adjustment..................     --         --             (363)        --             (363)
  Net income.........................................     --         --           --              2,027        2,027
                                                       ---------  ---------        -----    ------------  ----------

Balances, December 31, 1996..........................     13,728  $  63,047    $    (513)    $  (79,457)  $  (16,923)
                                                       ---------  ---------        -----    ------------  ----------
                                                       ---------  ---------        -----    ------------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          CENTURA SOFTWARE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)...........................................................  $    2,027  $  (44,079) $  (31,841)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization.............................................       5,311       6,252       4,774
    Adjustments to capitalized software development costs.....................          --       3,360          --
    Valuation of stock warrants issued........................................         165          --          --
    Provision for doubtful accounts...........................................         406       1,708       2,470
    Provision for sales returns and allowances................................         180       5,430       5,778
    Non-cash restructuring charges............................................         223       2,205          --
    Changes in assets and liabilities:
      Accounts receivable.....................................................      (1,986)     (4,978)     (5,824)
      Inventories                                                                        2       1,096      (1,152)
      Other current assets....................................................        (301)        803      (1,669)
      Other assets............................................................         (21)       (155)       (421)
      Accounts payable and accrued liabilities................................      (4,635)       (114)      5,276
      Deferred revenue........................................................      (6,909)      6,921       9,618
      Accrued litigation expense..............................................      (2,877)     14,328          --
      Other long-term liabilities.............................................         742         546         868
                                                                                ----------  ----------  ----------
        Net cash used in operating activities.................................      (7,673)     (6,677)    (12,123)
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Maturities of investments...................................................       8,748      19,812      29,617
  Purchases of investments....................................................        (123)    (14,419)    (18,025)
  Proceeds from sale of property and equipment................................         341       1,579          --
  Acquisitions of property and equipment......................................      (1,262)     (3,115)     (5,849)
  Capitalization of software costs............................................      (2,890)     (4,013)     (3,235)
  Capitalization of other intangibles.........................................        (202)       (932)       (401)
                                                                                ----------  ----------  ----------
        Net cash provided by (used in) investing activities...................       4,612      (1,088)      2,107
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Repayment of note payable...................................................        (327)       (305)         --
  Proceeds from notes payable.................................................          --      10,000       1,000
  Repayment of capital lease obligations......................................         (32)       (448)       (883)
  Proceeds from issuance of common stock, net.................................         587       1,300       1,126
                                                                                ----------  ----------  ----------
        Net cash provided by financing activities.............................         228      10,547       1,243
                                                                                ----------  ----------  ----------
Effect of exchange rate changes on cash and cash equivalents..................        (363)         52         162
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................      (3,196)      2,834      (8,611)
Cash and cash equivalents at beginning of period..............................       9,865       7,031      15,642
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of period....................................  $    6,669  $    9,865  $    7,031
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for income taxes..................................................  $      154  $    1,183  $      274
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
  Cash paid for interest......................................................  $       62  $      142  $      138
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                          CENTURA SOFTWARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND RISK FACTORS

    Centura Software Corporation (the "Company"), formerly Gupta Corporation, develops, markets and supports an integrated set of software solutions for the PC client/server system market.

    The Company experienced significant losses from operations during 1995 and 1994, and as a result its liquidity and capital resources have declined. Management implemented measures which improved its operating results, including cost-cutting measures, new product introductions and refocused marketing efforts. However, the Company's future profitability is subject to certain risks, including competition from larger companies with greater financial resources, its ability to raise additional financing, if needed, its ability to retain key personnel and its ability to successfully develop, produce and market new products. Management feels that the recent measures combined with the introduction of new product has heightened the possibility of the Company to improve cash flow.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    FINANCIAL INSTRUMENTS: The Company accounts for investments under the Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 establishes standards for financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Each investment is classified into one of three categories: held-to-maturity, available-for-sale or trading. Investments which the Company has the intent and ability to hold until maturity are classified as held-to maturity and are recorded at amortized cost.


    At December 31, 1996, the Company's investments consist of Money Markets, Certificates of Deposit and other debt securities. Cost approximates market value of the securities at December 31, 1996.


    The Company has classified all of its securities as held-to-maturity, and accordingly it only liquidates these investments upon their maturity. Securities which mature during 1997, except those classified as cash equivalents, are classified as short-term investments on the accompanying balance sheets, and those with maturities after 1997 are classified as long-term investments on the accompanying balance sheets.


    The Company sometimes enters into forward contracts to reduce the risks associated with foreign currency fluctuations on net assets denominated in foreign currencies. At December 31, 1996, the Company had $400,000 forward contracts denominated in Mexican Pesos. At December 31, 1995 the company had no forward contracts. Foreign currency gains (losses) for 1996, 1995 and 1994 under these and similar type contracts were immaterial.

                          CENTURA SOFTWARE CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    It is not practical to estimate the fair value of the Company's subordinated debt at December 31, 1996 since no quoted market price exists due to the unique characteristics of the debt instrument. The carrying value of all other financial instruments approximate their respective fair values.


    INVENTORIES: Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market, and consist principally of finished goods.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter.


    CAPITALIZED SOFTWARE DEVELOPMENT COSTS: The Company capitalizes internally generated software development costs and purchased software in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Capitalization of internally generated software development costs begins upon the establishment of technological feasibility of the product, which the Company defines as the time when a complete product is available. The Company makes an ongoing assessment of the recoverability of these costs which requires considerable judgment by management with respect to certain external factors, including but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Internally generated software development costs capitalized were $1,865,000 and $2,242,000 for the years ended December 31, 1996 and 1995, respectively. The Company capitalized $1,025,000 and $1,791,000 of purchased software in 1996 and 1995, respectively.


    Amortization of all capitalized software costs begins when a product is available for general release to customers, and is computed separately for each product as the greater of (a) current gross revenue for a product to the total of current and anticipated gross revenue for the product, or (b) the straight-line method over the remaining estimated economic life of the product, up to three years. Amortization and adjustments are included in cost of product revenues and amounted to $1,644,000, $5,580,000 and $1,476,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    FOREIGN CURRENCY TRANSACTIONS: The functional currency of each foreign subsidiary is the local currency. For these operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at a rate that approximates the average exchange rate prevailing during the period. The resulting translation adjustments are recorded as a separate component of shareholders' equity. Gains and losses from foreign currency-denominated transactions effected by the Company's U.S. operations are included in other income (expense), net, and were not material in any of the periods presented.

    REVENUE RECOGNITION: The Company receives fees from certain resellers (including original equipment manufacturers) under product licensing arrangements. Such fees are recorded as revenue on a sell through basis as reported by the reseller. For licensing agreements with end-users, fees are recognized upon shipment of product, if there are no significant post-delivery obligations and collectibility is probable. Service revenues from customer maintenance fees for ongoing customer support and product updates, including maintenance bundled with software licenses, is recognized ratably over the period of the contract. When licensing agreements terminate, the Company records any licensing fees previously not recognized. Revenue from other services, including training, are recognized as performed.

                          CENTURA SOFTWARE CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The Company enters into agreements with certain of its distributors involving boxed product. Revenues from these distributors are generally recognized when the product is shipped and are reduced by management's estimate of anticipated stock exchanges based on historical experience.


    License maintenance and telephone support contracts are typically paid in advance, and revenue is recognized ratably over the term of the contract.


    NET INCOME (LOSS) PER SHARE: Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares (using the modified treasury stock method) have been included in the computation when dilutive. Debentures which are not common stock equivalents are also not included in the calculation of loss per share because their effect is antidilutive.

    RECENT ACCOUNTING PRONOUNCEMENT: During 1995, FASB issued Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is required to be adopted for the first quarter of 1996. The Company has evaluated the impact of SFAS 121 and determined it will not have a significant effect on the consolidated financial position or results of operation when adopted.

    STOCK-BASED COMPENSATION: During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", which requires companies to measure employee stock compensation based on the fair value method of accounting or to continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and provide pro forma footnote disclosure under the fair value method described in SFAS 123. The Company adopted SFAS 123 on January 1, 1996, and will continue to apply the principles of APB 25, while providing the pro forma footnote disclosure required by SFAS 123. See note 7 for the required pro forma disclosure.

    RECLASSIFICATIONS: In order to conform to the 1996 presentation, certain reclassifications have been made to the 1995 and 1994 consolidated financial statements.

NOTE 3. BALANCE SHEET DETAIL:

    Property and equipment, at cost, net of accumulated depreciation consists of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Computer equipment..............................................................  $   16,253  $   15,882
Furniture and fixtures..........................................................       2,045       1,902
Leasehold improvements..........................................................         491         476
                                                                                  ----------  ----------
                                                                                      18,789      18,260
Less: accumulated depreciation and amortization.................................     (15,167)    (12,379)
                                                                                  ----------  ----------
                                                                                  $    3,622  $    5,881
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                          CENTURA SOFTWARE CORPORATION

NOTE 3. BALANCE SHEET DETAIL: (CONTINUED)

    The net book value of equipment and other assets under capital leases included in property and equipment were $23,000 and $114,000 at December 31, 1996 and 1995, respectively.


    Capitalized software, at cost, net of accumulated amortization consists of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Internally developed software...................................................  $    6,124  $    4,259
Purchased software..............................................................       3,852       2,827
                                                                                  ----------  ----------
                                                                                       9,976       7,086
Less: accumulated amortization..................................................      (5,750)     (4,106)
                                                                                  ----------  ----------
                                                                                  $    4,226  $    2,980
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Deferred revenue consists of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Deferred product revenue........................................................  $   15,002  $   21,166
Deferred support revenue........................................................       6,889       7,634
                                                                                  ----------  ----------
                                                                                  $   21,891  $   28,800
                                                                                  ----------  ----------
                                                                                  ----------  ----------

NOTE 4. RESTRUCTURING CHARGES

    In December 1995, the Company approved a plan to restructure its operations to meet emerging market opportunities in next generation client/server computing. In connection with the restructuring, the Company reduced its worldwide headcount by approximately 16% and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring charge included in other accrued liabilities at December 31, 1996 and 1995:


                                                                 SEVERANCE
                                                                    AND       WRITE OFF    FACILITY
                                                                 BENEFITS     OF ASSETS     CHARGES      OTHER      TOTAL
                                                                -----------  -----------  -----------  ---------  ---------
                                                                                      (IN THOUSANDS)
Restructuring.................................................   $   1,623    $   2,205    $   1,029   $     493  $   5,350
Less: Non-cash costs..........................................      --           (2,205)      --          --         (2,205)
                                                                -----------  -----------  -----------  ---------  ---------
Accrued liability at December 31, 1995........................       1,623       --            1,029         493      3,145
Less: payments applied........................................      (1,400)      --             (466)       (493)    (2,359)
Reversal of reserve...........................................        (223)      --           --          --           (223)
                                                                -----------  -----------  -----------  ---------  ---------
Accrued liability at December 31, 1996........................   $  --        $  --        $     563   $  --      $     563
                                                                -----------  -----------  -----------  ---------  ---------
                                                                -----------  -----------  -----------  ---------  ---------



    Severance and related costs represented the reduction of 59 employees on a worldwide basis primarily impacting sales and marketing. Asset charges included a write-off of purchased technology and prepaid license fees associated with the discontinuation of the Company's bundling of Novell's NetWare Run-Time

                          CENTURA SOFTWARE CORPORATION

NOTE 4. RESTRUCTURING CHARGES (CONTINUED)

product with the Company's SQLBase Server. Facility charges included early termination costs associated with the closing of certain domestic and international sales offices. Other restructuring costs consist primarily of costs associated with the cancellation of distribution agreements. The 1996 results of operations include the reversal of $223,000 of restructuring reserves due to a change in estimated headcount.


NOTE 5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1995
                                                                                  ----------  ----------
                                                                                      (IN THOUSANDS)
Subordinated note payable.......................................................  $   10,000  $   10,000
Other note payable..............................................................         368         695
Capital lease obligations.......................................................      --              32
                                                                                  ----------  ----------
                                                                                      10,368      10,727
less: current portion...........................................................        (336)       (397)
                                                                                  ----------  ----------
Long-term debt..................................................................  $   10,032  $   10,330


    During the first quarter of 1995 the Company issued a $10,000,000 floating rate convertible subordinated note to Computer Associates International, Inc. The note matures in 1998 and is convertible into common stock at the Company's option on the maturity date with the number of shares based on the market price at the time of conversion. Interest on the note is the one-month LIBOR plus 1.25% and is payable quarterly. The LIBOR rate at December 31, 1996 was 5.53125%. The agreement also requires the Company to maintain a minimum market capitalization of $40.0 million commencing on (and including) November 1, 1997, and continuing through the duration of the note. At the Company's option interest payments may be deferred until the principal is due. At December 31, 1996 and 1995, accrued interest totaled $1,300,000 and $559,000, respectively, and is included in other long-term liabilities.



    In December 1994, the Company signed a $1 million promissory note payable with a bank. The note is collateralized by a certificate of deposit (classified as a long term investment) in the amount of $354,000, until certain profitability levels have been achieved, and bears interest at a rate of approximately 4.76% per annum. The note is due in 36 monthly installments of $32,000 through January 1, 1998. The Company must meet certain covenants in connection with this note, with which it was in compliance as of December 31, 1996.

                          CENTURA SOFTWARE CORPORATION

NOTE 6. COMMITMENTS AND CONTINGENCIES:

    The Company has long-term noncancelable lease commitments for office space and equipment. At December 31, 1996, future minimum rental payments under noncancelable operating leases are as follows (in thousands):


1997...............................................  $   2,068
1998...............................................      2,501
1999...............................................      2,533
2000...............................................      2,642
2001...............................................      2,749
2002 and thereafter................................      1,359
                                                     ---------
                                                     $  13,852
                                                     ---------
                                                     ---------


    Rent expense for the years ended December 31, 1996, 1995 and 1994, amounted to $3,235,000, $3,524,000, and $3,317,000, respectively.

    On May 2, 1994, a lawsuit was filed against the Company and certain of its officers and directors, by a holder of the Company's common stock, on his own behalf and purportedly on behalf of a class of others similarly situated. The lawsuit was subsequently amended, and alleged that the Company made false and misleading statements and failed to disclose material information relating to existing business conditions and the Company's prospects and that officers and directors violated the insider trading laws. The plaintiff was seeking damages of an unstated amount.


    The Company reached a binding settlement agreement with plaintiffs' counsel in this lawsuit, and gained court approval on September 30, 1996. Under the terms of the agreement, the Company would provide $3 million and 1,875,000 shares to a fund to be distributed among the members of the plaintiff class. The Company also agreed to supplement this payment with up to 625,000 additional shares in the event the value of its common stock is less than $6.00 per share at certain dates in the future. The Company's directors and officers' liability insurer paid approximately $2 million of the cash contribution to the settlement fund. The Company paid the remaining cash settlement during 1996. The 1995 financial statements include $15.3 million in litigation expense for the agreement and associated legal expenses.


    As of December 31, 1996, to the best of the Company's knowledge there were no other pending actions, potential actions, claims or proceedings against the Company that were likely to result in potential damages that would have a material adverse impact on the Company's financial statements. As noted in "Part I, Item 1. Business - Risk Factors - Legal Proceedings", the Company exists in a volatile legal and regulatory environment and it is not possible to anticipate or estimate the potential adverse impact of unknown claims or liabilities against the Company, its officers and directors, and as such no estimate is made in the Company's financial statements for such unknown claims or liabilities.

NOTE 7. CAPITAL STOCK:

    INCENTIVE STOCK OPTION PLAN: Under the Company's 1986 Incentive Stock Option Plan, as amended, (the "86 ISOP"), 6,000,000 shares of common stock have been reserved for issuance to eligible employees, directors and consultants. Under the ISOP, incentive stock options or nonstatutory stock options may be granted at prices not less than fair market value of the Company's common stock at the date of grant (85% for nonstatutory options). The options generally vest over a four year period, beginning one year after the

                          CENTURA SOFTWARE CORPORATION

NOTE 7. CAPITAL STOCK: (CONTINUED)
date of grant. Unexercised options expire one to three months after termination of employment with the Company.


    Under the Company's 1995 Incentive Stock Option Plan, as amended, (the "95 ISOP"), 1,000,000 shares of common stock were initially reserved for issuance to eligible employees, directors and consultants. In September, 1996, an additional 1,000,000 shares were reserved increasing the total to 2,000,0000 shares. Under the ISOP, incentive stock options or nonstatutory stock options may be granted at prices not less than fair market value of the Company's common stock at the date of grant (85% for nonstatutory options). The options generally vest over a four year period, beginning one year after the date of grant. Unexercised options expire three months after termination of employment with the Company.



    During 1996, 1995 and 1994, holders of stock options were granted the opportunity to exchange previously granted stock options for new stock options exercisable at $5.94, $9.00 and $10.75 per share, respectively, the fair market value of common stock on the dates of exchange. The remaining original terms of the stock options were not changed. Options to purchase 2,337,000, 904,100 and 882,750 shares of common stock were exchanged in the 1996, 1995 and 1994 repricing, respectively.


    The following table summarizes the stock activity under the ISOP:


                                                                                           OPTION PRICE
                                                                 OPTION SHARES              PER SHARE
                                                           --------------------------  --------------------
                                                            AVAILABLE    OUTSTANDING      LOW       HIGH
                                                           -----------  -------------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balances, December 31, 1993..............................         306         2,089    $   0.250  $  30.250
Shares authorized........................................       1,000        --
Options granted..........................................      (1,819)        1,819    $  10.750  $  27.250
Options exercised........................................      --              (380)   $   0.250  $  11.000
Options canceled.........................................       1,195        (1,195)   $   1.250  $  30.250
                                                           -----------       ------    ---------  ---------
Balances, December 31, 1994..............................         682         2,333    $   0.250  $  27.250
Shares authorized........................................       1,000        --
Options granted..........................................      (3,606)        3,606    $   6.625  $  13.125
Options exercised........................................      --              (243)   $   0.500  $  10.750
Options canceled.........................................       2,163        (2,163)   $   0.500  $  20.000
                                                           -----------       ------    ---------  ---------
Balances, December 31, 1995..............................         239         3,533    $   0.250  $  27.250
Shares authorized........................................       1,000        --
Discontinued plan........................................        (689)
Options granted..........................................      (2,886)        2,886    $   4.250  $   6.625
Options exercised........................................      --              (198)   $   3.375  $   6.500
Options canceled.........................................       3,536        (3,536)   $   1.250  $  27.250
                                                           -----------       ------    ---------  ---------
Balances, December 31, 1996..............................       1,200         2,685    $   0.250  $  12.062
                                                           -----------       ------    ---------  ---------
                                                           -----------       ------    ---------  ---------

                          CENTURA SOFTWARE CORPORATION

NOTE 7. CAPITAL STOCK: (CONTINUED)
    The following table summarizes information regarding stock options outstanding at December 31, 1996:


                               OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                       -----------------------------------                   ------------------------------
                           NUMBER       WEIGHTED-AVERAGE                        NUMBER
                       OUTSTANDING AT       REMAINING          WEIGHTED-      EXERCISABLE      WEIGHTED-
      RANGE OF          DECEMBER 31,    CONTRACTUAL LIFE        AVERAGE       AT DECEMBER       AVERAGE
   EXERCISE PRICES          1996             (YEARS)        EXERCISE PRICE     31, 1996     EXERCISE PRICE
---------------------  --------------  -------------------  ---------------  -------------  ---------------
   $0.25 to $5.50            690,075             8.05          $    3.80          317,575      $    3.54
       $5.9375             1,743,599             9.02          $    5.94          644,879      $    5.94
 $6.6250 to $12.062          251,439             8.40          $    8.44          176,731      $    9.21
                       --------------             ---              -----     -------------         -----
                           2,685,113             8.63          $    5.62        1,139,185      $    5.78



    DIRECTORS' STOCK OPTION PLAN: Under the 1992 Directors' Stock Option Plan (the "DSOP"), 100,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. The DSOP provides that each new non-employee director initially will be granted a nonstatutory stock option to purchase 20,000 shares of common stock. Thereafter, on each anniversary of the effective date of the DSOP, each non-employee director may be granted an additional option to purchase 5,000 shares of common stock if the director served on the Board for at least six months. The options are generally exercisable over a four-year period, beginning one year after the date of grant. Options under the DSOP are granted at a price equal to the fair market value of the Company's common stock on the date of grant. Options granted under the DSOP have a term of ten years. 20,000 options were granted under the DSOP in 1994 and no options were granted in 1995 and 1996.



    Under the 1995 Directors' Stock Option Plan (the "95 DSOP"), 200,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. The 95 DSOP provides that each outside Director will be automatically granted a non-statutory stock option to purchase 25,000 shares of common stock on the later of the following events occurring: (a) the effective date of the plan, or (b) the date on which such person first becomes a non-employee Director, provided that such Director agrees to cancel all options granted to such Director from the Company's DSOP, other than the initial 20,000 shares granted to the Director under such plan. The options are exercisable over four years in installments of 25% on the anniversary of each of the four years. Options are granted at a price equal to the fair market value of the Company's common stock on the date of the grant. Options granted under the Plan have a term of ten years. 125,000 options were granted in 1995 under the Plan and no options were granted in 1996.



    Under the 1996 Directors' Stock Option Plan (the "96 DSOP"), 500,000 shares of common stock have been reserved for issuance to non-employee directors of the Company. The 96 DSOP provides that each outside Director will be automatically granted a non-statutory stock option to purchase 50,000 shares of common stock on the later of the following events occurring: (a) the effective date of the plan, or (b) the date on which such person first becomes a non-employee Director, provided that such Director agrees to cancel all options granted to such Director from the Company's DSOP, other than the initial 20,000 shares granted to the Director under the Company's ISOP. The options become exercisable in installments cumulatively as to 1/48 of the shares on each of the first forty-eight monthly anniversaries of the grant date. The options will remain exercisable for up to ninety days following the optionee's termination of service as a director of the Company unless such termination is a result of death, in which case the options will remain exercisable for up to 6 month period. Options are granted at a price equal to the fair market value

                          CENTURA SOFTWARE CORPORATION

NOTE 7. CAPITAL STOCK: (CONTINUED)

of the Company's common stock on the date of the grant. Options granted under the Plan have a term of ten years. 250,000 options were granted in 1996 under the Plan.



    EMPLOYEE STOCK PURCHASE PLAN: Under the 1992 Employee Stock Purchase Plan (the "ESPP"), 300,000 shares of common stock were initially reserved for issuance to eligible employees. In 1996, 100,000 additional shares of common stock were reserved for issuance to eligible employees increasing the total to 400,000. The ESPP permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the offering period. The ESPP became effective upon the Company's initial public offering and 100,000, 98,000 and 41,000 purchase rights were issued in 1996, 1995 and 1994, respectively.



    WARRANTS: Warrants to purchase 100,000 shares of common stock were issued by the Company on November 22, 1996 in connection with the proposed acquisition (see note 12) of InfoSpinner, Inc. These warrants were valued at $165,000, using a risk-free rate of 5.97% and a volatility factor of 55%, and are included in acquisition expenses.


    SHARES RESERVED FOR FUTURE ISSUANCE: The following table summarizes shares of common stock reserved for future issuance as of December 31, 1996 (in thousands):


Incentive stock option plan..........................      1,200
Directors' stock option plan.........................        405
Employee stock purchase plan.........................        125
                                                       ---------
                                                           1,730
                                                       ---------
                                                       ---------



    PRO FORMA STOCK COMPENSATION DISCLOSURE: The Company applies the provisions of APB 25 and related interpretations in accounting for compensation expense under the ISOP, DSOP, 95 DSOP and ESPP. Had compensation expense under these plans been determined pursuant to SFAS 123, the Company's net income (loss) and net income (loss) per share for the years ended December 31, 1996 and 1995 would have been as follows:


                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                       ---------------------
                                                                         1996        1995
                                                                       ---------  ----------
                                                                       (IN THOUSANDS, EXCEPT
                                                                          PER SHARE DATA)
Net income (loss):
  As reported........................................................  $   2,027  $  (44,079)
  Pro Forma..........................................................  $  (3,594) $  (46,548)

Net income (loss) per share:
  As reported........................................................  $     .15  $    (3.62)
  Pro Forma..........................................................  $    (.27) $    (3.82)


    The fair value of each stock option granted under the ISOP, DSOP 95 DSOP and 96 DSOP was estimated using the Black-Scholes model with the following assumptions: zero dividend yield; an expected life of 48 months; expected volatility of 63.54% in 1996 and 67.49% in 1995; and a risk-free interest rate of 5.57% in 1996 and 6.21% in 1995. The weighted average fair value of stock options granted under the

                          CENTURA SOFTWARE CORPORATION

NOTE 7. CAPITAL STOCK: (CONTINUED)

ISOP, DSOP 95 DSOP and 96 DSOP for the years ended December 31, 1996 and 1995, were $3.06 and $5.28, respectively.


    The fair value of the shares granted under the ESPP is considered to have an immaterial impact on this calculation.

    The above pro forma amounts include compensation expense based on the fair value of stock options granted and vesting during the years ended December 31, 1996 and 1995, and exclude the effects of stock options granted prior to January 1, 1995. Accordingly, the above pro forma net income and net income per share are not representative of the effects of computing stock compensation expense using the fair value method for future periods.

    SHAREHOLDER RIGHTS PLAN: In August 1994, the Company adopted a Shareholder Rights Plan pursuant to which one Preferred Share Purchase "Right" was distributed for each outstanding share of common stock. Each Right entitles shareholders to purchase a fraction of a share of Preferred Stock at an exercise price of $60.00 upon certain events. The Rights expire on August 3, 2004, unless earlier redeemed by the Company.

    The Rights become exercisable if a person acquires 15% or more of the Company's common stock or announces a tender offer that would result in such person owning 15% or more of the Company's common stock. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right's then current exercise price, a number of shares of the Company's common stock having a market value of twice the exercise price. In addition, if the Company were to be acquired in a merger or the Company sells more than 50% of its assets or earning power, each Right will entitle its holder to purchase, at the Right's then current exercise price, common stock of the acquiring company having a market value of twice the exercise price. The Rights are redeemable by the Company at a price of $.01 per Right at any time within ten days after a person has acquired 15% or more of the Company's common stock.

NOTE 8. INCOME TAXES:

    Operating income (loss) before income taxes are attributable to the following jurisdictions:


                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1996        1995        1994
                                                            ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Domestic..................................................  $    2,882  $  (41,096) $  (34,787)
Foreign...................................................        (398)     (1,897)      1,806
                                                            ----------  ----------  ----------
                                                            $    2,484  $  (42,993) $  (32,981)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------


    The provision for income taxes on income (loss) before income taxes primarily consists of foreign withholding taxes.

    The difference between income taxes at the statutory federal income tax rate and income taxes reported in the income statement are primarily the result of the reduction of deferred revenue and reserves, and foreign withholding taxes.

                          CENTURA SOFTWARE CORPORATION

NOTE 8. INCOME TAXES: (CONTINUED)
    Deferred income taxes result from temporary differences in the recognition of certain expenses for financial and income tax reporting purposes. The net deferred tax asset consisted of the following:


                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1996       1995
                                                                       ---------  ---------
                                                                          (IN THOUSANDS)
                                                                       --------------------
Deferred tax assets:
  Net operating losses...............................................  $  21,414  $  13,627
  Nondeductible reserves.............................................      4,486      5,499
  Credit carryforwards...............................................      3,756      2,700
  Deferred revenue...................................................      8,379      9,760
  Depreciation.......................................................        534        427
                                                                       ---------  ---------
    Gross deferred tax asset.........................................     38,569     32,013
Less: valuation allowance............................................    (37,585)   (31,785)
                                                                       ---------  ---------
    Net deferred tax asset...........................................        984        228
                                                                       ---------  ---------
Deferred tax liabilities:
  Software capitalization............................................       (984)      (228)
                                                                       ---------  ---------
Total net deferred tax assets (liabilities)..........................  $  --      $  --
                                                                       ---------  ---------
                                                                       ---------  ---------


    At December 31, 1996, the Company had net operating loss carryforwards of approximately $57.9 million available to offset future federal taxable income and $22.5 million available to offset future state taxes, which expire through 2010. The availability and timing of these carryforwards to offset future taxable income may be limited due to the occurrence of certain events, including certain changes in ownership interests. At December 31, 1996 and 1995, the Company fully reserved its deferred tax assets due to the existence of sufficient uncertainty with respect to its the ability to realize the deferred tax assets.

                          CENTURA SOFTWARE CORPORATION

NOTE 9. SEGMENT INFORMATION:

    The Company participates in one industry segment: the development and marketing of computer software and related services. No one customer has accounted for more than 10% of consolidated annual revenues. The following table presents a summary of operations by geographic region:


                                                              NORTH AMERICA    EUROPE    REST OF WORLD    TOTAL
                                                              --------------  ---------  -------------  ----------
                                                                                 (IN THOUSANDS)
Year ended December 31, 1996:
  Total revenues............................................   $     25,332   $  27,551   $    10,350   $   63,233
                                                              --------------  ---------  -------------  ----------
  Operating income (loss)...................................   $     (4,472)  $   3,932   $     3,024        2,484
                                                              --------------  ---------  -------------  ----------
  Identifiable assets at year end...........................   $     30,281   $   5,443   $       981       36,705
                                                              --------------  ---------  -------------  ----------
Year ended December 31, 1995:
  Total revenues............................................   $     25,644   $  28,679   $    11,391   $   65,714
                                                              --------------  ---------  -------------  ----------
  Operating income (loss)...................................        (38,936)     (4,061)            4      (42,993)
                                                              --------------  ---------  -------------  ----------
  Identifiable assets at year end...........................         40,482       7,124           498       48,104
                                                              --------------  ---------  -------------  ----------
Year ended December 31, 1994:
  Total revenues............................................   $     24,933   $  24,065   $     7,534   $   56,532
                                                              --------------  ---------  -------------  ----------
  Operating income (loss)...................................        (34,076)       (492)        1,587      (32,981)
                                                              --------------  ---------  -------------  ----------
  Identifiable assets at year end...........................         52,259       5,494           408       58,161
                                                              --------------  ---------  -------------  ----------
                                                              --------------  ---------  -------------  ----------


    Revenues have been allocated to geographic regions based primarily upon destination of product shipment. Operating income (loss) represents total revenue less operating expenses. In computing operating income (loss), all general corporate expenses have been allocated to North American operations, and cost of product revenues have been allocated based upon revenues attributable to each region.

NOTE 10. EMPLOYEE BENEFIT PLAN:

    The Company has a Savings Plan (the "Plan") as allowed under Section 401(k) of the Internal Revenue Code. The Plan provides employees with tax deferred salary deductions and a number of investment options. The Plan allows for contributions by the Company as determined annually by the Board of Directors. The Company has not contributed to the Plan since its inception.

NOTE 11. RELATED PARTY TRANSACTIONS:

    In August 1992, the Company and Novell, which owns 7.70% of the Company's common stock at December 31, 1996, entered into a reseller agreement under which the Company agreed to pay Novell commissions and trademark license fees on certain sales on a quarterly basis. In 1993, this agreement was extended until September 1996. There were no outstanding balances at December 31, 1996 and 1995. In the fourth quarter of 1995, the Company as a result of the restructuring plan, wrote off the remaining prepaid balance of $338,000, which is included in restructuring charges described in Note 4. The amounts expensed for the years ended December 31, 1996, 1995 and 1994, were $0, $666,000 and $209,000, respectively.

                          CENTURA SOFTWARE CORPORATION

NOTE 11. RELATED PARTY TRANSACTIONS: (CONTINUED)

    The Company recognized revenue of $664,000 and $2,450,000 for the years ended December 31, 1996 and 1995, respectively, from Computer Associates International, Inc., the holder of the floating rate subordinated convertible debenture.



    The Company has the option to acquire 100% of the outstanding stock of one of its independent foreign distributors, using a purchase price formula based on net profits and revenues. At December 31, 1996 and 1995 the Company had no outstanding receivables from this distributor. The Company recognized revenue of $1,783,000 and $2,007,000 for the years ended December 31, 1996 and 1995, from this distributor.


NOTE 12. SUBSEQUENT EVENTS:


    On January 6, 1997, the Company entered into a definitive agreement to acquire (the "Agreement") InfoSpinner, Inc. ("InfoSpinner") of Richardson Texas. The completion of the transaction is expected to occur during the first quarter of 1997 and is subject to approval of both companys' shareholders as well as other legal requirements.


    Under the Agreement, which was approved by the board of directors of both companies, 4,500,000 shares of the Company stock will be exchanged for the outstanding InfoSpinner common stock, and series A and series B convertible preferred stock shares. It is anticipated that the transaction will be accounted for as a pooling of interests. If consummated, the financial position and results of operation of the Company and InfoSpinner will be combined for 1997 and all prior periods will be restated to give effect to the merger.

    InfoSpinner is a privately held company that develops technologies which uniquely address the challenges of open, scalable web computing. InfoSpinner has developed and is marketing an application server, Foresite, that allows companies to migrate existing applications to the Web, integrate with new Web technologies such as Java and HTML, and scale the resulting application to handle large transaction loads over the Web.

                          CENTURA SOFTWARE CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)



                                                                   BALANCE AT    ADDITIONS                BALANCE AT
                                                                    BEGINNING   CHARGED TO                END OF THE
DESCRIPTION                                                        OF THE YEAR   EXPENSES    WRITE-OFFS      YEAR
-----------------------------------------------------------------  -----------  -----------  -----------  -----------
1996 Allowance for doubtful accounts.............................   $   1,529    $     406    $    (795)   $   1,140
     Reserve for sales returns & allowances......................       1,946          180         (440)       1,686
                                                                   -----------  -----------  -----------  -----------
                                                                    $   3,475    $     586    $  (1,235)   $   2,826
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------

1995 Allowance for doubtful accounts.............................   $   1,007    $   1,708    $  (1,186)   $   1,529
     Reserve for sales returns & allowances......................       1,884        5,430       (5,368)       1,946
                                                                   -----------  -----------  -----------  -----------
                                                                    $   2,891    $   7,138    $  (6,554)   $   3,475
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------

1994 Allowance for doubtful accounts.............................   $     189    $   2,470    $  (1,652)   $   1,007
     Reserve for sales returns & allowances......................         735        5,778       (4,629)       1,884
                                                                   -----------  -----------  -----------  -----------
                                                                    $     924    $   8,248    $  (6,281)   $   2,891
                                                                   -----------  -----------  -----------  -----------
                                                                   -----------  -----------  -----------  -----------

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of InfoSpinner, Inc.:



    In our opinion, the accompanying balance sheets and the related statements of operations and stockholders' equity and cash flows present fairly, in all material respects, the financial position of InfoSpinner, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from inception (November 1995) through December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP



San Jose, California
January 31, 1997

                               INFOSPINNER, INC.



                                 BALANCE SHEETS



                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                                                                             1996          1995
                                                                                         -------------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents............................................................  $   1,368,000  $   13,000
  Accounts receivable..................................................................         71,000      --
  Deferred compensation................................................................          8,000      --
  Other current assets.................................................................         20,000      --
                                                                                         -------------  ----------
        Total current assets...........................................................      1,467,000      13,000

Property and equipment, net............................................................        140,000      10,000
Capitalized software, net..............................................................         90,000      --
Other assets...........................................................................          3,000      --
                                                                                         -------------  ----------
                                                                                         $   1,700,000  $   23,000
                                                                                         -------------  ----------
                                                                                         -------------  ----------

                               LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                                        AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accrued compensation costs...........................................................  $      59,000  $   --
  Accounts payable and accrued expenses................................................         20,000      --
  Deferred product revenue.............................................................      1,357,000      --
                                                                                         -------------  ----------
        Total current liabilities......................................................      1,436,000      --

Commitments (Note 5)

Mandatorily redeemable convertible preferred stock, $.001 par value 1,000,000 shares
  designated Series B, 683,265 in 1996.................................................      1,339,000      --

Stockholders' equity:
  Convertible preferred stock, $.001 par value; 5,000,000 shares authorized; 900,000
    shares designated series A; 510,000 and 125,000 shares issued and outstanding......       --            --
  Common stock, $.001 par value, 15,000,000 shares authorized; 6,030,000 and 4,500,000
    shares issued and outstanding......................................................          6,000       5,000
  Additional paid-in capital...........................................................        243,000     110,000
  Accumulated deficit..................................................................     (1,324,000)    (92,000)
                                                                                         -------------  ----------
        Total stockholders' equity (deficit)...........................................     (1,075,000)     23,000
                                                                                         -------------  ----------
                                                                                         $   1,700,000  $   23,000
                                                                                         -------------  ----------
                                                                                         -------------  ----------



   The accompanying notes are an integral part of these financial statements.

                               INFOSPINNER, INC.



                            STATEMENTS OF OPERATIONS



                                                                                                    PERIOD FROM
                                                                                                     INCEPTION
                                                                                                  (NOVEMBER 1995)
                                                                                    YEAR ENDED        THROUGH
                                                                                   DECEMBER 31,    DECEMBER 31,
                                                                                       1996            1995
                                                                                   -------------  ---------------
Net revenues:
  Product........................................................................  $     185,000    $   --
  Service........................................................................        125,000        --
                                                                                   -------------  ---------------
    Net revenues.................................................................        310,000        --

Cost of revenues:
  Product........................................................................         10,000        --
  Service........................................................................        100,000        --
                                                                                   -------------  ---------------
    Cost of revenues.............................................................        110,000        --
                                                                                   -------------  ---------------
      Gross margin...............................................................        200,000        --
Operating expenses:
  General and administrative.....................................................        344,000          2,000
  Sales and marketing............................................................        511,000        --
  Research and development.......................................................        599,000         90,000
                                                                                   -------------  ---------------
    Total operating expenses.....................................................      1,454,000         92,000
                                                                                   -------------  ---------------

Loss from operations.............................................................     (1,254,000)       (92,000)
Interest income..................................................................         22,000        --
                                                                                   -------------  ---------------

Loss before income taxes.........................................................     (1,232,000)       (92,000)
Provision for income taxes (Note 3)..............................................       --              --
                                                                                   -------------  ---------------

Net loss.........................................................................  $  (1,232,000)   $   (92,000)
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------



   The accompanying notes are an integral part of these financial statements.

                               INFOSPINNER, INC.



                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                         COMMON STOCK          PREFERRED STOCK      ADDITIONAL
                                    ----------------------  ----------------------    PAID-IN    ACCUMULATED
                                     SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL      DEFICIT       TOTAL
                                    ---------  -----------  ---------  -----------  -----------  ------------  ----------
Issuance of common stock..........  4,500,000   $   5,000      --       $  --        $  85,000    $   --       $   90,000
Issuance of preferred stock series
  A...............................     --          --         125,000      --           25,000        --           25,000
Net loss..........................     --          --          --          --           --           (92,000)     (92,000)
                                    ---------  -----------  ---------  -----------  -----------  ------------  ----------
Balance at December 31, 1995......  4,500,000       5,000     125,000      --          110,000       (92,000)      23,000

Issuance of common stock..........  1,530,000       1,000      --          --           48,000        --           49,000
Issuance of preferred stock series
  A...............................     --          --         385,000      --           77,000        --           77,000
Deferred compensation for employee
  stock purchase rights...........     --          --                      --            8,000        --            8,000
Net loss..........................     --          --          --          --           --        (1,232,000)  (1,232,000)
                                    ---------  -----------  ---------  -----------  -----------  ------------  ----------
Balance at December 31, 1996......  6,030,000   $   6,000     510,000      --        $ 243,000    $(1,324,000) $(1,075,000)
                                    ---------  -----------  ---------  -----------  -----------  ------------  ----------
                                    ---------  -----------  ---------  -----------  -----------  ------------  ----------



   The accompanying notes are an integral part of these financial statements.

                               INFOSPINNER, INC.



                            STATEMENTS OF CASH FLOWS



                                                                                                    PERIOD FROM
                                                                                                     INCEPTION
                                                                                                  (NOVEMBER 1995)
                                                                                    YEAR ENDED        THROUGH
                                                                                   DECEMBER 31,    DECEMBER 31,
                                                                                       1996            1995
                                                                                   -------------  ---------------
Cash flows from operating activities:
  Net loss.......................................................................  $  (1,232,000)   $   (92,000)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation and amortization................................................         45,000        --
    Issuance of common stock in exchange for contributed technology..............       --               90,000
    Issuance of common stock in exchange for contributed services................         10,000        --
    Deferred compensation for employee stock options issued......................          8,000        --

    Changes in assets and liabilities:
      Accounts receivable........................................................        (71,000)       --
      Deferred compensation......................................................         (8,000)       --
      Other assets...............................................................        (23,000)       --
      Accrued compensation costs.................................................         59,000        --
      Accounts payable and other accrued expenses................................         20,000        --
      Income taxes payable.......................................................       --              --
      Deferred product revenue...................................................      1,357,000        --
                                                                                   -------------  ---------------
        Net cash provided by (used in) operating activities......................        165,000         (2,000)
                                                                                   -------------  ---------------

Cash flows from investing activities:
    Acquisition of property and equipment........................................       (167,000)       (10,000)
    Capitalization of software costs.............................................        (98,000)       --
                                                                                   -------------  ---------------
        Net cash used in investing activities....................................       (265,000)       (10,000)
                                                                                   -------------  ---------------
Cash flows from financing activities:
    Proceeds from issuance of common stock.......................................         39,000        --
    Proceeds from issuance of preferred stock....................................      1,416,000         25,000
                                                                                   -------------  ---------------
        Net cash provided by financing activities................................      1,455,000         25,000
                                                                                   -------------  ---------------
Net increase in cash and cash equivalents........................................      1,355,000         13,000
Cash and cash equivalents at the beginning of the period.........................         13,000        --
                                                                                   -------------  ---------------
Cash and cash equivalents at the end of the period...............................  $   1,368,000    $    13,000
                                                                                   -------------  ---------------
                                                                                   -------------  ---------------



   The accompanying notes are an integral part of these financial statements.

                               INFOSPINNER, INC.



                         NOTES TO FINANCIAL STATEMENTS



1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES



    InfoSpinner, Inc. (the Company) was incorporated in Delaware in November 1995. The Company is engaged in developing and marketing internet/intranet server software and software development tools for building and deploying web sites.



    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Additional capital may be required to enable the Company to complete development and marketing activities and achieve profitable operations.



    CASH AND CASH EQUIVALENTS



    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



    PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from three to five years.



    REVENUE RECOGNITION



    Revenue under product licensing agreements is recorded on a sell through basis as reported by the reseller if collection of the receivable is probable and there are no significant obligations remaining. Revenue from development agreements is recognized as the services are provided.



    SOFTWARE DEVELOPMENT COSTS



    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. The costs capitalized and amortization taken for the period ended December 31, 1996 was $98,000 and $8,000, respectively.



    INCOME TAXES



    The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes and liabilities are determined based on the differences between the financial reporting and the income tax basis of assets and liabilities, which are measured using the currently enacted tax rates and laws, as well as the expected future benefit to be derived from tax loss and tax credit carryforwards.



    USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               INFOSPINNER, INC.

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    CONCENTRATION OF CREDIT RISK



    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents, primarily composed of investments in money market funds and certificates of deposit, are maintained with high quality institutions and the composition and maturities are regularly monitored by management. The carrying value of all financial instruments approximate their respective fair value



    At December 31, 1996, all revenue and accounts receivable were attributable to one domestic customer.



2. PROPERTY AND EQUIPMENT



    Property and equipment, net consists of the following:



                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
Computer equipment and software........................................  $  140,000  $  10,000
Office furniture and fixtures..........................................      37,000     --
                                                                         ----------  ---------
                                                                            177,000     10,000
Less: accumulated depreciation.........................................     (37,000)    --
                                                                         ----------  ---------
                                                                         $  140,000  $  10,000
                                                                         ----------  ---------
                                                                         ----------  ---------



3. INCOME TAXES



    Deferred income taxes result from temporary differences in the recognition of deferred revenue and certain expenses for financial and income tax reporting purposes. The net deferred tax asset consists of the following:



                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
Deferred tax asset:
  Deferred revenue.....................................................  $  461,000  $  --
  Less: valuation allowance............................................    (428,000)    --
                                                                         ----------  ---------
                                                                             33,000     --
                                                                         ----------  ---------
Deferred tax liabilities:
  Deferred compensation................................................      (3,000)    --
  Capitalized software.................................................     (30,000)    --
                                                                         ----------  ---------
                                                                            (33,000)    --
                                                                         ----------  ---------
Net deferred tax asset.................................................  $   --      $  --
                                                                         ----------  ---------
                                                                         ----------  ---------



4. CONVERTIBLE PREFERRED STOCK



    A total of 5,000,000 shares of convertible preferred stock have been authorized for issuance, of which 900,000 shares have been designated as series A and 1,000,000 shares are designated as series B. In November 1995 and January 1996, the Company issued 125,000 and 385,000 shares of series A convertible

                               INFOSPINNER, INC.

4. CONVERTIBLE PREFERRED STOCK (CONTINUED)


preferred stock (Series A), respectively, at $0.20 per share. In October and November 1996, the Company issued a total of 683,265 shares of series B convertible preferred stock (Series B) at $1.96 per share. The rights, preferences and privileges with respect to Series A and B are as follows:



    DIVIDENDS



    Holders of Series A and B are entitled to receive noncumulative dividends prior and in preference to any dividends on common stock, at the annual rate of $0.012 and $0.12 per share, respectively, when, as, and if declared by the Board of Directors. There have been no dividends paid or declared to date.



    CONVERSION



    Each share of Series A and B is convertible at the option of the holder into shares of common stock based on a formula which currently results in a one-for-one exchange ratio of common stock for preferred stock. This formula is subject to adjustment, as defined, which essentially provides adjustments for holders of the preferred stock in the event of stock splits or combinations. Such conversion is automatic upon the effective date of a public offering of common stock. A total of 510,000 and 683,265 shares of common stock have been reserved for issuance upon conversion of Series A and B, respectively.



    LIQUIDATION



    In the event of liquidation, holders of Series A and B are entitled to a per share distribution in preference to holders of common stock equal to the original issue price of $0.20 and $1.82, respectively, plus any declared but unpaid dividends. In the event funds are sufficient to make a complete distribution to the holders of Series A and B as described above, the remaining assets will be distributed ratably among the holders of Series A and B in proportion to the preferential amount each such holder is otherwise entitled to receive.



    REDEMPTION



    At any time after October 17, 2001, but within 60 days after receipt of written notice from two-thirds of the then outstanding Series B that a majority of the Series B be redeemed, the Company is required to redeem the shares specified in the request at $1.82 per share, as adjusted, plus all declared but unpaid dividends.



    VOTING



    The holders of Series A and B have one vote for each share of common stock into which such preferred stock may be converted, and are entitled, as a separate class, to elect one director to the Board.



5. COMMITMENTS



    In March 1996, the Company leased an office space under a noncancelable operating lease which expires in March 1998. Rent expense totaled $31,000 for the year ended December 31, 1996.

                               INFOSPINNER, INC.

5. COMMITMENTS (CONTINUED)


    Future minimum lease payments under noncancelable leases at December 31, 1996 are as follows:



1997...............................................................  $  38,000
1998...............................................................      7,000
                                                                     ---------
                                                                     $  45,000
                                                                     ---------
                                                                     ---------



6. RELATED PARTY TRANSACTIONS



    The Company in connection with the employment of various individuals granted stock purchase rights for shares of common stock. The rights, which were all exercised, allowed each employee to purchase common stock at $.02 per share and are subject to repurchase by the Company at the exercise price paid per share with such repurchase right, generally lapsing each month over a forty-eight month period. At December 31, 1996 shares subject to repurchase by the Company were 1,430,000. In connection with the issuance of the rights the Company recorded approximately $8,000 in deferred compensation for the excess of fair market value over exercise price. The deferred compensation will be amortized over the four year vesting period of the shares.



    From the period of inception to December 31, 1995, the Company issued 4,500,000 shares of common stock at $0.02 per share to the founder in exchange for technology.



7. SUBSEQUENT EVENTS



    On January 6, 1997, the Company entered into a definitive agreement to merge (the Agreement) with Centura Software Corporation (Centura), formerly Gupta Corporation. The completion of the transaction is expected to occur during the first quarter of 1997 and is subject to, among other requirements, approval of the Company and Centura's shareholders.



    Under the Agreement, which was approved by the board of directors of both software companies, the Company will receive 4,500,000 shares of Centura common stock in exchange for the outstanding common stock shares and Series A and B shares. It is anticipated that the transaction will be accounted for as a pooling of interests. If consummated, the financial position and results of operation of the Company and Centura will be combined for 1997 and all prior periods will be restated to give effect to the merger.

                                    ANNEX A

--------------------------------------------------------------------------------

                                 AGREEMENT AND

                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                          CENTURA SOFTWARE CORPORATION

                           IS ACQUISTION CORPORATION

                                      AND

                               INFOSPINNER, INC.

                          DATED AS OF JANUARY 6, 1997

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION                                                                                                         PAGE
----------                                                                                                      -----
ARTICLE I--THE MERGER......................................................................................           1
      1.1   The Merger.....................................................................................           1
      1.2   Effective Time; Closing........................................................................           2
      1.3   Effect of the Merger...........................................................................           2
      1.4   Certificate of Incorporation; Bylaws...........................................................           2
      1.5   Directors and Officers.........................................................................           2
      1.6   Effect on Capital Stock........................................................................           2
      1.7   Dissenting Shares..............................................................................           4
      1.8   Surrender of Certificates......................................................................           5
      1.9   No Further Ownership Rights in Company Stock...................................................           6
      1.10  Lost, Stolen or Destroyed Certificates.........................................................           6
      1.11  Company Stockholders' Approval.................................................................           6
      1.12  Tax Consequences and Accounting Treatment......................................................           7
      1.13  Taking of Necessary Action; Further Action.....................................................           7

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................              7
       2.1  Organization of the Company....................................................................           7
       2.2  Company Capital Structure......................................................................           7
       2.3  Subsidiaries...................................................................................           8
       2.4  Authority......................................................................................           8
       2.5  Company Financial Statements...................................................................           8
       2.6  No Undisclosed Liabilities.....................................................................           9
       2.7  No Changes.....................................................................................           9
       2.8  Taxes..........................................................................................          10
       2.9  Restrictions on Business Activities............................................................          11
       2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.................          12
       2.11 Intellectual Property..........................................................................          12
       2.12 Agreements, Contracts and Commitments..........................................................          13
       2.13 Interested Party Transactions..................................................................          14
       2.14 Governmental Authorization.....................................................................          14
       2.15 Litigation.....................................................................................          15
       2.16 Accounts Receivable............................................................................          15
       2.17 Minute Books...................................................................................          15
       2.18 Environmental and OSHA.........................................................................          15
       2.19 Labor Matters..................................................................................          16
       2.20 Insurance......................................................................................          16
       2.21 Compliance With Laws...........................................................................          16
       2.22 Complete Copies of Materials...................................................................          17
       2.23 Proxy Statement................................................................................          17
       2.24 Employee Benefit Plans.........................................................................          17
       2.25 No Commitments Regarding Future Products.......................................................          18
       2.26 Third Party Consents...........................................................................          18

SECTION                                                                                                         PAGE
----------                                                                                                      -----
      2.27  Brokers' and Finders' Fees.....................................................................          18
      2.28  Warranties; Indemnities........................................................................          19
      2.29  Complete Copies of Materials...................................................................          19
      2.30  Agreements.....................................................................................          19
      2.31  Representations Complete.......................................................................          19

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................
                                                                                                                     19
      3.1   Organization; Standing and Power...............................................................          19
      3.2   Capital Structure..............................................................................          19
      3.3   Authority......................................................................................          20
      3.4   SEC Documents; Parent Financial Statements.....................................................          21
      3.5   Broker's and Finders' Fees.....................................................................          21
      3.6   Proxy Statement................................................................................          21
      3.7   No Material Adverse Change.....................................................................          21
      3.8   Litigation.....................................................................................          22
      3.9   Trade Relations................................................................................          22
      3.10  Pooling Matters................................................................................          22
      3.11  Compliance with Laws...........................................................................          22
      3.12  Agreements.....................................................................................          23

ARTICLE IV--CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................................             23
       4.1  Conduct of Business of the Company.............................................................          23
       4.2  No Solicitation................................................................................          24
       4.3  Conduct of Business of Parent..................................................................          25

ARTICLE V--ADDITIONAL AGREEMENTS...........................................................................          25
       5.1  Stockholder Approval...........................................................................          25
       5.2  Access to Information..........................................................................          26
       5.3  Confidentiality................................................................................          26
       5.4  Expenses.......................................................................................          26
       5.5  Public Disclosure..............................................................................          26
       5.6  Pooling Accounting.............................................................................          26
       5.7  Consents.......................................................................................          27
       5.8  Affiliate Agreements...........................................................................          27
       5.9  FIRPTA.........................................................................................          27
       5.10 Legal Requirements.............................................................................          27
       5.11 Blue Sky Laws..................................................................................          27
       5.12 Best Efforts; Additional Documents and Further Assurances......................................          27
       5.13 Updated Information Regarding Company Capitalization...........................................          27
       5.14 Company Audit..................................................................................          28

ARTICLE VI--CONDITIONS TO THE MERGER.......................................................................          28
       6.1  Conditions to Obligations of Each Party to Effect the Merger...................................          28
       6.2  Additional Conditions to Obligations of Company................................................          29
       6.3  Additional Conditions to the Obligations of Parent and Merger Sub..............................          29

SECTION                                                                                                         PAGE
----------                                                                                                      -----
ARTICLE VII--SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW............................................          30
      7.1   Survival of Representations and Warranties.....................................................          30
      7.2   Escrow Arrangements............................................................................          30
      7.3   Method of Asserting Claims.....................................................................          32
      7.4   Agent of the Stockholders; Power of Attorney...................................................          32
      7.5   Adjustment to Escrow Number....................................................................          32

ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER.........................................................             32
       8.1  Termination....................................................................................          32
       8.2  Effect of Termination..........................................................................          33
       8.3  Amendment......................................................................................          33
       8.4  Extension; Waiver..............................................................................          33

ARTICLE IX--GENERAL PROVISIONS.............................................................................          34
       9.1  Notices........................................................................................          34
       9.2  Interpretation.................................................................................          34
       9.3  Counterparts...................................................................................          34
       9.4  Miscellaneous..................................................................................          34
       9.5  Governing Law..................................................................................          35
       9.6  Rules of Construction..........................................................................          35

Exhibit A - Forms of Affiliate Agreement
Exhibit B - Form of Employment Agreement
Exhibit C - Form of Escrow Agreement
Exhibit D - Form of Non-Competition Agreement
Exhibit E - Form of Legal Opinion of Venture Law Group
Exhibit F - Form of Legal Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

                                    ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 6, 1997, among Centura Software Corporation California corporation ("PARENT"), IS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and InfoSpinner, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, $0.001 par value per share, of the Company, ("COMPANY COMMON STOCK"), the Series A Preferred Stock, $0.001 par value per share ("COMPANY SERIES A PREFERRED STOCK") of the Company and the Series B Preferred Stock, $0.001 par value per share ("COMPANY SERIES B PREFERRED STOCK") of the Company shall be converted into shares of Common Stock, $.01 par value per share, of Parent ("PARENT COMMON STOCK"). Company Series A Preferred Stock and Company Series B Preferred Stock are sometimes referred to herein collectively as "COMPANY PREFERRED STOCK." Company Common Stock and Company Preferred Stock are sometimes herein referred to collectively as "Company Stock."

    C. A portion of the shares of Common Stock of Parent otherwise payable by Parent in connection with the Merger shall be placed in escrow for the purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties or covenants in the Articles of this Agreement.

    D. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    F. The parties intend that the Merger be treated as a pooling of interests for accounting purposes.

    G. Immediately after the execution of this Agreement by the parties, Parent and Company will execute a Distribution Agreement (the "Distribution Agreement") which sets forth the terms and conditions of the grant of a license and associated rights to certain products and technology of the Company to Parent.

    NOW, THEREFORE, in consideration of the mutual covenants, premises, warranties and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger to be prepared by the parties prior to the Effective Date (the "CERTIFICATE OF MERGER") and the applicable provisions of the Delaware General Corporation Law (the "DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by causing a properly executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law on the Closing Date (as defined below). The Merger shall become effective upon such filing of the Certificate of Merger (the time of such filing being hereinafter referred to as the "EFFECTIVE TIME"). The closing of the Merger (the "CLOSING") will take place as soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI hereto at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California, unless another place or time is agreed to in writing by Parent and the Company (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Article I, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is InfoSpinner, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

    1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the outstanding shares of the Company or Merger Sub:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Common Stock Conversion Ratio.

        (b) CONVERSION OF COMPANY SERIES A PREFERRED STOCK. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series A Preferred Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Series A Preferred Stock Conversion Ratio.

        (c) CONVERSION OF COMPANY SERIES B PREFERRED STOCK. Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series B Preferred Stock to be canceled pursuant to Section 1.6(d) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and converted automatically into the right to receive a number of shares of Parent Common Stock equal to the Series B Preferred Stock Conversion Ratio.

        (d) CANCELLATION OF PARENT-OWNED AND MERGER SUB-OWNED STOCK. Each share of Company Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (e) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) ADJUSTMENTS TO CONVERSION RATIOS. The Conversion Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change (a "Recapitalization Event") with respect to Parent Common Stock or Company Stock occurring after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average last sale price of a share of Parent Common Stock during the thirty (30) day period ending three days prior to the Effective Time, as reported on the Nasdaq National Market.

        (h) DEFINITIONS. For purposes of this Agreement, the following terms shall have the definitions set forth below:

            "AGGREGATE STOCK NUMBER" means 4,500,000 shares.

            "CERTIFICATE AVERAGE STOCK PRICE" means the average of the closing sale prices of Parent Common Stock reported in the WALL STREET JOURNAL, on the basis of information provided by the Nasdaq Stock Market during the thirty day period ending three days prior to the Effective Time.

            "CONVERSION RATIOS" means the Common Stock Conversion Ratio and the Series A and Series B Preferred Stock Conversion Ratios.

            "COMMON STOCK CONVERSION RATIO" means the amount equal to the quotient obtained by dividing (i) the Aggregate Stock Number by (ii) the Total Pre-Merger Common Stock Equivalents; provided, however, that for purposes of calculating the Common Stock Conversion Ratio, the Aggregate Stock Number shall be reduced by the total number of shares of Parent Common Stock to be issued upon conversion of the Company Series A Preferred Stock pursuant to Section 1.6(b) above if the Series A Preferred Stock Conversion Ratio is determined to be equal to the Series A Liquidation Ratio and shall be reduced by the total number of shares of Parent Common Stock to be issued upon conversion of the Company Series B Preferred Stock pursuant to Section 1.6(c) above if the Series B Preferred Stock Conversion Ratio is determined to be equal to the Series B Liquidation Ratio.

            "COMPANY CERTIFICATE OF INCORPORATION" means the Certificate of Incorporation of the Company, as amended and restated, immediately prior to the Effective Time.

            "ESCROW NUMBER" means an amount equal to the product of (a) 0.1 and
    (b) an amount equal to (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by the Common Stock Conversion Ratio plus (ii) the total number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time multiplied by the Series A Preferred Stock Conversion Ratio plus (iii) the total number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time multiplied by the Series B Preferred Stock Conversion Ratio; provided that the Escrow Number is subject to adjustment pursuant to Section 7.5 hereof.

            "SERIES A PREFERRED STOCK CONVERSION RATIO" means an amount equal to the greater of (A) the quotient (such quotient, "the Series A Liquidation Ratio") obtained by dividing (i) the sum of $0.20 (appropriately adjusted to reflect the occurrence prior to the Closing Date of any stock split or combination or the like of the Company Series A Preferred Stock or dividend of the Company Series A Preferred Stock, or the like) and the declared but unpaid dividends on one share of Series A Preferred Stock computed as of the Closing Date (such sum the "Series A Liquidation Preference") by (ii) the Certificate Average Stock Price or (B) the product of (i) the Common Stock Conversion Ratio (assuming no reduction in the Total Pre-Merger Common Stock Equivalents), and (ii) $0.20 divided by the then applicable conversion price for the Company Series A Preferred Stock (as determined in accordance with Section 4 of Article III of the Company Certificate of Incorporation).


            "SERIES B PREFERRED STOCK CONVERSION RATIO" means an amount equal to the greater of (A) the quotient (such quotient, the "Series B Liquidation Ratio") obtained by dividing (i) the sum of $1.82 (appropriately adjusted to reflect the occurrence prior to the Closing Date of any stock split or combination of the Company Series B Preferred Stock, dividend of Company Series B Preferred Stock, or the like) and the declared but unpaid dividends on one share of Series B Preferred Stock computed as of the Closing Date (such sum, the "Series B Liquidation Preference") by (ii) the Certificate Average Stock Price or (B) the product of (i) the Common Stock Conversion Ratio (assuming no reduction in the Total Pre-Merger Common Stock Equivalents), and (ii) $1.82 divided by the then applicable conversion price for the Company Series B Preferred Stock (as determined in accordance with Section 4 of Article III of the Company Certificate of Incorporation).


            "TOTAL PRE-MERGER COMMON STOCK EQUIVALENTS" means the total number of shares of outstanding Company Common Stock immediately prior to the Effective Time. For purposes of this definition, all shares of Company Common Stock issuable upon exercise of options or upon conversion, exchange or exercise of other securities or other rights outstanding immediately prior to the Effective Time (regardless of whether then exercisable, convertible or exchangeable), shall be deemed outstanding; provided, however, that for purposes of calculating Total Pre-Merger Common Stock Equivalents, the shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock shall not be deemed to be outstanding if the Series A Conversion Ratio is determined to be equal to the Series A Liquidation Ratio and the shares of Company Common Stock issuable upon conversion of the Company Series B Preferred Stock shall not be deemed to be outstanding if the Series B Conversion Ratio is determined to be equal to the Series B Liquidation Ratio.

    1.7 DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

        (b) Notwithstanding the provisions of subsection (a), if any holder of Company Common Stock who demands fair value and seeks appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Parent Common Stock to which such stockholder would otherwise be entitled under Section 1.6 (less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund in respect of such shares of Company Stock pursuant to Section 1.8(a) and Article VII hereof) and payment for fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

        (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase shares of Company Stock pursuant to Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payments with respect to any such demands or offer to settle or settle any such demands.

    1.8 SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Chemical Trust Company of California shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for shares of Company Stock outstanding immediately prior to the Effective Time, less such number of shares of Parent Common Stock as are to be deposited into the Escrow Fund pursuant to the requirements of
Article VII hereof.

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof) and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article
VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Number that shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent for certain damages as provided in Article VII. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends (except to the extent provided in Section 1.8(d) below), to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any cash for Dissenting Shareholders and fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    1.11APPROVAL OF COMPANY AND PARENT STOCKHOLDERS. Each of the Company and Parent shall call a meeting of its stockholders to consider and vote upon the approval of this Agreement, the Certificate of Merger and the Merger contemplated hereby, all in accordance with the provisions of California Law, with respect to Parent, and Delaware Law, with respect to the Company, and in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as soon as practicable after Parent's registration statement on Form S-4 relating to the shares of Parent Common Stock to be issued in connection with the Merger (the "S-4") shall have been declared effective by the Securities and Exchange Commission (the "SEC") and the Proxy Statement, as defined in Section 5.1 shall have been cleared by the SEC.

    1.12TAX CONSEQUENCES AND ACCOUNTING TREATMENT. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the transaction be accounted for as a pooling of interests.

    1.13TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub, subject to such qualifications and exceptions as are set forth in a disclosure letter delivered and dated as of the date hereof (which disclosure letter shall specifically identify the sections or subsections which are qualified by the information set forth therein) signed by the Company (the "COMPANY DISCLOSURE LETTER"), as follows:

    2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by the Company. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws (or similar governing instruments), each as amended to date, to Parent or its counsel.

    2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of Fifteen Million (15,000,000) shares of Common Stock, $0.001 par value per share and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share, Nine Hundred Thousand (900,000) shares of which are designated Series A Preferred Stock, $0.001 par value per share and One Million (1,000,000) shares of which are designated Series B Preferred Stock, $0.001 par value per share. The Series A Conversion Price (as such term is defined in the Company Certificate of Incorporation) is $0.20, the Series B Conversion Price (as such term is defined in the Company Certificate of Incorporation) is $1.96, and each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the date hereof, there are 6,030,000, 510,000 and 683,265 shares of the Company Common Stock, Series A Preferred Stock and Series B Preferred Stock, respectively, issued and outstanding held by the persons, and in the amounts, set forth under Section 2.2 of the Company Disclosure Letter. Such list of holders of Company Stock in the Company Disclosure Letter also indicates how many shares of each holder were subject to repurchase upon termination of employment as of the date hereof. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Stock and all outstanding options or other rights to purchase Company Stock have been issued in compliance with all federal and state securities laws. Section 2.2 of the Company Disclosure Letter also sets forth a true, correct and complete list of all outstanding options, if any, for Company Stock (which, for each outstanding option, sets forth the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option is exercisable and, if the exercisability of such option will be or is required to be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration). Such list also describes any repricing of options which has taken place since the date of the Company's incorporation. Except as set forth in
Section 2.2 of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

    2.3 SUBSIDIARIES. The Company does not have and has never had any subsidiaries or affiliated Companies and does not otherwise own and has never otherwise owned any shares of stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, association, joint venture or entity.

    2.4 AUTHORITY. Subject only to the approval of the Merger and the other transactions contemplated hereby by the Company's stockholders as contemplated by Section 6.1(a), the Company has all requisite corporate power and authority to enter into this Agreement, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements and to consummate the transactions contemplated hereby and thereby. In order for the Company's stockholders to duly approve the Merger and this Agreement, the vote of the holders of a majority of the Company Common Stock and the Company Preferred Stock, voting together, is required. The execution and delivery of this Agreement, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and the other transactions contemplated hereby by the Company's stockholders as contemplated by Section 6.1(a). The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation, as amended, or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity or instrumentality ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth in
Section 2.4 of the Company Disclosure Letter.

    2.5 COMPANY FINANCIAL STATEMENTS. Section 2.5(a) of the Company Disclosure Letter includes a true, correct and complete copy of the Company's unaudited financial statements (balance sheets, income statements and statements of cash flow) as of and for the period from inception through September 30,

1996 (collectively, the "Financial Statements"). Except for the absence of notes to the Financial Statements, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated, and revenues presented on the Financial Statements have been recognized in accordance with GAAP. The Financial Statements present fairly the financial condition and operating results of the Company as of the date and during the period indicated therein. The unaudited balance sheet of the Company as of September 30, 1996 is hereinafter referred to as the "Company Balance Sheet."

    2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 2.6 of the Company Disclosure Letter, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:
(i) liabilities disclosed or provided for in the Company Balance Sheet; (ii) operating expenses, trade payables or obligations for the purchase of capital assets consistent with Section 4.1(b); and (iii) reasonable expenses incurred in connection with the negotiation, documentation, and consummation of the transactions contemplated hereby.

    2.7 NO CHANGES. Except as set forth in Section 2.7 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been, occurred or arisen any:

        (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

        (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

        (c) capital expenditure or commitment by the Company, in any individual amount exceeding $20,000, or in the aggregate, exceeding $50,000;

        (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of the Company (whether or not covered by insurance) which would constitute a Material Adverse Effect;

        (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by the Company;

        (f) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock, except repurchases of Company Common Stock from terminated Company employees at the original per share purchase price of such shares;

        (g) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

        (h) sale, lease, license of other disposition of any of the assets or properties of the Company, except in the ordinary course of business and not in excess of $20,000;

        (i) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which the Company is a party or by which it is bound;

        (j) loan by the Company to any person or entity, or guaranty by the Company of any loan, other than travel or similar advances made to employees in connection with their employment duties;

        (k) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in excess of $20,000 in the aggregate;

        (l) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Company's or the Company's officers' or directors' knowledge, investigation of the Company or its affairs;

        (m) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

        (n) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

        (o) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

        (p) any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

        (q) agreement by the Company or any officer or employee thereof on behalf of the Company to do any of the things described in the preceding clauses
(a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.8 TAXES.

        (a) For purposes of this Section 2.8 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

            (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

            (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

        (b) All Returns required to be filed by or on behalf of Company for which the failure to file would have a Material Adverse Effect have been duly filed on a timely basis and such Returns are true, complete and correct, except to the extent reserved on the Company Balance Sheet. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and except to the extent reserved on the Company Balance Sheet, no other Taxes are payable by Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Company is contesting in good faith through appropriate proceedings. Company has no subsidiaries and has not at any time been a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

        (c) The amount of Company's liability for unpaid Taxes for all periods through the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of Company payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Company has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

        (d) Parent has been furnished by Company or Company has made available true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Company relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Company for all periods since the Company's inception.

        (e) No audit of the Returns of or including Company by a government or taxing authority is in process, threatened or, to Company's knowledge, pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Company, and Company has not received notice (either in writing or verbally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Company. Company has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

        (f) Company is not (nor has it ever been) a party to any tax sharing agreement.

        (g) Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company is not a "consenting corporation" under Section 341(f) of the Code. Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Company has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Company will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Company received the economic benefit prior to the Closing Date. Company is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

    2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.10TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

        (a) The Company owns no real property. Section 2.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. To the best knowledge of the Company, all such leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) The Company holds good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, or in the case of licensed property and assets, valid licenses covering, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Company Financial Statements, except for liens for current taxes not yet due and payable and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

        (c) Section 2.10(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material items of equipment (the "EQUIPMENT") owned or leased by the Company, and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition except for ordinary wear and tear.

    2.11INTELLECTUAL PROPERTY.

        (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications therefor, trade secrets, proprietary rights, processes, technology, know-how, computer software programs or applications (in source code and/or object code form, as applicable) and tangible or intangible proprietary information or material (the "Group A Rights") and, to the Company's knowledge, all patents and any applications therefor (the "Group B Rights") that are used in the business of the Company as currently conducted (the Group A Rights and the Group B Rights are sometimes hereinafter referred to collectively as the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

        (b) Section 2.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all patents registered and unregistered, trademarks, registered and material unregistered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) any pending requests the Company has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in material violation of or material default under any license, sublicense or agreement described on such list in the Company Disclosure Letter. The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Group A Rights and, to the Company's knowledge, the Group B Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use of the Group A Rights and, to the Company's knowledge, the Group B Rights or the material covered thereby in connection with the existing services or products of the Company in respect of which the Company Intellectual Property Rights are being used.

        (c) Neither the operation of the business of the Company as the same currently is conducted, nor the use in any way of the Group A Rights in a manner as currently conducted, nor the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used, nor the use in any way of the Group A Rights in the manufacture, use, sale or licensing by the Company of any products currently proposed, infringes on any copyright, trade mark, service mark, trade secret or other intellectual property or other proprietary rights of any third party or, to the best knowledge of the Company, on any patent of any third party. To the best knowledge of the Company, neither the operation of the business of the Company as the same currently is conducted, nor the use in any way of the Group B Rights in a manner as currently conducted, nor the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used, nor the use in any way of the Group B rights in the manufacture, use, sale or licensing by the Company of any products currently proposed, infringes on any copyright, trademark, service mark, trade secret or other intellectual property or other proprietary rights of any third party or on any patent of any third party. No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the best knowledge of the Company, threatened by any person. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the best knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. The Company has not been sued or charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor does it have any knowledge of any such charge or claim. There is no outstanding order, judgment, decree or stipulation on the Company, and the Company is not party to any agreement, restricting in any manner the licensing of the Company's products by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Right other than intellectual property indemnity provided in the ordinary course to purchasers, distributors, OEMs or resellers of the Company's products. Each current and former employee of and consultant to the Company has signed a Proprietary Rights and Confidentiality Agreement in substantially the Company's standard form, a copy of which has been provided to the Parent or its counsel. The Company has full, complete and unrestricted rights to use, copy, create derivative works from, sell, distribute and otherwise exploit, to the extent it chooses to do so, all Group A Rights, including any computer source code in the possession of the Company. To the best knowledge of the Company, the Company has full, complete and unrestricted rights to use, copy, create derivative works from, sell, distribute and otherwise exploit, to the extent it chooses to do so, all Group B Rights, including any computer source code in the possession of the Company. The Company is neither required to develop, sell, distribute, or otherwise exploit, nor, to the best knowledge of the Company, restricted from developing, selling, distributing or otherwise exploiting, any software or other product in any manner whatsoever.

    2.12AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth in Section
2.12 of the Company Disclosure Letter, the Company does not have and is not a party to:

        (a)  any collective bargaining agreements,

        (b) any agreements that contain any severance pay or post-employment liabilities or obligations,

        (c) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

        (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales commission agreement, contract or commitment with a firm or other organization,

        (e) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated (including the lapsing of repurchase rights under restricted stock purchase agreements), by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

        (f)  any fidelity or surety bond or completion bond,

        (g) any lease of personal property having a value individually in excess of $20,000,

        (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business,

        (i) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $20,000,

        (j) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any corporation, partnership, joint venture or other business enterprise,

        (k) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof,

        (l) any purchase order or contract for the purchase of raw materials involving $20,000 or more or acquisition of assets other than inventory involving $20,000 or more,

        (m)  any distribution, joint marketing or development agreement,

        (n) any other agreement, contract or commitment which involves $20,000 or more and is not cancelable without penalty within thirty (30) days.

    The Company has not breached, violated or defaulted under, or received any claim or threat that it has breached, violated or defaulted under, any of the terms or conditions of any such agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "CONTRACT"). Each Contract listed or identified in the Company Disclosure Letter (under any section or subsection thereof) is in full force and effect and, to the best of the Company's knowledge, is a legal, binding and enforceable obligation for or against the Company and, except as otherwise disclosed or defaults fully remedied or resolved, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

    2.13INTERESTED PARTY TRANSACTIONS. No officer, director or shareholder of the Company has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii) a greater than ten percent (10%) interest in any entity which purchases from or sells or furnishes to, the Company, any goods or services, or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

    2.14GOVERNMENTAL AUTHORIZATION. Section 2.14 of the Company Disclosure Letter sets forth a true, correct and complete list of each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which, to the best knowledge of the Company, is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute, to the best knowledge of the Company, all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

    2.15LITIGATION. There is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers or directors (nor, to the best knowledge of the Company, is there any reasonable basis therefor) by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of their products or services in the present manner or style thereof. Section 2.15 of the Company Disclosure Letter sets forth a true, correct and complete list of all suits and legal actions initiated by the Company.

    2.16ACCOUNTS RECEIVABLE.

        (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Company Balance Sheet ("ACCOUNTS RECEIVABLE") along with a range of days elapsed since invoice.

        (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien or encumbrance on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

        (c) All of the inventories of the Company reflected on the Financial Statements and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Financial Statements or on the Company's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

    2.17MINUTE BOOKS. The minute books of the Company made available to counsel for Parent contain complete and accurate minutes of all meetings of directors (and any committee thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

    2.18ENVIRONMENTAL AND OSHA.

        (a) HAZARDOUS MATERIAL. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conversation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transferred, sold or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

    2.19LABOR MATTERS. The Company has not received any notice from any Governmental Entity, and to the best knowledge of the Company, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the best knowledge of the Company, threatened any investigation or hearing concerning the Company arising out of or based upon any currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health employment practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no obligations with respect to any former employees or qualifying beneficiaries thereunder. Section 2.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all current employees of the Company and their current salary and vacation accruals.

    2.20INSURANCE. Section 2.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties operations, software errors and omissions, employees, officers and directors of the Company and all claims made under any insurance policy since the Company's incorporation. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.21COMPLIANCE WITH LAWS. To the best knowledge of the Company, the Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation.

    2.22COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same that are accurate and complete in all material respects) which has been requested by Parent or its counsel and which is referenced in the Company Disclosure Letter.

    2.23PROXY STATEMENT. None of the information (including financial data) relating to the Company or its Affiliates (as defined in Section 5.8) supplied by the Company to Parent to be included in (a) the Proxy Statement (as defined in Section 5.1) at the time the Proxy Statement is mailed to holders of Company Stock in connection with the solicitation of written consents with respect to the Merger and the other transactions contemplated hereby, and at all times subsequent to such dates up to and including the date of the stockholder meeting and the date of the Effective Time, or (b) the S-4 at the time the S-4 becomes effective or at the Effective Date of the Merger, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement as it relates to the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed.

    2.24EMPLOYEE BENEFIT PLANS.

        (a) Section 2.24(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company (together, the "EMPLOYEE PLANS"), and a copy of each Employee Plan has been provided to Parent.

        (b)(i)(A) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA;

             (B) All Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans;

             (C) Each Employee Plan intended to qualify under Section 401(a) of Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such Employee Plan from the IRS (and nothing has occurred since the date of the determination to cause the loss of such Employee Plan's qualification), has pending before the IRS an application for such determination letter for each such Employee Plan or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination;

             (D) No Employee Plan is or has been since the date of the Company's incorporation subject to, and the Company has not incurred or does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code; and

             (E) Nothing in any Employee Plan precludes or interferes with Parents' ability to cause the Company to terminate (or consolidate, at Parent's option) any Employee Plan after the Closing.

        (ii) None of the following now exists or has existed since the date of the Company's incorporation with respect to any Employee Plan:

             (A)  Any act or omission by the Company constituting a violation of
    Section 402, 403, 404 or 405 of ERISA;

             (B) Any act or omission by the Company which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code;

             (C)  Any act or omission by the Company constituting a violation of
    Section 503, 510 or 511 of ERISA.

             (D) Any act or omission by the Company which could give rise to liability under Section 502 of ERISA or under Sections 4972 or 4975 through 4980 of the Code; or

             (E)  Any failure to file any Forms 5500 in a timely manner.

        (iii) Each Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from the Company or any of its subsidiaries to (or under) any such Employee Plan have been fully paid or adequately provided for on the Financial Statements. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by the Company with respect to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the period from inception of the Company through October 31, 1996.

        (iv) The Company has furnished to Parent or its counsel complete, accurate and current copies of all Employee Plans and all amendments, documents, correspondence and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency and/or distributed to Employee Plan participants and their beneficiaries with respect to the Employee Plans at any time within the three-year period ending on the date hereof.

    2.25NO COMMITMENTS REGARDING FUTURE PRODUCTS. The Company has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which the Company's customers from time to time test or evaluate the Company's products). The products the Company has delivered to customers substantially comply with published specifications for such products and the Company has not received material complaints from customers about its products that remain unresolved. Section 2.25 of the Company Disclosure Letter accurately sets forth a complete list of the Company's products in development (exclusive of mere enhancements to and additional features for existing products).

    2.26THIRD PARTY CONSENTS. Except as set forth in Section 2.26 of the Company Disclosure Letter, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

    2.27BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.28WARRANTIES; INDEMNITIES. Section 2.28 of the Company Disclosure Letter sets forth a summary of all warranties and indemnities relating to products sold or services rendered by the Company, and no warranty or indemnity has been given by the Company which differs therefrom in any respect. Section 2.28 of the Company Disclosure Letter indicates all warranty and indemnity claims in excess of $20,000 currently pending against the Company.

    2.29COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same) or has indicated that no such document exists with respect to all documents relating to the Company which Parent or its counsel have requested in writing to review in connection with this Agreement, the Merger and transactions contemplated hereby and thereby.

    2.30AGREEMENTS. Each officer, director and affiliate of the Company has executed and delivered to Parent a Stockholders' Agreement and Irrevocable Proxy, and the Affiliate Agreement.

    2.31REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company, nor any statement made in the Company Disclosure Letter, or any certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, when read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    The Parent and Merger Sub jointly and severally represent and warrant to the Company, subject to such qualifications and exceptions as are set forth in a disclosure letter delivered prior to the date hereof (which disclosure letter shall specifically identify the sections or subsections which are qualified by the information set forth therein) signed by the Parent and Merger Sub and acknowledged by the Company (the "PARENT DISCLOSURE LETTER"), as follows:

    3.1 ORGANIZATION; STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Parent has delivered a true and correct copy of its Articles of Incorporation and of the Certificate of Incorporation of Merger Sub and of the Bylaws of each of Parent and Merger Sub, as amended to date, to the Company and its counsel.

    3.2 CAPITAL STRUCTURE.

        (a) The authorized stock of Parent consists of 60,000,000 shares of Common Stock, $0.01 par value per share, of which 13,725,836 shares were issued and outstanding as of December 4, 1996, and 2,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value per share, 1000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to any preemptive rights or rights of first refusal under applicable law, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved (i) an aggregate of

2,000,000 shares of Common Stock issuable to employees and consultants pursuant to Parent's 1995 Stock Option Plan, of which 907,199 shares are issuable upon exercise of outstanding options under such plan, (ii) an aggregate of 2,118,835 shares of Common Stock issuable to employees and consultants pursuant to Parent's 1986 Stock Option Plan, of which 2,118,835 shares are issuable upon exercise of outstanding options under such plan, (iii) an aggregate of 400,000 shares of Common Stock issuable to employees pursuant to Parent's 1992 Employee Stock Purchase Plan, of which 138,230 shares are issuable upon exercise of outstanding options under such plan, (iv) 500,000 shares of Common Stock issuable to non-employee directors pursuant to Parent's 1996 Directors' Stock Option Plan, of which 250,000 shares are issuable upon exercise of outstanding options under such plan, (v) an aggregate of 1,451,704 shares of Common Stock issuable to certain third parties in settlement of certain litigation, (vi) an aggregate of 100,000 shares of Common Stock issuable upon the exercise of warrants to be granted to Hambrecht & Quist LLC and (vii) up to 300,000 shares of Common Stock issuable upon exercise of warrants granted or to be granted to certain vendors and suppliers of the Company. Other than pursuant to or under such Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and nonassessable, and free of, and not subject to any preemptive rights or rights of first refusal created by statute or the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent prior to the Merger is a party or by which prior to the Merger it is bound.

    3.3 AUTHORITY. Subject only to the approval of the Merger and the other transactions contemplated hereby by the Parent's shareholders as contemplated by
Section 1(a), Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement, the Employment Agreements, the Non-Competition Agreements, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Employment Agreements, the Non-Competition Agreements, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of the Merger and the other transactions contemplated hereby by the Parent's shareholders as contemplated by Section 1(a). This Agreement, the Employment Agreements, the Non-Competition Agreements, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement, the Employment Agreements, the Non-Competition Agreements, the Distribution Agreement, the Escrow Agreement and the Affiliates Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any provision of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of Parent or Merger Sub or
(ii) any contract or agreement filed as an exhibit to the SEC Documents (as defined below) or any other contract or agreement material to Parent or on which Parent's business, financial condition, operations or prospects is substantially dependent, the breach, violation, default, termination or forfeiture of which would result in a material adverse effect upon the ability of Parent or Merger Sub to consummate the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (including without limitation the filing of the Proxy Statement and the S-4 with the SEC) as may be required under applicable state and federal securities laws.

    3.4 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished the Company with a true and complete copy of all filings with the SEC since January 1, 1995 (the "SEC Documents"). The SEC documents contain an audited consolidated balance sheet of Parent as of December 31, 1995 and the related audited consolidated statements of operations and cash flows for the year then ended and the Parent's unaudited consolidated balance sheet as of September 30, 1996, and the related unaudited consolidated statements of operations and cash flows for the nine-month period then ended (collectively, the "PARENT FINANCIALS"). The Parent Financials, and notes thereto, are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financials present fairly the financial condition and operating results and cash flows of the Parent as of the dates and during the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments, which will not be material in amount or significance. Since October 1, 1996, there has been no material change in Parent's accounting policies, except as described in the notes to the Parent Financials. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC and provided to the Company prior to the date hereof.

    3.5 BROKER'S AND FINDERS' FEES. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except the fees payable by Parent to Hambrecht & Quist LLP, as set forth in the agreement between Parent and Hambrecht & Quist LLP dated November 22, 1996.

    3.6 PROXY STATEMENT. None of the information relating to Parent or its Affiliates (as defined in Section 5.8) supplied by Parent to be included in (a) the Proxy Statement (as defined in Section 5.1) at the time the Proxy Statement shall be mailed to the holders of Company Stock, and at all times subsequent to such dates up to and including the dates of the stockholder meeting of the Company and the Effective Time, or (b) the S-4 at the time the S-4 becomes effective or at the Effective Date of the Merger, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material facts or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement as its relates to Parent will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Proxy Statement is mailed.

    3.7 NO MATERIAL ADVERSE CHANGE. Since October 1, 1996, Parent has conducted its business in the ordinary course and there has not occurred, other than as has been disclosed prior to the execution of this Agreement in reports filed by the Parent with the Securities and Exchange Commission or press releases (including the press release to be issued by Parent immediately after the execution of this Agreement, which such press release shall relate solely to the announcement of the transactions contemplated by this Agreement): (i) any material adverse change in the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of Parent and its subsidiaries, taken as a whole ("Material Adverse Effect on Parent");
(ii) any amendments or changes in the Articles of Incorporation or Bylaws of Parent; (iii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of Parent;
(iv) except in the ordinary course of business, any sale of a material amount of real or personal property (tangible or intangible) of Parent; (v) any declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its capital stock, except repurchases of shares of Parent Common Stock from terminated Parent employees at the original per share purchase price of such shares; (vi) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to Parent's or Parent's officers' or directors' knowledge, investigation of Parent or its affairs which could reasonably be expected to result in a Material Adverse Effect on Parent; (vii) notice of any claim of ownership by a third party of Parent's Intellectual Property or of infringement by Parent of any third party's Intellectual Property rights which could reasonably be expected to result in a Material Adverse Effect on Parent; or (viii) issuance or sale by Parent of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, except the issuance of shares of capital stock issuable upon conversion or exercise of shares of capital stock or other securities outstanding as of the date of this Agreement.

    3.8 LITIGATION. There is no action, suit or proceeding of any nature pending or to Parent's knowledge threatened against Parent, its properties or any of its officers or directors, nor, to the knowledge of Parent, is there any reasonable basis therefor which could reasonably be expected to result in a Material Adverse Effect on Parent. There is no investigation pending or, to Parent's knowledge, threatened against Parent, its properties or any of its officers or directors (nor, to the best knowledge of Parent, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Parent to manufacture, offer or sell any of its products or services in the present manner or style thereof. Section 3.8 of the Parent Disclosure Letter sets forth a true, correct and complete list of all suits and legal actions initiated by Parent.

    3.9 TRADE RELATIONS. Parent has not received any written or oral notice from any material customer of Parent, or any material supplier to Parent, that such customer or supplier intends to terminate, cancel or limit or adversely modify or change its business relationship with Parent in a manner that would have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. No such termination, cancellation or limitation or any adverse modification or change by reason of the terms of any existing written agreement, which modification or change would have a Material Adverse Effect on Parent, will arise as a result of the execution, delivery or performance of this Agreement, the Distribution Agreement, the Employment Agreements, the Non-Competition Agreements, the Escrow Agreement or the Affiliates Agreements by Parent.

    3.10POOLING MATTERS. Neither Parent nor any of the affiliates has to the knowledge of Parent and based solely upon consultation with Parent's independent auditors, taken any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto) would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Parent has not failed to bring to the attention of the Company any actions or written agreements known to Parent that to the best knowledge of Parent based solely upon consultation with Parent's auditors would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling of interests."

    3.11COMPLIANCE WITH LAWS. To the Parent's knowledge, Parent and Merger Sub have complied in all material respects with, are not in violation in any material respect of, and have not received any notices of violation with respect to, any federal, state or local statute, law or regulation. Except as disclosed in the Parent Disclosure Letter, Parent or Merger Sub has not been notified by any Governmental Entity that any investigations or review with respect to Parent or Merger Sub is pending or threatened, nor has any Governmental Entity notified Parent or Merger Sub of its intention to conduct the same. Each of Parent or Merger Sub has all material consents, licenses, permits, grants, or other authorizations ("PERMITS") from Governmental Entities required to conduct its business as being conducted. All of Parent's and Merger Sub's Permits are in full force and effect and no violations thereunder have been recorded.

    3.12AGREEMENTS. Each officer and director of Parent has executed and delivered to Company a Shareholders' Agreement and Irrevocable Proxy, and the Affiliate Agreement.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior consent of Parent, which consent shall not be unreasonably withheld:

        (a) Except as required pursuant to existing contractual provisions of options and restricted stock outstanding on the date hereof that are listed in
Section 2.2 of the Company Disclosure Letter, accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of the Company (including restricted stock purchase agreements);

        (b) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Sections 2.7(c), (h) or (o) hereof;

        (c) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements in effect on the date hereof and as disclosed in Section 2.12(b) of the Company Disclosure Letter;

        (d) Except for licenses granted to end-users pursuant to the Company's standard license agreements (which form of license agreement is attached in Section 4.1(a) of the Company Disclosure Letter), make a material transfer to any person or entity any rights to the Company's Intellectual Property Rights or other transfer not in the ordinary course of business;

        (e) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or other rights of any type or scope with respect to any products of the Company;

        (f) Violate, amend or otherwise modify in any material respect the terms of any of the contracts or agreements set forth or described in the Company Disclosure Letter;

        (g) Commence any litigation, except to enforce its rights under or to interpret this Agreement or any other agreement, obligation or arrangement contemplated hereby or entered into or established in connection herewith;

        (h) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or options to acquire capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options to acquire capital stock;

        (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (the "Company Securities"), other than the issuance of shares of the Company Common Stock pursuant to the conversion of Company Preferred Stock and issuances of Company Common Stock to employees of the Company;

        (j) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company;

        (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practices;

        (m) Incur any indebtedness for borrowed money or issue or sell any debt securities of the Company or guarantee any debt securities of others;

        (n) Adopt or amend any employee benefit plan, or enter into any employment contract or relationship, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than regularly scheduled increases for employees other than officers in the ordinary course of business;

        (o) Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past business practices;

        (p) Take any action which could be reasonably expected to jeopardize the tax-free reorganization hereunder;

        (q) Pay, discharge or satisfy in an amount in excess of $20,000 (in any one case) or $50,000 (in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or constituting a trade payable or operating expense incurred in the ordinary course of business consistent with past practices since the last date of the Company Financial Statements or otherwise permitted to be incurred pursuant to this Section 4.1;

        (r) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, the approval of which Return or amendment shall not be unreasonably withheld by Parent, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

        (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (r) above, or any action that would make any of the representations, warranties or covenants of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    4.2 NO SOLICITATION. Prior to the Effective Time, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders affiliated with any officer or director or the

Company's agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees:

        (a) solicit, encourage, initiate or participate (except to the extent reasonably required by fiduciary obligations under existing law and set forth in a written opinion from the Company's outside legal counsel) in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's business and properties or to purchase or acquire capital stock of the Company whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition"),

        (b) except to the extent reasonably required by fiduciary obligations under existing law and set forth in a written opinion from the Company's outside legal counsel, (i) disclose any information not customarily disclosed to any person other than its attorneys or financial advisors or existing lenders or lessors under existing contractual arrangements concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or

        (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, other than licensing of software in the ordinary course of business.

    In the event the Company shall receive any such offer or proposal, directly or indirectly, of the type referred to in clause (a) or (b)(ii) above, or any request for disclosure or access pursuant to clause (b)(i) above, the Company shall immediately inform Parent as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with Parent by furnishing any information it may reasonably request.

    4.3 CONDUCT OF BUSINESS OF PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Parent agrees (except to the extent that the Company shall otherwise consent in writing) that Parent shall promptly notify the Company of any event or occurrence or emergency that is not in the ordinary course of business of Parent and that is material and adverse to the business of Parent. Parent shall not without the prior consent of the Company (i) amend its Articles of Incorporation in any manner that would materially adversely affect the rights of holders of Parent Common Stock, (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for the issuance of shares of its capital stock or options to purchase shares of its capital stock (A) in connection with privately negotiated sales of stock pursuant to corporate partnering arrangements in effect on the date hereof, or (B) pursuant to stock option grants or exercises or other employee stock benefit plans, (iii) take, or agree in writing or otherwise take, any action that would make any of the representations, warranties or covenants of the Parent contained in this Agreement untrue or incorrect or prevent the Parent from performing or cause the Parent not to perform its covenants hereunder, or (iv) declare or pay any cash dividends or make any other cash distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly any shares of its capital stock (other than in connection with the repurchase of stock from terminated employees), (v) take any action that would materially adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, or (vi) take any action which could be reasonably expected to jeopardize the tax-free reorganization hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    5.1 STOCKHOLDER APPROVAL. Each of the Company and Parent will duly call and hold a meeting of its stockholders for the purpose of approving the Merger or, in the case of the Company, may obtain approval of the Merger by written consent of its stockholders, and the other transactions contemplated by the

Agreement on the terms and conditions set forth in this Agreement and the Certificate of Merger, and in connection therewith will comply fully with the pertinent provisions of the applicable federal and state laws relating to the calling and holding of such meetings of stockholders for such purpose. It is contemplated that such stockholders meeting will take place on or before March 31, 1997 or as soon as practicable thereafter. The Parent will prepare as promptly as practicable (i) an information statement for use in connection with the solicitation of proxies from the stockholders of the Company with respect to approval of the Merger (the "Proxy Statement") and (ii) the S-4. The Company shall cooperate with Parent to the best of the Company's ability in the preparation of the Proxy Statement and the S-4. In this regard, the Company from time to time will furnish to Parent, and be responsible for, all information regarding the Company required for the proper preparation of such Proxy Statement and S-4 and shall promptly furnish Parent with information with respect to any event as a result of which the S-4, if such information were not disclosed therein, would include an untrue statement of a material fact relating to the Company or omit a material fact required to be included therein or necessary to make the statements therein relating to the Company not misleading; and will not at any time make any filing with the SEC that shall not have been previously submitted to Parent a reasonable time prior to the filing or as to which Parent shall reasonably object or which is not in compliance with the Securities Act and the rules and regulations thereunder. Neither the Company nor Parent shall distribute or use such Proxy Statement and S-4 other than for internal review unless the other party shall have consented in writing to the information set forth in such document relating to it and until such documents have been filed with the SEC. The Proxy Statement shall include the recommendation of the Board of Directors of the Company and of Parent in favor of the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to effect the Merger. Parent shall use its best efforts to solicit from shareholders of Parent proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by California Law to effect the Merger.

    5.2 ACCESS TO INFORMATION. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.3 CONFIDENTIALITY. The parties acknowledge that Parent and the Company have previously executed a Confidential Nondisclosure Agreement, which agreement shall continue in effect in accordance with its terms.

    5.4 EXPENSES. In the event the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") shall be paid by the party incurring such fees or expenses.

    5.5 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld; provided further that the foregoing restriction shall be subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

    5.6 POOLING ACCOUNTING. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its best efforts to cause its Affiliates (as defined in Section 5.8) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

    5.7 CONSENTS. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use its best efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

    5.8 AFFILIATE AGREEMENTS. Prior to the Closing Date, the Company shall deliver to Parent a written statement setting forth those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 ("RULE 145") (each such person, an "AFFILIATE") promulgated under the Securities Act of 1933 as amended (the "SECURITIES ACT"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent prior to the Closing Date from each of the Affiliates of Company, an executed Affiliate Agreement in the form attached hereto as EXHIBIT A. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

    5.9 FIRPTA. At the Closing, the Company shall deliver to Parent a properly executed statement conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.445-2(c)(3) and the Company further agrees to provide the notification to the Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

    5.10LEGAL REQUIREMENTS. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions, contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    5.11BLUE SKY LAWS. Parent shall use its best efforts to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its reasonable efforts to assist Parent to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

    5.12BEST EFFORTS; ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and cause to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Parent will use its best efforts to file all reports required to be filed under Section 13 or 15(d) of the Exchange Act for the two years subsequent to the Effective Time.

    5.13UPDATED INFORMATION REGARDING COMPANY CAPITALIZATION. Immediately prior to the Effective Time, the Company shall furnish to Parent true, correct and complete information with respect to all of the matters covered by Section 2.2 of this Agreement and Section 2.2 of the Company Disclosure Letter updated through the delivery of such information, which information shall be certified by the President and Chief Financial Officer of the Company on behalf of the Company, and shall be in such detail as Parent shall reasonably request. The certificate and information delivered pursuant to this Section 5.13 shall be deemed for all purposes of this Agreement to be representations and warranties made pursuant to this Agreement to the same extent as if set forth herein.

    5.14COMPANY AUDIT. The Company shall use reasonable commercial efforts and fully cooperate with Parent in the prompt completion of an audit of the Company's financial statements for all periods for which financial statements are required to be included in the S-4 and the Proxy Statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger and other transactions contemplated hereby (including, without limitation, the Affiliate Agreements, the Non-Competition Agreements and the Employment Agreements), taken together, shall have been approved and adopted by the requisite vote of the stockholders of the Company, the sole stockholder of Merger Sub and the requisite vote of the shareholders of Parent.

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or limiting or restricting the operation of the business of the Company following the Merger shall be in effect; nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (c) EMPLOYMENT AGREEMENTS. Parent shall have entered into an employment agreement with Keith A. Lowery, Ronnie Howell and Andy Levine in the form attached hereto as EXHIBIT B (collectively, the "EMPLOYMENT AGREEMENTS").

        (d) APPROVAL; SECURITIES LAW REQUIREMENTS. Parent, Company and Merger Sub shall have timely obtained all necessary approvals from Governmental Entities. All permits, licenses, consents and approvals necessary under any laws relating to the sale of securities shall have been issued or given, and all restrictions or registration statements filed under any laws relating to the sale of securities for the issuance of Parent Common Stock issuable pursuant to this Agreement or the Certificate of Merger, including the S-4, shall have become effective, and no such permit, license, consent, approval, registration or registration statement shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

        (e) AFFILIATE AGREEMENTS. The Company and Parent shall have received an executed Affiliate Agreement from each Affiliate of the Company.

        (f) ESCROW AGREEMENT. Parent, Merger Sub, the Agent, as agent for the former stockholders of the Company, and a financial entity or other entity mutually agreed to by the parties (who the parties agree may be Exchange Agent, as Escrow Agent (as defined below) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C (the "ESCROW AGREEMENT") hereto.

        (g) NASDAQ LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been listed on the Nasdaq National Market.

        (h) TAX OPINIONS. Parent and the Company shall have received substantially identical written opinions of Venture Law Group, A Professional Corporation, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions counsel shall be entitled to rely on reasonable assumptions and representations of Parent and the Company and certain stockholders of the Company.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) CERTIFICATE OF PARENT. The Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

            (i) all representations and warranties made by Parent and Merger Sub under this Agreement are true and correct in all material respects; and

            (ii) all covenants, obligations and conditions of this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects.

        (c) LEGAL OPINION. The Company shall have received a legal opinion from Venture Law Group, A Professional Corporation, counsel to Parent, substantially in the form attached hereto as EXHIBIT E.

        (d) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, properties, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

        (e) CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), financial condition or results of operations of Parent.

        (f) OPINION OF ACCOUNTANTS. Parent shall have received the opinion of Price Waterhouse LLP, in the form previously delivered to the Parent, and no conditions shall exist which preclude Parent's accounting for the Merger as of the Closing Date as a pooling of interests.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) CERTIFICATE OF THE COMPANY. Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Financial Officer to the effect that, as of Effective Time:

            (i) all representations and warranties made by the Company under this Agreement are true and correct in all material respects;

            (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

        (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in order to assign the agreements listed in the Company Disclosure Letter pursuant to Section 5.7 of this Agreement or otherwise required by the Company to consummate the transactions contemplated by this Agreement.

        (d) LEGAL OPINION. Parent shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to the Company, substantially in the form attached hereto as EXHIBIT F.

        (e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, properties, liabilities, results of operations or financial condition of the Company.

        (f) DISSENTERS. Holders of not more than 5% of the outstanding Company Common Stock, not more than 5% of the outstanding Company Series A Preferred Stock and not more than 5% of the outstanding Company Series B Preferred Stock shall have exercised, or shall continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement.

        (g) NON-COMPETITION AGREEMENTS. Keith A. Lowery, Ronnie Howell and Andy Levine shall each have entered into and delivered a duly executed and binding Non-Competition Agreement in the form attached hereto as EXHIBIT D, (the "NON-COMPETITION AGREEMENTS").

        (h) OPINION OF ACCOUNTANTS. Parent shall have received the opinion of Price Waterhouse LLP, in the form previously delivered to the Parent, and no conditions shall exist which preclude Parent's accounting for the Merger as of the Closing Date as a pooling of interests.

        (i) FAIRNESS OPINION. The Board of Directors of Parent shall have received from Hambrecht & Quist LLP a written opinion dated prior to the date of this Agreement and an updated written opinion dated the Closing Date, in form and substance satisfactory to Parent stating that the terms of the Merger are fair to the shareholders of Parent from a financial point of view.

                                  ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the earlier of (i) the expiration of one year from the Effective Time or (ii) the date the audit of Parent's financial statements for the year ended December 31, 1997 has been completed and Parent has received a signed opinion from its independent auditors certifying such financial statements (the "1997 COMBINED FINANCIALS DATE"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the 1997 Combined Financials Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

    7.2 ESCROW ARRANGEMENTS.

        (a) ESCROW FUND. As soon as practicable after the Effective Time, a portion of the shares of the Parent Common Stock to be issued in the Merger equal to the Escrow Number (as defined in 1.6(h)) (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the "ESCROW SHARES"), without any act of any stockholder of the Company, will be registered in the name of and will be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and the Escrow Agreement attached hereto as EXHIBIT C and at Parent's sole cost and expense. The Escrow Fund shall be available to compensate Parent and its affiliates for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees that Parent or any of its affiliates has incurred or reasonably anticipates incurring by reason of the breach at any time after the Effective Date by the Company of any representation, warranty, covenant or agreement of the Company contained herein (collectively, "LOSSES"), PROVIDED, HOWEVER, that no such compensation shall be payable unless and until the amount of all Losses exceeds $250,000 in the aggregate, upon which event Parent will be permitted to exercise all such claims against the Escrow Fund, including those which comprised any portion of the threshold amount. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Resort to the Escrow Fund shall be the exclusive remedy of Parent and its affiliates for any such breaches and misrepresentations if the Merger does close; provided, however, that nothing herein shall limit any noncontractual remedy for intentional misrepresentation.

        (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
PERIODS. Subject to the following requirements, the Escrow Fund shall remain in existence until the earlier of (i) the expiration of one year from the Effective Time or (ii) the 1997 Combined Financials Date (the "ESCROW PERIOD"). Upon the expiration of such Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Escrow Agent and the subsequent arbitration of the claim in the matter in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the 1997 Combined Financials Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of the Company all Parent Common Stock and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock and other property to the stockholders of the Company pursuant to this Section 7.2(b) and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

        (c) DISTRIBUTIONS; VOTING.

            (i) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the holders thereof. When and if cash dividends on Parent Common Stock in the Escrow Fund shall be declared and paid, they shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

            (ii) Each stockholder of the Company shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the stockholders of the Company having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such stockholders. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

    7.3 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Company and its Affiliates pursuant to this Article VII shall be made in accordance with the provisions of the Escrow Agreement.

    7.4 AGENT OF THE STOCKHOLDERS; POWER OF ATTORNEY. In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Keith A. Lowery and Robert L. West shall be appointed as agents and attorneys-in-fact (collectively, the "AGENT") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to enter into and perform the Escrow Agreement, to authorize delivery to Parent of Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing.

    7.5 ADJUSTMENT TO ESCROW NUMBER. In the event that Parent pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Number shall be automatically reduced by the number of shares of Parent Common Stock allocable to such Dissenting Shares. Upon certification by the Parent to the Escrow Agent of such event, the shares of Parent Stock allocable to such Dissenting Shares and any New Shares with respect thereto shall be promptly returned to Parent.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)  by mutual written consent of the Company, Parent and Merger Sub;

        (b) by Parent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five business days after written notice to the Company or by the Closing Date;

        (c) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five business days after written notice to Parent or by the Closing Date;

        (d) by any party hereto if (i) the Closing has not occurred by April 30, 1997; provided that the right to terminate this Agreement pursuant to this paragraph (d)(i) shall not be available to any party if the failure of the Closing to occur by such date was caused by a failure of such party to satisfy a condition to closing set forth in Article VI hereof the satisfaction of which is within the control of such party or the control of such party's shareholders or stockholders; (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would prohibit Parent's, the Company's or Surviving Corporation's ownership or operation of all or a material portion of the business of the Company, or Parent's, the Company's or the Surviving Corporation's right to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger, or make consummation of the Merger illegal; (iv) the Company's stockholders do not approve the Merger at the Company stockholder meeting or by written consent pursuant to Section 5.1 hereinabove; or (v) the Parent's shareholders do not approve the Merger at the Parent shareholders' meeting pursuant to Section 5.1 hereinabove.

    Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Section 5.3 (Confidentiality), Section 5.4 (Expenses) and Article IX of this Agreement and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that following approval of the Merger by the stockholders of the Company, no amendment shall be made that by law requires the further approval of such stockholders without obtaining such approval.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) provided, however, that notices sent by mail will not be deemed given until received.

            (a)  If to Parent or Merger Sub, to:

           Centura Software Corporation
           1060 Marsh Road
           Menlo Park, CA 94025
           with a copy to:
           Venture Law Group,
           A Professional Corporation
           2800 Sand Hill Road
           Menlo Park, CA 94025
           Attention: Mark A. Medearis

            (b)  if to the Company, to:

           InfoSpinner, Inc
           1222 E. Arapaho Road
           Suite 320
           Richardson, TX 75081
           with a copy to:
           Gunderson Dettmer Stough Villeneuve
             Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, CA 94025
           Attention: Scott C. Dettmer

    9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.4 MISCELLANEOUS. This Agreement and the documents and instruments and other agreements among the parties hereto including all lists and statements separately certified in writing by the Company or Parent (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidential Nondisclosure Agreement between Parent and the Company, which shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    9.5 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California, and further agree that service of documents commencing any suit therein may be made as provided in
Section 9.1.

    9.6 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                      CENTURA SOFTWARE CORPORATION

                      By:            /s/ S. M. INMAN III
                      --------------------------------------------
                      Name: S. M. Inman III
                      Title: Chief Executive Officer

                      INFOSPINNER, INC.

                      By:            /s/ ROBERT L. WEST
                      --------------------------------------------
                      Name: Robert L. West
                      Title: President and Chief Executive Officer

                      IS ACQUISITION CORPORATION

                      By:           /s/ RICHARD J. HEAPS
                      --------------------------------------------
                      Name: Richard J. Heaps
                      Title: President

             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                  EXHIBIT A-1

                              AFFILIATE AGREEMENT

                                January 6, 1997

Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025

Ladies and Gentlemen:

    Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of January 6, 1997 (the "Agreement") among Centura Software Corporation, a California corporation ("Parent"), IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and InfoSpinner, Inc., a Delaware corporation (the "Company"), Parent will acquire the Company through the merger of Merger Sub with and into the Company (the "Merger"). The Merger will be treated for accounting purposes as a pooling of interest transaction, which requires certain limitations on the sale, transfer, or other disposition of Parent Common Stock held by affiliates.

    The undersigned has been advised that as of the date hereof it may be deemed to be an "affiliate" of Parent, as the term "affiliate" is (i) defined in Rule 144 ("Rule 144") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission.

    The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, other shareholders of Parent, the Company, stockholders of the Company and their respective counsel and accounting firms.

    The undersigned represents and warrants to and agrees with Parent that:

    1. The undersigned has full power to execute and deliver this letter and to make the representations and warranties herein and to perform its obligations hereunder.

    2. The undersigned has carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with its counsel or counsel for Parent.

    3. The undersigned is the beneficial owner of all the shares of Parent Common Stock and options to purchase Parent Common Stock (the "Parent Securities") listed on the last page of this Agreement. Except for the Company Securities, the undersigned does not beneficially own any shares of Parent Common Stock or any other equity securities of Parent or any options, warrants or other rights to acquire any equity securities of Parent.

    4. Notwithstanding any other provision hereof to the contrary, during the period commencing on the date hereof and ending at such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, the undersigned will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer

                                     AA1-1
or otherwise dispose of, or in any other way reduce the risk of the undersigned's ownership of or investment in, any of the following:

        (a) any shares of Parent Common Stock, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

        (b) any Parent Securities; or

        (c) any shares of Parent Common Stock or other Parent equity securities that the undersigned purchases or otherwise acquires after the execution of this Agreement.

    5. As promptly as practicable following the Merger, Parent shall publish results covering at least 30 days of combined operations of the Company and Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations; PROVIDED, HOWEVER, that Parent shall be under no obligation to publish any such financial information other than with respect to a fiscal quarter of Parent.

                            [SIGNATURE PAGE FOLLOWS]

                                     AA1-2

                    NUMBER OF SHARES OF PARENT COMMON STOCK
                     BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

               NUMBER OF SHARES OF PARENT COMMON STOCK SUBJECT TO
                 OPTIONS BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

                                          Very truly yours,

                                          --------------------------------------

                                          (print name of shareholder above)

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

Accepted as of
------------------------------------------------------------- ,
1997

CENTURA SOFTWARE CORPORATION

By:
--------------------------------------

Name:
--------------------------------------------------------------------------------

Title:
--------------------------------------

                                     AA1-3

                                  EXHIBIT A-2

                              AFFILIATE AGREEMENT
        [TO BE EXECUTED BY COMPANY'S OFFICERS, DIRECTORS AND AFFILIATES]

                                January 6, 1997

Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025

Ladies and Gentlemen:

    Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of January 6, 1997 (the "Agreement") among Centura Software Corporation, a California corporation ("Parent"), IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and InfoSpinner, Inc., a Delaware corporation (the "Company"), Parent will acquire the Company through the merger of Merger Sub with and into the Company (the "Merger"). Subject to the terms and conditions of the Agreement, at the Effective Time (as defined in the Agreement), outstanding shares of the Common Stock of the Company (the "Company Common Stock") and the Series A and Series B Preferred Stock of the Company (the "Company Preferred Stock") will be converted into the right to receive shares of Common Stock of Parent (the "Parent Common Stock") on the basis described in the Agreement.

    The undersigned has been advised that as of the date hereof it may be deemed to be an "affiliate" of the Company, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or
(ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. The execution and delivery to you of this letter shall not be deemed an admission that the undersigned is an "affiliate" of the Company for purposes of Rule 144 or Rule 145 promulgated by the Commission under the Act or for any other purpose under federal or state securities or other laws.

    The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, shareholders of Parent, the Company, other stockholders of the Company and their respective counsel and accounting firms.

    The undersigned represents and warrants to and agrees with Parent that:

    1. The undersigned has full power to execute and deliver this letter and to make the representations and warranties herein and to perform its obligations hereunder.

    2. The undersigned has carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent the undersigned felt necessary, with its counsel or counsel for the Company.

    3. The undersigned shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

    4. The undersigned has been advised that the issuance of shares of Parent Common Stock to the undersigned in connection with the Merger is expected to be registered by Parent with the Commission under the Act on a Registration Statement on Form S-4 (the "S-4"). However, the undersigned has also been advised that, since, at the time the Merger is submitted for a vote of the stockholders of the Company the undersigned may be deemed to have been an affiliate of the Company and the distribution by the

                                     AA2-1
undersigned of any Parent Common Stock has not been registered under the Act (the S-4 not satisfying this registration requirement), the undersigned may not sell, transfer or otherwise dispose of Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    5. Parent agrees that it shall make available adequate current public information as required by Rule 144(c) promulgated by the Commission under the Act.

    6. Stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and there will be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

           "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement, dated January 6, 1997, between the registered holder hereof and Parent, a copy of which agreement is on file at the principal offices of Parent."

    7. Unless the transfer by the undersigned of its Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to any transferee of the undersigned:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended."

    8. The legends set forth in paragraphs 6 and 7 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act. Such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion shall be reasonable satisfactory to Parent, or a copy of a letter obtained by the undersigned from the staff of the Commission, to the effect that such legend is not required for purposes of the Act.

    9. The undersigned is the beneficial owner of all the shares of Company Common Stock, Company Preferred Stock and options to purchase Company Common Stock (the "Company Securities") listed on the last page of this Affiliate Agreement. Except for the Company Securities, the undersigned does not beneficially own any shares of Company Common Stock or any other equity securities of the Company or any options, warrants or other rights to acquire any equity securities of the Company.

    10. Notwithstanding any other provision hereof to the contrary, during the period commencing on the date hereof and ending at such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, the undersigned will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer

                                     AA2-2
or otherwise dispose of, or in any other way reduce the risk of the undersigned's ownership of or investment in, any of the following:

        (a) any shares of Parent Common Stock which the undersigned may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed hereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

        (b) any Company Securities; or

        (c) any shares of Company Common Stock, Company Preferred Stock or other Company equity securities that the undersigned purchases or otherwise acquires after the execution of this Affiliate Agreement.

    11. As promptly as practicable following the Merger, Parent shall publish results covering at least 30 days of combined operations of the Company and Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations (the date of which is referred to herein as the "Financial Results Publication Date"); PROVIDED, HOWEVER, that Parent shall be under no obligation to publish any such financial information other than with respect to a fiscal quarter of Parent.

    12. (a) The undersigned has, and as of the Effective Time will have, no present plan or intention (a "Plan") to sell, transfer, exchange, pledge or otherwise dispose of (other than a distribution by a partnership to its partners, see subsection (b), below) (any of the foregoing, other than excluded items, a "Sale") more than fifty percent (50%) of the shares of Parent Common Stock that the undersigned may acquire in connection with the Merger. The undersigned is not aware of, nor participating in, any Plan on the part of stockholders of the Company to engage in Sales of the shares of Parent Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding Company Common Stock and Company Preferred Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Company Common Stock and Company Preferred Stock (i) with respect to which dissenters' rights are exercised, (ii) that are exchanged for cash in lieu of fractional shares of Parent Common Stock or (iii) with respect to which a pre-Merger Sale occurs or has occurred in a Related Transaction (as defined below), shall be considered to be shares of Company Common Stock or Company Preferred Stock that are exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Plan.

        (b) If the undersigned is a partnership, the undersigned is not aware of any present plan or intention on the part of its partners to engage in a Sale or Sales of any of the shares of Parent Common Stock, if any, to be distributed by the undersigned. If all of the shares of Parent Common Stock to be received by the undersigned in the Merger were distributed to its partners in accordance with their partnership interests, no such partner would receive shares of Parent Common Stock having a value greater than one percent (1%) of the fair market value of the shares of the Company's capital stock outstanding immediately prior to the Merger.

        (c) For purposes of this Section 12, a "Related Transaction" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or Agreement. If any one of the undersigned's representations in this Section 12 ceases to be true at any time prior to the Effective Time, the undersigned will deliver to each of the Company and Parent, prior to the Effective Time, a written statement to that effect, signed by the undersigned. The undersigned understands and acknowledges that the Company, Parent and their respective stockholders and shareholders, as well as legal counsel (in connection with rendering an opinion that the Merger will qualify as a "reorganization" described in Section 368(a) of the

                                     AA2-3

Internal Revenue Code of 1986, as amended), are entitled to rely on (i) the truth and accuracy of the undersigned's representations and covenants herein and
(ii) the undersigned's performance of the obligations set forth herein.

                    NUMBER OF SHARES OF COMPANY COMMON STOCK
                     BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

                 NUMBER OF SHARES OF COMPANY SERIES A PREFERRED
                  STOCK BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

              NUMBER OF SHARES OF COMPANY SERIES B PREFERRED STOCK
                     BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

              NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO
                 OPTIONS BENEFICIALLY OWNED BY THE UNDERSIGNED:

                            ------------------------

                                          Very truly yours,

                                          --------------------------------------

                                          (print name of stockholder above)

                                          By:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

Accepted as of January 6, 1997

CENTURA SOFTWARE CORPORATION

By:
--------------------------------------

Name:
--------------------------------------------------------------------------------

Title:
--------------------------------------

                                     AA2-4

                                   EXHIBIT B

                              EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of the Effective Date indicated below by and between Centura Software Corporation, a California corporation ("Parent") and ((Name)) ("EMPLOYEE").

                                   BACKGROUND

    This Agreement is entered into in connection with and is ancillary to an
Agreement and Plan of Reorganization (the "PLAN") dated as of January   , 1997
among Parent, IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and InfoSpinner, Inc., a Delaware corporation ("COMPANY"), pursuant to which Merger Sub is to merge with and into Company, Company will continue as the surviving corporation in the merger and will become a wholly owned subsidiary of Parent, and the shares of Company capital stock outstanding immediately prior to the effective time of the merger will be converted into shares of Parent Common Stock, all as set forth in the Plan (the "MERGER"). The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE").

    Employee is ((OldTitle)) of the Company and has been actively involved in the development and/or marketing of Company's products. Parent intends to continue the business of Company after the Merger and integrate such business into Parent's ongoing business as a subsidiary of Parent. To preserve and protect the assets of Company, including Company's goodwill, customers and trade secrets of which Employee has and will have knowledge in Employee's role as an employee of Parent and to preserve and protect Parent's goodwill and business interests going forward, and in consideration for Parent's entering into and performing under the Plan, Employee has agreed to enter into this Agreement.

    In addition, as required by and defined in Section 7 below, Employee is concurrently herewith entering into a Proprietary Information Agreement in favor of Parent designed to protect Parent's proprietary rights.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Parent and Employee hereby agree as follows:

    1. EMPLOYMENT. Parent will employ Employee and Employee accepts employment with Parent for a period of thirty-six (36) months from the Effective Date (the "INITIAL PERIOD"), unless Employee's employment is terminated during the Initial Period in accordance with this Agreement. Employee's employment may continue after this Initial Period but will then be terminable by either party at will, with or without cause. The obligations of Parent and Employee set forth in the "Proprietary Information Agreement" (referring to confidentiality) and in
Section 8 hereof (referring to termination) and, to the extent specifically provided therein, the obligations of Parent and Employee set forth in Section 5 (referring to employee benefits) and Section 6 (referring to reimbursement of expenses), will survive the termination of Employee's employment, regardless of cause.

    2. DUTIES. Employee will be employed as a full-time employee of Parent and initially will serve as ((NewTitle)). Employee agrees that, to the best of Employee's ability and experience, Employee will at all times conscientiously perform all of the duties and obligations assigned to Employee in accordance with this Agreement, provided that Employee will not be required to travel in the exercise of his employment duties under this Agreement more than six (6) days per quarter where such travel requires Employee to spend the night away
from Employee's home in        , Texas.

    3. FULL-TIME EMPLOYMENT. Employee's employment will be on a full-time basis, in accordance with standard employee policies for Parent. Except for such activities, if any, as may be set forth in SCHEDULE A attached hereto or as may hereafter be consented to by Parent in its sole discretion, Employee will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Employee may (i) provide incidental assistance to family members on matters of family business, and (ii) sit on the boards of charitable and nonprofit organizations which do not, at the time of Employee's appointment or election, to Employee's knowledge, compete with Parent, provided in each case that such activities do not conflict with or interfere with Employee's obligations to Parent. Employee may make personal investments in nonpublicly traded corporations, partnerships or other entities, which, to the knowledge of Employee, designs, researches, distributes, develops, markets, sells, licenses or supports software (whether or not such software is the principal product of such business) that provides centralized application integration or management software or any other software that manages or integrates applications, structured or unstructured data (including, without limitation, software currently known to constitute database or application servers) (the foregoing description of business activities shall be referred to in this Agreement as "COMPETITIVE BUSINESSES"). Notwithstanding anything to the contrary contained in this Agreement, Employee may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Employee does not at any time own in excess of 1% of the issued and outstanding stock of any such publicly traded corporation that is engaged in any Competitive Businesses.

    4.  COMPENSATION.

        (a) SALARY. Employee's salary from the date hereof through December 31, 1997 will be ((Salary)) per month, pro rated from the date hereof through December 31, 1997. Employee's base salary for calendar year 1998 will be determined by Parent on or before January 1, 1998; PROVIDED, HOWEVER, to the extent this Agreement is in effect during calendar years 1998 and 1999, respectively, Employee's monthly base salary during calendar years 1998 and 1999 will be no less than ((Salary)) per month.

        (b) BONUS. Beginning in calendar year 1997, Employee will be eligible for participation in any management bonus plan adopted by Parent's Board of Directors in amounts as may be determined in accordance with Parent's standard practice.

        (c) STOCK OPTIONS. Employee will be granted stock options to purchase ((OptionNumber)) shares of Parent's Common Stock at a price equal to the closing sales price per share of such Common Stock on the closing date of the Merger, as quoted on the Nasdaq National Market and as reported in the Wall Street Journal. The stock options will be granted as incentive stock options. If and when the Employee sells any shares issued upon exercise of any stock options, the Employee will promptly notify Parent of such sale in writing. The stock options will vest 25% on the first anniversary of the Effective Date and will vest 1/48th per month thereafter, so that they will be fully vested on the fourth anniversary of the Effective Date. The stock options will have a term of ten years and will be subject to the terms and conditions set forth on the form of stock option agreement approved by the Board of Directors of Parent.

    5. EMPLOYEE BENEFITS. Employee will be entitled to insurance, vacation and other benefits ("Employee Benefits") commensurate with Employee's position in accordance with Parent's standard employee policies in effect from time to time (taking into account Employee's past services rendered to Parent). Employee has received a summary of Parent's standard employee benefits policies in effect as of the date hereof.

    6. REIMBURSEMENT OF BUSINESS EXPENSES. Parent will, in accordance with Parent's policies in effect from time to time, reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement, including, without limitation, reasonable expenditures for office space, supplies, equipment and expenses and for business entertainment and travel, upon submission of the required documentation required pursuant to Parent's standard policies and record keeping procedures.

    7. CONFIDENTIALITY. Simultaneously with the execution of this Agreement, Employee is executing and delivering and hereby adopts and agrees to be bound by Parent's standard Proprietary Information and

Inventions Agreement, a copy of which is attached to this Agreement as Attachment A (the "Proprietary Information Agreement") and deemed a part of this Agreement for the purposes hereof.

    8.  TERMINATION.

        (a) BY PARENT WITHOUT CAUSE. Parent may terminate Employee's employment at will, at any time without cause upon written notice to Employee.

        (b) BY PARENT WITH CAUSE. Parent may terminate Employee's employment at any time for "cause" upon written notice to Employee.

        (c) BY EMPLOYEE FOR GOOD REASON. Employee may terminate Employee's employment at any time for Good Reason upon written notice to Parent.

        (d) BY EMPLOYEE FOR OTHER REASONS. Employee may terminate Employee's employment at any time for any reason other than as set forth in Section 8(c) upon written notice to Parent.

        (e) DEFINITION OF "CAUSE". As used in Section 8(b) of this Agreement, the term "cause" shall mean:

           (i) Employee personally engaging in knowing and intentional illegal conduct that is seriously injurious to Parent or the Company;

           (ii) Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or theft of property belonging to, Parent or its affiliates;

          (iii) Employee knowingly and intentionally breaching in a material and substantial respect the terms of the Proprietary Information Agreement or the terms of this Agreement, which breach continues uncured for 30 days following notice thereof; or

          (iv) Employee's commencement of full-time employment with another employer while employed by Parent.

        (f) DEFINITION OF "GOOD REASON". As used in Section 8(c) of this Agreement, the term "Good Reason" shall mean:

           (i) a material and permanent reduction in Employee's duties from those initially established in connection with Employee's position described in Section 2 hereof; or

          (ii) the relocation of Employee to an office that is more than thirty-seven and one half (37.5) miles away from the Company's office at which the Employee was based immediately prior to the execution hereof, without the Employee's consent, provided however that required business travel consistent with the Employee's position described in Section 2 hereof without such a relocation shall not constitute Good Reason.

        (g) TERMINATION PAYMENTS. Upon termination of Employee's employment pursuant to Section 8(a) or 8(c), Parent will continue to pay Employee on a monthly basis and at a monthly rate based on Employee's annualized base salary at the time of termination, for the period beginning on the date of such termination and continuing for a period of six (6) months thereafter (the "Severance Period"), regardless of whether Employee has found new employment (the "TERMINATION PAYMENTS"), subject to applicable tax withholding. Parent's obligation to make the Termination Payments pursuant to this Section 8(g) is in lieu of any damages or any other payment or benefits, if any, that Parent might otherwise be obligated to pay Employee as a result of Employee's termination of employment. Parent and Employee agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination, and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring Parent to make the Termination Payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by Parent to

Employee. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

        (h) CONTINUED BENEFITS. Upon termination of Employee's employment pursuant to Section 8(a) or 8(c), Parent will continue to pay for Employee's health and medical benefits to Employee to the extent that Parent is required to continue making such benefits available to former employees under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the period beginning on the date of such termination and continuing until the earlier of (i) the last day of the Severance Period or (ii) Employee's commencement of full-time employment with another employer.

        (i) UPON DEATH. If Employee dies during (i) the term of this Agreement or (ii) the Severance Period, Parent will pay Employee's estate an amount equal to all salary, bonuses and benefits accrued as of the date of Employee's death.

        (j) SURVIVAL. Employee's and Parent's obligations under Sections 5, 6, 7, 8 and 9(i) of this Agreement will survive the termination of Employee's employment by Parent.

    9.  MISCELLANEOUS.

        (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

If to Parent:         CENTURA SOFTWARE CORPORATION
                       1060 Marsh Road
                       Menlo Park, CA 94025
                       Attn: President

If to Employee:       c/o INFOSPINNER, INC.
                       1222 E. Arapaho Road
                       Suite 320
                       Richardson, TX 75081
                       Attn: ((Name))

        (b) AMENDMENTS. This Agreement, including the Exhibits hereto, contains the entire agreement and supersedes and replaces all prior agreements between Parent and Employee or Company and Employee concerning Employee's employment. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

        (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Employee or Parent, except that the rights and obligations of Parent under this Agreement may be assigned to a corporation which becomes the successor to Parent as the result of a merger or other corporate reorganization and which continues the business of Parent, or any subsidiary of Parent, provided that Parent guarantees the performance by such subsidiary of Parent's obligations hereunder.

        (d) GOVERNING LAW. This Agreement will be governed by and interpreted according to the substantive laws of the State of California without regard to such state's conflicts law.

        (e) NO WAIVER. The failure of either party to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this

Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

        (f) SEVERABILITY. Employee and Parent recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of Parent. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

        (g) COUNTERPARTS. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

        (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before April 30, 1997.

        (i) DISPUTE RESOLUTION; PAYMENT OF COSTS. In the event that a dispute between Parent and Employee arises under this Agreement resulting in legal action between the parties, all costs and expenses, including reasonable expenses of attorneys, accountants and other professionals, incurred by the prevailing party shall be borne by the losing party.

    IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.

CENTURA SOFTWARE CORPORATION                   EMPLOYEE
                                          By:
                                        Name:  ((Name))
                                       Title:

LIST OF
EXHIBITS:
----------------
Attachment A      Proprietary Information Agreement

                                  ATTACHMENT A

                       PROPRIETARY INFORMATION AGREEMENT

                                   EXHIBIT C

                                ESCROW AGREEMENT

    This ESCROW AGREEMENT (the "Agreement") is entered into as of            ,
1997, by and among Centura Software Corporation, a California corporation (the "Parent"), InfoSpinner, Inc., a Delaware corporation (the "Company"), the stockholders (collectively, the "Holders") of Company listed in ATTACHMENT A hereto, a committee (the "Committee) of Keith A. Lowery and Robert West as representatives of the Holders (collectively, the "Agent") and Chemical Trust Company of California, a California corporation (the "Escrow Agent").

                                    RECITALS

    A. The Parent, IS Acquisition Corp., a Delaware corporation (the "Merger Sub") and the Company have entered into an Agreement and Plan of Reorganization
dated as of January   , 1997 (the "Reorganization Agreement"), as amended,
pursuant to which Parent will acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger").

    B. The Reorganization Agreement provides that the escrow fund provided for hereby will secure the indemnification obligations to the Parent and Merger Sub under the Reorganization Agreement, on the terms and conditions set forth herein.

    C. Pursuant to the Merger, among other things, the shares of outstanding capital stock of the Company are to be converted into shares of capital stock of Parent.

    D. Pursuant to the Reorganization Agreement, a portion of the shares of Parent Common Stock to be received by the stockholders of the Company in exchange for their Company Stock is to be deposited into the escrow fund provided for hereby.

    E. The parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Reorganization Agreement.

    2. CONSENT OF COMPANY STOCKHOLDERS. By virtue of the approval by the stockholders of the Company prior to the Effective Time ("Company Stockholders") of the Reorganization Agreement, the Company Stockholders have, without any further act of any Company Stockholder, consented to: (a) the establishment of the Escrow Fund (as defined below) to secure the indemnification obligations of the Company and the Company Stockholders under Article VII of the Reorganization Agreement in the manner set forth therein, (b) the appointment of the Agent as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Company Stockholder with respect to the subject matter hereof, and the taking by the Agent of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations set forth in this Agreement.

    3.  ESCROW AND INDEMNIFICATION.


        (a) ESCROW FUND. On the Closing Date, the Parent shall deposit with the Escrow Agent, a stock certificate or certificates representing the number of shares of Parent Common Stock equal to the Escrow Number as provided by Section 1.6(h) of the Reorganization Agreement (the "Initial Escrow Shares"). In addition, from time to time thereafter, the Parent shall deposit with the Escrow Agent, additional amounts of New Shares (together with the Initial Escrow Shares, the "Escrow Shares") subject to and in accordance with Section 7.2(c) of the Reorganization Agreement. Such Escrow Shares are referred to herein as the "Escrow Fund." The Escrow Fund shall consist of ten percent (10%) of the shares of Parent Common Stock that each holder of Company Common Stock and Company Preferred Stock is entitled to receive in the Merger pursuant to Section 1.6 of the Merger Agreement. Schedule A hereto sets forth the name of each holder of Company Common Stock and Company Preferred Stock immediately prior to the Merger and the number of shares each such stockholder contributed to the Escrow Fund pursuant to Section 7.2 of the Reorganization Agreement. Each stock certificate representing Escrow Shares shall be registered in the name of the Company Stockholders who contributed such shares to the Escrow Fund, but the Escrow Shares shall be held in Escrow by the Escrow Agreement. The value of the shares as determined in accordance with
Section 4(b)(ii) below contributed by each stockholder divided by the aggregate value of the shares as determined in accordance with Section 4(b)(ii) below contributed by all Company Stockholders to the Escrow Fund shall be each such stockholder's "proportionate interest" in the Escrow Shares. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in escrow subject to the terms and conditions of this Agreement and Article VII of the Reorganization Agreement.


        (b) INDEMNIFICATION. The Company and the Company Stockholders have agreed in Article VII of the Reorganization Agreement to indemnify and hold harmless the Parent and its affiliates from and against specified Losses. The Escrow Fund shall be security for this indemnity obligation of the Company, subject to the limitations, and in the manner provided, in this Agreement and the Reorganization Agreement.

    4. ADMINISTRATION OF ESCROW FUND. The Escrow Agent shall administer the Escrow Fund as follows:


        (a) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and Article VII of the Reorganization Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.


        (b) (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

           A. stating that Parent has paid or reasonably anticipates that it will have to pay or incur Losses which on a cumulative basis with all prior Losses exceed $250,000, and

           B. specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or incurred, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 4(c) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock or other assets held in the Escrow Fund in an amount equal to such Losses.

           (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
       Section 4(b)(i), the shares of Parent Common Stock shall be valued at the average of the closing sale prices of Parent Common Stock reported in the WALL STREET JOURNAL, on the basis of information provided by the Nasdaq National Market during the thirty (30) day period ending three days prior to (but not including) the Effective Time of the Reorganization Agreement.

        (c) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent and for a period of thirty (30) days after receipt of the Officer's Certificate, the Escrow Agent shall make no delivery to Parent from the Escrow Fund pursuant to Section 4(b) hereof unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery from the Escrow Fund in accordance with Section 4(b) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

    (d) RESOLUTION OF CONFLICTS; ARBITRATION.

         (i) In case the Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be finally settled by binding arbitration in Palo Alto, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate injunctive relief prior to, and/or in addition to, pursuing negotiation or arbitration. Parent and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated,
(b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure and questions of evidence in any hearings shall be resolved in accordance with the Federal Rules of Evidence. A court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 4(c) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

        (iii) For purposes of this Section 4(d), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Non-Prevailing Party will be that party who may be fairly said by the arbitrators to have not prevailed on the major disputed issues. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

    5.  THIRD-PARTY CLAIMS.

        (a) If any third party shall notify Parent or its affiliates hereto with respect to any matter (hereinafter referred to as a "Third Party Claim"), which may give rise to a claim by Parent against the Escrow Fund, then Parent shall give notice to the Agent within 30 days of Parent becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Parent; PROVIDED, HOWEVER, that no delay or failure on the part of Parent in notifying the Agent shall relieve the Agent and the Company Stockholders from any obligation hereunder unless the Agent and the Company Stockholders are thereby materially prejudiced (and then solely to the extent of such prejudice). The Agent and the Company Stockholders shall not be liable for any attorneys fees and expenses incurred by Parent prior to Parent's giving notice to the Agent of a Third Party Claim. The notice from Parent to the Agent shall set forth such material information with respect to the Third Party Claim as is then reasonably available to Parent.

        (b) In case any Third Party Claim is asserted against Parent or its affiliates, and Parent notifies the Agent thereof pursuant to Section 5(a) hereinabove, the Agent and the Company Stockholders will be entitled, if Agent so elects by written notice delivered to Parent within 30 days after receiving Parent's notice, to assume the defense thereof with counsel reasonably satisfactory to Parent so long as:

            (1) Parent has reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Fund determined in accordance with Section 4(b)(ii) hereof;

            (2) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and

            (3) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice adverse to the continuing business interests of Parent which could have a material adverse effect on the business or operations of Parent.

    If the Agent and the Company Stockholders so assume any such defense, the Agent and the Company Stockholders shall conduct the defense of the Third Party Claim actively and diligently. The Agent and the Company Stockholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or its affiliates, as applicable, which consent shall not be unreasonably withheld, provided, however, Parent and/or its affiliates shall be deemed to have reasonably withheld such consent if such settlement, compromise, or consent does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent and its affiliates of a release from all liability in respect of the Third Party Claim.

        (c) In the event that the Agent assumes the defense of the Third Party Claim in accordance with Section 5(b) above, Parent or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent or its affiliates shall reasonably determine that there is a material conflict of interest between or among Parent or its affiliates and the Agent and the Company Stockholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Agent and the Company Stockholders out of the Escrow Fund. Parent or its affiliates will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Agent. Parent will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Agent and material to the claim and will make available all officers, directors and employees reasonably requested by Agent for investigation, depositions and trial.

        (d) In the event that the Agent fails or elects not to assume the defense of Parent or its affiliates against such Third Party Claim, which Agent had the right to assume under Section 5(b) above, (i) Parent or its affiliates shall have the right to undertake the defense and (ii) Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Agent, which consent shall not be unreasonably withheld. In the event that the Agent is not entitled to assume the defense of Parent or its affiliates against such Third Party Claim pursuant to Section 5(b) above, Parent or its affiliates shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and Parent or its affiliates need not consult with, or obtain any consent from, the Agent or the Company Stockholders in connection therewith); provided, however, that except with the written consent of the Agent, no settlement of any such claim or consent to the entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the claim against the Escrow Fund. In each case, Parent or its affiliates shall conduct the defense of the Third party Claim actively and diligently, and the Agent and the Company Stockholders will cooperate with Parent or its affiliates in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and will make available all individuals reasonably requested by Parent for investigation, depositions and trial.


    6. RELEASE OF ESCROW FUND. Subject to the following requirements, the Escrow Fund shall remain in existence until the earlier of (i) one year following the Closing of the Merger and (ii) the 1997 Combined Financials Date (the "Escrow Period"). Upon the expiration of such Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares, and all such Escrow Shares shall be delivered to the Company Stockholders upon receipt by the Escrow Agent of written directions or instructions; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Agent and the subsequent arbitration of the matter in the manner provided in Section 4 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the 1997 Combined Financials Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders all Parent Common Stock and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock and other property to the Company Stockholders pursuant to this Section 6 shall be made in accordance with each Company Stockholder's proportionate interest in the Escrow Shares.


    7.  AGENT OF THE STOCKHOLDERS.


        (a) The Agent may be changed by the Company Stockholders from time to time upon not less than ten (10) days prior written notice to Parent; provided that the Agent may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the Company Stockholders. The Agent shall be entitled to submit a claim and receive reimbursement from the Escrow Fund for all reasonable, documented out-of-pocket expenses incurred by the Agent as a result of his acting as the Agent; provided, however, that such right to reimbursement shall be subordinate to Parent's claims on the Escrow, if any, and shall be paid only after all such claims have been satisfied. Any such reimbursement shall be paid in shares of Parent Common Stock out of the Escrow Fund. For purposes of such reimbursement of the Agent only, such shares shall be valued at the average of the closing prices of Parent Common Stock Time as quoted on the Nasdaq National Market and as reported in THE WALL STREET JOURNAL for the ten trading days ending on the fifth day prior to the date the Escrow Agent pays such reimbursement amount. The Escrow Agent shall be provided with written directions or instructions for such reimbursement.


        (b) The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf shares of Parent Common Stock were contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

        (c) The Agent shall act by vote or written action or consent of a majority of the members of the Committee. A decision, act, consent or instruction of the Agent shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

    8. ESCROW AGENT'S DUTIES. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

        (a) The Escrow Agent may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

        (b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct was the primary cause of any loss to Parent or the Company Stockholders. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

        (c) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

        (d) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

        (e) Parent and the Company Stockholders hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with the Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence or willful misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        (f) Each party hereto, except the Escrow Agent, shall, in the notice section of this agreement, provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

        (g) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined in the Agreement.

        (h) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

    9. FEES, EXPENSES AND TAXES. Parent and the Company Stockholders hereby agree to jointly and severally (i) pay the Escrow Agent upon execution of this Agreement reasonable compensation for the services to be rendered hereunder, as described in the Fee Schedule attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursement and advances, including reasonable attorney's fees, incurred or made by it in connection with the preparation, execution, performance, delivery modification and termination of this Agreement. Taxes incurred with respect to the earnings of the Escrow Fund and payments made hereunder shall be borne by the party to whom such earnings are distributed (or to be distributed) or to whom such payment is made.

    10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service (return receipt requested), or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with facsimile confirmation of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) provided, however, that notices sent by mail will not be deemed given until received and, with respect to the Escrow Agent, such notices shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent deems advisable.

    If to the Parent or the Merger Sub:


       Centura Software Corporation (TIN #94-2874178)
       1060 Marsh Road
       Menlo Park, CA 94025
       Attention: President
       Telephone Number: (415) 321-9500
       Facsimile Number: (415) 617-4681


       with a copy to:


       Venture Law Group, A Professional Corporation
       2800 Sand Hill Road
       Menlo Park, CA 94025
       Attention: Mark A. Medearis, Esq.
       Telephone Number: (415) 854-4488
       Facsimile Number: (415) 854-1121


    If to the Company:


       InfoSpinner, Inc. (TIN #75-2621295)
       1222 E. Arapaho Road
       Suite 320
       Richardson, TX 75081
       Attention: Keith Lowery
       Telephone Number: (972) 479-0135
       Facsimile Number: (972) 479-0137


       with a copy to:


       Gunderson Dettmer Stough Villeneuve
       Franklin & Hachigian, LLP
       155 Constitution Drive
       Menlo Park, CA 94025
       Attention: Scott Dettmer, Esq.
       Telephone Number: (415) 321-2400
       Facsimile Number: (415) 321-2800

    If to the Agent:


       Robert L. West



       19920 Buckhaven Lane



       Saratoga, CA 95070



       Telephone Number: (408) 741-1873



       Facsimile Number: (408) 867-1503


    If to the Escrow Agent:


       Chemical Trust Company of California
       101 California Street
       Suite 2725
       San Francisco, CA 94111
       Attn: Corporate Trust Department
       Telephone Number: (415) 954-9561
       Facsimile Number: (415) 693-8850


    11. GENERAL.

        (a) GOVERNING LAW, ASSIGNS. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California without regard to its principles of conflicts of laws and any action brought hereunder shall be brought in the courts of the State of California. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. All parties hereto further agree that service of documents commencing any suit therein may be made as provided in Section 10. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

        (b) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


        (c) ENTIRE AGREEMENT. Except as set forth in Article VII of the Reorganization Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreement or understandings, written or oral, between the parties with respect to the subject matter hereof.


        (d) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        (e) AMENDMENT. This Agreement may be amended only with the written consent of the Parent, the Merger Sub, the Escrow Agent and the Agent.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                               CENTURA SOFTWARE CORPORATION

                                                By: ----------------------------------------

                                                 Name: -------------------------------------

                                               Title: --------------------------------------

                                               INFOSPINNER, INC.

                                                By: ----------------------------------------

                                                 Name: -------------------------------------

                                               Title: --------------------------------------

                                               CHEMICAL TRUST COMPANY

                                                By: ----------------------------------------

                                                 Name: -------------------------------------

                                               Title: --------------------------------------

                                               AGENT

                                                By: ----------------------------------------

                                                By: ----------------------------------------

                                                By: ----------------------------------------

                       SIGNATURE PAGE TO ESCROW AGREEMENT

                                  FEE SCHEDULE

ANNUAL ESCROW FEE

    $2,000 per annum administrative fee.

    $25 per claim.

    $15 per wire transfer.

    Covers the performance of administrative duties defined in the Escrow Agreement, periodic statements of account showing transaction activity and assets held.

INVESTMENT TRANSACTION FEE (IF APPLICABLE)

    A per transaction charge to cover the purchase and sale of investments held in account under administration.

EXTRAORDINARY ADMINISTRATIVE EXPENSES

    Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but are not limited to, additional responsibilities and services incurred in case of default.

OUT OF POCKET EXPENSES

    Out of pocket expenses such as counsel fees and expenses, telephone, postage, insurance, shipping charges, outside investment charges and supplies will be charged at cost.

                                   EXHIBIT D

                            NONCOMPETITION AGREEMENT

    This NONCOMPETITION AGREEMENT (this "AGREEMENT") is made as of the Effective Date indicated below by and between Centura Software Corporation, a California corporation ("PARENT"), and ((Name)) ("KEY EMPLOYEE").

                                   BACKGROUND

    This Agreement is entered into in connection with and is ancillary to an
Agreement and Plan of Reorganization (the "PLAN") dated as of January   , 1997
among Parent, IS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and InfoSpinner, Inc., a Delaware corporation ("Company"), pursuant to which Merger Sub is to merge with and into Company, Company will continue as the surviving corporation in the merger and will become a wholly owned subsidiary of Parent, and the shares of Company capital stock outstanding immediately prior to the effective time of the merger will be converted into shares of Parent Common Stock, all as set forth in the Plan (the "MERGER"). The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE").

    Key Employee is ((Title)) of Company and has been actively involved in the development and/or marketing of Company's products. Company is engaged in the Restricted Business, as defined below. Parent intends to continue the business of Company after the Merger and integrate such business into Parent's ongoing business as a subsidiary of Parent. To preserve and protect the assets of Company, including Company's goodwill, customers and trade secrets of which Key Employee has and will have knowledge in his or her role as an employee of Parent and to preserve and protect Parent's goodwill and business interests going forward, and in consideration for Parent's entering into and performing under the Plan, Key Employee has agreed to enter into this Agreement. Parent and Key Employee have entered into an Employment Agreement (the "EMPLOYMENT AGREEMENT") concurrently with execution of this Agreement.

    Key Employee and Parent believe the limitations as to time, geographical area and scope of activity contained in this Agreement hereof are reasonably necessary to, and no greater than that required to, protect the goodwill and business interests of Company.

    1. For a period ending on the earlier of (i) the third anniversary of the Effective Date, (ii) the end of the Severance Period (as defined in the Employment Agreement), if a Severance Period is initiated pursuant to the Employment Agreement and the Severance Period ends prior to the third anniversary of the Effective Date, (iii) the sale of all or substantially all of the assets of Parent or the occurrence of any change in control of Parent due to a merger, consolidation, tender offer or other corporate transaction in which more than 50% of the voting power of Parent is transferred to a third party or parties, or (iv) the last day of any consecutive sixty (60) day period (the "MEASUREMENT PERIOD") during which the average closing sales price of Parent's Common Stock as quoted on the Nasdaq National Market for such Measurement Period is less than $2.50 per share, provided, however, that the last day of the Measurement Period shall not be prior to a date which is eighteen (18) months after the Effective Date, Key Employee will not (except to the extent permitted in Section 3 of the Employment Agreement) individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Parent or its subsidiaries:

        (a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control, be employed by or act as a consultant, contractor or advisor to any business engaged in the geographical areas referred to in Section 2 below that designs, researches, distributes, develops, markets, sells, licenses or supports software (whether or not such software is the principal product of such business) that provides centralized application integration or management software or any other software that manages or integrates applications, structured or unstructured data (including, without limitation, software currently known to constitute database or application servers) (the "Restricted Business"); or

        (b) Recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, in or with respect to the geographical areas referred to in Section 2 below, any person who is an employee of Parent or any of its subsidiaries or induce or attempt to induce any such employee to terminate such employee's employment with Parent or any of its subsidiaries.

    2. The geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States, and all other countries in which Parent or Company has engaged in sales or otherwise conducted business or selling or licensing efforts at any time during the two years prior to the Effective Date hereof or during the term of this Agreement. Key Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 2 applies are fair and reasonable and are reasonably required for the protection of Parent and that this Agreement accurately describes the business to which the restrictions are intended to apply.

    3. It is the intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

    4. Key Employee acknowledges that any breach of the covenants of this Agreement will result in immediate and irreparable injury to Parent and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of Parent as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Parent may be entitled hereunder, including, without limitation, monetary damages.

    5.  MISCELLANEOUS.

        (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 5(a):

    If to Parent:     CENTURA SOFTWARE CORPORATION
                       1060 Marsh Road
                       Menlo Park, CA 94025
                       Attn: President

    If to Employee:   c/o INFOSPINNER, INC.
                       1222 E. Arapaho Road
                       Suite 320
                       Richardson, TX 75081
                       Attn: ((Name))

        (b) AMENDMENTS. This Agreement contains the entire agreement and supersedes and replaces all prior agreements between Parent and Key Employee or Company and Key Employee concerning the subject matter hereof. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

        (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Key Employee or Parent, except that the rights and obligations of Parent under this Agreement may be assigned to a corporation which becomes the successor to Parent as the result of a merger or other corporate reorganization and which continues the business of Parent, or any subsidiary of Parent, provided that Parent guarantees the performance by such subsidiary of Parent's obligations hereunder.

        (d) GOVERNING LAW. This Agreement will be governed by and interpreted according to the substantive laws of the State of California without regard to such state's conflicts law.

        (e) NO WAIVER. The failure of either party to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

        (f) SEVERABILITY. Key Employee and Parent recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of Parent. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

        (g) COUNTERPARTS. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

        (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before April 30, 1997.

        (i) DISPUTE RESOLUTION; PAYMENT OF COSTS. In the event that a dispute between Parent and Employee arises under this Agreement resulting in legal action between the parties, all costs and expenses, including reasonable expenses of attorneys, accountants and other professionals, incurred by the prevailing party shall be borne by the losing party.

    IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.

CENTURA SOFTWARE CORPORATION                   KEY EMPLOYEE

 By: ----------------------------------------
                                                --------------------------------------------

  Name: -------------------------------------  ((Name))

Title: --------------------------------------

                                   EXHIBIT E
                               ___________, 1997

[Target]
[Address]

Ladies and Gentlemen:
    Reference is made to that certain Agreement and Plan of Reorganization dated as of ___________, 1997, (the "Reorganization Agreement"), complete with all listed exhibits thereto, by and among ____________, a California corporation ("Acquiror"), ____ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Sub"), and ____________, a Delaware corporation ("Target"), the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the "Certificate of Merger") and that certain Escrow Agreement between Acquiror, Target, a committee of ____________ and ____________, and Chemical Trust Company of California dated ___________, 1997 (the "Escrow Agreement," and, collectively with the Reorganization Agreement, the "Agreements"). The Reorganization Agreement provides for the merger of Sub into Target (the "Merger"). This opinion is rendered to you pursuant to Section 6.2(c) of the Reorganization Agreement, and all terms used herein have the meanings defined for them in the Reorganization Agreement unless otherwise defined herein.

    We have acted as counsel for Acquiror and Sub in connection with the negotiation of the Merger and related transactions contemplated by the Agreements. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. We have relied on the accuracy of the representations and warranties as to factual matters by all of the parties contained in the Agreements, as well as the truth and accuracy of all of the representations and warranties as to factual matters made by Acquiror in the Officers' Certificate dated as of the date hereof delivered pursuant to Section 6.2(b) of the Reorganization Agreement and the Certificate of Secretary of Acquiror dated as of the date hereof (collectively, the "Acquiror Certificates"); by Sub in the Certificate of Secretary of Sub dated as of the date hereof; and by Target in the Officers' Certificate dated as of the date hereof delivered pursuant to
Section 6.3(b) of the Reorganization Agreement and the Certificate of Secretary of Target dated as of the date hereof in connection with the Merger and this opinion. In addition, we have examined, among other things, originals or copies of such corporate records of Acquiror and Sub, certificates of public officials and of officers of Acquiror and such other documents that we consider necessary or advisable for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except for the due execution and delivery of the Agreements by Acquiror and Sub) where due execution and delivery are a prerequisite to the effectiveness thereof. We have made no independent examination of any of the statements contained in the Acquiror Certificates given by officers or representatives of Acquiror or Sub in connection with the Merger or this opinion.

    Statements based on our knowledge in this letter are limited to the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for Acquiror and/or Sub. To the extent that the opinions herein with respect to the existence or absence of facts are indicated to be based on our knowledge or belief, such indication is intended to signify that, during the course of our representation of Acquiror and Sub in connection with the transactions described in the first paragraph hereof, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of Acquiror or Sub.

    For purposes of this opinion, we have also assumed: (i) that Target and the stockholders of Target (the "Target Stockholders") have all requisite power and authority, and have taken any and all necessary action, to execute and deliver the Agreements and certificates executed by them, and we are assuming that the representations and warranties made by Target and the Target Stockholders pursuant thereto are true and correct; (ii) that Target has filed any required state franchise, income or similar tax returns and has paid any required state franchise, income or similar taxes; (iii) that there are no extrinsic agreements or understandings among the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder; and (iv) that no Target Stockholder has a relationship with another Target Stockholder which relationship would constitute a group of persons as defined in Section 13 or 14 of the Securities Exchange Act of 1934.

    The opinions hereinafter expressed are subject to the following qualifications:

        (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, on the enforceability of the Agreements;

        (b) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

        (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws;

        (d) We express no opinion as to the enforceability of any of the agreements (other than the Escrow Agreement), attached as exhibits to the Reorganization Agreement;

        (e) We express no opinion as to the enforceability of the non-solicitation provision of Section 4.2 of the Reorganization Agreement to the extent that the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and administrative and judicial decisions;

        (f) We express no opinion as to the enforceability of a requirement that provisions of the Agreements may only be waived in writing to the extent that an oral agreement has been executed modifying provisions of the Agreements, and we express no opinion as to the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or interpretation of the Agreements;

        (g) We express no opinion as to the enforceability of the indemnification provisions of the Agreements to the extent the provisions hereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;

        (h) We express no opinion with respect to the enforceability of provisions in the Agreements providing for arbitration of disputes to the extent that arbitration of a particular dispute would be against public policy;

        (i) We express no opinion as to the effect of court decisions invoking statutes or principles of equity, that have held that certain covenants and provisions of agreements are unenforceable where (i) the enforcement of such covenants or provisions under the circumstances would violate a party's implied covenant of good faith and fair dealing or (ii) the breach of such covenants or provisions is not a material breach of a material covenant or provision;

        (j) We express no opinion as to the enforceability of provisions in the Agreements which purport to establish evidentiary standards or to make determinations conclusive;

        (k) We express no opinion with respect to the enforceability of provisions of the Agreements providing that rights or remedies are not exclusive, that every right or remedy is cumulative, or that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies;

        (l) With respect to the opinion rendered in paragraph 1 below as to the good standing of Acquiror and Sub, we have relied exclusively on certificates of public officials in the State of California and the State of Delaware, respectively;

        (m) We are members of the Bar of the State of California, and we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. Acquiror is a corporation validly existing and in good standing under the laws of the State of California and Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Sub has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

    2. The Shares to be issued in the Merger are duly authorized, and, when issued and delivered pursuant to the terms of the Reorganization Agreement, will be validly issued, fully paid, and non-assessable.

    3. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $0.001 par value per share ("Merger Common Stock"), 1,000 shares of which, as of the date hereof, are issued and outstanding and are held of record by Acquiror. All such shares of Merger Common Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, and are fully paid and non-assessable.

    4. Acquiror has all requisite corporate power and authority to enter into the Reorganization Agreement, the Certificate of Merger and the Escrow Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Reorganization Agreement, the Certificate of Merger and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate and shareholder action on the part of Acquiror. The Agreements have been duly executed and delivered by Acquiror and constitute valid and binding obligations of Acquiror. Sub has all requisite corporate power and authority to enter into the Reorganization Agreement and the Certificate of Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Reorganization Agreement and the Certificate of Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate and stockholder action on the part of Sub. The Reorganization Agreement has been duly executed and delivered by Sub and constitutes the valid and binding obligation of Sub.

    5. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or Delaware state or California state government authority is required by or with respect to Acquiror and Sub in connection with the execution and delivery of the Reorganization Agreement, and the Escrow Agreement by Acquiror, or the Reorganization Agreement and the Certificate of Merger by Sub, or the consummation by Acquiror and Sub of the transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings as may be required under applicable state or federal securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations, which if not obtained or made would not have a Material Adverse Effect on Acquiror.

    6. Except as set forth in the Acquiror Disclosure Letter, neither the execution or delivery of the Reorganization Agreement, the Escrow Agreement by Acquiror nor the execution or delivery of the Reorganization Agreement and the Certificate of Merger by Sub, nor the consummation of the transactions contemplated thereby (i) will result in a violation of the Amended and Restated Articles of Incorporation or Bylaws of Acquiror or the Amended and Restated Certificate of Incorporation or Bylaws of Sub or in any violation of or conflict with any agreement in full force and effect as of the date hereof that is attached as an exhibit as a material contract under Item 601(4), (9) or (10) of Regulation S-K promulgated under the Securities Act of 1933, as amended, (the "Act") to Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, to Acquiror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, respectively, to Acquiror's Registration Statement on Form S-8 dated July 31, 1996, or to Acquiror's Registration Statement on Form S-8 dated November 26, 1996 filed by Acquiror with the Securities and Exchange Commission or (ii) to our knowledge, conflicts or will conflict with, or result in any violation of (x) any existing federal, California state, or Delaware corporate statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their respective properties or assets; or (y) any judgment, order or decree, of any Governmental Entity having jurisdiction over Acquiror or Sub or any of their respective properties or assets.

    7. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, assuming Target has complied with all requirements of applicable law and the Reorganization Agreement, Target shall be merged with Sub.

    8. To our knowledge, the registration statement on Form S-4 and all post-effective amendments, if any, (the "S-4") filed by Acquiror with the Securities and Exchange Commission (the "SEC") has become effective under the Act and to our knowledge, no stop order suspending the effectiveness of the S-4 or preventing the use of the Proxy Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or are pending or are threatened by the SEC.

    9. The S-4 (except for the financial statements and the notes thereto and the schedules and other financial and statistical data derived therefrom, as to which we do not express any opinion) complies as to form in all material respects with the requirements for registration statements on Form S-4 under the Act.

    10. Except as set forth on the Acquiror Disclosure Letter, to our knowledge, there is no action, suit, proceeding, claim, arbitration or governmental investigation pending, or as to which Acquiror or Sub has received any notice of assertion, against Acquiror or Sub by or before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Reorganization Agreement, the Escrow Agreement and the Certificate of Merger, or the consummation of the Merger or which could reasonably be anticipated to have a Material Adverse Effect on Acquiror.

    This opinion is furnished to Target and its stockholders solely for their benefit in connection with the Merger, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                          Very truly yours,

                                          VENTURE LAW GROUP

MAM

                                   EXHIBIT F
                               ___________, 1997

[Acquiror]

[Address]

Ladies and Gentlemen:

    We have acted as counsel for [Target], a Delaware corporation (the "Target"), in connection with that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of ___________, 1997 by and among Target, [Acquiror], a California corporation (the "Acquiror"), and
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (the "Sub"). This opinion is being rendered to you pursuant to Section 6.3(d) of the Reorganization Agreement. Capitalized terms not otherwise defined in this opinion have the meaning given them in the Reorganization Agreement.

    In connection with this opinion, we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by each of the parties to the Reorganization Agreement and upon certificates and statements of government officials and of officers of Target. We have relied as well on the truth and accuracy of all of the representations and warranties as to factual matters made by Target in the Officers' Certificate dated as of the date hereof delivered pursuant to Section 6.3(b) of the Reorganization Agreement and the Certificate of Secretary of Target dated as of the date hereof. We have also examined originals or copies of such corporate documents or records of Target as we have considered appropriate for the opinions expressed herein, including those relating to the authorization, execution, and delivery of the Reorganization Agreement. In addition, we have reviewed the following agreements entered into in connection with the aforesaid transaction:

    (i) the Reorganization Agreement;

    (ii) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware ("Certificate of Merger"); and
   (iii) the Escrow Agreement, dated as of ___________, 1997, between Target, Acquiror and the parties thereto (the "Escrow Agreement").

    The agreements described in (i) and (iii) above are collectively referred to as the "Transaction Documents."

    We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified. As to any facts material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon certificates, statements, representations and warranties of representatives of Target. With respect to any Transaction Documents entered into, signed and delivered by persons or entities other than Target, including, without limitation, the Escrow Agreement, we have assumed that such persons or entities are authorized to deliver, execute and perform such agreements and have the capacity to enter and perform the Transaction Documents to which they are a party.

    In rendering this opinion we have also assumed: (i) that Acquiror and the shareholders of Acquiror ("Acquiror Shareholders") have all requisite power and authority, and have taken any and all necessary action, to execute and deliver the Transaction Documents and certificates executed by them; and we are assuming that the representations and warranties made by Acquiror and the Acquiror Shareholders pursuant thereto are true and correct; (ii) that Acquiror and Sub have filed any required state franchise, income or similar tax returns and have paid any required state franchise, income or similar taxes; and (iii) that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

    In connection with the opinion expressed in paragraph 2 below, we have examined the Restated Certificate of Incorporation, the Bylaws, the stock records of Target, including the stock register provided to us by Target, Target's stock certificate books and Target's minute books in our possession. Target has represented to us, and we have assumed, that these records constitute all Target's documents with respect to the issuance of shares of its capital stock. In rendering our opinion in paragraph 2 that any shares are "fully paid," we have relied solely on Target's representations to us as to the nature and amount of the consideration received for such shares. The information provided in paragraph 2 as to rights to acquire securities is derived from factual representations of Target and the documents referred to above.

    As used in this opinion, the expression "we are not aware" or the phrase "to our knowledge" means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for Target and after an examination of documents referred to herein and after inquiries of one or more officers of Target, we find no reason to believe that the opinions expressed herein are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion. Specifically, but without limitation, we have made no inquiries of securities holders or nonofficer employees of Target.

    This opinion relates solely to the Federal laws of the United States, the laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

    Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Reorganization Agreement and the Company Disclosure Letter, we are of the opinion that as of the date hereof:

    1. Target is a corporation validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted.

    2. The authorized stock of Target consists of 15,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), of which 6,025,000 shares were issued and outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"), 900,000 shares of which have been designated Series A Preferred Stock, of which 510,000 shares are issued and outstanding, and 1,000,000 of which have been designated Series B Preferred Stock, of which 683,265 shares are issued and outstanding. All such shares of Common Stock and Preferred Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable. To our knowledge, Target has reserved no shares of Common Stock for issuance to employees and consultants pursuant to any employee option or benefit plan. To our knowledge, except for the redemption provisions in Article IV, Section B, Subsection 3 of Target's Restated Certificate of Incorporation, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of Target or obligating Target to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

    3. Target has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction

Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate and stockholder action on the part of Target. The Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target.

    4. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or Delaware state or California state governmental authority, is required by or with respect to Target in connection with the execution and delivery of the Transaction Documents by Target or the consummation by Target of the transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings as may be required under applicable state or federal securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Target.

    5. Except as set forth in the Target Disclosure Letter, neither the execution nor delivery of the Transaction Documents by Target nor the consummation of the transactions contemplated thereby will result in a violation of the Restated Certificate of Incorporation or Bylaws of Target or conflicts or will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under (i) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Target is a party or by which Target is bound or to which any of its properties is subject and which is listed on the Target Disclosure Letter, (ii) to our knowledge, any existing provisions of any federal, California state, or Delaware corporate statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets or (iii) to our knowledge, any judgment, order or decree of any Governmental Entity having jurisdiction over Target or any of its properties or assets and which is listed on the Target Disclosure Letter.

    6. To our knowledge, there is no action, suit, proceeding, claim, arbitration or governmental investigation pending, or as to which Target has received any notice of assertion, against Target by or before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Transaction Documents or which could reasonably be anticipated to have a Material Adverse Effect on Target.

    7. To our knowledge, the only stockholders of Target who have delivered to Target written demands pursuant to Section 262 of the Delaware General Corporation Law exercising their appraisal rights under such Section 262 in connection with the Merger and their respective holdings of Target capital stock are as set forth on Schedule I to this opinion.

    8. Upon the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware, assuming Acquiror and Sub have complied with all requirements of applicable law and the Reorganization Agreement necessary to effect the Merger, Target shall be merged with Sub.

    Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

    A. the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers;

    B. limitations imposed by state law, federal law or general equitable principles upon the specific performance of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law;

    C. the unenforceability under certain circumstances of provisions indemnifying a party against, or requiring contributions toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy, including without limitation Article VII of the Reorganization Agreement;

    D. We express no opinion as to the compliance or noncompliance with applicable federal or state anti-fraud or antitrust statutes, laws, rules, and regulations, including without limitation the Hart-Scott-Rodino Act of 1976, as amended;

    E. we express no opinion as to the enforceability of any of the agreements (other than the Escrow Agreement) attached as exhibits to the Reorganization Agreement, including without limitation the Non-Competition Agreements;

    F. we express no opinion as to the enforceability of the non-solicitation provisions of Section 4.2 of the Reorganization Agreement to the extent that the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and administrative and judicial decisions;

    G. we express no opinion as to the effect of court decisions that have held that certain covenants and provisions of agreements are unenforceable where (i) the enforcement of such covenants or provisions under the circumstances would violate a party's implied covenant of good faith and fair dealing or (ii) the breach of such covenants or provisions is not a material breach of a material covenant or provision;

    H. we express no opinion as to the enforceability of provisions in the Transaction Documents that purport to establish evidentiary standards or to make determinations conclusive; and

    I. with respect to the opinion rendered in paragraph 1 above as to the good standing of Target, we have relied exclusively on certificates of public officials in the State of Delaware.

    This opinion is rendered as of the date first written above solely for your benefit in connection with satisfying the conditions set forth in Section 6.3(d) of the Reorganization Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Target. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                        Very truly yours,

                                        GUNDERSON DETTMER STOUGH
                                        VILLENEUVE FRANKLIN & HACHIGIAN, LLP

                                    ANNEX B

January 6, 1997

Confidential

The Board of Directors
Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to Centura Software Corporation ("Centura" or the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition by Centura of all of the outstanding capital stock, options and warrants of InfoSpinner, Inc. ("InfoSpinner") (the "Proposed Transaction") under
the terms of the Agreement and Plan of Reorganization, dated as of December   ,
1996, among Centura and InfoSpinner and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Centura will pay to InfoSpinner, upon consummation of the Proposed Transaction,
4.5 million shares of Centura Common Stock in exchange for all of the outstanding capital stock, options and warrants of InfoSpinner.

    Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Centrua in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

    In the past, we have provided investment banking and other financial advisory services to Centura and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Centura and receives customary compensation in connection therewith, and has provided research coverage for Centura. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Centura for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Centura.

    In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available financial statements of Centura for recent years and interim periods to date and certain other relevant financial and operating data of Centura made available to us from published sources and from the internal records of Centura;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to Centura prepared by the management of Centura;

   (iii) discussed the business, financial condition and prospects of Centura with certain of its officers;

    (iv) reviewed the financial statements of InfoSpinner for recent years and interim periods to date and certain other relevant financial and operating data of InfoSpinner made available to us from published sources and from the internal records of InfoSpinner;

    (v) reviewed certain internal financial and operating information, including certain projections, relating to InfoSpinner prepared by the management of InfoSpinner;

    (vi) discussed the business, financial condition and prospects of the InfoSpinner with certain of its officers;

   (vii) reviewed the recent reported prices and trading activity for the common stock of Centura and compared such information and certain financial information for Centura with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement;

    (x) discussed the tax and accounting treatment of the Proposed Transaction with Centura; and

    (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Centura or InfoSpinner considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Centura or InfoSpinner nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Centura and InfoSpinner. For purposes of this Opinion, we have assumed that neither Centura nor InfoSpinner is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

    It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

    Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Centura in the Proposed Transaction is fair to the Company from a financial point of view.

Very truly yours,

HAMBRECHT & QUIST LLC

By:       /s/  James A. Davidson

   -----------------------------------

James A. Davidson
   Managing Director

                                    ANNEX C

                        DELAWARE GENERAL CORPORATION LAW
                                  SECTION 262

    SECTION 262.  APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in
    (1) subsections (f) or (g) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to SectionSection 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder who's name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall also be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The cost of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX D

                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

    SECTION1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

           (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of the corporation is entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

           (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

               (1) Which were not immediately prior to the reorganization or short-form merger either (i) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in clause
(i) or (ii) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

               (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (i) were not voted in favor of the reorganization or, (ii) if described in clause (i) or (ii) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that clause (i) rather than clause
(ii) of this paragraph applies in any case where the approval required by
Section 1201 is sought by written consent rather than at a meeting.

               (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

               (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

           (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

    SECTION1301.  DEMAND FOR PURCHASE.

           (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

           (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in the paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

           (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    SECTION1302. ENDORSEMENT OF SHARES. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    SECTION1303.  AGREED PRICE--TIME FOR PAYMENT.

           (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

           (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certified securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    SECTION1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

           (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

           (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

           (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is an issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    SECTION1305.  APPRAISER'S REPORT--PAYMENT--COSTS.

           (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

           (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

           (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

           (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificate securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

           (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    SECTION1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    SECTION1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    SECTION1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    SECTION1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

           (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceeding in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorney's fees.

           (b) The shares are transferred prior to their submission for endorsement in accordance with section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

           (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

           (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    SECTION1310. SUSPENSION OF PROCEEDING FOR PAYMENT PENDING LITIGATION. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceeding under Section 1304 and 1305 shall be suspended until final determination of such litigation.

    SECTION1311. EXEMPT SHARES. This chapter, except Section 1312, does not apply to classes or shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    SECTION1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

           (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

           (b) If one of the parties to a reorganization of short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

           (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization rescinded, (1) a party to a reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Centura's Articles of Incorporation limit the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the California Corporations Code ("California Law"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recession. The limitation on monetary liability also does not apply to liabilities arising under the federal securities laws.

    Centura's Bylaws provide that Centura shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provision which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require Centura, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

    Centura believes that the limitation provision in its Articles of Incorporation and the indemnification provisions in its Articles of Incorporation, Bylaws and indemnification agreements will facilitate Centura's ability to continue to attract and retain qualified individuals to serve as directors of Centura. It is the opinion of the Commission that indemnification provisions such as those contained in the Bylaws and these agreements have no effect on a director's or officer's liability under the federal securities laws.

    Centura has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by Centura's directors and officers in their capacities as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

    The following exhibits are filed herewith or incorporated herein by reference.


     EXHIBIT                                                                                                 PAGE OR
      NUMBER                                             DESCRIPTION                                        FOOTNOTE
------------------  -------------------------------------------------------------------------------------  -----------
     2.1 (13)       Agreement and Plan of Reorganization dated January 6, 1997 by and among the
                      Registrant, IS Acquisition Corporation and InfoSpinner, Inc. (included as ANNEX A to the Proxy Statement/Prospectus included as part of this Registration Statement).

     2.2 (13)       Form of Certificate of Merger among the Registrant, IS Acquisition Corporation and
                      InfoSpinner, Inc.

 3(i) (11)          Articles of Incorporation of the Registrant.

 3(ii)(11)          Bylaws of the Registrant.

       4.1        (12) Preferred Shares Rights Agreement, dated as of August 3, 1994, between Gupta
                      Corporation and Chemical Trust Company of California, including the Certificate of
                      Determination of Rights, Preferences and Privileges of Series A Participating
                      Preferred Stock, the form of Rights Certificate and the Summary of Rights, attached thereto as Exhibits A, B and C, respectively.

     EXHIBIT                                                                                                 PAGE OR
      NUMBER                                             DESCRIPTION                                        FOOTNOTE
------------------  -------------------------------------------------------------------------------------  -----------
     5.1            Opinion of Venture Law Group, A Professional Corporation, as to the legality of the
                      Registrant's Common Stock being registered hereby.

     8.1            Tax opinion of Venture Law Group, A Professional Corporation.

     8.2            Tax opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

    10.1 (1)        Form of Indemnification Agreement with the Registrant's officers and directors.

    10.2 (2)(4)     1986 Stock Option Plan, as amended, and forms of option agreement thereunder.

    10.3 (1)        1991 United Kingdom Sub Plan and forms of agreement thereunder.

    10.4 (11)       1992 Employee Stock Purchase Plan, as amended, and form of purchase agreement thereunder.

    10.5 (1)        1992 Directors' Option Plan and forms of agreements thereunder.

    10.8 (1)        Lease Agreement dated February 4, 1992 between Registrant and Bohannon Associates.

    10.9 (10)       1996 Executive Officers Compensation Plan

    10.12(1)        Forms of License Agreements.

    10.14(11)       1995 Stock Option Plan and form of option agreement thereunder.

    10.16(7)        Note Purchase Agreement dated March 31, 1995 between the Company and Computer
                      Associates International, Inc.

    10.17(8)        Executive Employment Agreement dated April 10, 1995 between the Company and Sam M.
                      Inman, III.

    10.18(9)        Loan Agreement Secured by Property and Securities dated August 31, 1995 between the
                      Company and Earl and Ann Stahl

    10.19(11)       1996 Director's Option Plan and form of option agreement thereunder.

    10.20(11)       Stipulation of Settlement dated July 19, 1996 in re the Registrant's Securities
                      Litigation between Plaintiff's Settlement Counsel and the Registrant's Counsel,
                      including exhibits thereto, and related Final Judgment and Order of Dismissal dated
                      September 30, 1996.

    10.21           Distribution Agreement dated January 6, 1997 between Centura Software Corporation and
                      InfoSpinner, Inc.

    11.1            Statement re Computation of Pro Forma Net Income (Loss) Per Share.

    16.1 (3)(5)(6)  Letter regarding change in Certifying Accountant.

    21.1 (13)       Subsidiaries of the Registrant.

    23.1            Consent of Venture Law Group, A Professional Corporation, with respect to the legality of securities being registered (contained in Exhibit 5.1).

    23.2            Consent of Venture Law Group, A Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).

    23.3            Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, with respect to certain tax matters (contained in Exhibit 8.2).

     EXHIBIT                                                                                                 PAGE OR
      NUMBER                                             DESCRIPTION                                        FOOTNOTE
------------------  -------------------------------------------------------------------------------------  -----------
    23.4            Consent of Price Waterhouse LLP, Independent Accountants, with respect to financial statements of Registrant.

    23.5            Consent of Price Waterhouse LLP, Independent Accountants, with respect to financial statements of InfoSpinner.

    23.6 (13)       Consent of Hambrecht & Quist LLC with respect to its fairness opinion.

    24.1 (13)       Power of Attorney.

    99.1 (13)       Form of Shareholder Agreement and Irrevocable Proxy and Stockholder Agreement and
                      Irrevocable Proxy dated as of January 6, 1997, entered into among Registrant,
                      InfoSpinner and certain affiliates of Registrant and InfoSpinner.


------------------------
 (1) Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 33-55566), declared effective by the Commission on February 4, 1993.

 (2) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 33-62194) filed with the Commission on May 5, 1993.

 (3) Incorporated by reference from the Company's Current Report on Form 8-K dated July 2, 1993 ("Form 8-K").

 (4) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 33-83850) filed with the Commission on September 9, 1994.

 (5) Incorporated by reference from the Company's Current Report on Form 8-K dated October 11, 1995 as amended by Amendment No.1 dated October 25, 1995 ("Form 8-K/A").

 (6) Incorporated by reference from the Company's Current Report on Form 8-K dated January 8, 1996 ("Form 8-K").

 (7) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

 (8) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

 (9) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

(10) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(11) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(12) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the Commission on August 10, 1994.


(13) Incorporated by reference from the Company's Registration Statement on Form S-4 (No. 333-20491) filed with the Commission on January 27, 1997.


ITEM 22. UNDERTAKINGS


    (a) The undersigned registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragaph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.



    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on March 7, 1997.



                                CENTURA SOFTWARE CORPORATION

                                By:            /s/ RICHARD A. GELHAUS
                                     -----------------------------------------
                                                 Richard A. Gelhaus
                                            CHIEF FINANCIAL OFFICER AND
                                        SENIOR VICE PRESIDENT OF FINANCE AND
                                                     OPERATION




    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ SAMUEL M. INMAN*         Officer, Chairman of the
------------------------------    Board and Director           March 7, 1997
       Samuel M. Inman            (Principal Executive
                                  Officer)

                                Chief Financial Officer
    /s/ RICHARD A. GELHAUS        (Principal Financial and
------------------------------    Accounting Officer) and      March 7, 1997
      Richard A. Gelhaus          Senior Vice President of
                                  Finance and Operations

    /s/ WILLIAM O. GRABE*
------------------------------  Director                       March 7, 1997
       William O. Grabe

      /s/ MAX D. HOPPER*
------------------------------  Director                       March 7, 1997
        Max D. Hopper

     /s/ D. BRUCE SCOTT*
------------------------------  Director                       March 7, 1997
        D. Bruce Scott

       /s/ ANTHONY SUN*
------------------------------  Director                       March 7, 1997
         Anthony Sun




By     /s/ RICHARD A. GELHAUS
      -------------------------
         Richard A. Gelhaus                                     March 7, 1997
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


     EXHIBIT                                                                                                 PAGE OR
      NUMBER                                             DESCRIPTION                                        FOOTNOTE
------------------  -------------------------------------------------------------------------------------  -----------
     2.1 (13)       Agreement and Plan of Reorganization dated January 6, 1997 by and among the
                      Registrant, IS Acquisition Corporation and InfoSpinner, Inc. (included as ANNEX A to the Proxy Statement/Prospectus included as part of this Registration
                      Statement).........................................................................

     2.2 (13)       Form of Certificate of Merger among the Registrant, IS Acquisition Corporation and
                      InfoSpinner, Inc...................................................................

 3(i) (11)          Articles of Incorporation of the Registrant..........................................

 3(ii)(11)          Bylaws of the Registrant.............................................................

       4.1        (12) Preferred Shares Rights Agreement, dated as of August 3, 1994, between Gupta
                      Corporation and Chemical Trust Company of California, including the Certificate of
                      Determination of Rights, Preferences and Privileges of Series A Participating
                      Preferred Stock, the form of Rights Certificate and the Summary of Rights, attached thereto as Exhibits A, B and C, respectively.

       5.1          Opinion of Venture Law Group, A Professional Corporation, as to the legality of the
                      Registrant's Common Stock being registered hereby..................................

       8.1          Tax opinion of Venture Law Group, A Professional Corporation.........................

       8.2          Tax opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.........

      10.1        (1) Form of Indemnification Agreement with the Registrant's officers and directors.......

      10.2        (  (4) 1986 Stock Option Plan, as amended, and forms of option agreement thereunder.........

      10.3        (1) 1991 United Kingdom Sub Plan and forms of agreement thereunder.......................

      10.4        (11) 1992 Employee Stock Purchase Plan, as amended, and form of purchase agreement thereunder.........................................................................

      10.5        (1) 1992 Directors' Option Plan and forms of agreements thereunder.

      10.8        (1) Lease Agreement dated February 4, 1992 between Registrant and Bohannon Associates....

      10.9        (10) 1996 Executive Officers' Compensation Plan...........................................

      10.12       (1) Forms of License Agreements..........................................................

      10.14       (11) 1995 Stock Option Plan and form of option agreement thereunder.......................

      10.16       (7) Note Purchase Agreement dated March 31, 1995 between the Company and Computer
                      Associates International, Inc......................................................

      10.17       (8) Executive Employment Agreement dated April 10, 1995 between the Company and Sam M.
                      Inman, III.........................................................................

      10.18       (9) Loan Agreement Secured by Property and Securities dated August 31, 1995 between the
                      Company and Earl and Ann Stahl.....................................................

      10.19       (11) 1996 Director's Option Plan and form of option agreement thereunder..................

      10.20       (11) Stipulation of Settlement dated July 19, 1996 in re the Registrant's Securities
                      Litigation between Plaintiff's Settlement Counsel and the Registrant's Counsel,
                      including exhibits thereto, and related Final Judgment and Order of Dismissal dated
                      September 30, 1996.

     EXHIBIT                                                                                                 PAGE OR
      NUMBER                                             DESCRIPTION                                        FOOTNOTE
------------------  -------------------------------------------------------------------------------------  -----------
    10.21           Distribution Agreement dated January 6, 1997 between Centura Software Corporation and
                      InfoSpinner, Inc...................................................................

    11.1            Statement re Computation of Pro Forma Net Income (Loss) Per Share....................

    16.1 (3)(5)(6)  Letter regarding change in Certifying Accountant.....................................

    21.1 (13)       Subsidiaries of the Registrant.......................................................

    23.1            Consent of Venture Law Group, A Professional Corporation, with respect to the legality of securities being registered (contained in Exhibit 5.1).................

    23.2            Consent of Venture Law Group, A Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).................................................

    23.3            Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, with respect to certain tax matters (contained in Exhibit 8.2)..........................

    23.4            Consent of Price Waterhouse LLP, Independent Accountants, with respect to financial statements of Registrant...........................................................

    23.5            Consent of Price Waterhouse LLP, Independent Accountants, with respect to financial statements of InfoSpinner..........................................................

    23.6 (13)       Consent of Hambrecht & Quist LLC with respect to its fairness opinion................

    24.1 (13)       Power of Attorney....................................................................

    99.1 (13)       Form of Shareholder Agreement and Irrevocable Proxy and Stockholder Agreement and
                      Irrevocable Proxy dated as of January 6, 1997, entered into among Registrant,
                      InfoSpinner and certain affiliates of Registrant and InfoSpinner...................


------------------------


 (1) Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 33-55566), declared effective by the Commission on February 4, 1993.


 (2) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 33-62194) filed with the Commission on May 5, 1993.

 (3) Incorporated by reference from the Company's Current Report on Form 8-K dated July 2, 1993 ("Form 8-K").

 (4) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 33-83850) filed with the Commission on September 9, 1994.

 (5) Incorporated by reference from the Company's Current Report on Form 8-K dated October 11, 1995 as amended by Amendment No.1 dated October 25, 1995 ("Form 8-K/A").

 (6) Incorporated by reference from the Company's Current Report on Form 8-K dated January 8, 1996 ("Form 8-K").

 (7) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

 (8) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

 (9) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

(10) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(11) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(12) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the Commission on August 10, 1994.


(13) Incorporated by reference from the Company's Registration Statement on Form S-4 (No. 333-20491) filed with the Commission on January 27, 1997.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF CENTURA SOFTWARE CORPORATION FOR THE
              SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 31, 1997


The undersigned shareholder of Centura Software Corporation, a California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement, each dated March 18, 1997, and hereby appoints Sam Inman and Richard Gelhaus or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Centura Software Corporation to be held on Monday, March 31, 1997 at 1:30 p.m., local time, at Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:



               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY
_______________________________________________________________________________
                      -arrow- FOLD AND DETACH HERE -arrow-

                                      FOR     AGAINST      ABSTAIN
1.  PROPOSAL TO APPROVE AND ADOPT     / /       / /          / /
    THE AGREEMENT AND PLAN OF                                           and, in their discretion, upon such other
    REORGANIZATION DATED JANUARY                                        matter or matters that may properly come
    6, 1997 (THE "MERGER                                                before the meeting and any postponement(s) or
    AGREEMENT") BY AND AMONG THE                                        adjournment(s) thereof.
    COMPANY, IS ACQUISITION
    CORPORATION, A DELAWARE                                             THIS PROXY WILL BE VOTED AS DIRECTOR OR, IF
    CORPORATION AND WHOLLY OWNED                                        NO CONTRARY DIRECTION IS INDICATED, WILL BE
    SUBSIDIARY OF THE COMPANY                                           VOTED AS FOLLOWS: (1) FOR APPROVAL AND
    ("MERGER SUB") AND                                                  ADOPTION OF THE AGREEMENT AND PLAN OF
    INFOSPINNER, INC., A DELAWARE                                       REORGANIZATION DATED JANUARY 6, 1997 (THE
    CORPORATION ("INFOSPINNER"),                                        "MERGER AGREEMENT") BY AND AMONG THE COMPANY,
    AND TO APPROVE THE MERGER OF                                        IS ACQUISITION CORPORATION, A DELAWARE
    MERGER SUB WITH AND INTO                                            CORPORATION AND WHOLLY OWNED SUBSIDIARY OF
    INFOSPINNER PURSUANT TO THE                                         THE COMPANY ("MERGER SUB") AND INFOSPINNER,
    MERGER AGREEMENT:                                                   INC., A DELAWARE CORPORATION ("INFOSPINNER"),
                                                                        AND FOR APPROVAL OF THE MERGER OF MERGER SUB
                                                                        WITH AND INTO INFOSPINNER PURSUANT TO THE
                                                                        MERGER AGREEMENT, AND AS SAID PROXIES DEEM
                                                                        ADVISABLE ON SUCH OTHER MATTERS AS MAY COME
                                                                        BEFORE THE MEETING.

                                                          __ __ __      (This Proxy should be marked, dated, signed
                                                                  |     by the shareholder(s) exactly as his or her
                                                                  |     name appears hereon, and returned promptly in
                                                                  |     the enclosed envelope. Persons signing in a
                                                                        fiduciary capacity should so indicate. If
                                                                        shares are held by joint tenants or as
                                                                        community property, both should sign.)


Signature(s)________________________________________________  Dated ___________
Signature(s)________________________________________________  Dated ___________

_______________________________________________________________________________
                      -arrow- FOLD AND DETACH HERE -arrow-

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF INFOSPINNER, INC. FOR THE
           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 31, 1997

    The undersigned stockholder of InfoSpinner, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Joint Proxy Statement, each dated March 18, 1997, and hereby appoints Keith Lowery and Robert West or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of InfoSpinner, Inc. to be held on Monday, March 31, 1997 at 1:30 p.m., local time, at the Company(1)s executive offices, located at 1222 E. Arapaho Road, Suite 320, Richardson, Texas 75081 and at any adjournment or postponement thereof, and to vote all shares of Common and Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

    1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION DATED JANUARY 6, 1997 (THE "MERGER AGREEMENT") BY AND AMONG THE COMPANY, CENTURA SOFTWARE CORPORATION, A CALIFORNIA CORPORATION ("CENTURA") AND IS ACQUISITION CORPORATION, A DELAWARE CORPORATION AND WHOLLY OWNED SUBSIDIARY OF CENTURA ("MERGER SUB"), AND TO APPROVE THE MERGER OF MERGER SUB WITH AND INTO THE COMPANY PURSUANT TO THE MERGER AGREEMENT:

            / /  FOR            / /  AGAINST            / /  ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF REORGANIZATION DATED JANUARY 6, 1997 (THE "MERGER AGREEMENT") BY AND AMONG THE COMPANY, CENTURA SOFTWARE CORPORATION, A CALIFORNIA CORPORATION ("CENTURA") AND IS ACQUISITION CORPORATION, A DELAWARE CORPORATION AND WHOLLY OWNED SUBSIDIARY OF CENTURA ("MERGER SUB"), AND FOR APPROVAL OF THE MERGER OF MERGER SUB WITH AND INTO THE COMPANY PURSUANT TO THE MERGER AGREEMENT, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
                                              Signature ____________________
                                              Date: ____________________________
                                              Signature ____________________
                                              Date: ____________________________

                                              (This Proxy should be marked,
                                              dated, signed by the
                                              shareholder(s) exactly as his or
                                              her name appears hereon, and
                                              returned promptly in the enclosed
                                              envelope. Persons signing in a
                                              fiduciary capacity should so
                                              indicate. If shares are held by
                                              joint tenants or as community
                                              property, both should sign.)